Filed Pursuant to Rule 424(b)(3)
Registration No. 333-270482

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Globus Medical, Inc. and Stockholders of NuVasive, Inc.:

As previously announced, Globus Medical, Inc. (“Globus”), NuVasive, Inc. (“NuVasive”) and Zebra

Merger Sub, Inc., a wholly owned subsidiary of Globus (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of February 8, 2023 (and as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into NuVasive, with NuVasive continuing as the surviving corporation and becoming a wholly owned subsidiary of Globus (the “Merger”). Upon consummation of the Merger, each issued and outstanding share of common stock of NuVasive (“NuVasive Common Stock”), $0.001 par value per share, will be converted into the right to receive 0.75 shares (the “Exchange Ratio”) of Class A common stock of Globus (“Globus Class A Common Stock”), par value $0.001 per share, and cash in lieu of fractional shares. This Exchange Ratio will not be adjusted for changes in the market price of either NuVasive Common Stock or Globus Class A Common Stock between the date of signing of the Merger Agreement and consummation of the Merger. Because the share price of Globus Class A Common Stock will fluctuate between the date of signing and the completion of the Merger, and because the Exchange Ratio is fixed and will not be adjusted to reflect changes in the share price of Globus Class A Common Stock or NuVasive Common Stock, the value of the shares of Globus Class A Common Stock received by NuVasive stockholders in the Merger may differ from the implied value based on the share price on the date of signing of the Merger Agreement or the date of the joint proxy statement/prospectus. We urge you to obtain current share price quotations for Globus Class A Common Stock and NuVasive Common Stock.

Immediately following the effective time of the Merger, NuVasive stockholders are expected to own approximately 28% of the outstanding capital stock of Globus, and Globus’s pre-Merger stockholders are expected to own approximately 72% of the outstanding capital stock of Globus, each calculated based on the companies’ fully diluted market capitalizations as of the date of signing of the Merger Agreement. NuVasive Common Stock is currently listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “NUVA” and Globus Class A Common Stock is currently listed on the New York Stock Exchange (“NYSE”) under the symbol “GMED.” Following the Merger, Globus Class A Common Stock will continue to be listed on NYSE under Globus’s current symbol, “GMED.” Following the consummation of the Merger, NuVasive Common Stock will no longer be listed on any stock exchange or quotation system, and NuVasive will cease to be a publicly traded company. Globus will continue as the combined company, with NuVasive as its wholly owned subsidiary.

After the Effective Time of the Merger, David C. Paul, Executive Chairman of the Globus Board, and his affiliates, are expected to hold approximately 66% of the outstanding voting power of the combined company. As a result, Globus is expected to continue to be a “controlled company” within the meaning of the NYSE rules and may elect to take advantage of certain “controlled company” exemptions. For a discussion of governance matters after the Merger, please refer to the section titled “The Merger—Governance Matters After the Merger” beginning on page 107.

To obtain the approvals of the NuVasive stockholders and the Globus stockholders required in connection with the Merger, NuVasive will hold a special meeting of its stockholders (the “NuVasive Special Meeting”) and Globus will hold a special meeting of its stockholders (the “Globus Special Meeting”).

At the NuVasive Special Meeting, NuVasive stockholders will be asked to consider and vote on, among other things, a proposal to adopt the Merger Agreement (the “NuVasive Merger Proposal”).

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At the Globus Special Meeting, Globus stockholders will be asked to consider and vote on, among other things, the issuance of shares of Globus Class A Common Stock in connection with the Merger (such issuance, the “Share Issuance”, and such proposal, the “Globus Share Issuance Proposal”).

We cannot consummate the Merger unless the stockholders of NuVasive approve the NuVasive Merger Proposal and the stockholders of Globus approve the Globus Share Issuance Proposal, each as described in the accompanying joint proxy statement/prospectus. Your vote is very important, regardless of the number of shares you own.

Whether or not you expect to attend either the NuVasive Special Meeting or the Globus Special Meeting, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the NuVasive Special Meeting or Globus Special Meeting, as applicable.

The NuVasive Board of Directors (the “NuVasive Board”) has carefully considered and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of NuVasive and its stockholders. The NuVasive Board unanimously recommends that NuVasive stockholders vote “FOR” the NuVasive Merger Proposal and “FOR” each of the other proposals to be considered at the NuVasive Special Meeting and described in the accompanying joint proxy statement/prospectus.

The Globus Board of Directors (the “Globus Board”) has carefully considered and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, are advisable, fair to and in the best interests of Globus and its stockholders. The Globus Board unanimously recommends that Globus stockholders vote “FOR” the Globus Share Issuance Proposal and “FOR” each of the other proposals to be considered at the Globus Special Meeting and described in the accompanying joint proxy statement/prospectus.

The obligations of NuVasive and Globus to consummate the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement, including receipt of stockholder approval for the proposals described above. The accompanying joint proxy statement/prospectus contains detailed information about NuVasive, Globus, the NuVasive Special Meeting, the Globus Special Meeting, the Merger Agreement, the Merger and the other business to be considered by the NuVasive stockholders and Globus stockholders at the NuVasive Special Meeting and the Globus Special Meeting, respectively.

NuVasive and Globus encourage you to read the accompanying joint proxy statement/prospectus carefully and in its entirety. In particular, you should read the “Risk Factors” section beginning on page 22 of the accompanying joint proxy statement/prospectus for a discussion of the risks you should consider in evaluating the Merger and the Share Issuance and how they may affect you.

On behalf of the NuVasive Board and the Globus Board, thank you for your consideration and continued support.

/s/ Daniel J. Wolterman	/s/ David C. Paul
Daniel J. Wolterman	David C. Paul
Chair of the Board	Chair of the Board and Executive Chair
NuVasive, Inc.	Globus Medical, Inc.

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Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the securities to be issued in connection with the Merger or any other transaction described in the accompanying joint proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in the accompanying joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated March 28, 2023 and is first being mailed to the NuVasive stockholders and Globus stockholders on or about March 29, 2023.

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GLOBUS MEDICAL, INC.

2560 General Armistead Avenue

Audubon, PA 19403-5214

(610) 930-1800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2023

Notice is hereby given that Globus Medical, Inc. (“Globus”) will hold a special meeting of its stockholders

(the “Globus Special Meeting”) at 6:00 p.m., Eastern Time, on April 27, 2023, at Globus’s corporate headquarters located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403. On February 8, 2023, Globus, NuVasive, Inc. (“NuVasive”) and Zebra Merger Sub, Inc., a wholly owned subsidiary of Globus (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of February 8, 2023 (and as amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into NuVasive, with NuVasive surviving as a wholly owned subsidiary of Globus (the “Merger”). The accompanying proxy materials include instructions on how to participate in the meeting and how you may vote your shares of Globus Common Stock.

At the Globus Special Meeting, you will be asked to consider and vote upon the following proposals:

1.

Globus Share Issuance Proposal. To approve the issuance (the “Share Issuance”) of shares of Class A common stock (“Globus Class A Common Stock”), par value $0.001 per share, of Globus in connection with the Merger (the “Globus Share Issuance Proposal”); and

2.

Globus Adjournment Proposal. To approve adjournments of the Globus Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Globus Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “Globus Adjournment Proposal” and, together with the Globus Share Issuance Proposal, the “Globus Proposals”).

These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

The approval by Globus stockholders of the Globus Share Issuance Proposal is a condition to the consummation of the Merger. If the Globus Share Issuance Proposal is not approved, the Merger will not be consummated. The approval of the Globus Adjournment Proposal is not required for the consummation of the Merger. The Globus Board of Directors (the “Globus Board”) is not aware of any other business to be acted upon at the Globus Special Meeting.

The Globus Board has set March 17, 2023 as the record date for the Globus Special Meeting. Only holders of record of Globus Class A Common Stock and Class B common stock, par value $0.001 per share, of Globus (together with Globus Class A Common Stock, the “Globus Common Stock”), as of 5:00 p.m. U.S. Eastern Time on March 17, 2023 will be entitled to notice of and to vote at the Globus Special Meeting and any adjournments thereof. Any stockholder entitled to attend and vote at the Globus Special Meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of shares of Globus Common Stock.

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The list of Globus stockholders entitled to vote at the Globus Special Meeting will be available at Globus’s principal executive offices, located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403, during ordinary business hours for examination by any Globus stockholder for any purpose germane to the Globus Special Meeting for a period of ten (10) days ending on the day before the Globus Special Meeting. Your vote is very important. Whether or not you expect to attend the Globus Special Meeting in person, we urge you to submit your proxy with respect to your Globus Common Stock as promptly as possible by: (1) accessing the Internet website specified on your proxy card; (2) calling the toll-free number specified on your proxy card; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, to ensure that your shares of Globus Common Stock are represented and voted at the Globus Special Meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Globus Special Meeting. If your shares of Globus Common Stock are held in “street name” in the name of a bank, broker, or other nominee, please follow the instructions on the voting instruction form furnished by the record holder.

The Globus Board has carefully considered and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, are advisable, fair to and in the best interests of Globus and its stockholders. The Globus Board unanimously recommends that Globus stockholders vote:

• “FOR” the Globus Share Issuance Proposal, and

• “FOR” the Globus Adjournment Proposal.

By Order of the Board of Directors,
/s/ Daniel T. Scavilla
Daniel T. Scavilla
President and Chief Executive Officer

March 28, 2023

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NuVasive, Inc.

12101 Airport Way

Broomfield, Colorado 80021

(800) 445-1476

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2023

Notice is hereby given that NuVasive, Inc. (“NuVasive”) will hold a special meeting of its stockholders (the “NuVasive Special Meeting”) virtually via the internet on April 27, 2023, beginning at 9:00 a.m. Mountain Time.

You will be able to virtually attend and vote at the NuVasive Special Meeting by visiting www.proxydocs.com/NUVA (the “NuVasive Special Meeting website”).

The NuVasive Special Meeting will be held in a virtual meeting format only. You will not be able to attend the NuVasive Special Meeting in person. The accompanying proxy materials include instructions on how to participate in the meeting and how you may vote your shares of common stock of NuVasive (“NuVasive Common Stock”), $0.001 par value per share.

NuVasive has entered into an Agreement and Plan of Merger, dated February 8, 2023 (the “Merger

Agreement”), by and among Globus Medical, Inc. (“Globus”), Zebra Merger Sub, Inc., a wholly owned subsidiary of Globus Medical (“Merger Sub”), and NuVasive, pursuant to which Merger Sub will merge with and into NuVasive, which is referred to as the “Merger,” upon the terms and subject to the conditions set forth in the Merger Agreement, with NuVasive surviving the Merger as a wholly owned subsidiary of Globus.

The NuVasive Special Meeting will be held for the purpose of NuVasive stockholders to consider and vote on the following proposals:

1.	to adopt the Merger Agreement, as it may be amended from time to time (the “NuVasive Merger Proposal”);

2.

to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to NuVasive named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement (the “NuVasive Compensation Proposal”); and

3.

to approve the adjournment of the NuVasive Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the NuVasive Special Meeting to approve the NuVasive Merger Proposal (the “NuVasive Adjournment Proposal”).

These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

Only NuVasive stockholders of record at the close of business on March 24, 2023, the record date for the NuVasive Special Meeting (the “NuVasive Record Date”), are entitled to notice of and to vote at the NuVasive Special Meeting and any adjournments or postponements thereof.

The NuVasive Board of Directors (the “NuVasive Board”) has carefully considered and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of NuVasive and its stockholders.

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Accordingly, the NuVasive Board unanimously recommends that NuVasive stockholders vote:

•	“FOR” the NuVasive Merger Proposal;

•	“FOR” the NuVasive Compensation Proposal; and

•	“FOR” the NuVasive Adjournment Proposal.

Your vote is very important, regardless of the number of shares of NuVasive Common Stock you own. The parties cannot complete the transactions contemplated by the Merger Agreement, including the Merger, without approval of the NuVasive Merger Proposal. Approval of the NuVasive Merger Proposal requires the affirmative vote of the holders of a majority of the shares of NuVasive Common Stock outstanding at the close of business on the NuVasive Record Date.

Whether or not you plan to virtually attend the NuVasive Special Meeting, we encourage you to vote your shares of NuVasive Common Stock by proxy as promptly as possible. You can vote your shares by proxy via the internet, telephone or mail, and instructions regarding all three methods of voting are provided on the proxy card. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) please follow the instructions on the voting instruction form provided by your bank, broker or nominee to vote your shares.

The list of NuVasive stockholders entitled to vote at the NuVasive Special Meeting will be available at NuVasive’s principal executive offices, located at 12101 Airport Way, Broomfield, CO 80021, during ordinary business hours for examination by any NuVasive stockholder for any purpose germane to the NuVasive Special Meeting for a period of ten days ending on the day before the NuVasive Special Meeting.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE NUVASIVE SPECIAL MEETING VIA THE NUVASIVE SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, THE MERGER AGREEMENT, THE MERGER, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

/s/ Daniel J. Wolterman	/s/ J. Christopher Barry
Daniel J. Wolterman	J. Christopher Barry
Chair of the Board	Chief Executive Officer and Director
NuVasive, Inc.	NuVasive, Inc.
March 28, 2023	March 28, 2023

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REFERENCES TO ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about Globus and NuVasive from other documents that Globus and NuVasive have filed with the Securities and Exchange Commission (“SEC”) and that are not contained in and are instead incorporated by reference in the accompanying joint proxy statement/prospectus. For a list of documents incorporated by reference in the accompanying joint proxy statement/prospectus, see “Where You Can Find More Information.” This information is available for you, without charge, to review through the SEC’s website at www.sec.gov.

You may request a copy of the accompanying joint proxy statement/prospectus, any of the documents incorporated by reference in the accompanying joint proxy statement/prospectus or other information filed with the SEC by Globus or NuVasive, without charge, by written or telephonic request directed to the appropriate company at the following contacts:

For Globus stockholders:	For NuVasive stockholders:

Attention: Investor Relations Department	Attention: Investor Relations Department
Valley Forge Business Center	7475 Lusk Boulevard
2560 General Armistead Avenue	San Diego, California 92121
Audubon, Pennsylvania 19403	(858) 210-2129
(610) 930-1800

In order for you to receive timely delivery of the documents in advance of the special meeting of Globus stockholders to be held on April 27, 2023, which is referred to as the “Globus Special Meeting,” or the special meeting of NuVasive stockholders to be held on April 27, 2023, which is referred to as the “NuVasive Special Meeting,” as applicable, you must request the information no later than April 13, 2023.

If you have any questions about the Globus Special Meeting or the NuVasive Special Meeting, or need to obtain proxy cards or other information, please contact the applicable contact at Globus or NuVasive’s proxy solicitor at the following contacts, respectively:

For Globus stockholders:	For NuVasive stockholders:

Attention: Investor Relations Department
Valley Forge Business Center
2560 General Armistead Avenue
Audubon, Pennsylvania 19403
(610) 930-1800	Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 456-3524
Banks and Brokers may call collect: (212) 750-5833

The contents of the websites of the SEC, Globus, NuVasive or any other entity are not incorporated in the accompanying joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference in the accompanying joint proxy statement/prospectus at these websites is being provided only for your convenience.

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ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Globus (Registration No. 333-270482), constitutes a prospectus of Globus under Section 5 of the Securities Act with respect to the shares of Globus Class A Common Stock to be issued to NuVasive stockholders in the transactions contemplated by the Merger Agreement, by and among Globus, Merger Sub and NuVasive. This document also constitutes a proxy statement of each of Globus and NuVasive under Section 14(a) of the Exchange Act. This joint proxy statement/prospectus also constitutes a notice of meeting with respect to each of the Globus Special Meeting and the NuVasive Special Meeting.

Globus has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Globus and Merger Sub and NuVasive has supplied all such information relating to NuVasive. Globus and NuVasive have both contributed to such information relating to the Merger.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Globus and NuVasive have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 28, 2023, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information incorporated by reference in this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Globus stockholders or NuVasive stockholders nor the issuance by Globus of shares of Globus Class A Common Stock pursuant to the Merger Agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Unless otherwise indicated or the context otherwise requires, when used in this joint proxy statement/prospectus:

•	“business day” refers to any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York;

•	“BofA Securities” refers to BofA Securities, Inc., financial advisor to NuVasive in connection with the Merger;

•	“Code” refers to the Internal Revenue Code of 1986, as amended;

•	“Combined Company” refers to Globus and NuVasive, collectively, following the completion of the Merger;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•	“Effective Time” refers to the date and time when the Merger becomes effective under the DGCL;

•

“End Date” means initially October 8, 2023, which may be extended to December 8, 2023 and further extended to February 8, 2024 pursuant to the terms of the Merger Agreement, as further described in this joint proxy statement/prospectus;

•	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

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•

“Exchange Ratio” refers to 0.75 shares of Globus Class A Common Stock for each share of NuVasive Common Stock (subject to adjustments in the event of any stock split or similar change to the number of shares of NuVasive Common Stock or Globus Class A Common Stock issued and outstanding prior to the Effective Time as a result of certain specified events in the Merger Agreement);

•	“GAAP” refers to U.S. generally accepted accounting principles;

•	“Goldman Sachs” refers to Goldman Sachs & Co. LLC, financial advisor to Globus in connection with the Merger;

•	“Globus” refers to Globus Medical, Inc., a Delaware corporation;

•

“Globus Adjournment Proposal” refers to the proposal for Globus stockholders to approve the adjournment of the Globus Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Globus Special Meeting to approve the Globus Share Issuance Proposal;

•

“Globus Acquisition Proposal” means any indication of interest, inquiry, proposal or offer, whether or not in writing, from any person (other than NuVasive or any of its affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to any transaction or series of transactions involving the (a) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of Globus and its subsidiaries, taken as a whole, (b) direct or indirect issuance, acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of Globus or any of its subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of Globus and its subsidiaries, taken as a whole, (c) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization or other similar transaction that if consummated would result in any person or group beneficially owning twenty percent (20%) or more of any class of equity securities of Globus or any of its subsidiaries whose business constitutes twenty percent or more of the consolidated net revenues, net income or assets of Globus and its subsidiaries, taken as a whole, (d) the sale, transfer, lease, exclusive license or other divestiture or disposition by Globus of any business line, product line, intellectual property or other assets of Globus and/or its subsidiaries that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market thereof) of Globus and its subsidiaries, taken as a whole, or (e) any combination of the foregoing clauses (a) through (d);

•	“Globus Board” refers to the board of directors of Globus;

•	“Globus Class A Common Stock” refers to the Class A common stock, par value $0.001 per share, of Globus;

•	“Globus Class B Common Stock” refers to the Class B common stock, par value $0.001 per share, of Globus;

•	“Globus Class C Common Stock” refers to the Class C common stock, par value $0.001 per share, of Globus;

•	“Globus Common Stock” refers to, collectively, the Globus Class A Common Stock, the Globus Class B Common Stock, and the Globus Class C common stock;

•

“Globus Excluded Party” means any person or group of persons from whom Globus has received during the Window Shop Period a bona fide written Globus Acquisition Proposal that (a) did not result from a material breach of its non-solicitation obligations under the Merger Agreement, (b) in the event the Merger Agreement is not terminated during the Window Shop Period, remains pending at the conclusion of the Window Shop Period and (c) the Globus Board determines after consultation with its financial advisors and outside legal counsel prior to the end of the Window Shop Period constitutes or

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could reasonably be expected to lead to a Globus Superior Proposal; provided, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any person or group, such person or group shall not be deemed to be a “Globus Excluded Party” unless Globus notified NuVasive that such person or group has satisfied such criteria by no later than 5:00 p.m. (New York time) on March 13, 2023 (or, in the event a Globus Acquisition Proposal was received on or following March 5, 2023, then by no later than 5:00 p.m. (New York time) on March 16, 2023); provided, further, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any person or group, such person or group shall immediately and irrevocably cease to be a “Globus Excluded Party” if, at any time after the conclusion of the Window Shop Period, a Globus Acquisition Proposal submitted by such person or group is withdrawn, terminates or expires;

•	“Globus Share Issuance Proposal” refers to the proposal for Globus stockholders to approve the Share Issuance;

•	“Globus Special Meeting” refers to the special meeting of Globus stockholders called to consider and vote upon the Globus Share Issuance Proposal and the Globus Adjournment Proposal;

•	“Globus Stockholder Approval” means the approval by Globus stockholders of the Globus Share Issuance Proposal.

•

“Globus Superior Proposal” means a bona fide written Globus Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” are replaced by “fifty percent (50%)”) that the Globus Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (i) is reasonably capable of being consummated in accordance with its terms and (ii) if consummated, would be more favorable, from a financial point of view, to the stockholders (in their capacity as such) of Globus than the transactions contemplated by the Merger Agreement (taking into account any legal, regulatory, timing, financing and other aspects of such Globus Acquisition Proposal, including certainty of closing), the person making the Globus Acquisition Proposal and any revisions to the Merger Agreement made or proposed by NuVasive in response to the Globus Acquisition proposal pursuant to the terms of the Merger Agreement;

•	“Globus Record Date” refers to March 17, 2023;

•	“HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•

“Merger” refers to the merger of Merger Sub with and into NuVasive, with NuVasive surviving as a wholly owned subsidiary of Globus, as contemplated by, subject to and in accordance with the terms of the Merger Agreement;

•	“Merger Agreement” refers to the Agreement and Plan of Merger, dated February 8, 2023, as it may be amended from time to time, by and among, Globus, Merger Sub and NuVasive;

•	“Merger Sub” refers to Zebra Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Globus;

•	“Nasdaq” refers to the NASDAQ Global Select Market;

•	“NuVasive” refers to NuVasive, Inc., a Delaware corporation;

•

“NuVasive Adjournment Proposal” refers to the proposal for NuVasive stockholders to approve the adjournment of the NuVasive Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the NuVasive Special Meeting to approve the NuVasive Merger Proposal;

•

“NuVasive Acquisition Proposal” means any indication of interest, inquiry, proposal or offer, whether or not in writing, from any person (other than Globus or any of its affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to any transaction or series of transactions involving the (a) direct or indirect acquisition or purchase of a business or assets that constitutes twenty

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percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of NuVasive and its subsidiaries, taken as a whole, (b) direct or indirect issuance, acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of NuVasive or any of its subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of NuVasive and its subsidiaries, taken as a whole, (c) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization or other similar transaction that if consummated would result in any person or group beneficially owning twenty percent (20%) or more of any class of equity securities of NuVasive or any of its subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of NuVasive and its subsidiaries, taken as a whole, (d) the sale, transfer, lease, exclusive license or other divestiture or disposition by NuVasive of any business line, product line, intellectual property or other assets of NuVasive and/or its Subsidiaries that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market thereof) of NuVasive and its subsidiaries, taken as a whole, or (e) any combination of the foregoing of clauses (a) through (d).

•	“NuVasive Board” refers to the board of directors of NuVasive;

•	“NuVasive Common Stock” refers to the common stock, par value $0.001 per share, of NuVasive;

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“NuVasive Compensation Proposal” refers to the proposal for NuVasive stockholders to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to NuVasive named executive officers that is based on or otherwise relates to the transactions contemplated by the Merger Agreement;

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“NuVasive Excluded Party” means any person or group of persons from whom NuVasive has received during the Window Shop Period a bona fide written NuVasive Acquisition Proposal that (a) did not result from a material breach of its non-solicitation obligations under the Merger Agreement, (b) in the event the Merger Agreement is not terminated during the Window Shop Period, remains pending at the conclusion of the Window Shop Period and (c) the NuVasive Board determines after consultation with its financial advisors and outside legal counsel prior to the end of the Window Shop Period constitutes or could reasonably be expected to lead to a NuVasive Superior Proposal; provided, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any person or group, such person or group shall not be deemed to be a “NuVasive Excluded Party” unless NuVasive notified Globus that such person has satisfied such criteria by no later than 5:00 p.m. (New York time) on March 13, 2023 (or, in the event a NuVasive Acquisition Proposal was received on or following March 5, 2023, then by no later than 5:00 p.m. (New York time) on March 16, 2023); provided, further, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any person or group, such person or group shall immediately and irrevocably cease to be a “NuVasive Excluded Party” if, at any time after the conclusion of the Window Shop Period, a NuVasive Acquisition Proposal submitted by such person is withdrawn, terminates or expires.

•	“NuVasive Merger Proposal” refers to the proposal for NuVasive stockholders to adopt the Merger Agreement;

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“NuVasive Special Meeting” refers to the special meeting of NuVasive stockholders to consider and vote upon the NuVasive Merger Proposal, the NuVasive Compensation Proposal and the NuVasive Adjournment Proposal;

•	“NuVasive Stockholder Approval” means the approval by NuVasive stockholders of the NuVasive Merger Proposal.

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“NuVasive Superior Proposal” means a bona fide written NuVasive Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” are replaced by “fifty percent (50%)”) that the NuVasive Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (i) is reasonably capable of being consummated in accordance with its terms and

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(ii) if consummated, would be more favorable, from a financial point of view, to the stockholders (in their capacity as such) of NuVasive than the transactions contemplated by the Merger Agreement (taking into account any legal, regulatory, timing, financing and other aspects of such NuVasive Acquisition Proposal, including certainty of closing), the person making the NuVasive Acquisition Proposal and any revisions to the Merger Agreement made or proposed by Globus in response to the NuVasive Acquisition Proposal pursuant to the terms of the Merger Agreement.

•	“NuVasive Record Date” refers to March 24, 2023;

•	“NYSE” refers to the New York Stock Exchange;

•	“Share Issuance” refers to the issuance of shares of Globus Class A Common Stock in connection with the Merger;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Securities Act” refers to the Securities Act of 1933, as amended;

•	“Supporting Stockholders” refers to the stockholders of Globus who are party to the Voting Agreement. These stockholders are David C. Paul and Sonali Paul;

•	“Voting Agreement” refers to the Voting and Support Agreement, dated February 8, 2023, by and among the Supporting Stockholders, Globus and NuVasive; and

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“Window Shop Period” means the period ending at 11:59 p.m. (New York time) on March 10, 2023; provided, that solely for purposes of determining the amount of the termination fee payable by NuVasive or Globus, as applicable, and solely in the case of a NuVasive Excluded Party or Globus Excluded Party, as applicable, that first submits a NuVasive Acquisition Proposal or Globus Acquisition Proposal, as applicable, to NuVasive or Globus, as applicable, on or following March 5, 2023, then the “Window Shop Period” will be extended until March 15, 2023. The Window Shop Period has expired.

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QUESTIONS AND ANSWERS

The following questions and answers briefly address some questions that you, as a Globus stockholder or NuVasive stockholder, may have regarding the Merger and the other matters being considered at the Globus Special Meeting or the NuVasive Special Meeting, as applicable. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. See the section titled “Summary” for a summary of important information regarding the Merger Agreement, the Merger and the related transactions. Additional important information is contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions in the section titled “Where You Can Find More Information.”

Why am I receiving this joint proxy statement/prospectus?

You are receiving this joint proxy statement/prospectus because Globus and NuVasive have entered into the Merger Agreement, which provides for the acquisition of NuVasive by Globus through a merger of Merger Sub with and into NuVasive, with NuVasive continuing as the surviving corporation and as a wholly owned subsidiary of Globus. The Merger Agreement, which governs the terms and conditions of the Merger, is attached as Annex A hereto.

Globus is a “controlled company” as set forth in New York Stock Exchange Rule 303A.00 because more than 50% of the voting power of the Globus Common Stock is held by David C. Paul, Executive Chairman of Globus.

Your vote is required in connection with the Merger. Globus and NuVasive are sending these materials to their respective stockholders to help them decide how to vote their shares with respect to the Share Issuance, in the case of Globus, and the adoption of the Merger Agreement, in the case of NuVasive, and other important matters.

What matters am I being asked to vote on?

In order to complete the Merger, among other things:

•	Globus stockholders must approve the Globus Share Issuance Proposal; and

•	NuVasive stockholders must approve the NuVasive Merger Proposal.

Globus: Globus is holding the Globus Special Meeting to obtain approval of the Globus Share Issuance Proposal. At the Globus Special Meeting, Globus stockholders will also be asked to consider and vote on the Globus Adjournment Proposal.

NuVasive: NuVasive is holding the NuVasive Special Meeting to obtain approval of the NuVasive Merger Proposal. At the NuVasive Special Meeting, NuVasive stockholders will also be asked to consider and vote on the NuVasive Compensation Proposal and the NuVasive Adjournment Proposal.

Does my vote matter?

Yes, your vote is very important, regardless of the number of shares that you own. The Merger cannot be completed unless the Globus Share Issuance Proposal is approved by Globus stockholders and the NuVasive Merger Proposal is approved by NuVasive stockholders.

The approval of the Globus Adjournment Proposal, the NuVasive Compensation Proposal and the NuVasive Adjournment Proposal are not required to complete the Merger.

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When and where will each of the Special Meetings take place?

Globus

The Globus Special Meeting is scheduled to be held at 6:00 p.m., Eastern Time on April 27, 2023, at Globus’s corporate headquarters located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403.

Attendance at the Globus Special Meeting is limited to Globus stockholders of record as of the Globus Record Date for the Globus Special Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Globus Special Meeting, you must present proof of your ownership of Globus Common Stock, such as a bank or brokerage account statement, as of the Globus Record Date to be admitted to the Globus Special Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Globus Special Meeting.

Globus stockholders also must present a form of personal identification in order to be admitted to the Globus Special Meeting. No cameras, recording equipment or electronic devices will be permitted in the Globus Special Meeting.

Even if you plan to attend the Globus Special Meeting, Globus recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Globus Special Meeting.

NuVasive

The NuVasive Special Meeting will be held virtually via the internet on April 27, 2023, beginning at 9:00 a.m. Mountain Time. The virtual nature of the NuVasive Special Meeting is generally designed to enable access by more of NuVasive stockholders while decreasing the cost of conducting the NuVasive Special Meeting in person.

To be virtually admitted to the NuVasive Special Meeting you must register at www.proxydocs.com/NUVA by 5:00 p.m. Eastern Time on April 25, 2023 (the “Registration Deadline”). You will be asked to provide the control number located inside the shaded gray box on your proxy card (the “Control Number”) as described in the proxy materials. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the NuVasive Special Meeting, will be emailed to you. If you hold your shares of NuVasive Common Stock in “street name”, your broker or nominee will provide a voting instruction form for you to use.

We recommend that you log in 15 minutes before the start of the NuVasive Special Meeting to ensure sufficient time to complete the check-in procedures. The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. If you encounter any technical difficulties logging onto the NuVasive Special Meeting website or during the meeting, there will be a 1-800 number available to call for assistance. Technical support will be available 15 minutes prior to the start time of the meeting and through the conclusion of the meeting.

If you hold your shares of NuVasive Common Stock in “street name”, you may virtually attend the NuVasive Special Meeting as a guest. If you hold shares in “street name” through a bank, broker or other nominee and intend to vote your shares at the NuVasive Special Meeting, you will receive separate voting instructions from your bank, broker, or other nominee.

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Even if you plan to attend the NuVasive Special Meeting, NuVasive recommends that you vote by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the NuVasive Special Meeting.

What will NuVasive stockholders receive for their shares of NuVasive Common Stock if the Merger is completed?

If the Merger is completed, each share of NuVasive Common Stock outstanding as of immediately prior to the Effective Time, other than treasury shares and shares owned by NuVasive, Globus and Merger Sub, will be converted into the right to receive 0.75 fully paid and non-assessable shares of Globus Class A Common Stock (subject to adjustments in the event of any stock split or similar change to the number of shares of NuVasive Common Stock or Globus Class A Common Stock issued and outstanding prior to the Effective Time as a result of certain specified events in the Merger Agreement).

How does the Globus Board recommend that I vote at the Globus Special Meeting?

The Globus Board has carefully considered and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, are advisable, fair to and in the best interests of Globus and its stockholders. The Globus Board unanimously recommends that Globus stockholders vote “FOR” the Globus Share Issuance Proposal and “FOR” each of the other proposals to be considered at the Globus Special Meeting and described in the accompanying joint proxy statement/prospectus.

In considering the recommendations of the Globus Board, Globus stockholders should be aware of any interests in the Merger that Globus directors and executive officers may have that are different from, or in addition to, their interests as Globus stockholders generally. Other than with respect to continued service for, employment by and the right to continued indemnification by the Combined Company, and the rights and obligations of the Supporting Stockholders under the Voting Agreement, as of the date of this joint proxy statement/prospectus, Globus directors and executive officers do not have interests in the Merger that are different from, or in addition to, the interests of other Globus stockholders generally. For more information, see the section titled “Interests of Globus Directors and Executive Officers in the Merger.”

How does the NuVasive Board recommend that I vote at the NuVasive Special Meeting?

The NuVasive Board has carefully considered and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of NuVasive and its stockholders. The NuVasive Board unanimously recommends that NuVasive stockholders vote “FOR” the NuVasive Merger Proposal and “FOR” each of the other proposals to be considered at the NuVasive Special Meeting and described in the accompanying joint proxy statement/prospectus.

In considering the recommendations of the NuVasive Board, NuVasive stockholders should be aware that NuVasive directors and executive officers have interests in the Merger that are different from, or in addition to, their interests as NuVasive stockholders generally. For a more complete description of these interests, see the section titled “Interests of NuVasive Directors and Executive Officers in the Merger.”

Who is entitled to vote at each Special Meeting?

Globus

All holders of record of shares of Globus Common Stock who held shares at the close of business on March 17, 2023, the Globus Record Date, are entitled to receive notice of, and to vote at, the Globus Special

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Meeting. Each share of Globus Class B Common Stock is entitled to ten votes per share while each share of Globus Class A Common Stock is entitled to one vote per share. The Globus Class A Common Stock and Globus Class B Common Stock vote together as a single class on all matters submitted to a vote of Globus stockholders, except as may otherwise be required by applicable law. Attendance at the Globus Special Meeting is not required to vote. See below and the section titled “The Globus Special Meeting—Methods of Voting” for instructions on how to vote without attending the Globus Special Meeting.

In accordance with Delaware law, a list of stockholders entitled to vote at the Globus Special Meeting will be available for a period of 10 days ending on the day before the Globus Special Meeting, Monday through Friday between the hours of 9:00 a.m. and 4:00 p.m., local time, at Globus’s principal executive offices located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403.

NuVasive

All holders of record of shares of NuVasive Common Stock who held shares at the close of business on March 24, 2023, the NuVasive Record Date, are entitled to receive notice of, and to vote at, the NuVasive Special Meeting. Each share of NuVasive Common Stock is entitled to one vote per share. Virtual attendance at the NuVasive Special Meeting via the NuVasive Special Meeting website is not required to vote. See below and the section titled “The NuVasive Special Meeting—Methods of Voting” for instructions on how to vote without virtually attending the NuVasive Special Meeting.

In accordance with Delaware law, a list of stockholders entitled to vote at the NuVasive Special Meeting will be available for a period of ten days ending on the day before the NuVasive Special Meeting, Monday through Friday between the hours of 9:00 a.m. and 4:00 p.m., local time, at NuVasive’s principal executive offices located at 12101 Airport Way, Broomfield, CO 80021.

What is a proxy?

A proxy is a stockholder’s legal designation of another person to vote shares owned by such stockholder on their behalf. If you are a stockholder of record, you can vote your shares by proxy via the internet, telephone or mail, and instructions regarding all methods of voting are provided on the proxy card. If you hold shares beneficially through a broker, bank or other nominee in “street name,” you should follow the voting instructions provided by your broker, bank or other nominee.

How many votes do I have at each special meeting?

Globus

Each Globus stockholder is entitled to one vote on each proposal for each share of Globus Class A Common Stock held of record at the close of business on the Globus Record Date and to ten votes on each proposal for each share of Globus Class B Common Stock held of record at the close of business on the Globus Record Date. At the close of business on the Globus Record Date, there were 77,902,548 shares of Globus Class A Common Stock and 22,430,097 shares of Globus Class B Common Stock outstanding.

NuVasive

Each NuVasive stockholder is entitled to one vote on each proposal for each share of NuVasive Common Stock held of record at the close of business on the NuVasive Record Date. At the close of business on the NuVasive Record Date, there were 52,348,291 shares of NuVasive Common Stock outstanding.

What constitutes a quorum for each Special Meeting?

A quorum is the minimum number of shares required to be represented, either through attendance at the applicable special meeting or through representation by proxy, to hold a valid meeting.

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Globus

The holders of a majority of the voting power of the issued and outstanding shares of Globus Common Stock entitled to vote at the Globus Special Meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the Globus Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Globus Special Meeting. Since all of the proposals currently expected to be voted on at the Globus Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals.

NuVasive

The holders of a majority of the shares of NuVasive Common Stock entitled to vote at the NuVasive Special Meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the NuVasive Special Meeting. Virtual attendance by stockholders of record at the NuVasive Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the NuVasive Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the NuVasive Special Meeting. Since all of the proposals currently expected to be voted on at the NuVasive Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals.

What happens if the Merger is not completed?

If the Globus Share Issuance Proposal is not approved by Globus stockholders, if the NuVasive Merger Proposal is not approved by NuVasive stockholders or if the Merger is not completed for any other reason, NuVasive stockholders will not receive the merger consideration or any other consideration in connection with the Merger, and their shares of NuVasive Common Stock will remain outstanding.

If the Merger is not completed, NuVasive will remain an independent public company, the NuVasive Common Stock will continue to be listed and traded on Nasdaq under the symbol “NUVA” and Globus will not complete the Share Issuance contemplated by the Merger Agreement, regardless of whether the Globus Share Issuance Proposal has been approved by Globus stockholders.

If the Merger Agreement is terminated under specified circumstances (as further described below), Globus or NuVasive may be required to pay a termination fee of up to $120 million to the other party.

If the Merger Agreement is terminated by Globus as a result of an adverse change in the recommendation of the NuVasive Board with respect to the NuVasive Merger Proposal prior to obtaining stockholder approval for the NuVasive Merger Proposal, NuVasive is required to pay to Globus a termination fee of $120 million. NuVasive is required to pay to Globus a termination fee of $120 million if NuVasive terminates the Merger Agreement to enter into a definitive agreement for an alternative business combination transaction that constitutes a NuVasive Superior Proposal. Additionally, NuVasive is required to pay Globus a termination fee of $60 million if the Merger Agreement is terminated because NuVasive stockholders do not approve the NuVasive Merger Proposal at the NuVasive Special Meeting (and the NuVasive Board has not effected an adverse change of recommendation with respect to the NuVasive Merger Proposal). Under no circumstance will NuVasive be required to pay a termination fee on more than one occasion.

If the Merger Agreement is terminated by NuVasive as a result of an adverse change in the recommendation of the Globus Board with respect to the Globus Share Issuance Proposal prior to obtaining stockholder approval

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for the Globus Share Issuance Proposal, Globus is required to pay to NuVasive a termination fee of $120 million. Globus is required to pay to NuVasive a termination fee of $120 million if Globus terminates the Merger Agreement to enter into a definitive agreement for an alternative business combination transaction that constitutes a Globus Superior Proposal. Additionally, Globus is required to pay NuVasive a termination fee of $120 million if Globus stockholders do not approve the Globus Share Issuance Proposal at the Globus Special Meeting. Under no circumstance will Globus be required to pay a termination fee on more than one occasion.

If the Merger is not consummated, each of NuVasive and Globus will generally bear their own expenses.

See the sections titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated and when a termination fee may be payable by Globus or NuVasive.

How can I vote my shares?

Globus

If you are a Globus stockholder of record, you may vote at the Globus Special Meeting by proxy over the internet, by telephone or by mail, or in person by attending and voting at the Globus Special Meeting at Globus’s corporate headquarters located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403.

If voting by internet go to www.proxyvote.com and follow the instructions for internet voting as shown on the notice mailed to you. If voting by telephone, dial 1-800-690-6903 and follow the instructions for telephone voting shown on your proxy card. If voting by mail, your completed proxy card must be received by Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717 no later than April 26, 2023.

You may also vote in person at the Globus Special Meeting. Voting via the internet, by telephone or by mail will not limit your right to vote at the Globus Special Meeting if you decide to attend and vote in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Globus Special Meeting. You should contact your bank or brokerage account representative to obtain a legal proxy.

If your shares of Globus Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares. Stockholders who hold shares in street name should generally be able to vote by returning the voting instruction form to their broker or by telephone or via the internet. However, the availability of telephone or internet voting will depend on the voting process of your broker.

NuVasive

If you are a NuVasive stockholder of record, you may vote at the NuVasive Special Meeting by proxy through the internet, by telephone, by mail, or by virtually attending and voting at the NuVasive Special Meeting via the NuVasive Special Meeting website.

If voting by internet before the NuVasive Special Meeting, go to the web address www.proxypush.com/NUVA and follow the instructions for internet voting as shown on the proxy card mailed to you. If voting by telephone, dial (866) 217-7017 and follow the instructions for telephone voting shown on your proxy card. If you received a proxy card in the mail, and you do not wish to vote via the internet or by telephone, you can complete, sign, date and mail the proxy card in the envelope provided. If you vote by mail, your completed proxy card must be received prior to the Special Meeting. You may vote during the virtual meeting by following the instructions

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available on the NuVasive Special Meeting website at www.proxydocs.com/NUVA. To be admitted to the NuVasive Special Meeting, you must register by the Registration Deadline and provide the Control Number as described in the notice or proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the NuVasive Special Meeting, will be emailed to you. We recommend you submit your vote by proxy prior to the date of the NuVasive Special Meeting even if you plan to attend the meeting virtually via the internet.

If your shares of NuVasive Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares. Stockholders who hold shares in street name should generally be able to vote by returning the voting instruction form to their broker or by telephone or via the internet. However, the availability of telephone or internet voting will depend on the voting process of your broker. If you hold shares in “street name” through a bank, broker or other nominee and intend to vote your shares online during the NuVasive Special Meeting, you must request and obtain a valid legal proxy from your bank, broker or other nominee and register to attend the NuVasive Special Meeting as a stockholder as described above.

What is a “broker non-vote”?

Under both Nasdaq and NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” or “discretionary” but not with respect to “non-routine” or “non-discretionary” matters, as applicable. All of the proposals currently expected to be voted on at the Globus Special Meeting and NuVasive Special Meeting are “non-routine” or “non-discretionary” matters, as applicable.

A “broker non-vote” occurs on a proposal when (i) a broker, bank or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the broker, bank or other nominee with such instructions. Because all of the proposals currently expected to be voted on at the Globus Special Meeting and NuVasive Special Meeting are non-routine or non-discretionary matters for which brokers do not have discretionary authority to vote, Globus and NuVasive do not expect there to be any broker non-votes at the Globus Special Meeting or NuVasive Special Meeting. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other nominee, your shares of NuVasive Common Stock, Globus Class A Common Stock or Globus Class B Common Stock, as applicable, will not be voted.

What stockholder vote is required for the approval of each proposal at the Globus Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Globus Special Meeting?

Globus Proposal 1: Globus Share Issuance Proposal

Assuming a quorum is present at the Globus Special Meeting, approval of the Globus Share Issuance Proposal requires the affirmative vote of the holders of a majority of the voting power of the Globus Common Stock present in person or represented by proxy at the Globus Special Meeting. The failure of any stockholder of record of Globus to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote in person by ballot at the Globus Special Meeting will not have an effect on the outcome of the Globus Share Issuance Proposal, provided that a quorum is otherwise present. An abstention by any Globus Common Stock present or represented by proxy at the Globus Special Meeting on the Globus Share Issuance Proposal will have the same effect as a vote “AGAINST” the Globus Share Issuance Proposal. Broker non-votes, if any, will have no effect on the Globus Share Issuance Proposal.

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Globus Proposal 2: Globus Adjournment Proposal

Approval of the Globus Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Globus Common Stock present in person or represented by proxy at the Globus Special Meeting. The failure of any stockholder of record of Globus to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote in person by ballot at the Globus Special Meeting will not have an effect on the outcome of the Globus Adjournment Proposal. An abstention by any Globus Common Stock present or represented by proxy at the Globus Special Meeting on the Globus Adjournment Proposal will have the same effect as a vote “AGAINST” the Globus Adjournment Proposal. Broker non-votes, if any, will have no effect on the Globus Adjournment Proposal.

If a quorum is not present or represented at the Globus Special Meeting, then the Globus stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting.

What stockholder vote is required for the approval of each NuVasive proposal at the NuVasive Special Meeting? What will happen if I fail to vote or abstain from voting on each NuVasive proposal at the NuVasive Special Meeting?

NuVasive Proposal 1: NuVasive Merger Proposal

Assuming a quorum is present at the NuVasive Special Meeting, approval of the NuVasive Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of NuVasive Common Stock entitled to vote thereon at the close of business on the NuVasive Record Date. If you are a NuVasive stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote with respect to the NuVasive Merger Proposal or abstain from voting, it will have the same effect as a vote “AGAINST” the NuVasive Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the NuVasive Merger Proposal.

NuVasive Proposal 2: NuVasive Compensation Proposal

Assuming a quorum is present at the NuVasive Special Meeting, approval of the NuVasive Compensation Proposal requires the affirmative vote of a majority of the shares of NuVasive Common Stock present or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a NuVasive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the NuVasive Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the NuVasive Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy to vote on the NuVasive Compensation Proposal will have the same effect as a vote “AGAINST” the NuVasive Compensation Proposal. Broker non-votes, if any, will have no effect on the NuVasive Compensation Proposal.

NuVasive Proposal 3: NuVasive Adjournment Proposal

Approval of the NuVasive Adjournment Proposal requires the affirmative vote of a majority of the shares of NuVasive Common Stock present or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a NuVasive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the NuVasive Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the NuVasive Adjournment Proposal. An abstention by any shares present or represented by proxy to vote on the NuVasive Adjournment Proposal will have the same effect as a vote “AGAINST” the NuVasive Adjournment Proposal. Broker non-votes, if any, will have no effect on the NuVasive Adjournment Proposal.

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Why am I being asked to consider and vote on a proposal to approve, by non-binding advisory vote, the Merger-related compensation for NuVasive named executive officers?

Under SEC rules, NuVasive is required to seek the approval, by non-binding advisory vote, of its stockholders relating to the compensation that may be paid or become payable to NuVasive’s named executive officers that is based on or otherwise relates to the Merger. NuVasive urges its stockholders to read the section titled “Interests of NuVasive Directors and Executive Officers in the Merger.”

What if I hold shares of both Globus Common Stock and NuVasive Common Stock?

If you are both a Globus stockholder and a NuVasive stockholder, you will receive two separate packages of proxy materials. A vote cast as a Globus stockholder will not count as a vote cast as a NuVasive stockholder, and a vote cast as a NuVasive stockholder will not count as a vote cast as a Globus stockholder. Therefore, please follow the instructions received with each set of materials you receive in order to submit separate proxies for your shares of Globus Common Stock and your shares of NuVasive Common Stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name”?

If your shares of Globus Common Stock or NuVasive Common Stock are registered directly in your name with the transfer agent of Globus or NuVasive, respectively, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote directly at the applicable special meeting. You may also grant a proxy directly to Globus or NuVasive, as applicable, or to a third party to vote your shares at the applicable special meeting.

If your shares of Globus Common Stock or NuVasive Common Stock are held by a brokerage firm, bank, dealer or other similar organization, trustee, or nominee, you are considered the beneficial owner of shares held in “street name.” Your brokerage firm, bank, dealer or other similar organization, trustee, or nominee will send you, as the beneficial owner, a package describing the procedures for voting your shares. You should follow the instructions provided by your brokerage firm, bank, dealer or other similar organization, trustee, or nominee to vote your shares.

In order to attend and vote at the Globus Special Meeting, you should follow the voting instructions provided by your bank, broker or other nominee. If you hold your shares of Globus Common Stock through a stockbroker, nominee, fiduciary or other custodian you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Globus Special Meeting. You should contact your bank or brokerage account representative to obtain a legal proxy.

If your shares of NuVasive Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares. Stockholders who hold shares in street name should generally be able to vote by returning the voting instruction card to their broker or by telephone or via the internet. However, the availability of telephone or internet voting will depend on the voting process of your broker. If you hold shares in “street name” through a bank, broker or other nominee and intend to vote your shares online during the NuVasive Special Meeting, you must request and obtain a valid legal proxy from your bank, broker or other nominee and register to attend the NuVasive Special Meeting as a stockholder at www.proxydocs.com/NUVA.

If my shares of Globus Common Stock or NuVasive Common Stock are held in “street name” by my brokerage firm, bank, dealer or other similar organization, trustee, or nominee, will my brokerage firm, bank, dealer or other similar organization, trustee, or nominee automatically vote those shares for me?

No. Your bank, broker or other nominee will only be permitted to vote your shares of Globus Common Stock or NuVasive Common Stock, as applicable, at the applicable special meeting if you instruct your bank,

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broker or other nominee. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Banks, brokers and other nominees who hold shares of Globus Common Stock or NuVasive Common Stock in “street name” for their customers have authority to vote on “routine” and “discretionary” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine and non-discretionary matters, which include all of the proposals currently expected to be voted on at the Globus Special Meeting and NuVasive Special Meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

Broker non-votes, if any, will have no effect on the Globus Share Issuance Proposal or the Globus Adjournment Proposal.

Broker non-votes, if any, will have the same effect as a vote “AGAINST” the NuVasive Merger Proposal. Broker non-votes, if any, will have no effect on the NuVasive Compensation Proposal or the NuVasive Adjournment Proposal.

What should I do if I receive more than one set of voting materials for the same special meeting?

If you hold shares of Globus Common Stock or NuVasive Common Stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Globus Common Stock or NuVasive Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same Special Meeting.

Record Holders. For shares held directly, you can vote your shares by proxy via the internet, telephone or mail, and instructions regarding all three methods of voting are provided on the proxy card.

Shares Held in “Street Name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by such bank, broker or other nominee to submit a proxy or vote your shares.

If a stockholder gives a proxy, how are the shares of Globus Common Stock or NuVasive Common Stock voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Globus Common Stock or NuVasive Common Stock, as applicable, in the way that you indicate. For each item before the Globus Special Meeting or NuVasive Special Meeting, as applicable, you may specify whether your shares of Globus Common Stock or NuVasive Common Stock, as applicable, should be voted “for” or “against,” or abstain from voting.

For more information regarding how your shares will be voted if you properly sign, date and return a proxy card, but do not indicate how your Globus Common Stock or NuVasive Common Stock, as applicable, should be voted, for more information see “—How will my shares be voted if I return a blank proxy?”

How will my shares be voted if I return a blank proxy?

Globus

If you sign, date and return your proxy and do not indicate how you want your shares of Globus Common Stock to be voted, then your shares of Globus Common Stock will be voted in accordance with the recommendation of the Globus Board: “FOR” the Globus Share Issuance Proposal and “FOR” the Globus Adjournment Proposal.

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NuVasive

If you sign, date and return your proxy and do not indicate how you want your shares of NuVasive Common Stock to be voted, then your shares of NuVasive Common Stock will be voted in accordance with the recommendation of the NuVasive Board: “FOR” the NuVasive Merger Proposal, “FOR” the NuVasive Compensation Proposal and “FOR” the NuVasive Adjournment Proposal.

Can I change my vote after I have submitted my proxy?

Globus

Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Globus Special Meeting by: (a) sending a signed written notice of revocation to Globus’s Corporate Secretary; (b) providing new voting instructions over the internet or telephone as instructed on your proxy card; (c) submitting a properly signed and dated proxy card with a later date that is received by Globus’s Corporate Secretary; or (d ) by attending the Globus Special Meeting and voting in person. Only your last submitted proxy will be considered. If you beneficially hold shares in “street name,” you must contact the broker or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy. You may also change your vote by obtaining a legal proxy, executed in your favor from the holder of record, and voting your shares in person at the Globus Special Meeting.

NuVasive

Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the NuVasive Special Meeting by: (a) providing new voting instructions by telephone or via the internet as described above; (b) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of NuVasive at NuVasive’s principal executive offices located at 12101 Airport Way, Broomfield, CO 80021; or (c) voting during the NuVasive Special Meeting by following the instructions available on the NuVasive Special Meeting website. Attendance at the NuVasive Special Meeting will not revoke a proxy unless you actually vote at the NuVasive Special Meeting. If you beneficially hold shares in “street name,” you must contact the broker or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Where can I find the voting results of the special meetings?

The preliminary voting results for each special meeting are expected to be announced at that special meeting. In addition, within four business days following certification of the final voting results, each of Globus and NuVasive will file the final voting results of its respective special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC on a Current Report on Form 8-K.

What will happen to NuVasive as a result of the Merger?

Upon the terms and subject to the conditions set forth in the Merger Agreement, Globus will acquire all of the outstanding shares of NuVasive through a merger of Merger Sub with and into NuVasive, with NuVasive continuing as the surviving corporation and as a wholly owned subsidiary of Globus. Furthermore, shares of NuVasive Common Stock will be delisted from Nasdaq and will no longer be publicly traded.

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Where will the shares of Globus Class A Common Stock that NuVasive stockholders receive in the Merger be publicly traded?

Assuming the Merger is completed, the shares of Globus Class A Common Stock that NuVasive stockholders receive in the Merger will be listed and traded on the NYSE under the symbol “GMED.”

Do NuVasive stockholders have dissenters’ or appraisal rights?

No. No appraisal rights are available to NuVasive stockholders in connection with the Merger under the DGCL.

Do Globus stockholders have dissenters’ or appraisal rights?

No. No appraisal rights are available to Globus stockholders in connection with the Merger under the DGCL.

Are there any risks that I should consider in deciding whether to vote for the approval of the Globus Share Issuance Proposal or the NuVasive Merger Proposal?

Yes. You should read and carefully consider the risk factors set forth in the section titled “Risk Factors.” You also should read and carefully consider the risk factors relating to Globus and NuVasive that are contained in the documents that are incorporated by reference in this joint proxy statement/prospectus.

What happens if I sell my shares of Globus Common Stock or NuVasive Common Stock after the respective record date but before the respective Special Meeting?

The Globus Record Date is earlier than the date of the Globus Special Meeting, and the NuVasive Record Date is earlier than the date of the NuVasive Special Meeting. If you sell or otherwise transfer your shares of Globus Common Stock or NuVasive Common Stock after the applicable record date but before the applicable special meeting, you will, unless special arrangements are made, retain your right to vote at the applicable special meeting.

Who will solicit and pay the cost of soliciting proxies?

Globus is soliciting proxies for the Globus Special Meeting.

NuVasive has engaged Innisfree M&A Incorporated, which is referred to as “Innisfree,” to assist in the solicitation of proxies for the NuVasive Special Meeting. NuVasive estimates that it will pay Innisfree a fee of approximately $80,000, plus reimbursement for certain out-of-pocket fees and expenses. NuVasive has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Globus will bear the entire cost of soliciting proxies from Globus stockholders. Globus and NuVasive also may reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Globus Common Stock and NuVasive Common Stock, respectively. Globus and NuVasive directors, officers and employees also may solicit proxies by telephone, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

When is the Merger expected to be completed?

The transaction is expected to close in the middle of 2023, subject to the approval of both companies’ stockholders, regulatory approval, and other closing conditions. See the section titled “The Merger Agreement—Conditions to the Consummation of the Merger.”

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What are the conditions to the Merger?

The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, (i) approval by NuVasive stockholders of the NuVasive Merger Proposal; (ii) approval by Globus stockholders of the Globus Share Issuance Proposal; (iii) the absence of any law or order prohibiting consummation of the Merger; (iv) this registration statement on Form S-4 having been declared effective by the SEC; (v) the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act; (vi) with respect to a party, accuracy of the other party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement; (vii) with respect to a party, compliance by the other party in all material respects with such other party’s obligations under the Merger Agreement; and (viii) with respect to a party, the absence of a material adverse effect on the other party since February 8, 2023. See the section titled “The Merger Agreement—Conditions to the Consummation of the Merger.”

What respective equity stakes will Globus stockholders and NuVasive stockholders hold in the Combined Company immediately following the Merger?

Based on the number of shares of Globus Class A Common Stock and Globus Class B Common Stock outstanding on March 3, 2023, and the number of shares of NuVasive Common Stock outstanding on March 3, 2023, upon completion of the Merger, former NuVasive stockholders are expected to own approximately 28% of the issued and outstanding shares of Globus Common Stock and approximately 11% of the voting power of the issued and outstanding shares of Globus Common Stock, and the current Globus stockholders are expected to own approximately 72% of the issued and outstanding shares of Globus Common Stock and approximately 89% of the voting power of the issued and outstanding shares of Globus Common Stock (with approximately 16% of the issued and outstanding shares of Globus Common Stock and approximately 66% of the voting power of the issued and outstanding shares of Globus Common Stock expected to be held by David C. Paul and certain of his affiliates).

Because the Exchange Ratio is fixed, the relative ownership interests of Globus stockholders and former NuVasive stockholders in the Combined Company immediately following the Merger will depend on the number of shares of Globus Common Stock and NuVasive Common Stock issued and outstanding immediately prior to the Merger.

If I am a NuVasive stockholder, how will I receive the merger consideration to which I am entitled?

If, at the Effective Time, you hold your shares of NuVasive Common Stock in book-entry form, whether through The Depository Trust Company, which is referred to as “DTC,” or otherwise, you will not be required to take any specific actions to exchange your shares of NuVasive Common Stock for shares of Globus Class A Common Stock and, if applicable, cash consideration in lieu of any fractional shares. Such shares will, following the Effective Time, be automatically exchanged for shares of Globus Class A Common Stock (in book-entry form) and cash in lieu of any fractional shares of Globus Class A Common Stock to which you are entitled. If, at the Effective Time, you instead hold your shares of NuVasive Common Stock in certificated form, then, after receiving the proper documentation from you following the Effective Time, the exchange agent will deliver to you the shares of Globus Class A Common Stock (in book-entry form) and cash in lieu of any fractional shares of Globus Class A Common Stock to which you are entitled. See the section titled “The Merger Agreement—Procedures for Surrendering NuVasive Certificates.”

What are the material U.S. federal income tax consequences of the Merger to U.S. holders of shares of NuVasive Common Stock?

NuVasive and Globus intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. NuVasive and Globus must use reasonable best

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efforts to obtain an opinion from external counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of NuVasive Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Globus Class A Common Stock in exchange for NuVasive Common Stock in the Merger, other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Globus Class A Common Stock.

The material U.S. federal income tax consequences of the Merger to U.S. holders are discussed in more detail in the section titled “Material U.S. Federal Income Tax Consequences of the Merger.” The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. Such consequences may vary with, or be dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

Tax matters are complicated and the tax consequences of the Merger will depend on the facts of your own situation. You are urged to consult your own tax advisor as to the specific tax consequences of the Merger to you in your particular circumstances.

Should I send in my NuVasive Common Stock certificates now?

No. Please do not send your NuVasive Common Stock certificates now. If you are a stockholder of record with your shares held in certificated form, you will receive instructions for returning such certificates to the exchange agent in connection with the Merger. Please do not send in your stock certificates with your proxy card.

What should I do now?

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes.

Globus stockholders:

If you are a Globus stockholder of record, you may vote at the Globus Special Meeting by proxy through the internet, by telephone, by mail, or by attending and voting at the Globus Special Meeting at Globus’s corporate headquarters located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403.

If your shares of Globus Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares.

NuVasive stockholders: If you are a NuVasive stockholder of record, you may vote at the NuVasive Special Meeting by proxy through the internet, by telephone, by mail, or by virtually attending and voting at the NuVasive Special Meeting via the NuVasive Special Meeting website.

If your shares of NuVasive Common Stock are held through a broker (typically referred to as being held in

“street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares.

What is householding?

Householding is a procedure approved by the SEC under which a single copy of certain materials are delivered to multiple stockholders of NuVasive or Globus, as applicable, who share the same address, unless a

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contrary instruction is received from one or more of such stockholders. Globus and NuVasive have each previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus from Globus or NuVasive, as applicable. Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Legal Department; or NuVasive, Inc., 7475 Lusk Boulevard, San Diego, CA 92121, Attention: Investor Relations Department, or by telephone at (858) 210-2129. “Street name” stockholders may contact their broker, bank, or other nominee to request information about householding.

Who will count the votes?

For NuVasive, the votes will be counted by a representative of Mediant, who will act as the inspector of election appointed for the NuVasive Special Meeting.

For Globus, the votes will be counted by a representative of Broadridge, who will act as the inspector of election appointed for the Globus Special Meeting.

How can I find more information about Globus and NuVasive?

You can find more information about Globus and NuVasive from various sources described in the section titled “Where You Can Find More Information.”

Whom do I call if I have questions about the Special Meetings or the Merger?

If you have questions about the NuVasive Special Meeting, the Globus Special Meeting or the Merger, or desire additional copies of this joint proxy statement/prospectus or additional proxies, you may use the applicable contact information below:

If you are a Globus stockholder:	If you are a NuVasive stockholder:

Attention: Investor Relations Department Valley Forge Business Center 2560 General Armistead Avenue Audubon, Pennsylvania 19403
(610) 930-1800	Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (877) 456-3524
Banks and Brokers may call collect: (212) 750-5833

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SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a Globus stockholder or NuVasive stockholder. For a more complete description of the terms of the Merger, you should read carefully this entire joint proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under “Where You Can Find More Information.”

The Parties to the Merger (Page 36)

Globus Medical, Inc.

Globus, headquartered in Audubon, Pennsylvania, is a medical device company that develops and commercializes healthcare solutions whose mission is to improve the quality of life of patients with musculoskeletal disorders. Founded in 2003, Globus is committed to medical device innovation and delivering exceptional service to hospitals, ambulatory surgery centers and physicians to advance patient care and improve efficiency. Since inception, Globus has listened to the voice of the surgeon to develop practical solutions and products to help surgeons effectively treat patients and improve lives.

Globus is an engineering-driven company with a history of rapidly developing and commercializing advanced products and procedures to address treatment challenges. With over 230 product launches across 54 countries worldwide, Globus offers a comprehensive portfolio of innovative and differentiated technologies that are used to treat a variety of musculoskeletal conditions. Globus’s principal executive offices are located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403, and its telephone number is (610) 930-1800.

NuVasive, Inc.

NuVasive is a global medical technology company focused on developing, manufacturing, selling and providing procedural solutions for spine surgery, with a guiding purpose to transform surgery, advance care and change lives. NuVasive offers a comprehensive portfolio of procedurally integrated spine surgery solutions, including surgical access instruments, spinal implants, fixation systems, biologics, and enabling technologies, as well as systems and services for intraoperative neuromonitoring. In addition, NuVasive develops and sells magnetically adjustable implant systems for spine and specialized orthopedic procedures. NuVasive’s principal executive offices are located at 12101 Airport Way, Broomfield, Colorado 80021, and its telephone number is (800) 455-1476.

Zebra Merger Sub, Inc.

Zebra Merger Sub, Inc. was formed by Globus for the sole purpose of effecting the Merger. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into NuVasive, with NuVasive continuing as the surviving corporation and as a wholly owned subsidiary of Globus, and the separate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403, and its telephone number is (610) 930-1800.

The Merger and the Merger Agreement (Pages 56 and 111)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A hereto. Globus and NuVasive encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into NuVasive, with NuVasive continuing as the surviving corporation, and as a wholly owned subsidiary of Globus.

Merger Consideration (Page 112)

At the Effective Time, by virtue of the Merger: (i) each share of NuVasive Common Stock held in treasury or held or owned by NuVasive, Globus or Merger Sub immediately prior to the Effective Time will be cancelled (collectively, “cancelled shares”) without consideration; and (ii) each share of NuVasive Common Stock, other than any cancelled shares, outstanding immediately prior to the Effective Time will be converted into the right to receive 0.75 fully paid and non-assessable shares of Globus Class A Common Stock (subject to adjustments in the event of any stock split or similar change to the number of shares of NuVasive Common Stock or Globus Class A Common Stock issued and outstanding prior to the Effective Time as a result of specified events, as specified in the Merger Agreement). No fractional shares of Globus Class A Common Stock will be issued in connection with the Merger, and NuVasive stockholders who would have been entitled to receive a fraction of a share of Globus Class A Common Stock will receive cash in lieu of fractional shares.

Treatment of NuVasive Equity Awards (Page 114)

At the Effective Time, NuVasive equity awards will be treated as follows:

•

Each restricted stock unit award granted under NuVasive’s equity plans (a “NuVasive RSU Award”) outstanding immediately prior to the Effective Time will, (i) if held by a non-employee member of the NuVasive Board, fully vest and be cancelled and converted automatically into the right to receive (without interest) the merger consideration in respect of each share of NuVasive Common Stock underlying such NuVasive RSU Award, and (ii) if not held by an individual described in clause (i), automatically be converted and assumed or replaced by Globus, in accordance with, and remaining subject to, the terms and conditions of the applicable NuVasive equity plan and award agreement by which it is evidenced, including any service-based vesting conditions, except that each such converted Globus award will be denominated in a number of shares of Globus Class A Common Stock equal to the product of (x) the number of shares of NuVasive Common Stock subject to the applicable NuVasive RSU Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded to the nearest whole number of shares of Globus Class A Common Stock;

•

Each NuVasive performance restricted stock unit award granted under NuVasive’s equity plans (a “NuVasive PRSU Award”) outstanding immediately prior to the Effective Time, other than any NuVasive PRSU Award held by consultants to NuVasive, will automatically be converted and assumed or replaced by Globus, in accordance with, and remaining subject to, the terms and conditions of the applicable NuVasive equity plan and award agreement by which it is evidenced as each is in effect as of the date of the Merger Agreement, including any service-based vesting conditions but excluding any performance-based vesting conditions, except that each such assumed Globus award will be denominated in a number of shares of Globus Class A Common Stock equal to the product of (x) 100% of the target number of shares of NuVasive Common Stock subject to such NuVasive PRSU Award immediately prior to the Effective Time (subject to adjustment to reflect actual 2023 performance to the extent reasonably determinable prior to the Effective Time if the Effective Time occurs in the 2024 calendar year), multiplied by (y) the Exchange Ratio, rounded to the nearest whole number of shares of Globus Class A Common Stock;

•

Certain NuVasive PRSU Awards outstanding immediately prior to the Effective Time held by a consultant to NuVasive and specified in NuVasive’s confidential disclosure letter will fully vest as to all or some of the shares of NuVasive Common Stock subject thereto and be cancelled and converted automatically into the right to receive (without interest) the merger consideration in respect of each share of NuVasive Common Stock subject to such NuVasive PRSU Award immediately prior to the Effective Time; and

•

Certain NuVasive PRSU Awards outstanding immediately prior to the Effective Time held by a consultant to NuVasive and specified in NuVasive’s confidential disclosure letter will automatically be converted and assumed or replaced by Globus, in accordance with, and remaining subject to, the terms and conditions of the applicable NuVasive equity plan and award agreement by which it is evidenced, including any service-based and performance-based vesting conditions, except that each such assumed award will be denominated and settled solely in shares of Globus Class A Common Stock equal to the product of (x) 100% of the target number of shares of NuVasive Common Stock subject to the applicable NuVasive PRSU Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded to the nearest whole number of shares of Globus Class A Common Stock.

NuVasive Employee Stock Purchase Plan (Page 135)

NuVasive is required to ensure that (i) no new offering periods under the Amended and Restated 2004 NuVasive Employee Stock Purchase Plan of NuVasive, Inc., as amended (the “NuVasive ESPP”) will commence through the closing date, (ii) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the NuVasive ESPP during the current offering period and (iii) no individuals will commence participation in the NuVasive ESPP through the closing date. To the extent applicable, no later than five days prior to the closing date, any then-current offering period under the NuVasive ESPP will end and each participant’s accumulated payroll deductions will be used to purchase shares of NuVasive Common Stock in accordance with the terms of the plan. NuVasive will ensure that the NuVasive ESPP will terminate immediately prior to the Effective Time contingent upon the occurrence of the closing.

Globus’s Reasons for the Merger and Recommendation of the Globus Board of Directors (Page 69)

The Globus Board unanimously recommends that you vote “FOR” the Globus Share Issuance Proposal and “FOR” the Globus Adjournment Proposal. For a description of factors considered by the Globus Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, and additional information on the recommendation of the Globus Board, see the section titled “The Merger—Globus’s Reasons for the Merger and Recommendation of the Globus Board of Directors.”

NuVasive’s Reasons for the Merger and Recommendation of the NuVasive Board (Page 73)

The NuVasive Board unanimously recommends that you vote “FOR” the NuVasive Merger Proposal, “FOR” the NuVasive Compensation Proposal and “FOR” the NuVasive Adjournment Proposal. For a description of factors considered by the NuVasive Board in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and additional information on the recommendation of the NuVasive Board, see the section titled “The Merger—NuVasive’s Reasons for the Merger and Recommendation of the NuVasive Board of Directors.”

Opinion of Globus’s Financial Advisor

Opinion of Goldman Sachs & Co. LLC (Page 78; Annex C)

Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its oral opinion, subsequently confirmed in writing, to the Globus Board that, as of February 8, 2023 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Globus.

The full text of the written opinion of Goldman Sachs, dated February 8, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Globus Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Globus Common Stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Globus and Goldman Sachs, Globus has agreed to pay Goldman Sachs a transaction fee of $6.0 million, all of which is contingent upon consummation of the Merger.

This summary is qualified in its entirety by reference to the full text of such opinion. For additional information, see Annex C and the section entitled “The Merger—Opinion of Globus’s Financial Advisor”.

Opinion of NuVasive’s Financial Advisor

Opinion of BofA Securities, Inc. (Page 86; Annex D)

In connection with the Merger, BofA Securities, Inc. (“BofA Securities”), NuVasive’s financial advisor, delivered to the NuVasive Board an oral opinion on February 8, 2023, which was confirmed by delivery of a written opinion dated February 8, 2023, as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to the holders of NuVasive Common Stock. The full text of the written opinion, dated February 8, 2023, of BofA Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. BofA Securities provided its opinion to the NuVasive Board (in its capacity as such) for the benefit and use of the NuVasive Board in connection with and for purposes of its evaluation of the Exchange Ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to NuVasive or in which NuVasive might engage or as to the underlying business decision of NuVasive to proceed with or effect the Merger. BofA Securities’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

The Globus Special Meeting (Page 37)

The Globus Special Meeting will be held at 6:00 p.m., Eastern Time, on April 27, 2023, at Globus’s corporate headquarters located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403.

The purposes of the Globus Special Meeting are as follows:

•	Globus Proposal 1: Approval of the Globus Share Issuance. To consider and vote on the Globus Share Issuance Proposal; and

•	Globus Proposal 2: Adjournment of the Globus Special Meeting. To consider and vote on the Globus Adjournment Proposal.

Approval of the Globus Share Issuance Proposal by Globus stockholders is a condition to the completion of the Merger. Approval of the Globus Adjournment Proposal is not a condition to the obligation of either Globus or NuVasive to complete the Merger.

Each Globus stockholder is entitled to one vote for each share of Globus Class A Common Stock held of record at the close of business on the Globus Record Date on each proposal and ten votes for each share of Globus Class B Common Stock held of record at the close of business on the Globus Record Date on each proposal. Only Globus stockholders of record at the close of business on the Globus Record Date are entitled to receive notice of and to vote at the Globus Special Meeting and any and all adjournments or postponements thereof.

A quorum of Globus stockholders is necessary to conduct business at the Globus Special Meeting. The holders of a majority of the voting power of the issued and outstanding shares of Globus Common Stock entitled to vote at the Globus Special Meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the Globus Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the Globus Special Meeting. Since all of the proposals currently expected to be voted on at the Globus Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on any such proposals. Pursuant to the Voting Agreement, the Supporting Stockholders are obligated to cause the shares of Globus Class B Common Stock subject to the Voting Agreement to be counted as present at the Globus Special Meeting for purposes of establishing a quorum. Such shares are sufficient to constitute a quorum.

Globus Proposal 1: Globus Share Issuance Proposal

Assuming a quorum is present at the Globus Special Meeting, approval of the Globus Share Issuance Proposal requires the affirmative vote of the holders of a majority of the voting power of the Globus Common Stock present in person or represented by proxy at the Globus Special Meeting.

Any shares not present or represented by proxy (including due to the failure of a Globus stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Globus Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Globus Share Issuance Proposal, provided that a quorum is otherwise present. An abstention by any Globus Common Stock present or represented by proxy at the Globus Special Meeting on the Globus Share Issuance Proposal will have the same effect as a vote “AGAINST” the Globus Share Issuance Proposal. Broker non-votes, if any, will have no effect on the Globus Share Issuance Proposal.

Globus Proposal 2: Globus Adjournment Proposal

Approval of the Globus Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Globus Common Stock present in person or represented by proxy at the Globus Special Meeting.

If a quorum is not present or represented at the Globus Special Meeting, then the Globus stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting.

Any shares not present or represented by proxy (including due to the failure of a Globus stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Globus Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Globus Adjournment Proposal. An abstention by any Globus Common Stock present or represented by proxy on the Globus Adjournment Proposal will have the same effect as a vote “AGAINST” the Globus Adjournment Proposal. Broker non-votes, if any, will have no effect on the Globus Adjournment Proposal.

The NuVasive Special Meeting (Page 46)

The NuVasive Special Meeting will be held virtually via the internet on April 27, 2023, beginning at 9:00 a.m. Mountain Time. The NuVasive Special Meeting will be held solely by means of remote communication via the internet. There will not be a physical location. NuVasive stockholders will be able to virtually attend and vote at the NuVasive Special Meeting via the NuVasive Special Meeting website.

The purposes of the NuVasive Special Meeting are as follows:

•	NuVasive Proposal 1: Adoption of the Merger Agreement. To consider and vote on the NuVasive Merger Proposal;

•

NuVasive Proposal 2: Approval, on an Advisory Non-Binding Basis, of Certain Merger-Related Compensatory Arrangements with NuVasive Named Executive Officers. To consider and vote on the NuVasive Compensation Proposal; and

•	NuVasive Proposal 3: Adjournment of the NuVasive Special Meeting. To consider and vote on the NuVasive Adjournment Proposal.

Approval of the NuVasive Merger Proposal by NuVasive stockholders is a condition to the Merger. Approval of the advisory NuVasive Compensation Proposal and the NuVasive Adjournment Proposal are not conditions to the obligation of either Globus or NuVasive to complete the Merger.

Each NuVasive stockholder is entitled to one vote on each proposal for each share of NuVasive Common Stock held of record at the close of business on the NuVasive Record Date. Only NuVasive stockholders of record at the close of business on the NuVasive Record Date are entitled to receive notice of and to vote at the NuVasive Special Meeting and any and all adjournments or postponements thereof.

A quorum of NuVasive stockholders is necessary to conduct business at the NuVasive Special Meeting. The holders of a majority of the shares of NuVasive Common Stock entitled to vote at the NuVasive Special Meeting must be present in person or represented by proxy in order to constitute a quorum for the transaction of business at the NuVasive Special Meeting. Virtual attendance by stockholders of record at the NuVasive Special Meeting will constitute presence in person for the purpose of determining the presence of a quorum for the transaction of business at the NuVasive Special Meeting. Abstentions will count as votes present and entitled to vote for the purpose of determining the presence of a quorum for the transaction of business at the NuVasive Special Meeting. Since all of the proposals currently expected to be voted on at the NuVasive Special Meeting are considered non-routine and non-discretionary matters, shares held in “street name” through a broker, bank or other nominee are not expected to be counted as present for the purpose of determining the existence of a quorum if such broker, bank or other nominee does not have instructions to vote on at least one of the proposals brought before the NuVasive Special Meeting.

NuVasive Proposal 1: NuVasive Merger Proposal

Assuming a quorum is present at the NuVasive Special Meeting, approval of the NuVasive Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of NuVasive Common Stock entitled to vote thereon at the close of business on the NuVasive Record Date. If you are a NuVasive stockholder and fail to vote, fail to instruct your bank, broker or other nominee to vote with respect to the NuVasive Merger Proposal, or abstain from voting, it will have the same effect as a vote “AGAINST” the NuVasive Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the NuVasive Merger Proposal.

NuVasive Proposal 2: NuVasive Compensation Proposal

Assuming a quorum is present at the NuVasive Special Meeting, approval of the NuVasive Compensation Proposal requires the affirmative vote of a majority of the shares of NuVasive Common Stock present or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a NuVasive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the NuVasive Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the NuVasive Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the NuVasive Compensation Proposal will have the same effect as a vote “AGAINST” the NuVasive Compensation Proposal. Broker non-votes, if any, will have no effect on the NuVasive Compensation Proposal.

NuVasive Proposal 3: NuVasive Adjournment Proposal

Approval of the NuVasive Adjournment Proposal requires the affirmative vote of a majority of the shares of NuVasive Common Stock present or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a NuVasive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the NuVasive Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the NuVasive Adjournment Proposal. An abstention or failure to vote any shares present or represented by proxy on the NuVasive Adjournment Proposal will have the same effect as a vote “AGAINST” the NuVasive Adjournment Proposal. Broker non-votes, if any, will have no effect on the NuVasive Adjournment Proposal.

Interests of Globus Directors and Executive Officers in the Merger (Page 153)

Other than with respect to continued service for, employment by and/or the right to continued indemnification by the Combined Company, and the rights and obligations of the Supporting Stockholders under the Voting Agreement, as of the date of this joint proxy statement/prospectus, Globus directors and executive officers do not have interests in the Merger that are different from, or in addition to, the interests of other Globus stockholders generally. For more information, see the section titled “Interests of Globus Directors and Executive Officers in the Merger.”

Interests of NuVasive Directors and Executive Officers in the Merger (Page 154)

In considering the recommendation of the NuVasive Board to vote in favor of the NuVasive Merger Proposal, NuVasive stockholders should be aware that the directors and executive officers of NuVasive have interests in the Merger that may be different from, or in addition to, the interests of NuVasive stockholders generally. The members of the NuVasive Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, in approving the Merger Agreement and in determining to recommend that NuVasive stockholders approve the NuVasive Merger Proposal and the NuVasive Adjournment Proposal. For more information, see the section titled “Interests of NuVasive Directors and Executive Officers in the Merger.”

Certain Beneficial Owners of Globus Common Stock (Page 172)

At the close of business on March 3, 2023, the members of the Globus Board and Globus’s executive officers and their affiliates, as a group, owned and were entitled to vote approximately 75% of the voting power of Globus Common Stock, including the approximately 20,867,524 shares of Globus Class B Common Stock (which represents approximately 69% of the total voting power of the outstanding Globus Common Stock)

covered by the Voting Agreement described below and entered into by the Supporting Stockholders, in their capacity as stockholders of Globus. For more information regarding the Voting Agreement, see the section titled “Voting Agreement.”

Pursuant to the Voting Agreement, Globus currently expects that the Supporting Stockholders will vote their approximately 20,867,524 shares of Globus Class B Common Stock (which are subject to the Voting Agreement and represent approximately 70% of the total voting power of the outstanding Globus Common Stock) “FOR” the Globus Share Issuance Proposal and “FOR” the Globus Adjournment Proposal. Such votes are sufficient to approve the Globus Share Issuance Proposal and the Globus Adjournment Proposal.

For more information regarding the security ownership of Globus directors and executive officers, see the section titled “Certain Beneficial Owners of Globus Common Stock.”

Certain Beneficial Owners of NuVasive Common Stock (Page 174)

At the close of business on March 3, 2023, members of the NuVasive Board and executive officers and their affiliates, as a group, owned and were entitled to vote less than 1% of the shares of NuVasive Common Stock.

NuVasive currently expects that all members of the NuVasive Board and NuVasive’s executive officers will vote their shares of NuVasive Common Stock “FOR” the NuVasive Merger Proposal, “FOR” the NuVasive Compensation Proposal and “FOR” the NuVasive Adjournment Proposal. For more information regarding the security ownership of the members of the NuVasive Board and NuVasive’s executive officers, see the section titled “Certain Beneficial Owners of NuVasive Common Stock.”

Governance Matters After the Merger (Page 107)

Pursuant to the Merger Agreement, Globus has agreed to take all necessary action to cause, as of the Effective Time, an increase in the size of the Globus Board to eleven directors, and to authorize and effect the appointment of three additional directors proposed by the NuVasive Board and acceptable to the Globus Board. One of each of the three additional NuVasive designated directors will be appointed as a member of each of the three classes of directors serving on the Globus Board. The identity of the three NuVasive director designees has not been determined as of the date of this joint proxy statement/prospectus.

Regulatory Approvals and Related Matters (Page 107)

The obligations of Globus and NuVasive to consummate the Merger are subject to, among other conditions, the expiration or earlier termination of any waiting period (and any extension thereof) under the HSR Act. Globus and NuVasive filed the notifications required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on March 3, 2023.

Under the Merger Agreement, each of Globus and NuVasive has agreed to use their respective reasonable best efforts, with certain specified limitations, to take, or cause to be taken, all actions necessary to complete the Merger as soon as reasonably practicable after the date of the Merger Agreement; however, Globus is not required to propose, commit to, effect or agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate or other disposition of any business, asset, property or product line of NuVasive, Globus or any of their respective subsidiaries that generated total net sales in excess of $40 million in the twelve-month period ending December 31, 2022. For more information, see the section titled “The Merger—Regulatory Approvals and Related Matters.”

Appraisal Rights (Page 112)

In accordance with Section 262 of the DGCL, no appraisal rights are available to NuVasive stockholders in connection with the Merger.

Globus stockholders do not have appraisal rights in connection with the Merger.

Conditions to the Consummation of the Merger (Page 115)

The obligations of Globus and NuVasive to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable law) by Globus and NuVasive of the following conditions:

•	approval by Globus stockholders of the Globus Share Issuance Proposal;

•	approval by NuVasive stockholders of the NuVasive Merger Proposal;

•

this registration statement on Form S-4 becoming effective under the Securities Act, no SEC stop order suspending the effectiveness of this registration statement being in effect and no proceedings for such purpose pending before the SEC;

•	the expiration or termination of the waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act;

•

the absence of any order enacted, promulgated, issued or entered after the date of the Merger Agreement by any governmental body enjoining, restraining, preventing or prohibiting the consummation of the Merger and the absence of any law enacted or promulgated after the date of the Merger Agreement which remains in effect that prohibits or makes illegal the consummation of the Merger; and

•	the approval for listing on the NYSE, subject to official notice of issuance, of the Globus Class A Common Stock issuable to the NuVasive stockholders in the Merger.

In addition, Globus’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions as of the closing date:

•	representations and warranties NuVasive made in the Merger Agreement being true and correct, subject to the standards and qualifications set forth in the Merger Agreement;

•	compliance by NuVasive in all material respects with all of the covenants and agreements under the Merger Agreement required to be performed by NuVasive at or prior to the closing date;

•	the absence of a material adverse effect on NuVasive since the date of the Merger Agreement (i.e., February 8, 2023); and

•

the delivery by NuVasive to Globus of a certificate executed by a duly authorized NuVasive officer, dated as of the closing date, stating that the conditions in the three preceding bullet points have been satisfied.

In addition, NuVasive’s obligations to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions as of the closing date:

•	representations and warranties Globus and Merger Sub made in the Merger Agreement being true and correct, subject to the standards and qualifications set forth in the Merger Agreement;

•

compliance by each of Globus and Merger Sub in all material respects with its respective covenants and agreements under the Merger Agreement required to be performed by it at or prior to the closing date;

•	the absence of a material adverse effect on Globus since the date of the Merger Agreement (i.e., February 8, 2023); and

•

the delivery by Globus to NuVasive of a certificate executed by a Globus duly authorized officer, dated as of the closing date, stating that the conditions in the three preceding bullet points have been satisfied.

No Solicitation (Page 129)

Subject to certain exceptions, NuVasive has agreed that it will not, and it will cause its directors and subsidiaries not to, and it will instruct its and their respective representatives not to, directly or indirectly:

•

initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a NuVasive Acquisition Proposal;

•

participate or engage in discussions (except to notify a person that makes an inquiry or offer with respect to a NuVasive Acquisition Proposal of the existence of the provisions of the Merger Agreement described by this paragraph or to clarify whether any such inquiry, offer or proposal constitutes a NuVasive Acquisition Proposal) or negotiations with, or disclose any non-public information or data relating to, NuVasive or any of its subsidiaries or afford access to the properties, books or records of NuVasive, or any of its subsidiaries to any person that has made or could reasonably be expected to make, or in connection with, a NuVasive Acquisition Proposal; or

•

enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to a NuVasive Acquisition Proposal (other than certain confidentiality agreements permitted under the Merger Agreement).

Subject to certain exceptions, Globus has agreed that it will not, and will cause its directors and subsidiaries not to, and will instruct its and their respective representatives not to, directly or indirectly:

•

initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Globus Acquisition Proposal;

•

participate or engage in discussions (except to notify a person that makes an inquiry or offer with respect to a Globus Acquisition Proposal of the existence of the provisions of the Merger Agreement described by this paragraph or to clarify whether any such inquiry, offer or proposal constitutes a Globus Acquisition Proposal) or negotiations with, or disclose any non-public information or data relating to, Globus or any of its subsidiaries or afford access to the properties, books or records of Globus, or any of its subsidiaries to any person that has made or could reasonably be expected to make, or in connection with, a Globus Acquisition Proposal; or

•

enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to a Globus Acquisition Proposal (other than certain confidentiality agreements permitted under the Merger Agreement).

NuVasive Change in Recommendation (Page 126)

Except as described below, NuVasive has agreed that neither the NuVasive Board nor any committee thereof will directly or indirectly:

•

withhold, withdraw (or amend, qualify or modify in a manner adverse to Globus or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Globus or Merger Sub), the approval, recommendation or declaration of advisability by the NuVasive Board or any such committee of the Merger;

•	propose publicly to recommend, adopt or approve any NuVasive Acquisition Proposal;

•

fail to recommend that NuVasive stockholders approve the transactions contemplated by the Merger Agreement and adopt the Merger Agreement (such recommendation, the “NuVasive Board Recommendation”) in this joint proxy statement/prospectus; or

•	fail to reaffirm or re-publish the NuVasive Board Recommendation within specified periods after being requested by Globus to do so.

The actions described in the preceding bullet points each constitute a “NuVasive Adverse Recommendation Change.” NuVasive may effect a NuVasive Adverse Recommendation Change in response to a NuVasive Superior Proposal or terminate the Merger Agreement in order to enter into a definitive agreement with respect to a NuVasive Superior Proposal, subject to advance notice and negotiation obligations in favor of Globus, any time prior to obtaining the NuVasive Stockholder Approval in response to a NuVasive Acquisition Proposal that the NuVasive Board has determined in its reasonable discretion is a NuVasive Superior Proposal that has not been withdrawn and did not result from a breach of NuVasive’s non-solicitation obligations with respect to NuVasive Acquisition Proposals under the Merger Agreement if the NuVasive Board determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to make a NuVasive Adverse Recommendation Change would be inconsistent with its fiduciary obligations to its stockholders under applicable law.

The NuVasive Board may also effect a NuVasive Adverse Recommendation Change, subject to advance notice and negotiation obligations in favor of Globus, if the NuVasive Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

NuVasive has agreed to advise Globus in writing as promptly as practicable after receipt (and in any event within forty-eight hours) of any request for information or any NuVasive Acquisition Proposal received from any person and the material terms and conditions of such acquisition proposal, and NuVasive has agreed to promptly provide Globus copies of any written requests, proposals or offers, including proposed agreements, received by NuVasive in connection with any of the foregoing and the identity of the person or group making any such request, acquisition proposal or inquiry or with whom any discussions or negotiations are taking place. NuVasive has agreed to substantially concurrently provide to Globus any non-public information concerning itself or its subsidiaries provided to any other person or group in connection with any NuVasive Acquisition Proposal which was not previously provided to Globus. NuVasive has agreed to keep Globus reasonably informed, on a reasonably current basis, of the status of any NuVasive Acquisition Proposals.

Globus Change in Recommendation (Page 127)

Except as described below, Globus has agreed that neither the Globus Board nor any committee thereof will directly or indirectly:

•	withhold, withdraw (or amend, qualify or modify in a manner adverse to NuVasive), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to NuVasive), the approval,

recommendation or declaration of advisability by the Globus Board or any such committee of the Merger;

•	propose publicly to recommend, adopt or approve any Globus Acquisition Proposal;

•	fail to recommend that Globus stockholders approve the Globus Share Issuance Proposal (such recommendation, the “Globus Board Recommendation) in this joint proxy statement/prospectus; or

•	fail to reaffirm or re-publish the Globus Board Recommendation within specified periods after being requested by NuVasive to do so.

The actions described in the preceding bullet points each constitute a “Globus Adverse Recommendation Change.” Globus may effect a Globus Adverse Recommendation Change in response to a Globus Superior Proposal or terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Globus Superior Proposal, subject to advance notice and negotiation obligations in favor of NuVasive, in response to a Globus Acquisition Proposal that the Globus Board has determined in its reasonable discretion is a Globus Superior Proposal that has not been withdrawn and did not result from a breach of Globus’s non-solicitation obligations under the Merger Agreement if the Globus Board determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to make a Globus Adverse Recommendation Change would be inconsistent with its fiduciary obligations to its stockholders under applicable law.

The Globus Board may effect a Globus Adverse Recommendation Change, subject to advance notice and negotiation obligations in favor of NuVasive, if the Globus Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Globus has agreed to advise NuVasive in writing as promptly as practicable after receipt (and in any event within forty-eight hours) of any request for information or any Globus Acquisition Proposal received from any person and the material terms and conditions of such acquisition proposal, and Globus has agreed to promptly provide NuVasive copies of any written requests, proposals or offers, including proposed agreements, received by Globus in connection with any of the foregoing and the identity of the person or group making any such request, acquisition proposal or inquiry or with whom any discussions or negotiations are taking place. Globus has agreed to substantially concurrently provide to NuVasive any non-public information concerning itself or its subsidiaries provided to any other person or group in connection with any Globus Acquisition Proposal which was not previously provided to NuVasive. Globus has agreed to keep NuVasive reasonably informed, on a reasonably current basis, of the status of any Globus Acquisition Proposals.

Termination of the Merger Agreement (Page 136)

The Merger Agreement may be terminated and the Merger may be abandoned:

•	at any time prior to the Effective Time, by the mutual written consent of Globus and NuVasive;

•	by Globus:

•

at any time prior to the Effective Time, if any of NuVasive’s covenants, representations or warranties contained in the Merger Agreement are or have become untrue such that any of the closing conditions for Globus relating to the accuracy of NuVasive’s representations and warranties or compliance by NuVasive with its covenants and agreements would not be satisfied (subject to specified cure rights); provided, however, that Globus will not have the right to terminate the Merger Agreement as described in this bullet point if Globus or Merger Sub is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement;

•

at any time prior to obtaining the NuVasive Stockholder Approval, if NuVasive commits an intentional and material breach of its non-solicitation or board recommendation obligations in the Merger Agreement or the NuVasive Board or any committee thereof (A) makes a NuVasive Adverse Recommendation Change, (B) does not include the NuVasive Board Recommendation in this joint proxy statement/prospectus or (C) publicly proposes or allows NuVasive to publicly propose to take any of the actions in clause (A) or (B) of this bullet point; or

•

at any time prior to obtaining the Globus Stockholder Approval (and subject to Globus’s obligations to pay NuVasive a termination fee), upon written notice to NuVasive, in order to enter into a definitive agreement with a third party providing for a Globus Superior Proposal, if in connection with such superior proposal, Globus has complied in all material respects with certain non-solicitation or board recommendation obligations in the Merger Agreement and substantially concurrently with such termination Globus enters into a definitive agreement for a Globus Superior Proposal;

•	by NuVasive:

•

at any time prior to the Effective Time, if any of Globus’s or Merger Sub’s covenants, representations or warranties contained in the Merger Agreement are or have become untrue, such that any of the closing conditions for NuVasive relating to the accuracy of Globus’s or Merger Sub’s representations and warranties or compliance by Globus or Merger Sub with its covenants and agreements would not be satisfied (subject to specified cure rights); provided, however, that NuVasive will not have the right to terminate the Merger Agreement as described in this bullet point if NuVasive is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement;

•

at any time prior to obtaining the Globus Stockholder Approval, if Globus commits an intentional and material breach of its non-solicitation obligations in the Merger Agreement or the Globus Board or any committee thereof (A) makes a Globus Adverse Recommendation Change, (B) does not include a Globus Board Recommendation in this joint proxy statement/prospectus or (C) publicly proposes or allows Globus to publicly propose to take any of the actions in clause (A) or (B) of this bullet point; or

•

at any time prior to obtaining the NuVasive Stockholder Approval (and subject to NuVasive’s obligation to pay Globus a termination fee), upon written notice to Globus, in order to enter into a definitive agreement with a third party providing for a NuVasive Superior Proposal, if in connection with such superior proposal, NuVasive has complied in all material respects with certain non-solicitation or board recommendation obligations in the Merger Agreement and substantially concurrently with such termination NuVasive enters into a definitive agreement for a NuVasive Superior Proposal;

•	by either Globus or NuVasive at any time prior to the Effective Time, if:

•

the Merger violates any order that has become final and non-appealable having the effect of permanently enjoining or restricting the consummation of the Merger or there will be enacted or promulgated a law after the date of the Merger Agreement that makes the Merger illegal or otherwise prohibited; provided, however, that the right to terminate the Merger Agreement as described in this bullet point will not be available to any party whose action or failure to act has been the primary cause of such order or law or the failure to remove such order or law and such action or failure to act constitutes a breach of the Merger Agreement by such party;

•

the Merger has not been consummated by the End Date (as it may be extended in accordance with the terms of the Merger Agreement); provided, that the right to terminate the Merger Agreement as described in this bullet point will not be available to any party whose action or failure to act has been the primary cause of the failure of the closing to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement by such party;

•

the NuVasive Stockholder Approval has not been obtained at the NuVasive Special Meeting or any adjournment thereof; provided, that the right to terminate the Merger Agreement as described in this bullet point will not be available to NuVasive if its action or failure to act has been the primary cause of the failure to obtain the NuVasive Stockholder Approval on or before such date and such action or failure to act constitutes a breach of the Merger Agreement by NuVasive; or

•

the Globus Stockholder Approval has not been obtained at the Globus Special Meeting or any adjournment thereof; provided, that the right to terminate the Merger Agreement as described in this bullet point will not be available to Globus if its action or failure to act has been the primary cause of the failure to obtain the Globus Stockholder Approval on or before such date and such action or failure to act constitutes a breach of the Merger Agreement by Globus.

Certain provisions in the Merger Agreement relating to confidentiality, termination fees, applicable law, third-party beneficiaries, termination, specific performance and certain other miscellaneous provisions will survive the termination of the Merger Agreement and will remain in full force and effect, and no termination will relieve any liability for fraud or an intentional and material breach of the Merger Agreement.

Termination Fees (Page 139)

If the Merger Agreement is terminated under specified circumstances, Globus or NuVasive may be required to pay the other a termination fee of up to $120 million.

The Merger Agreement provides that NuVasive will pay Globus a termination fee of:

•

$120 million if the Merger Agreement is terminated by Globus, at any time prior to obtaining the NuVasive Stockholder Approval, as a result of NuVasive committing an intentional and material breach of certain of its non-solicitation or board recommendation obligations as described in the sections “The Merger Agreement—Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal” and “The Merger Agreement—No Solicitation”;

•

$120 million if the Merger Agreement is terminated by Globus, at any time prior to obtaining the NuVasive Stockholder Approval, as a result of the NuVasive Board or any committee thereof (A) making a NuVasive Adverse Recommendation Change, (B) not including the NuVasive Board Recommendation in this joint proxy statement/prospectus or (C) publicly proposing or allowing NuVasive to publicly propose to take any of the actions in clause (A) or (B) of this bullet point;

•

$120 million if the Merger Agreement is terminated by NuVasive, at any time prior to obtaining the NuVasive Stockholder Approval, in order to enter into a definitive agreement with a third party providing for a NuVasive Superior Proposal; and

•	$60 million if the Merger Agreement is terminated by either Globus or NuVasive, if the NuVasive Stockholder Approval is not obtained and there has not been a NuVasive Adverse Recommendation Change.

The Merger Agreement provides that Globus will pay NuVasive a termination fee of:

•

$120 million if the Merger Agreement is terminated by NuVasive, at any time prior to obtaining the Globus Stockholder Approval, as a result of Globus committing an intentional and material breach of certain of its non-solicitation obligations as described in “The Merger Agreement—No Solicitation”;

•

$120 million if the Merger Agreement is terminated by NuVasive, at any time prior to obtaining the Globus Stockholder Approval, as a result of the Globus Board or any committee thereof (A) making a Globus Adverse Recommendation Change, (B) not including the Globus Board Recommendation in this joint proxy statement/prospectus or (C) publicly proposing or allowing Globus to publicly propose to take any of the actions in clause (A) or (B) of this bullet point;

•

$120 million if the Merger Agreement is terminated by Globus, at any time prior to obtaining the Globus Stockholder Approval, in order to enter into a definitive agreement with a third party providing for a Globus Superior Proposal; and

•	$120 million if the Merger Agreement is terminated by either Globus or NuVasive if the Globus Stockholder Approval is not obtained.

Voting Agreement (Page 142)

Concurrently with the execution of the Merger Agreement, on February 8, 2023, Globus and NuVasive entered into the Voting Agreement with the Supporting Stockholders.

Pursuant to the Voting Agreement, until the earliest to occur of (a) the Effective Time, (b) a Globus Adverse Recommendation Change, (c) receipt of the approval of Globus stockholders for the Globus Share Issuance Proposal, and (d) such date and time as the Merger Agreement is validly terminated (which we refer to collectively as the “Expiration Time”), at every meeting of Globus stockholders at which the Globus Share Issuance Proposal is to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Globus stockholders by written consent with respect to the Globus Share Issuance Proposal, the Supporting Stockholders are required to vote all of their shares of Globus Common Stock in accordance with the recommendation of the Globus Board with respect to the Globus Share Issuance Proposal as of the time of the Globus Special Meeting.

Until the Expiration Time, at every meeting of Globus stockholders (and at every adjournment or postponement thereof), the Supporting Stockholders are required to be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Supporting Stockholders’ shares of Globus Common Stock to be counted as present for purposes of establishing a quorum.

In addition, the Supporting Stockholders agreed to certain restrictions on transfer, to use their reasonable best efforts to assist and cooperate in obtaining the approval of the Merger under the HSR Act and not to take any action that Globus is prohibited from taking under the non-solicitation restrictions applicable to it under the Merger Agreement (or permit any entity under their control to take such actions).

The Voting Agreement provides that NuVasive’s right to receive the one-time payment of the termination fee from Globus pursuant to the applicable provisions of the Merger Agreement will be NuVasive’s sole and exclusive remedy with respect to the Voting Agreement or any breach of any covenant or obligation of the Supporting Stockholders contained in the Voting Agreement, and that NuVasive is not entitled to seek specific performance in respect of the Supporting Stockholders’ obligations under the Voting Agreement. As of the date of this joint proxy statement/prospectus, the shares of Globus Common Stock subject to the Voting Agreement represent approximately 70% of the total voting power of outstanding shares of Globus Common Stock. Even though a special meeting is required to be held and all Globus stockholders of record on the Globus Record Date have a right to vote on the proposals presented at the Globus Special Meeting, the shares of Globus Class B Common Stock subject to the Voting Agreement will be sufficient to approve the Globus Share Issuance Proposal and the Globus Adjournment Proposal.

For more information, see the section titled “Voting Agreement” and Annex B to this joint proxy statement/prospectus.

U.S. Federal Income Tax Consequences of the Merger (Page 160)

NuVasive and Globus intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. NuVasive and Globus must use reasonable best efforts to obtain an opinion from external counsel, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, U.S. holders (as defined in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”) of shares of NuVasive Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of Globus Class A Common Stock in exchange for NuVasive Common Stock in the Merger, other than gain or loss, if any, with respect to any cash received in lieu of a fractional share of Globus Class A Common Stock.

The material U.S. federal income tax consequences of the Merger to U.S. holders are discussed in more detail in the section titled “Material U.S. Federal Income Tax Consequences of the Merger.” The discussion of the material U.S. federal income tax consequences contained in this joint proxy statement/prospectus is intended to provide only a general discussion and is not a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. Such consequences may vary with, or be dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws or any U.S. federal tax laws other than U.S. federal income tax laws.

TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES AS A RESULT OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Comparison of Stockholders’ Rights (Page 163)

Upon completion of the Merger, NuVasive stockholders receiving shares of Globus Class A Common Stock will become Globus stockholders. The rights of Globus stockholders, including the holders of Globus Class A Common Stock, will be governed by the DGCL and the Globus charter and Globus bylaws in effect at the Effective Time. Both Globus and NuVasive are Delaware corporations, but there are certain differences in the rights of Globus stockholders under the Globus charter and Globus bylaws and of NuVasive stockholders under the NuVasive charter and NuVasive bylaws. See the section titled “Comparison of Stockholders’ Rights.”

Listing of Globus Common Stock; Delisting and Deregistration of NuVasive Common Stock (Page 110)

It is a condition to the Merger that the shares of Globus Class A Common Stock to be issued to NuVasive stockholders in the Merger be approved for listing on the NYSE, subject to official notice of issuance. If the Merger is completed, NuVasive Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which NuVasive will no longer be required to file periodic reports with the SEC with respect to NuVasive Common Stock.

Risk Factors (Page 22)

In evaluating the Merger Agreement, the Merger and the Share Issuance you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section titled “Risk

Factors.”

Litigation Relating to the Merger (Page 110)

As of March 23, 2023 and since the filing of the preliminary joint proxy statement/prospectus on March 13, 2023, NuVasive and its directors have been named as defendants in a lawsuit brought by a purported NuVasive stockholder alleging that the defendants filed or caused to be filed a materially incomplete and misleading preliminary joint proxy statement/prospectus. The complaint seeks injunctive relief, including to enjoin the Merger, rescission of the Merger Agreement or rescissory damages in the event the Merger is consummated, and an award of attorneys’ fees, in addition to other relief. NuVasive and Globus believe that the claims asserted in the lawsuit are without merit. See “The Merger—Litigation Relating to the Merger.”

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Globus Class A Common Stock is listed on the NYSE under the symbol “GMED” and NuVasive Common Stock is listed on Nasdaq under the symbol “NUVA.”

The following table sets forth the closing sale price per share of Globus Class A Common Stock as reported on the NYSE and the closing sale price per share of NuVasive Common Stock as reported on Nasdaq, in each case, as of (1) February 8, 2023, the trading day before the public announcement of the execution of the Merger Agreement and (2) March 22, 2023, the latest practicable trading date before the date of this joint proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of NuVasive Common Stock as of the same two days. This implied per share value was calculated by multiplying the closing price per share of Globus Class A Common Stock on each of those dates by the Exchange Ratio.

			Implied Per Share
	Globus Class A	NuVasive	Value of Merger
	Common Stock	Common Stock	Consideration(1)
February 8, 2023	$76.96	$45.78	$57.72
March 22, 2023	$52.26	$37.20	$39.20

(1)	Calculated by multiplying the Globus Class A Common Stock share price as of the specified date by the Exchange Ratio.

The market prices of Globus Class A Common Stock and NuVasive Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the NuVasive Special Meeting and the date the Merger is completed and thereafter (in the case of Globus Class A Common Stock).

The number of shares of Globus Class A Common Stock that NuVasive stockholders will receive as consideration per share of NuVasive Common Stock in the Merger is fixed and will not change.

The value of the shares of Globus Class A Common Stock to be received in exchange for each share of NuVasive Common Stock when received by NuVasive stockholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Globus stockholders and NuVasive stockholders are advised to obtain current market quotations for Globus Class A Common Stock and NuVasive Common Stock in determining whether to vote in favor of the proposals at the NuVasive Special Meeting and Globus Special Meeting, including the Globus Share Issuance Proposal, in the case of Globus stockholders, or the NuVasive Merger Proposal, in the case of NuVasive stockholders.

On March 3, 2023, there were 52,348,291 shares of NuVasive Common Stock outstanding and approximately 67 stockholders of record.

On March 3, 2023, there were 77,882,271 shares of Globus Class A Common Stock outstanding, 22,430,097 shares of Globus Class B Common Stock outstanding, approximately 34 stockholders of record for Globus Class A Common Stock and two stockholders of record for Globus Class B Common Stock.

Dividends

Globus has never declared or paid any cash dividends on its common stock. Globus anticipates retaining future earnings for the development, operation, and expansion of its business, and does not anticipate declaring or paying any cash dividends for the foreseeable future.

NuVasive has never declared nor paid any cash dividends on NuVasive Common Stock.

Under the terms of the Merger Agreement, neither Globus nor NuVasive is permitted to declare, set aside, establish a record date for or pay any dividends or make other distributions in respect of its capital stock during the period between the signing of the Merger Agreement and the earlier of the Effective Time or termination of the Merger Agreement without the prior written consent of the other party.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the documents that Globus and NuVasive refer you to in the registration statement and oral statements made or to be made by Globus and NuVasive include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, which are referred to as the “safe harbor provisions.” Statements contained or incorporated by reference in the registration statement of which this joint proxy statement/prospectus forms a part that are not historical facts are forward-looking statements, including statements regarding the anticipated benefits of the Merger, the anticipated impact of the Merger on the Combined Company’s business and future financial and operating results, the expected amount and timing of anticipated synergies from the Merger, the anticipated timing of closing of the Merger and other aspects of Globus’s or NuVasive’s operations or operating results. Words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectations or intent regarding the Combined Company’s financial results, operations, and other matters are intended to identify forward-looking statements that are intended to be covered by the safe harbor provisions. Investors are cautioned not to rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause future events to differ materially from the forward-looking statements in this joint proxy statement/prospectus, including:

•

the occurrence of any change, event, series of events or circumstances that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require Globus to pay a termination fee to NuVasive or require NuVasive to pay a termination fee to Globus;

•

the inability to complete the Merger due to the failure of Globus stockholders to approve the Share Issuance or of NuVasive stockholders to adopt the Merger Agreement, or the failure to satisfy any of the other conditions to the completion of the Merger, including receipt of the necessary approval under the HSR Act, in a timely manner or otherwise;

•

risks relating to fluctuations of the market value of Globus Class A Common Stock and NuVasive Common Stock before the completion of the Merger, including as a result of uncertainty as to the long-term value of the common stock of the Combined Company or as a result of broader stock market movements;

•	risks related to the fact that the Exchange Ratio is fixed and will not be adjusted in the event of any change in either Globus’s or NuVasive’s stock price;

•	delays in closing, or the failure to close, the Merger for any reason, could negatively impact Globus, NuVasive or the Combined Company;

•

the risk that disruptions from the pendency of the Merger will disrupt Globus’s or NuVasive’s business, including current plans and operations, which may adversely impact Globus’s or NuVasive’s respective businesses;

•	difficulties or delays in integrating the businesses of Globus and NuVasive following completion of the Merger or fully realizing the anticipated synergies or other benefits expected from the Merger;

•	certain restrictions during the pendency of the Merger that may impact the ability of Globus or NuVasive to pursue certain business opportunities or strategic transactions;

•	the risk of legal proceedings that have been or may be instituted against Globus, NuVasive, their directors and/or others relating to the Merger;

•	the diversion of the attention of the respective management teams of Globus and NuVasive from their respective ongoing business operations;

•	the risk that the Merger or any announcement relating to the Merger could have an adverse effect on the ability of Globus or NuVasive to retain and hire key personnel;

•

the risk that uncertainty about the Merger may adversely affect relationships with Globus and NuVasive’s surgeon customers, other customers, partners, suppliers, contractors and employees, whether or not the Merger is completed;

•	the potentially significant amount of any costs, fees, expenses, impairments or charges related to the Merger;

•

the potential dilution of Globus stockholders’ and NuVasive stockholders’ ownership percentage of the Combined Company as compared to their ownership percentage of Globus or NuVasive, as applicable, prior to the Merger;

•	the business, economic, political and other conditions in the countries in which Globus or NuVasive operate;

•	the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Globus’s or NuVasive’s respective business, operations, revenue, cash flows and operating expenses;

•	NuVasive directors and executive officers having interests in the Merger that are different from, or in addition to, the interests of NuVasive stockholders generally;

•

the possibility that the Combined Company’s results of operations, cash flows and financial position after the Merger may differ materially from the unaudited pro forma condensed combined financial information and the prospective financial information contained in this joint proxy statement/prospectus; and

•	the fact that Globus will continue to have a controlling stockholder and will continue to be a “controlled company” (as defined in NYSE listing rules) following the Merger.

The forward-looking statements contained in this joint proxy statement/prospectus are also subject to additional risks, uncertainties, and factors, including those described in Globus’s and NuVasive’s most recent Annual Reports on Form 10-K and other documents filed by both of them from time to time with the SEC. See the section titled “Where You Can Find More Information.”

The forward-looking statements included in this joint proxy statement/prospectus are made only as of the date hereof. Globus and NuVasive do not undertake, and expressly disclaim any obligation, to update, alter or revise any forward-looking statements made in this joint proxy statement/prospectus to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law.

RISK FACTORS

In considering how to vote on the proposals to be considered and voted on at the Globus Special Meeting or the NuVasive Special Meeting, you are urged to carefully consider all of the information contained or incorporated by reference in this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.” You should also read and consider the risks associated with each of the businesses of Globus and NuVasive because those risks may affect the Combined Company. The risks associated with the business of Globus can be found in Globus’s Exchange Act reports, including Globus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated by reference into this joint proxy statement/prospectus. The risks associated with the business of NuVasive can be found in NuVasive’s Exchange Act reports, including NuVasive’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which are incorporated by reference into this joint proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the Merger and the businesses of Globus, NuVasive and the Combined Company.

Risks Relating to the Merger

The Exchange Ratio is fixed and will not be adjusted in the event of any change in either Globus’s or NuVasive’s stock price. Therefore, NuVasive shareholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the Merger, each issued and outstanding share of NuVasive Common Stock (other than cancelled shares) will be converted into the right to receive the merger consideration, which is equal to 0.75 fully paid and nonassessable shares of Globus Class A Common Stock (and, if applicable, cash in lieu of fractional shares) (subject to adjustments in the event of any stock split or similar change to the number of shares of NuVasive Common Stock or Globus Class A Common Stock issued and outstanding prior to the Effective Time as a result of specified events, as specified in the Merger Agreement). This Exchange Ratio was fixed in the Merger Agreement and will not be adjusted for changes in the market price of either NuVasive Common Stock or Globus Class A Common Stock. Any change in the market price of Globus Class A Common Stock prior to completion of the Merger could affect the value of the Merger Consideration that NuVasive stockholders will receive upon completion of the Merger.

It is impossible to accurately predict the market price of Globus Class A Common Stock at the completion of the Merger and, therefore, impossible to accurately predict the market value of the shares of Globus Class A Common Stock that NuVasive stockholders will receive in the Merger. The market price for Globus Class A Common Stock may fluctuate both prior to the completion of the Merger and thereafter for a variety of reasons, including, among others, general market and economic conditions, the demand for Globus’s or NuVasive’s products and services, changes in laws and regulations, other changes in Globus’s or NuVasive’s respective businesses, operations, prospects and financial results of operations, market assessments of the likelihood that the Merger will be completed, and the expected timing of the Merger. Many of these factors are beyond Globus’s and NuVasive’s control. As a result, the market value represented by the Exchange Ratio will also vary.

You are urged to obtain current market quotations for shares of Globus Class A Common Stock and NuVasive Common Stock. The market price of Globus Class A Common Stock will continue to fluctuate after the Merger.

Upon completion of the Merger, NuVasive stockholders will become holders of Globus Class A Common Stock. The market price of the Globus Class A Common Stock will continue to fluctuate, potentially significantly, following completion of the Merger, including for the reasons described above. As a result, former NuVasive stockholders could lose some or all of the value of their investment in Globus Class A Common Stock. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the Globus Class A Common Stock received in the Merger, regardless of the Combined Company’s actual operating performance.

The Merger may not be completed and the Merger Agreement may be terminated in accordance with its terms.

The Merger is subject to a number of conditions that must be satisfied (or waived, to the extent permitted), including (i) the adoption of the Merger Agreement by NuVasive stockholders; (ii) approval by Globus stockholders of the issuance of shares of Globus Class A Common Stock in connection with the Merger; (iii) the absence of any law or order prohibiting consummation of the Merger; (iv) this registration statement on Form S-4 having been declared effective by the SEC; (v) the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act; (vi) with respect to a party, accuracy of the other party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement; (vii) compliance by each party in all material respects with such other party’s obligations under the Merger Agreement; and (viii) with respect to a party, the absence of a material adverse effect on the other party since February 8, 2023. These conditions are described in the section titled “The Merger Agreement—Conditions to the Consummation of the Merger.” These conditions to the completion of the Merger, some of which are beyond the control of Globus and NuVasive, may not be satisfied or waived in a timely manner or at all, and, accordingly, the Merger may be delayed or not completed.

Additionally, either Globus or NuVasive may terminate the Merger Agreement under certain circumstances, subject to the payment of a termination fee in certain cases. The Merger Agreement provides that NuVasive will pay Globus a termination fee of:

•

$120 million if the Merger Agreement is terminated by Globus, at any time prior to obtaining the NuVasive Stockholder Approval, as a result of NuVasive committing an intentional and material breach of its non-solicitation or board recommendation obligations as described in the sections “The Merger Agreement—Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal” and “The Merger Agreement—No Solicitation”;

•

$120 million if the Merger Agreement is terminated by Globus, at any time prior to obtaining the NuVasive Stockholder Approval, as a result of the NuVasive Board or any committee thereof (A) making an adverse recommendation change with respect to the NuVasive Merger Proposal, (B) not including the recommendation of the NuVasive Board in this joint proxy statement/prospectus or (C) publicly proposing or allowing NuVasive to publicly propose to take any of the actions in clause (A) or (B) of this bullet point;

•

$120 million if the Merger Agreement is terminated by NuVasive, at any time prior to obtaining NuVasive Stockholder Approval, in order to enter into a definitive agreement with a third party providing for a NuVasive Superior Proposal; and

•

$60 million if the Merger Agreement is terminated by either Globus or NuVasive, if the NuVasive Stockholder Approval is not obtained and there has not been an adverse recommendation change by the NuVasive Board.

The Merger Agreement provides that Globus will pay NuVasive a termination fee of:

•

$120 million if the Merger Agreement is terminated by NuVasive, at any time prior to obtaining the Globus Stockholder Approval, as a result of Globus committing an intentional and material breach of its non-solicitation obligations as described in “The Merger Agreement—No Solicitation”;

•

$120 million if the Merger Agreement is terminated by NuVasive, at any time prior to obtaining the Globus Stockholder approval for the Globus Share Issuance Proposal, as a result of the Globus Board or any committee thereof (A) making an adverse recommendation change with respect to the Globus Share Issuance Proposal, (B) not including the recommendation of the Globus Board in this joint proxy statement/prospectus or (C) publicly proposing or allowing Globus to publicly propose to take any of the actions in clause (A) or (B) of this bullet point;

•

$120 million if the Merger Agreement is terminated by Globus, at any time prior to obtaining the Globus Stockholder approval for the Globus Share Issuance Proposal, in order to enter into a definitive agreement with a third party providing for a Globus Superior Proposal; and

•	$120 million if the Merger Agreement is terminated by either Globus or NuVasive if the Globus Stockholder Approval is not obtained.

See the sections titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated and when a termination fee may be payable by Globus or NuVasive.

Failure to complete the Merger could negatively impact the future business and financial results of Globus and NuVasive and the trading prices of the Globus Class A Common Stock or NuVasive Common Stock.

If the Merger is not completed for any reason, including because Globus stockholders fail to approve the Globus Share Issuance Proposal, or because NuVasive stockholders fail to approve the NuVasive Merger Proposal, the ongoing businesses of Globus and NuVasive may be adversely affected and, without realizing any of the expected benefits of having completed the Merger, Globus and NuVasive would be subject to a number of risks, including the following:

•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	each company may experience negative reactions from its customers, partners, suppliers and employees;

•

each company will have incurred substantial costs towards completion of the Merger and will generally be required to pay its respective costs relating to the Merger, such as financial advisory, legal, accounting costs and associated fees and expenses, whether or not the Merger is completed;

•

there may be disruptions to each company’s respective business resulting from the announcement and pendency of the Merger, and any adverse changes in their relationships with their respective customers, partners, suppliers, surgeons, other business partners, contractors and employees may continue or intensify; and

•

each company will have committed substantial time and resources to matters relating to the Merger (including integration planning) which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either company as an independent company.

The market price for shares of Globus Class A Common Stock may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market price of shares of NuVasive Common Stock.

Upon completion of the Merger, NuVasive stockholders will receive shares of Globus Class A Common Stock and will accordingly become Globus stockholders. Globus’s business differs from that of NuVasive, and Globus’s results of operations and stock price may be adversely affected by factors different from those that historically have affected or currently affect NuVasive’s results of operations and stock price. Following the completion of the Merger, NuVasive will be part of a larger company, so decisions affecting NuVasive may be made in respect of the larger combined business as a whole rather than the NuVasive business individually. For a discussion of the businesses of each of Globus and NuVasive and some important factors to consider in connection with those businesses, see the section titled “The Parties to the Merger” and the other information contained or incorporated in this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.”

The Share Issuance may cause the market price of Globus Class A Common Stock to decline.

Based on 52,348,291 shares of NuVasive Common Stock issued and outstanding as of March 3, 2023, and the Exchange Ratio, it is expected that Globus will issue approximately 39.3 million shares of Globus Class A

Common Stock in the Merger. Former NuVasive stockholders may decide not to hold the shares of Globus Class A Common Stock that they will receive in the Merger, and Globus stockholders may decide to reduce their investment in Globus as a result of the changes to Globus’s investment profile as a result of the Merger. Both the issuance of this amount of new shares in the Merger and any subsequent sales of these shares may cause the market price of Globus Class A Common Stock to decline.

NuVasive stockholders who receive shares of Globus Class A Common Stock in the Merger will have rights as Globus stockholders that differ from their current rights as NuVasive stockholders.

Upon completion of the Merger, NuVasive stockholders will no longer be stockholders of NuVasive and will instead become stockholders of Globus. Both Globus and NuVasive are Delaware corporations, but there are certain differences in the rights of Globus stockholders under the Globus charter and Globus bylaws and of NuVasive stockholders under the NuVasive charter and NuVasive bylaws. See the section titled “Comparison of Stockholders’ Rights” for a discussion of these rights.

After the Merger, NuVasive stockholders will have a significantly lower ownership and voting interest in Globus than they currently have in NuVasive and will exercise less influence over management and policies of the Combined Company.

Each share of Globus Class B Common Stock has ten votes per share while each share of Globus Class A Common Stock has one vote per share. NuVasive stockholders will have the right to receive shares of Globus Class A Common Stock in the Merger and based on the number of shares of Globus Class A Common Stock and Globus Class B Common Stock outstanding on March 3, 2023, and the number of shares of NuVasive Common Stock outstanding on March 3, 2023, upon completion of the Merger, former NuVasive stockholders are expected to own approximately 28% of the voting power of the issued and outstanding shares of Globus Common Stock and current Globus stockholders are expected to own approximately 72% of the voting power of the issued and outstanding shares of Globus Common Stock. Consequently, former NuVasive stockholders will have less influence over the management and policies of the Combined Company than they currently have over the management and policies of NuVasive.

After the Merger, Globus stockholders and NuVasive stockholders will have a reduced ownership and voting interest in the Combined Company and may not realize a benefit from the Merger commensurate with their ownership dilution.

The Merger will dilute the ownership position of Globus stockholders and result in NuVasive stockholders having an ownership stake in the Combined Company. Upon completion of the Merger, each NuVasive stockholder will become a stockholder of Globus with a percentage ownership of the Combined Company that is smaller than such stockholder’s current percentage ownership of NuVasive. It is expected that the former stockholders of NuVasive as a group will receive shares in the Merger constituting approximately 28% of the issued and outstanding shares of Globus common stock immediately after the Merger. Furthermore, because shares of Globus Class A Common Stock will be issued to existing NuVasive stockholders, current Globus stockholders will have their ownership diluted by approximately 11%.

If the Combined Company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Globus stockholders and NuVasive stockholders will have experienced substantial dilution of their ownership interests in their respective companies, without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

The Combined Company will have a controlling stockholder.

As of March 3, 2023, approximately 74% of the outstanding voting power of Globus Common Stock is currently held by David C. Paul, the Executive Chairman of Globus, and certain of his affiliates, including the other Supporting Stockholder, and following consummation of the Merger, Mr. Paul and his affiliates are expected to hold approximately 66% of the outstanding voting power of the Combined Company. Because of their significant stock ownership, Mr. Paul and his affiliates will be able to exert substantial control over the Combined Company and its significant corporate decisions. The interests of Mr. Paul and his affiliates might not coincide with the interests of the other holders of capital stock of Globus, including NuVasive stockholders who receive Globus Class A Common Stock in the Merger. This concentration of ownership may harm the value of the Globus Class A Common Stock NuVasive stockholders receive in the Merger by, among other things delaying, deferring or preventing a change in control of Globus, impeding a merger, consolidation, takeover or other business transaction involving Globus, or causing Globus to enter into transactions or agreements that are not in the best interests of all stockholders.

Following the Merger, Globus is expected to continue to be a “controlled company.” Under NYSE rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its directors be independent, as defined in NYSE rules, and the requirement that its compensation and nominating and corporate governance committees consist entirely of independent directors. Globus relies, and may continue to rely, on the “controlled company” exemption under NYSE rules. As a result, a majority of the members of its board may not be independent directors and its nominating and corporate governance and compensation committees may not consist entirely of independent directors. Accordingly, while Globus remains a controlled company and during any transition period following a time when it is no longer a controlled company, holders of Globus Common Stock may not have the same protections afforded to stockholders of companies that are subject to all of NYSE’s corporate governance requirements.

Until the completion of the Merger or the termination of the Merger Agreement pursuant to its terms, Globus and NuVasive are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Globus, NuVasive and/or their respective stockholders.

From and after the date of the Merger Agreement and prior to the completion of the Merger or the termination of the Merger Agreement pursuant to its terms, the Merger Agreement restricts Globus and NuVasive from taking specified actions without the consent of the other party and requires that the businesses of Globus, NuVasive and their respective subsidiaries be conducted in the ordinary course. These restrictions may prevent Globus or NuVasive, as applicable, from taking actions during the pendency of the Merger that would have been beneficial. Adverse effects arising from these restrictions during the pendency of the Merger could be exacerbated by any delays in the completion of the Merger or termination of the Merger Agreement. See the section titled “The Merger Agreement—Conduct of Business Pending the Merger.”

Obtaining required approvals and satisfying closing conditions may prevent or delay completion of the Merger, and regulatory approval may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

The Merger is subject to a number of conditions to closing as specified in the Merger Agreement. These closing conditions include, among others, (1) the adoption of the Merger Agreement by NuVasive stockholders; (2) approval by Globus stockholders of the issuance of shares of Globus Class A Common Stock in connection with the Merger; (3) the absence of any law or order prohibiting consummation of the Merger; (4) this registration statement on Form S-4 having been declared effective by the SEC; (5) the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act; (6) with respect to a party, accuracy of the other party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement; (7) with respect to a party, compliance by the other party in all material respects with such other party’s obligations under the Merger Agreement; and (8) with respect to a party, the absence of a material adverse effect on the other party since February 8, 2023. No assurance can be given that the required stockholder approvals and the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act can be obtained or that the required conditions to closing will be satisfied, and, if all required approvals are obtained and the required conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such approvals. Any delay in completing the Merger could cause the Combined Company not to realize, or to be delayed in realizing, some or all of the benefits that Globus and NuVasive expect to achieve if the Merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the sections titled “The Merger Agreement—Conditions to the Consummation of the Merger” and “The Merger Agreement—Regulatory Approvals.”

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the Merger.

The success of the Merger will depend in part on the Combined Company’s ability to retain the talents and dedication of the professionals currently employed by Globus and NuVasive. It is possible that these employees may decide not to remain with Globus or NuVasive, as applicable, while the Merger is pending, or with the Combined Company. If key employees of either company terminate their employment, or if an insufficient number of employees or sales representatives are retained to maintain effective operations, the Combined Company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Globus and NuVasive to hiring suitable replacements, all of which may cause the Combined Company’s business to suffer. In addition, Globus and NuVasive may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms. Moreover, there could be disruptions to or distractions for the workforce and management, including disruptions associated with integrating employees into the Combined Company. No assurance can be given that the Combined Company will be able to attract or retain key employees of Globus and NuVasive to the same extent that those companies have been able to attract or retain their own employees in the past.

The Merger, and uncertainty regarding the Merger, may cause business partners, surgeons, vendors or other stakeholders to delay or defer decisions concerning Globus or NuVasive and adversely affect each company’s ability to effectively manage its respective business, which could adversely affect each company’s business, operating results and financial position and, following the completion of the Merger, the Combined Company’s business, operating results and financial position.

The Merger will happen only if the stated conditions are met, including the approval of the Globus Share Issuance Proposal, the approval of the NuVasive Merger Proposal and the receipt of the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act can be obtained, among other conditions. Many of the conditions are beyond the control of Globus and NuVasive, and both parties also have certain rights to terminate the Merger Agreement. Accordingly, there may be uncertainty regarding the completion of the Merger. This uncertainty may cause existing or prospective business partners, surgeons, vendors and other stakeholders, including sales representatives, to:

•

delay or defer other decisions concerning Globus, NuVasive or the Combined Company, including entering into contracts with Globus or NuVasive or making other decisions concerning Globus or NuVasive or seek to change or cancel existing business relationships with Globus or NuVasive; or

•	otherwise seek to change the terms on which they do business with Globus, NuVasive or the Combined Company.

Any such disruptions such as delays or deferrals of those decisions or changes in existing agreements could adversely affect the respective business, operating results and financial position of Globus and NuVasive, whether the Merger is ultimately completed, and following the completion of the Merger, the Combined Company, including an adverse effect on the Combined Company’s ability to realize the anticipated synergies and other benefits of the Merger. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in completion of the Merger or termination of the Merger Agreement.

Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the businesses of Globus and NuVasive, which could have an adverse effect on their respective businesses and financial results.

Whether or not the Merger is completed, the announcement and pendency of the Merger could cause disruptions in the businesses of Globus and NuVasive, including by diverting the attention of Globus and NuVasive’s respective management and employee teams, such as those involved in day-to-day operations and sales, toward the completion of the Merger. In addition, Globus and NuVasive have each diverted significant management resources in an effort to complete the Merger and are each subject to restrictions contained in the Merger Agreement on the conduct of their respective businesses. If the Merger is not completed, Globus and NuVasive will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

NuVasive directors and executive officers have interests and arrangements that may be different from, or in addition to, those of NuVasive stockholders generally.

When considering the recommendations of the NuVasive Board on how to vote on the proposals described in this joint proxy statement/prospectus, NuVasive stockholders should be aware that NuVasive’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of NuVasive stockholders generally. These interests include, among others, acceleration of the equity awards held by NuVasive non-employee directors upon the consummation of the Merger, “double-trigger” vesting of NuVasive equity awards and severance benefits in the event of a qualifying termination of employment in connection with the Merger, participation in the NuVasive Excise Tax Gross-Up Plan, Globus’s agreement to add three current members of the NuVasive Board to the Globus Board and rights to continuing indemnification and directors’ and officers’ liability insurance. The NuVasive Board was aware of and considered these interests when it determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of NuVasive and its stockholders, and recommended that NuVasive stockholders adopt the Merger Agreement. The interests of NuVasive directors and executive officers are described in more detail in the section titled “Interests of NuVasive Directors and Executive Officers in the Merger.”

The Merger Agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either Globus or NuVasive.

The Merger Agreement contains non-solicitation provisions that restrict the ability of Globus and NuVasive to, among other things (each as described in the sections titled “The Merger Agreement—No Solicitation”), subject to limited exceptions set forth in the Merger Agreement:

•

in the case of NuVasive: (i) initiate, seek or solicit, or knowingly encourage or facilitate or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a NuVasive Acquisition Proposal; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to, NuVasive or any of its subsidiaries or afford access to the properties, books or records of NuVasive, or any of its subsidiaries to any person that has made or could reasonably be expected to make, or in connection with, a NuVasive Acquisition Proposal; or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to a NuVasive Acquisition Proposal.

•

in the case of Globus: (i) initiate, seek or solicit, or knowingly encourage or facilitate or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Globus Acquisition Proposal; (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to, Globus or any of its subsidiaries or afford access to the properties, books or records of Globus, or any of its subsidiaries to any person that has made or could reasonably be expected to make, or in connection with, a Globus Acquisition Proposal; or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to a Globus Acquisition Proposal.

Furthermore, there are limited exceptions to the requirement under the Merger Agreement that neither the Globus Board nor the NuVasive Board withdraw or modify the Globus Board Recommendation or the NuVasive Board Recommendation, as applicable (see the section titled “The Merger Agreement—Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal ”). Although the Globus Board or NuVasive Board is permitted to effect a change of recommendation, after complying with certain procedures set forth in the Merger Agreement, in response to certain superior offers or if the applicable board of directors determines in good faith, after consultation with its legal counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable law, such change of recommendation would entitle the other party to terminate the Merger Agreement and receive a termination fee from the party making a change of recommendation. See the sections titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees.”

These provisions could discourage a potential competing acquirer from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the merger consideration in the Merger, or might result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Globus and NuVasive expect to incur substantial costs related to the Merger and integration.

Globus and NuVasive have incurred and expect to incur non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the Merger. Such costs include, among others, filing and registration fees with the SEC, printing and mailing costs associated with this joint proxy statement/prospectus, and legal, accounting, investment banking, consulting, public relations and proxy solicitation fees. Some of these costs are payable by Globus or NuVasive regardless of whether the Merger is completed.

The Combined Company will also incur restructuring and integration costs in connection with the Merger. There are processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the Merger and the integration of NuVasive’s business into the Combined Company. Although Globus expects that the elimination of duplicative costs, strategic benefits and additional income, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, Merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. While Globus has assumed that certain expenses would be incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement, there are many factors beyond Globus’s control that could affect the total amount or the timing of the integration and implementation expenses.

Neither Globus stockholders nor NuVasive stockholders will be entitled to appraisal rights in the Merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from certain extraordinary transactions, such as a merger in certain circumstances, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders generally do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the Merger Agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the Merger consists of Merger Sub merging with and into NuVasive, holders of Globus Common Stock will continue to hold their Globus shares following completion of the Merger and therefore holders of Globus Common Stock are not entitled to appraisal rights in connection with the Merger.

Because NuVasive stockholders hold shares of stock that are listed on Nasdaq and are required under the Merger Agreement to accept only shares of another corporation listed on a national securities exchange and cash in lieu of fractional shares, they will not entitled to appraisal rights in connection with the Merger. See the section titled “No Appraisal Rights.”

Lawsuits may in the future be filed against Globus, NuVasive, and members of their respective boards of directors, challenging the Merger, and an adverse ruling in any such lawsuit may prevent the Merger from becoming effective or from becoming effective within the expected time frame.

Transactions such as the Merger are frequently subject to litigation or other legal proceedings, including actions alleging that the Globus Board or NuVasive Board breached their respective fiduciary duties to their stockholders by entering into the Merger Agreement, by failing to obtain a greater value in the transaction for their stockholders or otherwise. See the section titled “The Merger—Litigation Relating to the Merger.” Neither Globus nor NuVasive can provide assurance that such litigation or other legal proceedings will not be brought. If litigation or other legal proceedings are in fact brought against Globus or NuVasive, or against the Globus Board or NuVasive Board, they will defend against it, but might not be successful in doing so. An adverse outcome in such matters, as well as the costs and efforts of a defense even if successful, could have a material adverse effect on the business, results of operation or financial position of Globus, NuVasive or the Combined Company, including through the possible diversion of either company’s resources or distraction of key personnel.

Furthermore, one of the conditions to the completion of the Merger is the absence of an order (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered after the date of the Merger Agreement by any governmental body enjoining, restraining, preventing or prohibiting the consummation of the Merger. As such, if any plaintiffs are successful in obtaining an injunction preventing the consummation of the Merger, that injunction may prevent the Merger from becoming effective or from becoming effective within the expected time frame.

The opinions of NuVasive’s and Globus’s financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and completion of the Merger. Because NuVasive’s and Globus’s financial advisors will not be updating their opinions, the opinions will not address the fairness of the Exchange Ratio from a financial point of view at the time the Merger is completed.

NuVasive and Globus have not obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus and do not expect to receive updated opinions prior to completion of the Merger. Changes in the operations and prospects of NuVasive or Globus, general market and economic conditions and other factors that may be beyond the control of NuVasive or Globus, and on which NuVasive’s and Globus’s financial advisors’ opinions were based, may significantly alter the value of NuVasive or Globus or the prices of shares of NuVasive Common Stock or Globus Class A Common Stock by the time the Merger is completed. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. Because NuVasive’s and Globus’s financial advisors will not be updating their opinions, the opinions will not address the fairness of the Exchange Ratio from a financial point of view at the time the Merger is completed. For a description of the opinions that NuVasive and Globus received from their respective financial advisors, please refer to the section titled “The Merger—Opinion of NuVasive’s Financial Advisor” and “The Merger—Opinion of Globus’s Financial Advisor.”

Enforceability of the Voting Agreement is limited by the terms thereof.

20,867,524 shares of Globus Class B Common Stock (which represents approximately 70% of the total voting power of outstanding Globus Common Stock as of the signing date of the Merger Agreement) are subject to the Voting Agreement, pursuant to which the holders of such shares have agreed to vote all such shares with respect to the Globus Share Issuance Proposal in accordance with the recommendation of the Globus Board as of the time of the Globus Special Meeting. NuVasive’s legal remedies in case of breach of the Voting Agreement are limited according to the terms of the Voting Agreement, and do not include the right to seek specific performance of obligations and covenants under the Voting Agreement. For a description of the Voting Agreement, please refer to the section titled “Voting Agreement.”

Risks Relating to the Combined Company

Combining the businesses of Globus and NuVasive may be more difficult, costly or time-consuming than expected and the Combined Company may fail to realize the anticipated benefits of the Merger, which may adversely affect the Combined Company’s business results and negatively affect the value of the Combined Company’s common stock.

The success of the Merger will depend on, among other things, Globus’s ability to realize the anticipated benefits, synergies and efficiencies from combining the businesses of Globus and NuVasive. This success will depend on, among other factors, Globus’s ability to successfully integrate its business with the business of NuVasive. If Globus is not able to successfully integrate NuVasive’s business into the Combined Company within the anticipated time frame, or at all, the anticipated synergies, efficiencies and other benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the Merger, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the Combined Company, which may adversely affect the value of the common stock of the Combined Company.

Globus and NuVasive have operated and, until the completion of the Merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Globus or NuVasive employees, the loss of surgeon customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. The challenges involved in this integration, which will be complex and time-consuming, include the following:

•

combining the businesses of Globus and NuVasive, including respective operations and corporate functions, and meeting the capital requirements of the Combined Company in a manner that permits the Combined Company to achieve any revenue synergies or efficiencies anticipated to result from the Merger, the failure of which would result in the anticipated benefits of the Merger not being realized in the time frame currently anticipated or at all;

•	integrating and retaining personnel from the two companies;

•	integrating each company’s technologies and technologies licensed by them from third parties;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing each company’s operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•

maintaining existing agreements with each company’s business partners, surgeons, suppliers and vendors, avoiding delays in entering into new agreements with prospective business partners, surgeons, suppliers and vendors, and leveraging relationships with such third parties for the benefit of the Combined Company;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating each company’s administrative and information technology infrastructure; coordinating sales activities and go-to-market efforts;

•	coordinating geographically dispersed organizations; and

•	effecting actions that may be required in connection with obtaining regulatory or other governmental approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the Merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the Combined Company.

The Combined Company may be unable to realize the anticipated synergies and expects to incur substantial expenses related to the Merger, which could adversely affect the Combined Company’s business, financial condition and results of operations.

The Combined Company’s ability to achieve estimated synergies in the timeframe anticipated, or at all, is subject to various assumptions, which may or may not prove to be accurate. As a consequence, the Combined Company may not be able to realize all of these synergies within the timeframe expected or at all. In addition, the Combined Company may incur additional or unexpected costs in order to realize these benefits. Failure to achieve the expected synergies could significantly reduce the expected benefits associated with the Merger.

Certain contractual counterparties may seek to modify contractual relationships with the Combined Company, which could have an adverse effect on the Combined Company’s business and operations.

As a result of the Merger, the Combined Company may experience impacts on relationships with contractual counterparties (such as business partners, surgeons, vendors, sales representatives, contractors or other third party service providers) that may harm the Combined Company’s business and results of operations. Certain counterparties may seek to terminate or modify contractual obligations following the Merger whether or not contractual rights are triggered as a result of the Merger. There can be no guarantee that Globus’s or NuVasive’s contractual counterparties will remain with or continue to have a relationship with the Combined Company or do so on the same or similar contractual terms following the Merger. If any contractual counterparties (such as business partners, surgeons, vendors, sales representatives, contractors or other third party service providers) seek to terminate or modify contractual obligations or discontinue the relationship with the Combined Company, then the Combined Company’s business and results of operations may be harmed.

Completion of the transaction may trigger change in control, assignment or other provisions in certain agreements to which NuVasive is a party, which may have an adverse impact on the Combined Company’s business and results of operations.

The completion of the Merger may trigger change in control, assignment and other provisions in certain agreements to which NuVasive is a party. If NuVasive is unable to negotiate waivers of or consents under those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages or other remedies. Even if NuVasive is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the Combined Company. Any of the foregoing or similar developments may have an adverse impact on the business, financial condition and results of operations of the Combined Company, or the ability of Globus to successfully integrate NuVasive’s business.

The Combined Company may be exposed to increased litigation, which could have an adverse effect on the Combined Company’s business and operations.

The Combined Company may be exposed to increased litigation from stockholders, customers, partners, suppliers, contractors and other third parties due to the merger of Globus’s and NuVasive’s businesses following the Merger. Such litigation may have an adverse impact on the Combined Company’s business and results of operations or may cause disruptions to the Combined Company’s operations.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the Combined Company following completion of the Merger.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what the Combined Company’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. The Combined Company’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual consideration transferred and the fair value of the assets and liabilities of NuVasive as of the date of the completion of the Merger. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this joint proxy statement/prospectus. For more information, see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

While presented with numeric specificity, the unaudited pro forma condensed combined financial information provided in this joint proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition, general business, the medical device industry, and economic, market and financial conditions and additional matters specific to Globus’s or NuVasive’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of Globus and NuVasive. As a result, actual results may differ materially from the unaudited pro forma condensed combined financial information. Important factors that may affect actual results include, but are not limited to, risks and uncertainties relating to Globus’s or NuVasive’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

Globus’s bylaws designate specific courts as the exclusive forum for certain litigation that may be initiated by Globus stockholders, which could limit the ability of stockholders of the Combined Company to obtain a favorable judicial forum for disputes with the Combined Company.

Globus’s bylaws (which will govern the rights of NuVasive stockholders as stockholders of Globus following the Merger) provide that, unless Globus consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Globus, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Globus to Globus or Globus stockholders, (iii) any action asserting a claim against Globus or any director or officer or other employee of Globus arising pursuant to any provision of the DGCL or the Globus charter or Globus bylaws (as either may be amended from time to time), and (iv) any action asserting a claim against Globus or any director or officer or other employee of Globus governed by the internal affairs doctrine, in each case, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware). Globus’s bylaws further provide that unless Globus consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

This Delaware forum provision and federal forum provision in the Globus bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these forum selection clauses may limit Globus stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with Globus or its directors, officers or employees, which may discourage the filing of lawsuits against Globus and its directors, officers and employees, even though an action, if successful, might benefit Globus stockholders. In addition, Section 22 of the Securities Act creates a concurrent jurisdiction for state and federal courts over all suits brought concerning a duty or liability created by the securities laws, rules and regulations thereunder. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce its federal forum provision. If the federal forum provision is found to be unenforceable, Globus may incur additional costs associated with resolving such matters. The federal forum provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to Globus than its stockholders.

The financial forecasts are based on various assumptions that may not be realized.

The financial estimates set forth in the forecasts included under the sections “The Merger—Certain NuVasive Unaudited Prospective Financial Information” and “The Merger—Certain Globus Unaudited Prospective Financial Information” were based on assumptions of, and information available to, NuVasive’s and Globus’s management when prepared and these estimates and assumptions are subject to uncertainties, many of which are beyond NuVasive’s and Globus’s control and may not be realized. Many factors mentioned in this joint proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the Combined Company’s future results. As a result of these contingencies, actual future results may vary materially from the estimates. In view of these uncertainties, the inclusion of financial estimates in this joint proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.

The financial estimates set forth in the forecasts included under the sections “The Merger—Certain NuVasive Unaudited Prospective Financial Information” and “The Merger— Certain Globus Unaudited Prospective Financial Information” were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and NuVasive and Globus do not undertake any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances. The prospective financial information included in this document has been prepared by, and is the responsibility of, NuVasive or Globus management, as applicable. No accounting firm has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information included under the sections “The Merger—Certain NuVasive Unaudited Prospective Financial Information” and “The Merger—Certain Globus Unaudited Prospective Financial Information” and, accordingly, no accounting firm expresses an opinion or any other form of assurance with respect thereto.

Deloitte & Touche LLP and Ernst & Young LLP are independent registered public accounting firms whose reports incorporated by reference in this document relate to the previously issued financial statements of Globus and NuVasive, respectively, for the year ended December 31, 2022. Their respective reports do not extend to the prospective financial information and should not be read to do so.

Other Risk Factors Related to Globus and NuVasive

Globus’s and NuVasive’s businesses are and will be subject to the risks described above. In addition, Globus and NuVasive are, and will continue to be, subject to the risks described in, as applicable, Globus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and NuVasive’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each of which are filed with the SEC and incorporated by reference in this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information.”

THE PARTIES TO THE MERGER

Globus Medical, Inc.

Globus, headquartered in Audubon, Pennsylvania, is a medical device company that develops and commercializes healthcare solutions whose mission is to improve the quality of life of patients with musculoskeletal disorders. Founded in 2003, Globus is committed to medical device innovation and delivering exceptional service to hospitals, ambulatory surgery centers and physicians to advance patient care and improve efficiency. Since inception, Globus has listened to the voice of the surgeon to develop practical solutions and products to help surgeons effectively treat patients and improve lives.

Globus is an engineering-driven company with a history of rapidly developing and commercializing advanced products and procedures to address treatment challenges. With over 230 product launches across 54 countries worldwide, Globus offers a comprehensive portfolio of innovative and differentiated technologies that are used to treat a variety of musculoskeletal conditions. Globus’s principal executive offices are located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403, and its telephone number is (610) 930-1800.

NuVasive, Inc.

NuVasive is a global medical technology company focused on developing, manufacturing, selling and providing procedural solutions for spine surgery, with a guiding purpose to transform surgery, advance care and change lives. NuVasive offers a comprehensive portfolio of procedurally integrated spine surgery solutions, including surgical access instruments, spinal implants, fixation systems, biologics, and enabling technologies, as well as systems and services for intraoperative neuromonitoring. In addition, NuVasive develops and sells magnetically adjustable implant systems for spine and specialized orthopedic procedures. NuVasive’s principal executive offices are located at 12101 Airport Way, Broomfield, Colorado 80021, and its telephone number is (800) 455-1476.

Zebra Merger Sub, Inc.

Merger Sub was formed by Globus for the sole purpose of effecting the Merger. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into NuVasive, with NuVasive continuing as the surviving corporation and as a wholly owned subsidiary of Globus, and the separate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403, and its telephone number is (610) 930-1800.

THE GLOBUS SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Globus stockholders in connection with the solicitation of proxies by the Globus Board for use at the Globus Special Meeting and at any adjournments or postponements thereof. Globus stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the Merger Agreement and the transactions contemplated thereby.

Date, Time and Place of the Globus Special Meeting

The Globus Special Meeting will be held at 6:00 p.m., Eastern Time, on April 27, 2023, at Globus’s corporate headquarters located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403. On or about March 29, 2023, Globus commenced mailing this joint proxy statement/prospectus and the enclosed form of proxy card to its stockholders entitled to vote at the Globus Special Meeting.

Matters to Be Considered at the Globus Special Meeting

The purpose of the Globus Special Meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:

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Globus Proposal 1—Globus Share Issuance Proposal: To approve the issuance of shares of Globus Class A Common Stock to NuVasive stockholders in connection with the Merger contemplated by the Merger Agreement;

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Globus Proposal 2—Globus Adjournment Proposal: To approve the adjournment of the Globus Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Globus Special Meeting to approve the Globus Share Issuance Proposal.

Approval of the Globus Share Issuance Proposal by Globus stockholders is a condition to the completion of the Merger. Approval of the Globus Adjournment Proposal is not a condition to the obligation of either Globus or NuVasive to complete the Merger.

Only business within the purposes described in the Globus Special Meeting notice may be conducted at the Globus Special Meeting.

Recommendation of the Globus Board of Directors

After careful consideration, the Globus Board has: (i) unanimously determined that the Merger and the transactions contemplated by the Merger Agreement (including, the Share Issuance) on the terms and subject to the conditions set forth therein are advisable, fair to, and in the best interests of, Globus and the Globus stockholders, (ii) unanimously approved and deemed advisable the execution and delivery of the Merger Agreement, the performance by Globus of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the Merger and the issuance of shares of Globus Class A Common Stock in connection therewith, and (iii) directed that the issuance of Globus Class A Common Stock pursuant to the terms of the Merger Agreement be submitted to a vote at a meeting of the Globus stockholders and resolved to recommend that the Globus stockholders approve such issuance. Accordingly, the Globus Board unanimously recommends that Globus stockholders vote “FOR” the approval of the Globus Share Issuance Proposal and “FOR” the approval of the Globus Adjournment Proposal. See the section titled “The Merger—Globus’s Reasons for the Merger and Recommendation of the Globus Board of Directors.”

The Globus Board unanimously recommends that Globus stockholders vote:

•	Globus Proposal 1: “FOR” the Globus Share Issuance Proposal; and

•	Globus Proposal 2: “FOR” the Globus Adjournment Proposal.

Record Date for the Globus Special Meeting and Voting Rights

The record date to determine Globus stockholders who are entitled to receive notice of and to vote at the Globus Special Meeting or any adjournments or postponements thereof is March 17, 2023 (the “Globus Record Date”). At the close of business on the Globus Record Date, there were 100,322,645 shares of Globus Common Stock issued and outstanding and entitled to vote at the Globus Special Meeting, consisting of 77,902,548 shares of Globus Class A Common Stock and 22,430,097 shares of Globus Class B Common Stock.

Each Globus stockholder is entitled to one vote for each share of Globus Class A Common Stock held of record at the close of business on the Globus Record Date on each proposal and ten votes for each share of Globus Class B Common Stock held of record at the close of business on the Globus Record Date on each proposal. Only Globus stockholders of record at the close of business on the Globus Record Date are entitled to receive notice of and to vote at the Globus Special Meeting and any and all adjournments or postponements thereof.

A complete list of Globus stockholders entitled to vote at the Globus Special Meeting will be available for inspection during regular business hours for a period 10 days ending on the day before the Globus Special Meeting at Globus’s corporate headquarters located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403.

Quorum; Abstentions and Broker Non-Votes

A quorum of Globus stockholders is necessary to conduct business at the Globus Special Meeting. The presence in person or by proxy of the holders of a majority of the voting power of the issued and outstanding shares of Globus Common Stock entitled to vote at the Globus Special Meeting will constitute a quorum. Shares of Globus Common Stock represented by proxy and entitled to vote, including shares for which a Globus stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the Globus Special Meeting are considered “non-routine” matters, shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum unless the Globus stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the Globus Special Meeting. If a quorum is not present, the Globus Special Meeting will be adjourned or postponed until the holders of the number of shares of Globus Common Stock required to constitute a quorum attend. Pursuant to the Voting Agreement, the Supporting Stockholders are obligated to cause the shares of Globus Class B Common Stock subject to the Voting Agreement to be counted as present at the Globus Special Meeting for purposes of establishing a quorum. Such shares are sufficient to constitute a quorum.

Under NYSE rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed under NYSE rules to exercise their voting discretion with respect to matters that are “non-routine.” This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals for consideration at the Globus Special Meeting are considered “non-routine” matters, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the Globus Special Meeting. As a result, Globus does not expect any broker non-votes at the Globus Special Meeting and if you hold your Globus Common Stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the Globus Special Meeting unless they have received voting instructions from the beneficial owners.

Required Votes

A quorum is required to approve the Globus Share Issuance Proposal, but not the Globus Adjournment Proposal. As described above, Globus does not expect there to be any broker non-votes at the Globus Special Meeting.

Proposal	Required Vote	Effects of Certain Actions
Globus Proposal 1: Globus Share Issuance Proposal	Assuming a quorum is present, approval requires the affirmative vote of the holders of a majority of the voting power of the Globus Common Stock present in person or represented by proxy at the Globus Special Meeting.	The failure of any stockholder of record of Globus to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote in person by ballot at the Globus Special Meeting will not have an effect on the outcome of the Globus Share Issuance Proposal. An abstention by any Globus Common Stock present or represented by proxy at the Globus Special Meeting on the Globus Share Issuance Proposal will have the same effect as a vote “AGAINST” the Globus Share Issuance Proposal. Broker non-votes, if any, will have no effect on the Globus Share Issuance Proposal.

Proposal	Required Vote	Effects of Certain Actions
Globus Proposal 2: Globus Adjournment Proposal

Approval requires the affirmative vote of the holders of a majority of the voting power of the Globus Common Stock present in person or represented by proxy at the Globus Special Meeting.

If a quorum is not present or represented, then the stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the meeting.

The failure of any stockholder of record of Globus to submit a signed proxy card, grant a proxy electronically over the internet or by telephone or to vote in person by ballot at the Globus Special Meeting will not have an effect on the outcome of the Globus Adjournment Proposal. An abstention by any Globus Common Stock present or represented by proxy at the Globus Special Meeting on the Globus Adjournment Proposal will have the same effect as a vote “AGAINST” the Globus Adjournment Proposal. Broker non-votes, if any, will have no effect on the Globus Adjournment Proposal.

Vote of Globus Directors and Executive Officers

As of March 17, 2023, the Globus Record Date, Globus directors and executive officers beneficially owned and were entitled to vote in the aggregate 23,271,528 shares of Globus Common Stock, which represented 23% of the Globus Common Stock issued and outstanding on the Globus Record Date, including the shares covered by the Voting Agreement described below and entered into by the Supporting Stockholders, solely in their capacity as stockholders of Globus. Pursuant to the Voting Agreement, Globus currently expects that the Supporting Stockholders will vote their shares “FOR” the Globus Share Issuance Proposal and “FOR” the Globus Adjournment Proposal. The Globus Common Stock subject to the Voting Agreement represents approximately 70% of the total voting power of the outstanding Globus Common Stock and therefore such shares of Globus Common Stock are sufficient to approve the Globus Share Issuance Proposal and the Globus Adjournment Proposal. For more information see “Interests of Globus Directors and Executive Officers in the Merger” in this joint proxy statement/prospectus. For more information regarding the Voting Agreement, see the section titled “Voting Agreement.”

Methods of Voting

Stockholders of Record

If you are a Globus stockholder of record, you may vote at the Globus Special Meeting by proxy over the internet, by telephone or by mail, or in person by attending and voting at the Globus Special Meeting at Globus’s corporate headquarters located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403, as described below.

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By Internet: To vote via the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 16-digit control number from the proxy card you receive. Your vote must be received by 11:59 p.m. Eastern Time on April 26, 2023 to be counted. If you vote via the internet, you do not need to return a proxy card by mail.

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By Telephone: To vote by telephone, dial 1-800-690-6903 (the call is toll-free in the United States and Canada; toll charges apply to calls from other countries) and follow the recorded instructions. You will be asked to provide the 16-digit control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on April 26, 2023 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.

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By Mail: To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail in the envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717 so that it is received no later than April 26, 2023. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.

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In Person at the Globus Special Meeting: Voting via the internet, by telephone or by mail will not limit your right to vote at the Globus Special Meeting if you decide to attend and vote in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Globus Special Meeting. You should contact your bank or brokerage account representative to obtain a legal proxy.

Unless revoked, all duly executed proxies and all proxies duly granted electronically over the internet or by telephone representing Globus Common Stock entitled to vote at the Globus Special Meeting will be voted at the Globus Special Meeting and, where a vote has been specified on the proxy card or electronically, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, your shares will be voted “FOR” the Globus Share Issuance Proposal and “FOR” the Globus

Adjournment Proposal.

Beneficial (Street Name) Stockholders

If you hold your Globus Common Stock through a bank, broker or other nominee in “street name” instead of as a registered holder, you must follow the voting instructions provided by your bank, broker or other nominee in order to vote your shares. Your voting instructions must be received by your bank, broker or other nominee prior to the deadline set forth in the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee for a proposal, your Globus Common Stock will not be voted on that proposal because your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Globus Special Meeting. See the section titled “The Globus Special Meeting—Quorum; Abstentions and Broker Non-Votes.”

Attending the Globus Special Meeting

Subject to space availability and certain security procedures, all Globus stockholders as of the Globus Record Date of the Globus Special Meeting, or their duly appointed proxies, may attend the Globus Special Meeting. Each person attending the Globus Special Meeting must have proof of ownership of Globus Common Stock, such as a bank or brokerage account statement, as of the Globus Record Date to be admitted to the Globus Special Meeting. Globus stockholders also must present a form of personal identification in order to be admitted to the Globus Special Meeting. No cameras, recording equipment or electronic devices will be permitted in the Globus Special Meeting.

Revocability of Proxies

Any Globus stockholder giving a proxy has the right to revoke it at any time before the proxy is voted at the Globus Special Meeting. If you are a Globus stockholder of record, you may revoke your proxy by any one of the following actions:

•	by sending a signed written notice of revocation to Globus’s Corporate Secretary, provided such notice is received no later than the close of business on April 26, 2023;

•	by providing new voting instructions over the internet or telephone as instructed on your proxy card before the closing of the voting facilities at 11:59 p.m., Eastern Time, on April 26, 2023;

•	by submitting a properly signed and dated proxy card with a later date that is received by Globus’s Corporate Secretary no later than the close of business on April 26, 2023; or

•	by attending the Globus Special Meeting and voting in person.

Only your last submitted proxy will be considered.

Execution or revocation of a proxy will not in any way affect a Globus stockholder’s right to attend in person and vote at the Globus Special Meeting.

Written notices of revocation and other communications relating to the revocation of proxies should be addressed to:

Globus Medical, Inc.

Attn: Corporate Secretary

Valley Forge Business Center

2560 General Armistead Avenue

Audubon, Pennsylvania, 19403

If you hold your shares of Globus Common Stock in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions. You may also change your vote by obtaining a legal proxy, executed in your favor from the holder of record, and voting your shares in person at the Globus Special Meeting.

Proxy Solicitation Costs

Globus is soliciting proxies to provide an opportunity to all Globus stockholders to vote on the Globus Share Issuance Proposal and the Globus Adjournment Proposal, whether or not such Globus stockholders are able to attend the Globus Special Meeting or any adjournment thereof. Globus will bear the entire cost of soliciting proxies from Globus stockholders. Proxies may be solicited on behalf of Globus or by Globus directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. Globus directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.

Globus will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of Globus Common Stock and secure their voting instructions, if necessary. Globus may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

Globus has previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus from Globus. Registered Globus stockholders (those who hold shares directly in their name with Globus’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Globus at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Globus will promptly deliver a copy of this joint proxy statement/prospectus to any Globus stockholder who only received one copy of these materials due to householding upon request in writing to: Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Legal Department.

Adjournments

If a quorum is not present at the Globus Special Meeting, or if a quorum is present but there are insufficient votes at the time of the Globus Special Meeting to approve the Globus Share Issuance Proposal, then Globus stockholders may be asked to vote on the Globus Adjournment Proposal and thereby adjourn the Globus Special Meeting to a later time and place.

At any subsequent reconvening of the Globus Special Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Globus Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the Globus Special Meeting, please contact Globus’s Investor Relations Department by phone at (610) 930-1800 or by mail at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403 Attention: Investor Relations.

GLOBUS STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/ PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT, THE SHARE ISSUANCE AND THE MERGER. IN PARTICULAR, GLOBUS STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

GLOBUS PROPOSAL 1: APPROVAL OF THE SHARE ISSUANCE

This joint proxy statement/prospectus is being furnished to you as a Globus stockholder in connection with the solicitation of proxies by the Globus Board for use at the Globus Special Meeting. At the Globus Special Meeting, Globus is asking Globus stockholders to consider and vote upon a proposal to approve the issuance of shares of Globus Class A Common Stock to NuVasive stockholders in connection with the Merger for purposes of applicable NYSE rules.

Based on the number of shares of NuVasive Common Stock outstanding as of March 3, 2023, Globus expects to issue approximately 39.3 million shares of Globus Class A Common Stock to NuVasive stockholders in connection with the Merger. The actual number of shares of Globus Class A Common Stock to be issued in connection with the Merger will be based on the number of shares of NuVasive Common Stock outstanding at such time and the Exchange Ratio. Based on the number of shares of Globus Common Stock and NuVasive Common Stock outstanding as of March 3, 2023, upon completion of the Merger, the current Globus stockholders are expected to own approximately 72% of the outstanding Globus Common Stock and former NuVasive stockholders are expected to own approximately 28% of the outstanding Globus Common Stock.

The Globus Board has carefully considered and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the Share Issuance, are advisable, fair to and in the best interests of Globus and its stockholders.

The Globus Board unanimously recommends that Globus stockholders vote “FOR” the Globus Share Issuance Proposal.

Assuming a quorum is present at the Globus Special Meeting, approval of the Globus Share Issuance Proposal requires the affirmative vote of a majority of the voting power of the Globus Common Stock present in person or represented by proxy at the Globus Special Meeting. Any shares not present or represented by proxy (including due to the failure of a Globus stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Globus Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Globus Share Issuance Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the Globus Share Issuance Proposal will be counted as a vote “AGAINST” the Globus Share Issuance Proposal. In addition, if a Globus stockholder who holds shares in “street name” through a bank, broker or other nominee provides voting instructions for the Globus Adjournment Proposal, but not for the Globus Share Issuance Proposal, it will have the same effect as a vote “AGAINST” the Globus Share Issuance Proposal. Broker non-votes, if any, will have no effect on the Globus Share Issuance Proposal.

THE GLOBUS BOARD UNANIMOUSLY RECOMMENDS THAT GLOBUS STOCKHOLDERS VOTE “FOR” THE GLOBUS SHARE ISSUANCE PROPOSAL.

GLOBUS PROPOSAL 2: ADJOURNMENT OF THE GLOBUS SPECIAL MEETING

The Globus Special Meeting may be adjourned to another time and place if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes at the time of the Globus Special Meeting to approve the Globus Share Issuance Proposal.

The Globus Board unanimously recommends that Globus stockholders vote “FOR” the Globus Adjournment Proposal.

Approval of the Globus Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Globus Common Stock present in person or represented by proxy at the Globus Special Meeting. Any shares not present or represented by proxy (including due to the failure of a Globus stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the Globus Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the Globus Adjournment Proposal. An abstention by any shares present or represented by proxy on the Globus Adjournment Proposal will have the same effect as a vote “AGAINST” the Globus Adjournment Proposal. Broker non-votes, if any, will have no effect on the Globus Adjournment Proposal.

If a quorum is present at the Globus Special Meeting but there are insufficient votes at the time of the Globus Special Meeting to approve the Globus Share Issuance Proposal, then Globus stockholders may be asked to vote on the Globus Adjournment Proposal. If a quorum is not present or represented by proxy, then the Globus stockholders entitled to vote thereat, present in person or represented by proxy, may adjourn the Globus Special Meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At any subsequent reconvening of the Globus Special Meeting at which a quorum shall be present or represented, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Globus Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

THE GLOBUS BOARD UNANIMOUSLY RECOMMENDS THAT GLOBUS STOCKHOLDERS VOTE “FOR” THE GLOBUS ADJOURNMENT PROPOSAL.

THE NUVASIVE SPECIAL MEETING

This joint proxy statement/prospectus is being provided to NuVasive stockholders in connection with the solicitation of proxies by the NuVasive Board for use at the NuVasive Special Meeting and at any adjournments or postponements thereof. NuVasive stockholders are encouraged to read this entire document carefully, including its annexes and the documents incorporated by reference herein, for more detailed information regarding the Merger Agreement and the transactions contemplated thereby, including the Merger.

Date, Time and Place of the NuVasive Special Meeting

The NuVasive Special Meeting is scheduled to be held virtually via the internet on April 27, 2023, beginning at 9:00 a.m. Mountain Time.

The NuVasive Special Meeting will be held solely by means of remote communication via the internet. There will not be a physical location. NuVasive stockholders will be able to virtually attend and vote at the NuVasive Special Meeting by visiting www.proxydocs.com/NUVA, which is referred to as the “NuVasive Special Meeting website.”

To be virtually admitted to the NuVasive Special Meeting you must register at www.proxydocs.com/NUVA by 5:00 p.m. Eastern Time on April 25, 2023 (the “Registration Deadline”). You will be asked to provide the control number located inside the shaded gray box on your proxy card (the “Control Number”) as described in the proxy materials. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the NuVasive Special Meeting, will be emailed to you. If you request a printed copy of NuVasive’s proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. If you hold shares in “street name” through a bank, broker or other nominee and intend to vote your shares online during the NuVasive Special Meeting, you must request and obtain a valid legal proxy from your bank, broker or other nominee and register to attend the NuVasive Special Meeting by visiting the NuVasive Special Meeting website.

We recommend that you log in 15 minutes before the start of the NuVasive Special Meeting to ensure sufficient time to complete the check-in procedures. The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. If you encounter any technical difficulties logging onto the NuVasive Special Meeting website or during the meeting, there will be a 1-800 number available to call for assistance. Technical support will be available 15 minutes prior to the start time of the meeting and through the conclusion of the meeting.

Matters to Be Considered at the NuVasive Special Meeting

The purpose of the NuVasive Special Meeting is to consider and vote on each of the following proposals, each of which is further described in this joint proxy statement/prospectus:

•	NuVasive Proposal 1—Adoption of the Merger Agreement: To adopt the Merger Agreement;

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NuVasive Proposal 2—Advisory Non-Binding Vote on Merger-Related Compensation for Named Executive Officers: To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to NuVasive named executive officers that is based on or otherwise relates to the Merger; and

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NuVasive Proposal 3—Adjournment of the NuVasive Special Meeting: To approve the adjournment of the NuVasive Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the NuVasive Special Meeting to approve the NuVasive Merger Proposal.

Approval of the NuVasive Merger Proposal by NuVasive stockholders is a condition to the Merger. Approval of the non-binding advisory NuVasive Compensation Proposal and the NuVasive Adjournment Proposal are not conditions to the obligations of either Globus or NuVasive to complete the Merger.

Only business within the purposes described in the NuVasive Special Meeting notice may be conducted at the NuVasive Special Meeting.

Recommendation of the NuVasive Board of Directors

At a special meeting held on February 8, 2023, the NuVasive Board unanimously: (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of NuVasive and its stockholders; (2) approved, adopted, deemed and declared advisable the Merger Agreement, the performance by NuVasive of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (3) directed that the approval of the Merger and adoption of the Merger Agreement be submitted to a vote at a meeting of NuVasive stockholders; and (4) resolved to recommend that NuVasive stockholders approve the Merger and adopt the Merger Agreement.

Accordingly, the NuVasive Board unanimously recommends that NuVasive stockholders vote:

•	NuVasive Proposal 1: “FOR” the NuVasive Merger Proposal;

•	NuVasive Proposal 2: “FOR” the NuVasive Compensation Proposal; and

•	NuVasive Proposal 3: “FOR” the NuVasive Adjournment Proposal.

See the section titled “The Merger—NuVasive’s Reasons for the Merger and Recommendation of the

NuVasive Board of Directors.”

Record Date for the NuVasive Special Meeting and Voting Rights

The record date to determine NuVasive stockholders who are entitled to receive notice of and to vote at the NuVasive Special Meeting or any adjournments or postponements thereof is March 24, 2023. At the close of business on the NuVasive Record Date, there were 52,348,291 shares of NuVasive Common Stock issued and outstanding and entitled to vote at the NuVasive Special Meeting.

Each NuVasive stockholder is entitled to one vote on each proposal for each share of NuVasive Common Stock held of record at the close of business on the NuVasive Record Date. Only NuVasive stockholders of record at the close of business on the NuVasive Record Date are entitled to receive notice of and to vote at the NuVasive Special Meeting and any and all adjournments or postponements thereof.

Quorum; Abstentions and Broker Non-Votes

A quorum of NuVasive stockholders is necessary to conduct business at the NuVasive Special Meeting. The presence, in person or by proxy of the holders of a majority of the shares of NuVasive Common Stock entitled to vote at the NuVasive Special Meeting will constitute a quorum. Shares of NuVasive Common Stock present at the NuVasive Special Meeting by virtual attendance via the NuVasive Special Meeting website or represented by proxy and entitled to vote, including shares for which a NuVasive stockholder directs an “abstention” from voting, will be counted for purposes of determining a quorum. However, because all of the proposals for consideration at the NuVasive Special Meeting are considered “non-routine” and “non-discretionary” matters, shares held in “street name” are not expected to be counted as present for the purpose of determining the existence of a quorum unless the NuVasive stockholder provides their bank, broker or other nominee with voting instructions for at least one of the proposals at the NuVasive Special Meeting. If a quorum is not present, the NuVasive Special Meeting will be adjourned or postponed until the holders of the number of shares of NuVasive Common Stock required to constitute a quorum attend. The NuVasive Special Meeting may also be adjourned to another place, if any, date or time, even if a quorum is present.

Under Nasdaq rules, banks, brokers or other nominees who hold shares in “street name” on behalf of the beneficial owner of such shares have the authority to vote such shares in their discretion on certain “routine” proposals when they have not received voting instructions from the beneficial owners. However, banks, brokers or other nominees are not allowed under NYSE rules, which also apple to Nasdaq-listed companies, to exercise their voting discretion with respect to matters that are “non-routine.” This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares, and (ii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter. All of the proposals for consideration at the NuVasive Special Meeting are considered “non-routine” matters, and banks, brokers or other nominees will not have discretionary authority to vote on any matter before the NuVasive Special Meeting. As a result, NuVasive does not expect any broker non-votes at the NuVasive Special Meeting and if you hold your shares of NuVasive Common Stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instructions provided by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. Brokers will not be able to vote on any of the proposals before the NuVasive Special Meeting unless they have received voting instructions from the beneficial owners.

Required Votes

The vote required to approve each of the proposals listed below assumes the presence of a quorum at the NuVasive Special Meeting. As described above, NuVasive does not expect there to be any broker non-votes at the NuVasive Special Meeting.

Proposal	Required Vote	Effects of Certain Actions

NuVasive Proposal 1: NuVasive Merger Proposal	Approval requires the affirmative vote of a majority of the outstanding shares of NuVasive Common Stock entitled to vote at the close of business on the NuVasive Record Date.	The failure to vote, the failure to instruct your brokerage firm, bank, dealer or other similar organization, trustee, or nominee to vote shares held in “street name” on the NuVasive Merger Proposal, an abstention from voting, or a broker non-vote, if any, will have the same effect as a vote “AGAINST” the NuVasive Merger Proposal.

NuVasive Proposal 2: NuVasive Compensation Proposal	Approval requires the affirmative vote of a majority of the shares of NuVasive Common Stock present or represented by proxy at the NuVasive Special Meeting and entitled to vote thereon	Any shares not present or represented by proxy (including due to the failure of a NuVasive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the NuVasive Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the NuVasive Compensation

Proposal	Required Vote	Effects of Certain Actions
Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy on the NuVasive Compensation Proposal will have the same effect as a vote “AGAINST” the NuVasive Compensation Proposal. Broker non-votes, if any, will have no effect on the NuVasive Compensation Proposal

NuVasive Proposal 3: NuVasive Adjournment Proposal	Approval requires the affirmative vote of a majority of the shares of NuVasive Common Stock present or represented by proxy at the NuVasive Special Meeting and entitled to vote thereon	Any shares not present or represented by proxy (including due to the failure of a NuVasive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the NuVasive Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the NuVasive Adjournment Proposal. An abstention by any shares present or represented by proxy on the NuVasive Adjournment Proposal will have the same effect as a vote “AGAINST” the NuVasive Adjournment Proposal. Broker non-votes, if any, will have no effect on the NuVasive Adjournment Proposal.

Vote of NuVasive Directors and Executive Officers

As of March 24, 2023, the NuVasive Record Date, NuVasive directors and executive officers beneficially owned and were entitled to vote in the aggregate shares of NuVasive Common Stock, which represented less than 1% of the NuVasive Common Stock issued and outstanding on the NuVasive Record Date.

NuVasive currently expects that all NuVasive directors and NuVasive executive officers will vote their shares “FOR” the NuVasive Merger Proposal, “FOR” the NuVasive Compensation Proposal and “FOR” the NuVasive Adjournment Proposal, although none of them has entered into any agreements obligating them to do so.

Methods of Voting

Stockholders of Record

If you are a NuVasive stockholder of record, you may vote at the NuVasive Special Meeting by proxy through the internet, by telephone, by mail, or by virtually attending and voting at the NuVasive Special Meeting via the NuVasive Special Meeting website, as described below.

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By Internet: Go to the web address www.proxypush.com/NUVA and follow the instructions for internet voting as shown on the notice mailed to you. Your vote must be received before the polls close at the NuVasive Special Meeting to be counted. If you vote via the internet, you do not need to return a proxy card by mail.

•	By Telephone: Dial (866) 217-7017 and follow the instructions for telephone voting shown on the proxy card mailed to you.

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By Mail: If you received a proxy card in the mail, and you do not wish to vote via the internet or by telephone, you can complete, sign, date and mail the proxy card in the envelope provided. If you vote via the internet or by telephone, please do not mail your proxy card. If you vote by mail, your completed proxy card must be received prior to the NuVasive Special Meeting.

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Virtually via the NuVasive Special Meeting Website: You may vote during the virtual meeting by following the instructions available on the NuVasive Special Meeting website at www.proxydocs.com/NUVA. To be admitted to the NuVasive Special Meeting, you must register by the Registration Deadline and provide the Control Number as described in the proxy card. After completion of your registration by the Registration Deadline, further instructions, including a unique link to access the NuVasive Special Meeting, will be emailed to you. We recommend you submit your vote by proxy prior to the date of the NuVasive Special Meeting even if you plan to attend the meeting virtually via the internet.

Unless revoked, all duly executed proxies representing shares of NuVasive Common Stock entitled to vote at the NuVasive Special Meeting will be voted at the NuVasive Special Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you submit an executed proxy without providing instructions for any proposal, your shares will be voted “FOR” the NuVasive Merger Proposal, “FOR” the NuVasive Compensation Proposal and “FOR” the NuVasive Adjournment Proposal. NuVasive does not expect that any matter other than the proposals listed above will be brought before the NuVasive Special Meeting.

Beneficial (Street Name) Stockholders

If your shares of NuVasive Common Stock are held through a broker (typically referred to as being held in “street name”), you will receive separate voting instructions from your broker. You must follow the voting instructions provided by your broker in order to instruct your broker on how to vote your shares. Stockholders who hold shares in street name should generally be able to vote by returning the voting instruction form to their broker or by telephone or via the internet. However, the availability of telephone or internet voting will depend on the voting process of your broker. If you hold shares in “street name” through a bank, broker or other nominee and intend to vote your shares online during the NuVasive Special Meeting, you must request and obtain a valid legal proxy from your bank, broker or other nominee and register to attend the NuVasive Special Meeting as a stockholder at www.proxydocs.com/NUVA. See the section titled “Stockholders of Record.”

Revocability of Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the NuVasive Special Meeting by: (a) providing new voting instructions by telephone or via the internet as described above; (b) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of NuVasive at NuVasive’s principal executive offices located at 12101 Airport Way, Broomfield, CO 80021; or

(c) voting during the NuVasive Special Meeting by following the instructions available on the NuVasive Special Meeting website. Attendance at the NuVasive Special Meeting will not revoke a proxy unless you actually vote at the NuVasive Special Meeting. If you beneficially hold shares in street name, you must contact the broker or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.

Proxy Solicitation Costs

NuVasive is soliciting proxies on behalf of NuVasive and the NuVasive Board. NuVasive will bear the entire cost of soliciting proxies from NuVasive stockholders. Proxies may be solicited on behalf of NuVasive or the NuVasive Board by NuVasive directors, officers and other employees in person or by mail, telephone, facsimile, messenger, the internet or other means of communication, including electronic communication. NuVasive directors, officers and employees will not be paid any additional amounts for their services or solicitation in this regard.

NuVasive will request that banks, brokers and other nominee record holders send proxies and proxy material to the beneficial owners of NuVasive Common Stock and secure their voting instructions, if necessary. NuVasive may be required to reimburse those banks, brokers and other nominees on request for their reasonable expenses in taking those actions.

NuVasive has also retained Innisfree to assist in soliciting proxies and in communicating with NuVasive stockholders and estimates that it will pay Innisfree a fee of approximately $80,000, plus reimbursement for certain out-of-pocket fees and expenses. NuVasive also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. NuVasive has previously adopted householding for NuVasive stockholders of record. As a result, NuVasive stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus. Registered NuVasive stockholders (those who hold shares of NuVasive Common Stock directly in their name with NuVasive’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to NuVasive at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple NuVasive stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

If you reside at the same address as another NuVasive stockholder and wish to receive a separate copy of the applicable materials, you may do so by contacting the bank, broker or other holder of record, or NuVasive by telephone at: (858) 210-2129 or by mail to: 7475 Lusk Boulevard, San Diego, California 92121, Attn: Investor Relations Department. Upon written or oral request, we will promptly deliver a separate copy of the notice of the NuVasive Special Meeting and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents.

Adjournments

If a quorum is present at the NuVasive Special Meeting but there are insufficient votes at the time of the NuVasive Special Meeting to approve the NuVasive Merger Proposal, then NuVasive stockholders may be asked to vote on the NuVasive Adjournment Proposal. If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, may adjourn the NuVasive Special Meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The NuVasive Special Meeting may also be adjourned to another place, if any, date or time, even if a quorum is present.

At any subsequent reconvening of the NuVasive Special Meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the NuVasive Special Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or completing your proxy card, or if you have questions regarding the NuVasive Special Meeting, please contact Innisfree, NuVasive’s proxy solicitor for the NuVasive Special Meeting, at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll free: (877) 456-3524

Banks and Brokers may call collect: (212) 750-5833

NUVASIVE STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, NUVASIVE STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

NUVASIVE PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This joint proxy statement/prospectus is being furnished to you as a NuVasive stockholder in connection with the solicitation of proxies by the NuVasive Board for use at the NuVasive Special Meeting. At the NuVasive Special Meeting, NuVasive is asking NuVasive stockholders to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into NuVasive, with NuVasive continuing as the surviving corporation and as a wholly owned subsidiary of Globus. Upon completion of the Merger, each share of NuVasive Common Stock outstanding as of immediately prior to the Effective Time, other than shares of NuVasive Common Stock held in treasury or held or owned by NuVasive, Globus or Merger Sub, will be converted into the right to receive 0.75 fully paid and non-assessable shares of Globus Class A Common Stock (subject to adjustments in the event of any stock split or similar change to the number of shares of NuVasive Common Stock or Globus Class A Common Stock issued and outstanding prior to the Effective Time as a result of specified events, as specified in the Merger Agreement).

The NuVasive Board has carefully considered and unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of NuVasive and its stockholders.

Accordingly, the NuVasive Board unanimously recommends that NuVasive stockholders vote “FOR” the NuVasive Merger Proposal.

The Merger and a summary of the terms of the Merger Agreement are described in more detail under “The Merger” and “The Merger Agreement,” and NuVasive stockholders are encouraged to read the full text of the Merger Agreement, which is attached as Annex A hereto.

Assuming a quorum is present at the NuVasive Special Meeting, approval of the NuVasive Merger Proposal requires the affirmative vote of a majority of the outstanding shares of NuVasive Common Stock entitled to vote thereon at the close of business on the NuVasive Record Date. If a NuVasive stockholder fails to vote, fails to instruct its bank, broker or nominee to vote with respect to the NuVasive Merger Proposal or abstains from voting, it will have the same effect as a vote “AGAINST” the NuVasive Merger Proposal. Broker non-votes, if any, will have the same effect as a vote “AGAINST” the NuVasive Merger Proposal.

It is a condition to the completion of the Merger that NuVasive stockholders approve the NuVasive Merger Proposal.

THE NUVASIVE BOARD UNANIMOUSLY RECOMMENDS THAT NUVASIVE STOCKHOLDERS VOTE “FOR” THE NUVASIVE MERGER PROPOSAL.

NUVASIVE PROPOSAL 2: ADVISORY NON-BINDING VOTE ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, NuVasive is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to NuVasive’s named executive officers that is based on or otherwise relates to the Merger, as described in the section titled “Interests of NuVasive Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to NuVasive’s Named Executive Officers in Connection with the Merger—Golden Parachute Compensation,” including the footnotes to the table. Accordingly, NuVasive stockholders are being provided the opportunity to cast an advisory vote on such payments.

The NuVasive Board encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this joint proxy statement/prospectus, and is asking NuVasive stockholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the NuVasive stockholders hereby approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to NuVasive’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the in the table in the section of this joint proxy statement/prospectus titled “Interests of NuVasive Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to NuVasive’s Named Executive Officers in Connection with the Merger—Golden Parachute Compensation,” including the footnotes to the table and the related narrative disclosures.”

The NuVasive Board unanimously recommends that NuVasive stockholders vote “FOR” the NuVasive Compensation Proposal.

The vote on the NuVasive Compensation Proposal is a vote separate and apart from the vote on the NuVasive Merger Proposal. Accordingly, you may vote to approve the Merger Agreement and vote not to approve the named executive officer Merger-related compensation proposal and vice versa. Because the vote on the NuVasive Compensation Proposal is advisory only, it will not be binding on either NuVasive or Globus. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of NuVasive stockholders.

Assuming a quorum is present at the NuVasive Special Meeting, approval of the NuVasive Compensation Proposal requires the affirmative vote of a majority of the shares of NuVasive Common Stock present, including by remote communication, or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a NuVasive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the NuVasive Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the NuVasive Compensation Proposal, provided that a quorum is otherwise present. An abstention by any shares present or represented by proxy to vote on the NuVasive Compensation Proposal will have the same effect as a vote “AGAINST” the NuVasive Compensation Proposal. Broker non-votes, if any, will have no effect on the NuVasive Compensation Proposal.

THE NUVASIVE BOARD UNANIMOUSLY RECOMMENDS THAT NUVASIVE STOCKHOLDERS VOTE “FOR” THE NUVASIVE COMPENSATION PROPOSAL.

NUVASIVE PROPOSAL 3: ADJOURNMENT OF THE NUVASIVE SPECIAL MEETING

The NuVasive Special Meeting may be adjourned to another time and place if necessary or appropriate in order to permit the solicitation of additional proxies if there are insufficient votes to approve the NuVasive Merger Proposal. Any determination of whether it is necessary to adjourn the NuVasive Special Meeting (or any adjournment or postponement thereof) to solicit additional proxies will be made solely by NuVasive.

NuVasive is asking NuVasive stockholders to authorize the holder of any proxy solicited by the NuVasive Board to vote in favor of any adjournment of the NuVasive Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the NuVasive Merger Proposal.

Approval of the NuVasive Adjournment Proposal is not a condition to the obligation of either Globus or NuVasive to complete the Merger.

The NuVasive Board unanimously recommends that NuVasive stockholders vote “FOR” the NuVasive Adjournment Proposal.

Approval of the NuVasive Adjournment Proposal requires the affirmative vote of a majority of the shares of NuVasive Common Stock present, including by remote communication, or represented by proxy at the meeting and entitled to vote thereon. Any shares not present or represented by proxy (including due to the failure of a NuVasive stockholder who holds shares in “street name” through a bank, broker or other nominee to provide voting instructions with respect to any proposals at the NuVasive Special Meeting to such bank, broker or other nominee) will have no effect on the outcome of the NuVasive Adjournment Proposal. An abstention by any shares present or represented by proxy on the NuVasive Adjournment Proposal will have the same effect as a vote “AGAINST” the NuVasive Adjournment Proposal. Broker non-votes, if any, will have no effect on the NuVasive Adjournment Proposal.

THE NUVASIVE BOARD UNANIMOUSLY RECOMMENDS THAT NUVASIVE STOCKHOLDERS VOTE “FOR” THE NUVASIVE ADJOURNMENT PROPOSAL.

THE MERGER

The following is a description of material aspects of the Merger. While Globus and NuVasive believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the Merger Agreement attached as Annex A hereto, for a more complete understanding of the Merger. In addition, important business and financial information about each of Globus and NuVasive is contained or incorporated by reference in this joint proxy statement/prospectus. For more information, see “Where You Can Find More Information.”

General

Globus, Merger Sub and NuVasive have entered into the Merger Agreement, which provides for the acquisition of NuVasive by Globus through a merger of Merger Sub with and into NuVasive (which we refer to as the “Merger”), with NuVasive continuing as the surviving corporation and as a wholly owned subsidiary of Globus. If the Merger is completed, NuVasive Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which NuVasive will no longer be required to file periodic reports with the SEC with respect to NuVasive Common Stock.

The Parties to the Merger

Globus Medical, Inc.

Globus, headquartered in Audubon, Pennsylvania, is a medical device company that develops and commercializes healthcare solutions whose mission is to improve the quality of life of patients with musculoskeletal disorders. Founded in 2003, Globus is committed to medical device innovation and delivering exceptional service to hospitals, ambulatory surgery centers and physicians to advance patient care and improve efficiency. Since inception, Globus has listened to the voice of the surgeon to develop practical solutions and products to help surgeons effectively treat patients and improve lives.

Globus is an engineering-driven company with a history of rapidly developing and commercializing advanced products and procedures to address treatment challenges. With over 230 product launches across 54 countries worldwide, Globus offers a comprehensive portfolio of innovative and differentiated technologies that are used to treat a variety of musculoskeletal conditions. Globus’s principal offices are located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403, and its telephone number is (610) 930-1800.

NuVasive, Inc.

NuVasive is a global medical technology company focused on developing, manufacturing, selling and providing procedural solutions for spine surgery, with a guiding purpose to transform surgery, advance care and change lives. NuVasive offers a comprehensive portfolio of procedurally integrated spine surgery solutions, including surgical access instruments, spinal implants, fixation systems, biologics, and enabling technologies, as well as systems and services for intraoperative neuromonitoring. In addition, NuVasive develops and sells magnetically adjustable implant systems for spine and specialized orthopedic procedures. NuVasive’s principal executive offices are located at 12101 Airport Way, Broomfield, Colorado 80021, and its telephone number is (800) 455-1476.

Zebra Merger Sub, Inc.

Merger Sub was formed by Globus for the sole purpose of effecting the Merger. Merger Sub has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the

Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into NuVasive, with NuVasive continuing as the surviving corporation and as a wholly owned subsidiary of Globus, and the separate existence of Merger Sub will cease. Merger Sub’s principal executive offices are located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403, and its telephone number is (610) 930-1800.

Merger Consideration

If the Merger is completed, each outstanding share of NuVasive Common Stock, other than treasury shares and shares held or owned by NuVasive, Globus or Merger Sub, will be converted into the right to receive 0.75 fully paid and non-assessable shares of Globus Class A Common Stock (subject to adjustments in the event of any stock split or similar change to the number of shares of NuVasive Common Stock or Globus Class A Common Stock issued and outstanding prior to the Effective Time as a result of specified events, as specified in the Merger Agreement). Based on the closing price of Globus Class A Common Stock on NYSE of $52.26 on March 22, 2023, the latest practicable trading day prior to the date of the accompanying joint proxy statement/prospectus, the implied value of the consideration payable to NuVasive stockholders in the Merger was approximately $39.20 per share of NuVasive Common Stock. The market price of shares of Globus Class A Common Stock that NuVasive stockholders receive at the time the Merger is completed could be greater than, less than or the same as the market price of shares of Globus Class A Common Stock on the date of this joint proxy statement/prospectus or on the date of the Globus Special Meeting or the NuVasive Special Meeting. Accordingly, you should obtain current market quotations for Globus Class A Common Stock and NuVasive Common Stock before deciding how to vote on the proposals, including the Globus Share Issuance Proposal and the NuVasive Merger Proposal, as applicable. Globus Class A Common Stock and NuVasive Common Stock are traded on NYSE and Nasdaq, under the symbols “GMED” and “NUVA,” respectively. Shares of Globus Class A Common Stock will continue trading on NYSE under the symbol “GMED” after completion of the Merger.

Background of the Merger

The NuVasive Board regularly evaluates NuVasive’s strategic direction and ongoing business plans with a view towards strengthening NuVasive’s business and enhancing stockholder value. As part of this evaluation, the NuVasive Board has, from time to time, considered a variety of strategic alternatives. These have included, among others, (1) the continuation of, and potential improvements to, NuVasive’s current business plan with NuVasive remaining an independent entity; (2) capital allocation initiatives; (3) potential expansion opportunities through acquisitions, partnerships or other commercial relationships; and (4) business combinations and other financial and strategic alternatives, including the sale of some or all of NuVasive.

Globus management and the Globus Board regularly evaluate the strategic opportunities available to Globus with a view towards strengthening Globus’s business, performance, industry positioning and prospects and enhancing stockholder value. As part of its ongoing evaluation, Globus has evaluated and considered from time to time various potential strategic transactions, including potential mergers with or acquisitions of other participants in the medical device industry. In January of 2021, the Globus Board contacted Goldman Sachs to evaluate potential acquisition targets in the medical device industry.

As active participants in the spine and orthopedics industry, NuVasive and Globus are well known to each other. From time to time, members of NuVasive management have met with members of Globus management to discuss their industry and their respective businesses. At various points in the past, NuVasive and Globus discussed consolidation in their industry and the potential for a business combination transaction between NuVasive and Globus. These discussions were general in nature and did not advance beyond preliminary, exploratory conversations.

On September 24, 2021, at the request of Mr. David C. Paul, Executive Chairman of Globus, an in-person meeting was held to discuss the possibility of a business combination between NuVasive and Globus. Present at that meeting were Mr. Paul, Dave Demski, who was then the Chief Executive Officer of Globus, Daniel Wolterman, Chairman of the NuVasive Board, and Christopher Barry, the Chief Executive Officer of NuVasive.

On October 1, 2021, the Globus Board held a meeting to discuss the opportunity with NuVasive, including the strategic rationale for the combination, the relevant financial analysis, and the potential terms of a non-binding letter of intent.

On October 8, 2021, Globus sent a non-binding letter of intent (the “October 2021 Letter”), which proposed to combine NuVasive and Globus in an-all stock transaction. Among other terms, the October 2021 Letter offered consideration of 0.90 shares of Globus Class A Common Stock for each share of NuVasive Common Stock. On October 8, 2021, the closing price of NuVasive Common Stock was $58.03 and the closing price of Globus Class A Common Stock was $76.07, reflecting an implied premium for NuVasive Common Stock of 18%.

Following receipt of the October 2021 Letter, NuVasive contacted BofA Securities and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) to discuss and assess the risks and merits of the transaction proposed by the October 2021 Letter. BofA Securities and Wachtell Lipton had previously provided advisory services to NuVasive with respect to potential strategic transactions.

Shortly after NuVasive’s receipt of the October 2021 Letter, Wachtell Lipton provided a draft mutual confidentiality agreement to facilitate discussions and the disclosure of information between NuVasive and Globus, and following negotiations and certain revisions thereof, NuVasive and Globus entered into the mutual confidentiality agreement on October 22, 2021. The confidentiality agreement did not contain a standstill restriction on Globus. At that time, and thereafter during the course of discussions between Globus and NuVasive until they entered into the Merger Agreement, no third parties were subject to a standstill with NuVasive restricting them from making an acquisition proposal to NuVasive.

On November 1, 2021, the NuVasive Board held its regularly-scheduled quarterly meeting. The agenda for the November meeting included a session focused on the industry and competitive landscape, a strategy review and a discussion of NuVasive’s long-range business plan, and was updated to include consideration of the October 2021 Letter. At the meeting, representatives from BofA Securities presented an overview of various strategic alternatives and considerations for NuVasive, including with respect to the potential transaction with Globus contemplated by the October 2021 Letter. In addition, representatives from Wachtell Lipton discussed the directors’ fiduciary duties in the context of considering the potential transaction with Globus and various considerations that should be included in the NuVasive Board’s decision-making process. The NuVasive Board discussed NuVasive’s standalone strategy, as well as the potential risks and merits of a transaction with Globus and the potential value creation for NuVasive stockholders from such a transaction relative to NuVasive’s long-range business plan. Following discussion, the NuVasive Board directed management to request a meeting between representatives of Goldman Sachs, financial advisor to Globus, and BofA Securities, financial advisor to NuVasive, to engage in discussions regarding potential risks and opportunities for a potential transaction.

On or about November 15, 2021, there were reports in the media that NuVasive and Globus were considering a potential transaction. These reports led to stock price volatility, as well as disruption impacting the companies’ respective employees and other stakeholders. Given the very early stages of discussions between the parties, and the fact that no diligence information had yet been shared, Globus and NuVasive agreed on November 16, 2021 that engaging in more substantive interactions would lead to further unwanted disruption at that time. Therefore, the parties decided to cease further discussions with respect to a potential transaction and to pursue their standalone strategies instead.

From the end of November 2021 through early October 2022, there were occasional communications between the parties, including communications about industry trends and developments, as well as industry consolidation, but no substantive discussions regarding a possible strategic transaction.

On April 21, 2022, Mr. Demski resigned as Chief Executive Officer of Globus, and Mr. Daniel Scavilla was appointed as the Chief Executive Officer of Globus.

On October 19, 2022, Mr. Paul called Mr. Wolterman to inquire if NuVasive would be open to receiving an indication of interest for a potential transaction with Globus. Mr. Wolterman responded to Mr. Paul that NuVasive would give due consideration to an indication of interest.

On November 1, 2022, the Globus Board held a meeting with members of Globus management in attendance to discuss the opportunity with NuVasive including the strategic rationale, financial analysis, and terms of a non-binding letter of intent. The Globus Board recommended that Globus provide NuVasive with a non-binding letter of intent reflecting the same terms as those in the October 2021 Letter, other than decreasing the exchange ratio based on the current relative value of NuVasive Common Stock to Globus Class A Common stock.

On November 1, 2022, Mr. Paul sent Mr. Wolterman a preliminary, non-binding indication of interest (the “November 1 Letter”) setting forth certain terms under which Globus proposed to acquire NuVasive. The November 1 Letter offered consideration of 0.80 shares of Globus Class A Common Stock for each share of NuVasive Common Stock. On November 1, 2022, the closing price of NuVasive Common Stock was $44.71 and the closing price of Globus Class A Common Stock was $66.92, reflecting an implied premium for NuVasive Common Stock of 20%. The November 1 Letter also provided for the expansion of the Globus Board to include up to 4 members of the NuVasive Board, a 60-day exclusivity period for negotiations between NuVasive and Globus and a $120 million termination fee that would be payable by NuVasive in the event the parties entered into a definitive agreement and NuVasive subsequently decided not to consummate the transaction.

On November 2, 2022, the NuVasive Board held its regularly-scheduled quarterly meeting. The agenda for the meeting included a session focused on the industry and competitive landscape, a strategy review and a discussion of NuVasive’s long-range business plan, and was updated to include consideration of the November 1 Letter. Mr. Wolterman provided an overview of his communications with Mr. Paul, and members of management provided their perspective on the merits and risks of engaging in further discussions with Globus. Following discussion, the NuVasive Board directed management to engage with Globus to assess the potential opportunity afforded by a transaction, but to reject Globus’s request for exclusivity (and, at no point prior to the signing of the merger agreement did NuVasive agree to such exclusivity). Thereafter, on November 3, 2022, Messrs. Wolterman, Paul, Barry and Scavilla engaged in communications about a potential transaction, and Messrs. Wolterman and Barry provided feedback from the NuVasive Board on the November 1 Letter to Messrs. Paul and Scavilla.

During the course of the negotiations with Globus following NuVasive’s receipt of the November 1 Letter, members of NuVasive management provided updates via email to the NuVasive Board regarding the terms proposed by Globus as well as ongoing communications between the parties.

During the period between November 1, 2022 and November 15, 2022, the gap between the stock price of Globus Class A Common Stock and the stock price of NuVasive Common Stock generally continued to increase. The closing price of Globus Class A Common Stock increased approximately 7.3% during such period, whereas the closing price of NuVasive Common Stock decreased by approximately 16.6% in the same period.

On November 14, 2022, Messrs. Wolterman and Paul discussed various matters pertaining to Globus’s intent to submit a revised indication of interest.

On the morning of November 16, 2022, Mr. Paul sent a revised preliminary, non-binding indication of interest dated November 15, 2022 (the “November 15 Letter”) to Mr. Wolterman, which proposed an exchange ratio of 0.72 shares of Globus Class A Common Stock for each share of NuVasive Common Stock. On November 16, 2022, the closing price of NuVasive Common Stock was $36.42 and the closing price of Globus Class A Common Stock was $70.40, reflecting an implied premium for NuVasive Common Stock of 39%. The November 15 Letter also provided for the expansion of the Globus Board to include up to 2 members of the NuVasive Board, and a 60-day exclusivity period for negotiations between NuVasive and Globus. The

November 15 Letter also proposed that if the parties executed a definitive agreement and a party subsequently decided not to consummate the transaction, the terminating party would pay the other party a termination fee of $120 million. Thereafter, on November 16, 2022, Mr. Paul called Mr. Wolterman to discuss the terms of this revised proposal. Among other things, Mr. Paul indicated that the recent stock price decline of NuVasive Common Stock and the stock price increase of Globus Class A Common Stock had impacted Globus’s perspective on the exchange ratio.

On November 18, 2022, Mr. Wolterman indicated to Mr. Paul that, in light of the macro-economic environment and continued stock price volatility, NuVasive would be pausing discussions to focus on other initiatives that were underway but that he was open to reconnecting later with Mr. Paul.

On November 28, 2022, Messrs. Wolterman and Barry met in person with Messrs. Paul and Scavilla. At that meeting, the parties discussed the merits of a merger between NuVasive and Globus, including potential synergies that could be achieved from the merger. Messrs. Wolterman and Barry also indicated to Messrs. Paul and Scavilla that the exchange ratio proposed in the November 15 Letter undervalued NuVasive and was thus not acceptable to NuVasive.

Thereafter, on December 2, 2022, Messrs. Wolterman and Paul engaged in further discussions regarding the relative stock prices of NuVasive and Globus and the exchange ratio for the potential merger, as well as the possibility that Globus would submit a revised indication of interest.

On December 5, 2022, the NuVasive Board met with members of NuVasive management regarding various strategic initiatives underway, and Mr. Wolterman noted that Globus and NuVasive were continuing to discuss the possibility of a merger. At the meeting, the NuVasive Board authorized management to direct BofA Securities to engage in valuation discussions with Globus’s financial advisor.

Thereafter, representatives of BofA Securities had calls with representatives of Goldman Sachs, financial advisor to Globus, in which they discussed, among other things, the exchange ratio for the potential merger.

On December 8, 2022, the Globus Board held a regularly scheduled meeting, with members of Globus management in attendance, at which it discussed the status of the negotiations for the potential merger with NuVasive and the terms of the November 15 Letter. Following such discussion, the Globus Board recommended to increase the proposed exchange ratio to 0.75 shares of Globus Class A Common Stock for each share of NuVasive Common Stock.

On December 16, 2022, Mr. Paul sent a further revised preliminary, non-binding indication of interest (the “December 16 Letter”) to Mr. Wolterman. The December 16 Letter offered a revised exchange ratio of 0.75 shares of Globus Class A Common Stock for each share of NuVasive Common Stock, but otherwise proposed substantially the same terms for a transaction as the November 15 Letter. On December 16, 2022, the closing price of NuVasive Common Stock was $40.38 and the closing price of Globus Class A Common Stock was $71.63, reflecting an implied premium for NuVasive Common Stock of 33%.

On December 17, 2022, the NuVasive Board met with members of NuVasive management and representatives of BofA Securities. Representatives of BofA Securities reviewed with the NuVasive Board BofA Securities’s preliminary financial analysis of the exchange ratio proposed to be received by NuVasive stockholders in the merger, and members of NuVasive management provided the NuVasive Board with their initial views of possible synergies from a combination of NuVasive and Globus. In addition, the NuVasive Board considered risks and opportunities relating to NuVasive’s strategic plan, including the expected value creation opportunity from continued execution of NuVasive’s standalone strategy. The NuVasive Board also discussed various considerations involved in soliciting indications of interest from other third parties for a potential transaction with NuVasive, including whether a higher value could be obtained for NuVasive stockholders from a third party and whether increased competition could result in more attractive pricing or other terms for

NuVasive from Globus, as well as potential risks and disruption that could occur from exploratory outreaches and potential market rumors that may result, and a potential adverse reaction from Globus that could negatively impact its willingness to continue pursuing a transaction with NuVasive. Following discussions with NuVasive management and representatives of BofA Securities, the NuVasive Board was of the view that there was unlikely to be a third party who would be able or willing to provide greater value for NuVasive stockholders as compared to the exchange ratio proposed by Globus in the December 16 Letter, and accordingly authorized NuVasive management to continue exploratory discussions with Globus, to work with BofA Securities and Wachtell Lipton and to concurrently commence a mutual diligence process.

Also in conjunction with the December 17, 2022 meeting of the NuVasive Board, the NuVasive Board was provided with certain information from BofA Securities regarding any material relationships between BofA Securities and Globus during the preceding two-year period as well as information regarding certain bond hedge and warrant arrangements that certain BofA Securities affiliates, acting as principals for their own accounts, had entered into with NuVasive in connection with NuVasive’s 1.00% convertible senior notes due 2023 (collectively, the Call Spread Transactions, as defined and described further in the section of this joint proxy statement/prospectus titled “The Merger  — Opinion of NuVasive’s Financial Advisor  — Call Spread Transactions”). Given that the conversion price for the convertible notes was well in excess of the closing price of NuVasive Common Stock on December 16, 2022, NuVasive management was of the view that the conversion right was unlikely to be exercised by noteholders and, accordingly, BofA Securities’ potential obligations pursuant to the hedging arrangements were immaterial.

On December 19, 2022, Mr. Wolterman called Mr. Paul to indicate NuVasive’s desire to move forward with mutual diligence and that NuVasive was prepared to accept the exchange ratio proposed in the December 16 Letter but that the proposed termination fees and request for exclusivity were not acceptable to NuVasive and that NuVasive desired a number of directors on the board of the combined company that would be proportionate to the ownership percentage of NuVasive stockholders in the combined company.

On December 21, 2022, the Globus Board held a meeting to discuss Mr. Paul’s December 19th call with Mr. Wolterman, the terms of the December 16 Letter, including the amount of the termination fee and the number of NuVasive Board members that could be appointed to serve on the Globus Board post-merger. Following such discussion, the Globus Board authorized Globus management to propose to NuVasive that Globus was willing to add an additional NuVasive director to the Globus Board following the merger (for a total of up to three NuVasive directors) and recommended that Mr. Paul reiterate Globus’s desire for a $120 million mutual termination fee if the merger agreement between the parties was terminated under certain circumstances.

On December 21, 2022, Mr. Paul stated in a call with Mr. Wolterman that Globus was willing to expand the Globus Board to eleven directors in order to allow three NuVasive directors to join the Globus Board at the closing of the proposed transaction, but reiterated Globus’s view that the proposed transaction should have a mutual termination fee of $120 million.

On December 22 and December 23, 2022, Messrs. Barry and Scavilla held calls in which they discussed, among other things, the need for speed and certainty of closing in the event that NuVasive and Globus agreed to move forward with a transaction.

On December 23, 2022, representatives of BofA Securities and Goldman Sachs had a call to discuss the proposed transaction, including the timeline and diligence process. Following the call, representatives of Goldman Sachs sent an initial diligence request list from Globus to representatives of BofA Securities.

Between December 23, 2022 and January 1, 2023, there were several calls between NuVasive management and Globus management to discuss diligence matters, including with respect to an assessment of potential synergies and risks for a combined company. During this period, Messrs. Wolterman, Paul, Barry and Scavilla continued to engage in communications regarding transaction terms, including Globus’s request for exclusivity (which Messrs. Wolterman and Barry continued to reject), as well as termination rights and termination fees.

On December 29, 2022, certain members of NuVasive management, including Mr. Barry, held an in-person meeting with certain members of Globus management to discuss, among other things, the complementarity of NuVasive’s and Globus’s commercial sales.

Also on December 29, 2022, representatives of Wachtell Lipton held a call with representatives of Troutman Pepper Hamilton Sanders LLP, legal counsel to Globus (“Troutman”), to discuss certain terms of the proposed transaction. In addition, representatives of BofA Securities sent representatives of Goldman Sachs an initial reverse diligence list from NuVasive.

On December 30, 2022, NuVasive provided access to Globus, Troutman and Goldman Sachs to a virtual data room containing certain documents responsive to Globus’s diligence requests.

On December 30, 2022, representatives of Troutman sent an initial draft of the merger agreement to representatives of Wachtell Lipton. Among other things, the draft merger agreement provided that Globus would not be required to commit to any remedy to obtain any required regulatory approvals, an end date (at which either party could unilaterally terminate the merger agreement) of six months after the merger agreement was signed, non- solicitation restrictions prohibiting NuVasive from soliciting or engaging in discussions with competing bidders, and a termination fee of $120 million that was payable by NuVasive under certain circumstances, including if NuVasive terminated the merger agreement to enter into a superior proposal. The draft agreement also provided that the NuVasive Board could only change its recommendation to be adverse to a transaction with Globus in the event that NuVasive received a superior proposal.

On January 4, 2023, Globus provided access to representatives of NuVasive, Wachtell Lipton and BofA Securities to a virtual data room. In addition, Messrs. Wolterman and Paul discussed certain matters relating to the proposed transaction, including the mutual diligence being conducted by the parties.

During the period from December 30, 2022 through February 6, 2023, representatives and advisors of NuVasive and Globus reviewed diligence materials provided by the other party and engaged in business and legal due diligence discussions with representatives and advisors of the other party, and submitted a number of requests for additional due diligence information. The mutual diligence focused on, among other things, complementarity of the parties’ commercial sales, assessing potential synergies and risks for the combined company, legal and compliance matters, human resources matters, finance and accounting matters, and long range business plans.

On January 5, 2023, representatives of Wachtell Lipton had a call with representatives of Troutman to discuss the terms of the draft merger agreement, including with respect to a voting commitment to be provided by Mr. Paul, Globus’s regulatory efforts commitment, the non-solicitation restrictions on NuVasive and termination fees proposed by Globus. Also on January 5, 2023, representatives of BofA Securities had a call with representatives of Goldman Sachs to discuss certain of these matters.

On January 5 and 6, 2023, there were multiple calls between NuVasive management and Globus management, with representatives of BofA Securities and Goldman Sachs in attendance for some of these calls, to facilitate Globus’s due diligence review of NuVasive.

On January 6, 2023, representatives of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Troutman which, among other things, required Globus to commit to any remedies that may be required to obtain regulatory approvals, proposed an end date of nine months (subject to two three-month extensions), eliminated or reduced the amount of the termination fee payable by NuVasive to 3% of transaction equity value in certain termination scenarios, contained a go-shop provision permitting NuVasive to solicit competing bids for a period of 45 days following the signing of the merger agreement (the “go-shop period”) and pay a reduced termination fee of 1% of transaction equity value to Globus if NuVasive terminated the agreement in response to a superior proposal from a bidder that emerged during the go-shop period, proposed a termination fee that would be payable by Globus in certain termination scenarios, and permitted the NuVasive Board to change its recommendation for the transaction in response to certain unforeseen material intervening events.

On January 9, 2023, Goldman Sachs delivered a disclosure letter describing certain of Goldman Sachs’ investment banking relationships with NuVasive. The Globus Board reviewed and noted such disclosures, and determined that they were not material.

On January 9, 2023, representatives of Goldman Sachs shared with representatives of BofA Securities certain preliminary prospective financial information prepared by Globus management relating to Globus’s five year business plan (the “Preliminary Globus Standalone Projections”). For more information, see the section of this joint proxy statement/prospectus titled “The Merger  — Certain Globus Unaudited Prospective Financial Information”.

Also on January 9, 2023, Messrs. Wolterman and Paul held a call to discuss certain matters relating to the transaction, including the progress being made by the parties in their diligence and negotiation of definitive documents.

On January 10, 2023, representatives of Wachtell Lipton sent a draft of the voting agreement to Troutman, which, among other things, required Mr. Paul and certain of his affiliates to vote in favor of the transaction at the Globus Special Meeting.

On January 11, 2023, representatives of BofA Securities shared certain preliminary prospective financial information prepared by NuVasive management relating to NuVasive’s five year business plan with representatives of Goldman Sachs (the “NuVasive Standalone Projections”). The NuVasive Standalone Projections were based on NuVasive’s long range business plan for fiscal years 2023 through 2027, which had been prepared in the ordinary course and reviewed by the NuVasive Board at its November 2, 2022 meeting. For more information, see the section of this joint proxy statement/prospectus titled “The Merger Proposal — Certain NuVasive Unaudited Prospective Financial Information”.

On January 14, 2023, representatives of Troutman sent a revised draft of the merger agreement to representatives of Wachtell Lipton. In the revised draft, Globus (i) indicated that Mr. Paul was not willing to sign a voting agreement, (ii) rejected the go-shop provision and the requirement for Globus to pay a termination fee in certain termination scenarios, (iii) reverted to a break-fee of $120 million payable by NuVasive in certain termination scenarios and a payment of up to $5 million if the termination was due to the failure of the merger to be approved by the NuVasive stockholders, (iv) provided that Globus was not required to agree to any remedies to obtain any required regulatory approvals, (v) proposed an end date that was six months after signing (with one three-month extension), and (vi) removed the ability of the NuVasive Board to change its recommendation to NuVasive stockholders in response to an unforeseen material intervening event.

The following day, representatives of NuVasive, Wachtell Lipton and BofA Securities held a call with representatives of Globus, Troutman and Goldman Sachs to discuss certain terms of the merger agreement, including those described in the paragraph above and then representatives of Wachtell Lipton sent a draft of NuVasive’s disclosure schedules to the merger agreement to representatives of Troutman.

On January 16 and 17, 2023, Mr. Wolterman had calls with Mr. Paul, and representatives of BofA Securities had calls with representatives of Goldman Sachs, to further discuss certain transaction terms, including those relating to the go-shop provision, the regulatory commitment from Globus and the voting commitment from Mr. Paul, who together with the other Supporting Stockholder and certain of his affiliates controls approximately 74% of the voting power of the issued and outstanding Globus Common Stock.

On January 17, 2023, the NuVasive Board met with members of NuVasive management and representatives of BofA Securities and Wachtell Lipton in attendance. At the meeting, members of NuVasive management provided the NuVasive Board with an update on the status of the merger agreement negotiations and an overview of the mutual diligence process being conducted by the parties. In addition, NuVasive management reviewed with the NuVasive Board certain terms proposed by BofA Securities for its engagement as NuVasive’s financial advisor in connection with the potential merger, as well as the disclosure letter that BofA Securities had previously provided in December 2022 for the NuVasive Board’s review. Following discussion, the NuVasive Board concluded that there were no material conflicts that would preclude BofA Securities from continuing to advise NuVasive with respect to the potential transaction with Globus, and authorized NuVasive management to negotiate and enter into an engagement letter with BofA Securities.

On January 17 and 18, 2023, there were multiple calls between NuVasive management and Globus management, with representatives of BofA Securities and Goldman Sachs in attendance for some of these calls, to facilitate NuVasive’s due diligence review of Globus. On January 18, 2023, representatives of BofA Securities had a call with representatives of Goldman Sachs to discuss certain terms of the proposed transaction.

On January 18, 2023, Mr. Barry had an in-person meeting with Messrs. Paul and Scavilla in which they engaged in further discussions regarding certain transaction terms. In particular, they reached an agreement in principle on Globus’s regulatory efforts commitment and for NuVasive to have the benefit of a “window-shop” provision, pursuant to which NuVasive would pay a reduced termination fee to Globus if it terminated the merger agreement in response to a superior proposal from a competing bidder that emerged within a specified “window-shop” period after signing. They agreed that Mr. Paul would revert on the voting commitment after a discussion with the Globus Board.

On January 18, 2023, Mr. Paul updated the Globus Board via email as to the status of negotiations with NuVasive management, including with respect to provisions in the merger agreement concerning a proposed end date of eight months after signing (with the possibility of two two-month extensions if necessary to obtain regulatory approval), the proposed “window-shop” period, whether to decrease the proposed termination fees, the interim operating covenants and Mr. Paul’s voting agreement with respect to the Share Issuance.

On January 18, 2023, the NuVasive Board met, with members of NuVasive management and representatives of BofA Securities and Wachtell Lipton in attendance. Members of NuVasive management provided the NuVasive Board with an update on the status of negotiations with Globus. In addition, representatives from Wachtell Lipton discussed the directors’ fiduciary duties in the context of considering the potential transaction with Globus and various considerations that should be included in the NuVasive Board’s decision-making process, and also discussed required regulatory approvals and various other aspects of the potential transaction. At this meeting and in other meetings throughout the NuVasive Board’s consideration of the potential transaction with Globus, the NuVasive Board met in executive session with only non-employee directors in attendance.

On January 19, 2023, Mr. Barry and other members of NuVasive management held additional in-person meetings with members of Globus management. The meetings focused on certain remaining diligence matters as well as communications planning efforts.

During this time, in connection with the transfer of certain attorneys from Troutman to Goodwin Procter LLP (“Goodwin”), Goodwin assumed the role of legal counsel to Globus with respect to the proposed transaction.

On January 19, 2023, representatives of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Troutman and Goodwin, which included, among other things, a window-shop provision, an end date of eight months after signing (with the possibility of two two-month extensions if necessary to obtain regulatory approval), a requirement for Globus to agree to remedies to obtain the required regulatory approvals (subject to a cap), a break-fee payable by NuVasive equal to 3% of transaction equity value in certain termination scenarios, no termination fee payable by NuVasive in the event that NuVasive stockholders failed to approve the merger, and a termination fee payable by Globus if the merger agreement was terminated due to failure to obtain required regulatory approvals.

On January 19, 2023, the NuVasive Board met with members of NuVasive management and representatives of BofA Securities and Wachtell Lipton in attendance. At the meeting, members of NuVasive management updated the NuVasive Board regarding ongoing negotiations with Globus, NuVasive’s diligence efforts and findings, potential synergies, opportunities and risks from the transaction, and Globus’s long-range business plan and financial profile, including the Preliminary Globus Standalone Projections.

On January 21, 2023, a representative of Troutman sent representatives of Wachtell Lipton an email (the “January 21 Email”) outlining Globus’s position on certain terms that were still under negotiation between the parties. The response indicated that Mr. Paul was amenable to signing a voting agreement that would require him to vote his shares in accordance with the recommendation of the Globus Board as of the time of the Globus Special Meeting. In addition, Globus indicated that NuVasive’s proposed construct of an outside date of eight months with the possibility of two two-month extensions was acceptable, but rejected any obligation for Globus to pay NuVasive a regulatory termination fee in the event that the merger agreement was terminated as a result of the failure to obtain regulatory approval, as well as certain terms of the regulatory efforts commitment that NuVasive was seeking from Globus. The January 21 Email also proposed certain limitations on the parties’ ability to terminate the merger agreement in order to accept a superior proposal. Thereafter, representatives of BofA Securities had a call with representatives of Goldman Sachs and on January 22, 2023, Messrs. Wolterman and Barry held a call with Messrs. Paul and Scavilla to discuss the terms outlined in the January 21 Email.

On January 22, 2023, the NuVasive Board met, with members of NuVasive management and representatives of BofA Securities and Wachtell Lipton in attendance. The NuVasive Board discussed various transaction terms with NuVasive’s management and representatives of BofA Securities and Wachtell Lipton, including terms relating to NuVasive’s ability to accept a superior proposal, the window-shop provision and reduced termination fee payable if NuVasive pursues a superior transaction with a qualifying bidder, termination fees payable in certain termination scenarios, regulatory matters and the voting commitment from Mr. Paul. The NuVasive Board directed NuVasive management to continue to negotiate with Globus with a view to reaching acceptable positions consistent with those discussed at the meeting.

On January 23 and 24, 2023, in separate calls, Messrs. Wolterman and Paul and representatives of BofA Securities and Goldman Sachs engaged in further discussion regarding transaction terms. In his conversation with Mr. Paul, Mr. Wolterman sought certain clarifications and modifications to expand NuVasive’s “fiduciary out” rights to terminate the merger agreement in response to a superior proposal, reduce the termination fees proposed by Globus, strengthen the regulatory commitment from Globus and enhance the voting commitment from Mr. Paul.

On January 25, 2023, Mr. Paul sent Mr. Wolterman an email outlining certain details about the voting commitment he was willing to provide, the termination fees payable by NuVasive and Globus under various termination scenarios and potential options with respect to Globus’s regulatory commitment. He also indicated Globus’s willingness to accept NuVasive’s proposal regarding the window-shop provision and expanded “fiduciary out” right for NuVasive was conditioned on Globus also having reciprocal window-shop and “fiduciary out” provisions. On January 25, 2023, Messrs. Wolterman and Paul also had a call to discuss these and other matters related to the proposed transaction.

On January 26, 2023, NuVasive executed an engagement letter pursuant to which it formally retained BofA Securities as its financial advisor in connection with a potential transaction with Globus.

On January 26, 2023, the NuVasive Board met, with members of NuVasive management and representatives of BofA Securities and Wachtell Lipton in attendance. Representatives of BofA Securities presented their financial analyses regarding NuVasive and Globus and the financial aspects of a combination between the two companies based on, among other factors, the NuVasive Projections and the Preliminary Globus Standalone Projections. Representatives of BofA Securities also presented to the NuVasive Board an updated version of its preliminary financial analysis of the proposed exchange ratio to be received by the NuVasive stockholders. At the meeting, the NuVasive Board discussed with NuVasive management and representatives of BofA Securities whether the limited number of potential strategic partners were likely to be interested in a strategic transaction with NuVasive, as well as challenges facing financial sponsors in obtaining attractive financing in the current market environment and the lack of potential synergies with alternative partners as compared to the combination of NuVasive with Globus. In addition, the NuVasive Board also received an update on the status of the negotiations with Globus with respect to certain transaction terms, including terms relating to the voting agreement from Mr. Paul, the window-shop provision and termination fees, and the regulatory commitment from Globus. The NuVasive Board provided guidance to NuVasive management and directed management to continue negotiations with Globus. Additionally, the NuVasive Board considered certain updated disclosures regarding BofA Securities’ prior disclosure letter, which the NuVasive Board determined were not material.

On January 26, 2023, the Globus Board met to discuss the status of the negotiations with NuVasive, including provisions in the proposed merger agreement concerning the terms of the regulatory efforts commitment from Globus, the potential mutuality of the window shop provision, the proposed termination fee in connection with either company’s stockholders not approving the transaction, and Mr. Paul’s voting agreement. The Globus Board discussed various proposals regarding its obligations with respect to obtaining regulatory approval, including whether Globus would be required to make any divestitures.

On January 27, 2023, Mr. Wolterman had a call with Mr. Paul in which they discussed the voting agreement, the window-shop provision, the quantum of the termination fees and the terms of the regulatory commitment. Mr. Paul indicated on the call that final agreement on these matters was subject to the views of the Globus Board.

Mr. Paul called Mr. Wolterman and indicated that he was willing to agree to a stronger voting commitment, pursuant to which Mr. Paul would only be relieved of his commitment to vote in favor of the transaction in the event that Globus received an alternative acquisition proposal that the Globus Board determined to be superior to the merger with NuVasive, and that Globus was willing to strengthen its regulatory commitment, but that it was unwilling to agree to NuVasive’s proposed reduction of the termination fees and the scenarios under which such fees would become payable. Mr. Wolterman communicated this update to the NuVasive Board via email.

Subsequently, on January 27, 2023, representatives of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Troutman and Goodwin.

On January 30, 2023, members of management of NuVasive held calls with members of management of Globus to discuss, among other things, the operating restrictions on NuVasive in the period between the signing of the merger agreement and the closing of the transaction. Also on January 30, 2023, representatives of Goodwin sent a revised draft of the merger agreement to representatives of Wachtell Lipton.

On January 31, 2023, Globus executed an engagement letter, dated January 30, 2023, pursuant to which it formally retained Goldman Sachs as its exclusive financial advisor in connection with a potential acquisition of NuVasive.

On January 31, 2023, members of management of NuVasive and representatives of Wachtell Lipton had calls with members of management of Globus and representatives of Goodwin to discuss certain outstanding terms, including those relating to non-solicitation restrictions, the ability of the NuVasive Board to change its recommendation in response to a material intervening event (in addition to its right to change its recommendation in connection with a superior proposal), termination rights, quantum of the termination fees and the regulatory efforts covenant as well as certain employee matters. Following those discussions, representatives of Wachtell Lipton sent a revised draft of the merger agreement to representatives of Goodwin.

On February 2, 2023, members of management of NuVasive and representatives of Wachtell Lipton held a call with members of management of Globus and representatives of Goodwin to discuss certain outstanding legal points and on February 3, 2023, representatives of Wachtell Lipton sent a further revised draft of the merger agreement to Goodwin. On February 4, 2023, Mr. Paul communicated via email to the Globus Board on the status of the merger agreement negotiations, including the progress made on discussions regarding the interim operating covenants in the proposed merger agreement. Thereafter, representatives of Goodwin sent revised drafts of the merger agreement and the voting agreement to representatives of Wachtell Lipton.

On February 5, 2023, representatives of Goldman Sachs shared with representatives of BofA Securities certain revised prospective financial information prepared by Globus management relating to Globus’s five year business plan (the “Globus Standalone Projections”). For more information, see the section of this joint proxy statement/prospectus titled “The Merger— Certain Globus Unaudited Prospective Financial Information”. The Preliminary Globus Standalone Projections were revised by Globus management to reflect an increase to Globus’s projected revenue and profitability based on assumptions that Globus management determined to be more realistic for Globus’s business and prospects, and in order to more closely align with Globus management’s long-term expectation for Globus as the Preliminary Globus Standalone Projections were based on a base case set of assumptions. The increase in profitability reflected in the Globus Standalone Projections was primarily driven by the volume impact of higher projected sales, as well as greater fixed cost leverage, as compared to the Preliminary Globus Standalone Projections.

On February 5, 2023, the NuVasive Board met with members of NuVasive management with representatives of BofA Securities and Wachtell Lipton in attendance. Members of NuVasive management provided an update on the status of negotiations with Globus. Representatives of Wachtell Lipton discussed with the NuVasive Board their fiduciary duties in connection with the proposed transaction, and reviewed the terms of the merger agreement and voting agreement received from Goodwin on February 4, 2023. In addition, the NuVasive Board approved the 2023 operating budget proposed by NuVasive management, which included adjustments to certain financial metrics for 2023 included in the Revised NuVasive Projections (defined below), due primarily to revised assumptions related to the impact of foreign currency exchange rates.

On February 6, 2023, representatives of Goldman Sachs shared with representatives of BofA Securities certain synergy and dis-synergy projections prepared by Globus management relating to the combined company following completion of the merger (the “Globus Synergy Projections”). For more information, see the section of this joint proxy statement/prospectus titled “The Merger— Certain Globus Unaudited Prospective Financial Information”.

On February 6, 2023 and February 7, 2023, representatives of Wachtell Lipton and Goodwin exchanged drafts of the merger agreement and voting agreement, and the parties continued to negotiate the terms of the transaction.

On February 6, 2023, at the direction of the NuVasive management, representatives of BofA Securities shared revised prospective financial information relating to NuVasive’s five year business plan (the “Revised NuVasive Projections”) with representatives of Goldman Sachs. For more information, see the section of this joint proxy statement/prospectus titled “The Merger— Certain NuVasive Unaudited Prospective Financial Information”. The Revised NuVasive Projections updated NuVasive’s projections for 2023 to take into account the 2023 operating budget approved by the NuVasive Board, but did not revise NuVasive projections for the other years.

On February 6, 2023, the Globus Board met to discuss the progress made on the proposed merger agreement and potential timing for signing of the merger agreement and public announcement of the transaction. The Globus Board directed Globus management to continue negotiating and finalizing the merger agreement.

On February 7, 2023, the NuVasive Board met with members of NuVasive management and representatives of BofA Securities and Wachtell Lipton in attendance, to review, among other things, the proposed voting commitment from Mr. Paul and certain operating restrictions on NuVasive that would be applicable between signing of the merger agreement and the closing of the merger. Representatives from Wachtell Lipton provided the NuVasive Board with an update on certain transaction terms.

Between February 7 and February 8, 2023, representatives of Wachtell Lipton and Goodwin continued to exchange drafts of the merger agreement and voting agreement, and Mr. Barry and other members of NuVasive management held in-person meetings with members of Globus management. These meetings focused on finalizing the terms of the transaction agreements, as well as communications planning efforts.

On February 8, 2023, the NuVasive Board met with members of NuVasive management and representatives of BofA Securities and Wachtell Lipton in attendance. Representatives of Wachtell Lipton discussed with the NuVasive Board their fiduciary duties in connection with the proposed transaction and updated the NuVasive Board regarding certain terms of the proposed merger agreement that had evolved since the NuVasive Board’s prior meeting on February 7, 2023. Following discussions with NuVasive management and representatives of BofA Securities, the NuVasive Board was of the view that the Exchange Ratio represented the highest value reasonably obtainable for NuVasive stockholders. Representatives from BofA Securities reviewed its financial analysis of the Exchange Ratio and delivered to the NuVasive Board an oral opinion, which was confirmed by delivery of a written opinion dated February 8, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to the holders of NuVasive Common Stock. In addition, BofA Securities also shared with NuVasive management and the NuVasive Board updated disclosures regarding BofA Securities’ prior disclosure regarding relationships between BofA Securities and Globus and the Call Spread Transactions. This information did not change the prior view, reached at the December 17, 2022 meeting of the NuVasive Board, regarding the immateriality of any potential conflicts arising from these arrangements. Following discussion, including as to the matters described below under the section titled “—NuVasive’s Reasons for the Merger and Recommendation of the NuVasive Board of Directors,” the NuVasive Board unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of NuVasive and its stockholders, (ii) approved, adopted, deemed and declared advisable the Merger Agreement, the performance by NuVasive of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, (iii) directed that the approval of the Merger and adoption of the Merger Agreement be submitted to a vote at a meeting of NuVasive stockholders and (iv) resolved to recommend that NuVasive stockholders approve the Merger and adopt the Merger Agreement.

Also on February 8, 2023, the Globus Board met, with members of Globus management and representatives of Goldman Sachs and Goodwin in attendance. At this meeting, representatives of Goodwin discussed that the definitive agreement had been fully negotiated, presented the final terms of the transaction and discussed with the Globus Board their fiduciary duties in connection with the proposed transaction. Also at this meeting, representatives of Goldman Sachs reviewed with the Globus Board Goldman Sachs’ financial analysis for the proposed transaction, and delivered Goldman Sachs’ oral opinion, subsequently confirmed in writing dated as of February 8, 2023, to the Globus Board that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Globus, as more fully described under the section titled “—Opinion of Globus’s Financial Advisor.” After discussions, including as to the matters described below under the section titled “—Globus’s Reasons for the Merger and Recommendation of the Globus Board of Directors,” the Globus Board (i) unanimously determined that the Merger and the transactions contemplated by the Merger Agreement (including, the Share Issuance) on the terms and subject to the conditions set forth therein are advisable, fair to, and in the best interests of, Globus and the Globus stockholders, (ii) unanimously approved and deemed advisable the execution and delivery of the Merger Agreement, the performance by Globus of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the Merger and the issuance of shares of Globus Class A Common Stock in connection therewith, and (iii) directed that the issuance of Globus Class A Common Stock pursuant to the terms of the Merger Agreement be submitted to a vote at a meeting of the Globus stockholders and resolved to recommend that the Globus stockholders approve such issuance.

After the meetings of the NuVasive Board and the Globus Board, on February 8, 2023, NuVasive and Globus executed the Merger Agreement and NuVasive, Globus, Mr. Paul and Ms. Sonali Paul executed the Voting Agreement.

On February 9, 2023, NuVasive and Globus issued a joint press release announcing the parties’ entry into the Merger Agreement and held a joint investor call.

Globus’s Reasons for the Merger and Recommendation of the Globus Board of Directors

The Globus Board held a meeting on February 8, 2023, at which the Globus Board: (i) unanimously determined that the Merger and the transactions contemplated by the Merger Agreement (including, the Share Issuance) on the terms and subject to the conditions set forth therein are advisable, fair to, and in the best interests of, Globus and the Globus stockholders, (ii) unanimously approved and deemed advisable the execution and delivery of the Merger Agreement, the performance by Globus of its covenants and agreements contained therein and the consummation of the transactions contemplated thereby, including the Merger and the issuance of shares of Globus Class A Common Stock in connection therewith, and (iii) directed that the issuance of Globus Class A Common Stock pursuant to the terms of the Merger Agreement be submitted to a vote at a meeting of the Globus stockholders and resolved to recommend that the Globus stockholders approve such issuance.

ACCORDINGLY, THE GLOBUS BOARD UNANIMOUSLY RECOMMENDS THAT GLOBUS STOCKHOLDERS VOTE “FOR” THE GLOBUS SHARE ISSUANCE PROPOSAL AND “FOR” THE GLOBUS ADJOURNMENT PROPOSAL.

In evaluating the Merger, the Globus Board consulted with Globus’s management and legal and financial advisors and, in reaching its determinations that the Merger is advisable, fair to and in the best interests of Globus and its stockholders, the Globus Board reviewed, evaluated and considered a number of factors, including the following material factors (not necessarily in order of importance), which they viewed as supporting its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Globus Share Issuance Proposal:

•	Strategic Benefits of a Merger with NuVasive

•	The expectation that the complementary nature of Globus’s and NuVasive’s businesses will create an expanded global footprint allowing for significant growth potential across geographies and customers;

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The belief that the acquisition of NuVasive enhances Globus’s leadership position in the medical device industry and that Globus’s and NuVasive’s complementary focus on innovative medical device technologies will enable the Combined Company to offer a broad range of safe, effective and clinically proven medical devices;

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The expectation that the Combined Company will have greater research and development resources, engineering expertise and technology, which will allow Globus to better serve customers, accelerate innovation and sustain investment in rapid product innovation and introduction;

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The expectation that Globus will have increased financial resources and flexibility as a result of the Merger, even after taking into account transaction-related expenses, to realize the full potential of its product portfolio, which will increase as a result of the Merger, to engage in additional product development, and to invest in other business development opportunities for sustainable long-term growth;

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The expectation that the Combined Company will be in a better position to operate in the current and expected future medical device landscape, including operating in and responding to the current and expected future regulatory and competitive challenges facing industry participants;

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The expectation that the Merger will result in meaningful synergies by combining key assets, personnel, capabilities, intellectual property, as well as access to world-leading scientific and clinical collaborators, which will deliver long-term value for Globus and NuVasive stockholders;

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The expectation that the complementary nature of the businesses and products of Globus and NuVasive will allow for a successful integration of the two companies, and enhance the Combined Company’s future opportunity and flexibility; and

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The oral opinion delivered by Goldman Sachs, subsequently confirmed in writing dated as of February 8, 2023, to the Globus Board that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Globus, as more fully described in the section titled “—Opinion of Globus’s Financial Advisor.”

•	Transaction Terms

•	The Exchange Ratio and the fact that the Exchange Ratio will not be adjusted based on the market price of Globus Class A Common Stock or NuVasive Common Stock;

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The limited number and nature of the conditions to NuVasive’s obligation to consummate the Merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the Merger will be consummated on a timely basis;

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The Voting Agreement, pursuant to which the Supporting Stockholders have agreed, solely in their capacity as stockholders of Globus, to vote their Globus Class B Common Stock in accordance with the recommendation of the Globus Board as of the time of the Globus Special Meeting in respect of the Globus Share Issuance Proposal and such Globus Class B Common Stock is sufficient to approve the Globus Share Issuance Proposal and the Globus Adjournment Proposal;

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The belief that the terms of the Merger Agreement, including the parties’ representations, warranties, covenants and the conditions to their respective obligations, are reasonable under the circumstances;

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The fact that there are restrictions in the Merger Agreement on NuVasive’s ability to solicit competing bids to acquire it and to entertain other acquisition proposals, unless certain conditions are satisfied;

•	The fact that the Merger Agreement contains restrictions on NuVasive’s conduct of business prior to the completion of the Merger;

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The fact that, because holders of outstanding Globus Common Stock as of immediately prior to the completion of the Merger are expected to hold approximately 72% of the outstanding Globus Common Stock immediately after completion of the Merger, Globus stockholders will have the opportunity to participate in the future performance of the Combined Company, including synergies;

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The Globus Board’s belief that, while the consummation of the Merger is subject to the satisfaction of various conditions, such conditions are likely to be satisfied, in each case, without a material adverse impact on the respective businesses of Globus, NuVasive or the Combined Company;

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The fact that, while Globus is obligated to use its reasonable best efforts to complete the Merger, such efforts standard does not obligate Globus to sell, divest, license, or hold separate any business, asset, property or product line of Globus or any of its subsidiaries that generated total net sales in excess of $40 million in the twelve month period ended December 31, 2022;

•	The fact that NuVasive is required to pay a termination fee if the Merger Agreement is terminated under certain circumstances described under “The Merger Agreement—Termination Fees”;

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The fact that the Merger Agreement permits Globus, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals prior to the time that Globus stockholders approve the Merger;

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The fact that the Merger Agreement permits the Globus Board, subject to certain conditions, to make an adverse recommendation change to the Globus stockholders that they approve the Merger Agreement if it would be inconsistent with the Globus Board’s fiduciary duties to fail to do so;

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The outside date under the Merger Agreement, taking into account the ability of Globus or NuVasive to extend the initial October 8, 2023 outside date in specified circumstances to February 8, 2024, (as more fully described in the section titled “The Merger Agreement—Termination of the Merger Agreement”), which is expected to allow for sufficient time to complete the Merger;

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Globus’s ability, subject to certain conditions and in certain circumstances the payment of a termination fee, to terminate the Merger Agreement, as more fully described under the section titled “The Merger Agreement—Termination Fees”; and

•	The fact that the Exchange Ratio was the result of a series of arm’s length negotiations between the parties.

•	Other Factors

•	The respective businesses, operations, management, financial condition, earnings and prospects of Globus and NuVasive;

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The current and expected valuation of Globus Class A Common Stock, as well as the historic trading ranges of Globus Class A Common Stock and the potential trading range of Globus Class A Common Stock absent announcement of the Merger Agreement;

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Various analyses as to the valuation of Globus as an independent company, including to account for the anticipated earnings over time from the existing Globus business, including in comparison to the expected attractive valuation of the Combined Company in the future;

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Trends and competitive developments in the medical device industry and the Globus Board’s knowledge and understanding of Globus’s business, operations, financial condition, earnings, strategy and future prospects and knowledge and understanding of NuVasive, taking into account publicly available information regarding NuVasive;

•	The results of Globus’s diligence investigations of NuVasive and the reputation, business practices and experience of NuVasive and its management;

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The fact that the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code with the result that U.S. holders of NuVasive Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon receipt of any portion of the merger consideration delivered in the form of Globus Class A Common Stock; and

•	The review by the Globus Board and its legal and financial advisors of the structure of the Merger and the financial and other terms of the Merger Agreement and the Merger.

The Globus Board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the Merger and the Merger Agreement, including the following (not necessarily in order of relative importance):

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The expected dilution associated with the Globus Share Issuance Proposal and the potential dilution associated with the acceleration or assumption of certain outstanding NuVasive equity awards, including a significant number of NuVasive RSU Awards and NuVasive PRSU Awards;

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The fact that Globus has incurred and will continue to incur significant costs and expenses in connection with the Merger, regardless of whether it is completed, and will absorb the costs and expenses of NuVasive if the Merger is completed;

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The risk that the potential benefits of the Merger may not be fully realized, including the possibility that transaction synergies may not be realized to the extent or on the timeline expected, or at all, and that Globus paid more for NuVasive than the value it will derive from the Merger;

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The risk of diverting Globus management focus and resources from other strategic opportunities and from operational matters, and potential disruption of Globus management associated with the Merger and integrating the companies;

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The risk that the Merger may not be completed despite the parties’ efforts or that completion of the Merger may be delayed, even if the requisite regulatory approval under the HSR Act is obtained from Globus stockholders and NuVasive stockholders, including the possibility that conditions to the parties’ obligations to complete the Merger may not be satisfied, and the potential resulting disruptions to Globus’s business (and the disruptions of the Combined Company if the Merger is ultimately completed);

•	The risk that if the Merger Agreement is terminated under specified circumstances Globus may be required to pay a termination fee of up to $120 million;

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The risks and costs to Globus during the pendency of the Merger and, if the Merger is not completed, the risks and costs of the Merger on Globus’s businesses (or, following the completion of the Merger, on the Combined Company’s businesses), including uncertainty about the effect of the proposed Merger on Globus’s employees, customers, potential customers, distributors, suppliers and other parties, which may impair Globus’s ability to attract, retain and motivate key personnel and could cause customers, potential customers, suppliers, distributors and others to seek to change or not enter into business relationships with Globus, and the risk that the trading price of Globus Class A Common Stock could be materially adversely affected if the Merger is not completed;

•	The fact that the Merger is subject to the approval of the NuVasive stockholders, and the NuVasive stockholders will be free to approve or reject the Merger;

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The fact that the Merger Agreement permits NuVasive, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals prior to the time that NuVasive stockholders approve the Merger;

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The fact that the Merger Agreement permits the NuVasive Board, subject to certain conditions, to make an adverse recommendation change to the NuVasive stockholders that they approve the Merger Agreement if it would be inconsistent with the NuVasive’s fiduciary duties to fail to do so;

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NuVasive’s ability, subject to certain conditions and in certain circumstances the payment of a termination fee, to terminate the Merger Agreement, as more fully described under the section titled “The Merger Agreement—Termination of the Merger Agreement”;

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The fact that there are restrictions in the Merger Agreement on Globus’s ability to solicit competing bids to acquire it and to entertain other acquisition proposals, unless certain conditions are satisfied, and the fact that the Globus Board may not, under the Merger Agreement, unilaterally terminate the Merger Agreement to accept an alternative proposal;

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The fact that the Merger Agreement contains restrictions on Globus’s conduct of business prior to the completion of the Merger, which could delay or prevent Globus from undertaking business opportunities that may arise, or taking other actions with respect to the operations and strategy of Globus that the Globus Board and Globus’s management might otherwise believe were appropriate or desirable;

•	NuVasive’s ability to specifically enforce Globus’s obligations under the Merger Agreement;

•	The risk of litigation related to the Merger; and

•	The various other risks associated with the businesses of Globus, NuVasive and the Combined Company described under the section titled “Risk Factors.”

The foregoing discussion of factors considered by the Globus Board is not intended to be exhaustive, but rather, includes material factors considered by the Globus Board. In reaching its decision to approve the Merger Agreement, the Globus Board did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The Globus Board considered all of the factors set forth above as a whole, and overall concluded the factors to be favorable and supportive of the determination of the Globus Board.

The foregoing discussion of the information and factors considered by the Globus Board in approving the Merger Agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section of this joint proxy statement/prospectus titled “Cautionary Statement Regarding Forward-Looking Statements.”

NuVasive’s Reasons for the Merger and Recommendation of the NuVasive Board of Directors

At a special meeting held on February 8, 2023, the NuVasive Board unanimously: (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of NuVasive and its stockholders; (2) approved, adopted, deemed and declared advisable the Merger Agreement, the performance by NuVasive of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (3) directed that the approval of the Merger and adoption of the Merger Agreement be submitted to a vote at a meeting of NuVasive stockholders; and (4) resolved to recommend that NuVasive stockholders approve the Merger and adopt the Merger Agreement. Accordingly, the NuVasive Board unanimously recommends that NuVasive stockholders vote “FOR” the NuVasive Merger Proposal.

In evaluating the proposed transaction, reaching its determinations and making its recommendations, the NuVasive Board consulted with NuVasive senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the transaction:

Strategic Considerations and Synergies

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Complementary global scale and expanded commercial reach. The transaction is expected to substantially accelerate NuVasive’s globalization strategy to target the $50 billion musculoskeletal market. Together, Globus and NuVasive have a presence in more than 50 countries with more than 5,000 employees. The Combined Company’s larger commercial sales organization would enable it to further penetrate existing and future markets and reach more surgeons and patients around the world;

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Comprehensive and innovative portfolio in spine and orthopedics. The transaction would pair Globus’s and NuVasive’s complementary spine and orthopedic solutions and enabling technologies to create a more comprehensive and innovative product offering for surgeons and patients;

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Continued commitment to product development and surgeon education. Globus and NuVasive both have strong track records of developing technology that targets unmet clinical needs for the treatment of musculoskeletal disorders. The Combined Company is expected to continue to prioritize collaboration with healthcare professionals to develop ground-breaking products and solutions to address the full continuum of care, from planning to execution to postoperative data;

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Expanded operational capabilities. The Combined Company could leverage expanded operational capabilities to further unlock manufacturing capacity and asset utilization to support the Combined Company’s commercial organization. Together, Globus and NuVasive would benefit from their respective operational advantages—including Globus’s in-house manufacturing capacity and NuVasive’s global distribution networks, which includes NuVasive’s Memphis-based global distribution center;

•

Compelling upside revenue potential. The Globus and NuVasive product, customer, and geographic footprints are highly complementary, thereby creating strong growth opportunities for the Combined Company over the long-term;

•

Financial Scale. The Combined Company would have the scale, balance sheet strength, financial flexibility, and free cash flow to fund future growth, and improved ability to access the capital markets on more favorable terms, which would allow the Combined Company to be more competitive in capturing strategic opportunities;

•

Value creation opportunity. The Combined Company would have a strong track record of delivering above-market net sales growth through its innovation and commercial channels, positioning it to deliver a mid-30% EBITDA profile over the next three years, taking into account approximately $170 million in identified estimated cost synergies;

Attractive Value of Consideration

•	the aggregate value and nature of the consideration to be received in the Merger by NuVasive stockholders, including:

•

that the merger consideration represented a premium of approximately 24.5% to NuVasive stockholders based on the closing price of NuVasive Common Stock on February 7, 2023, the last day before the signing of the Merger Agreement, and a premium of approximately 42.9% based on the 90-day volume weighted average share price of NuVasive Common Stock as of the same date;

•

that the merger consideration consists of Globus Class A Common Stock, which offers NuVasive stockholders the opportunity to participate in the future earnings, dividends, if any, and growth of the Combined Company, which the NuVasive Board considers to be an attractive investment for the reasons discussed above in this section under “— Strategic Considerations and Synergies”;

•	the fact that NuVasive stockholders will own approximately 28% of the Combined Company;

•

the fact that the Merger Agreement provides for a fixed Exchange Ratio and that no adjustment will be made to the merger consideration to be received by NuVasive stockholders in the Merger as a result of possible changes in the market price of Globus Class A Common Stock following the announcement of the Merger;

•

that the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, as more fully described in the section titled “Material U.S. Federal Income Tax Consequences of the Merger”;

Most Attractive Strategic Alternative

•

the view of the NuVasive Board that the proposed transaction with Globus was the most attractive strategic alternative available to NuVasive and its stockholders, including in comparison to the alternative of remaining independent and continuing to execute on NuVasive’s long-term business strategy. In this regard, the NuVasive Board considered:

•	that the limited number of potential strategic partners were unlikely to be interested in a strategic transaction with NuVasive;

•

the challenges facing financial sponsors in obtaining attractive financing in the current market environment, as well as the lack of potential synergies as compared to the combination of NuVasive with Globus;

•

the risks involved in soliciting alternative acquisition proposals, including with respect to potential market rumors, as well as disruption and other adverse impacts on NuVasive’s commercial relationships with various stakeholders;

•

its belief, based on positions taken by Globus during negotiations and the premium relative to the standalone price of NuVasive Common Stock, that the Exchange Ratio was the maximum consideration that Globus would be willing to offer;

•

its belief that entering into the Merger Agreement with Globus provided the best alternative for maximizing stockholder value reasonably available to NuVasive and its stockholders, including when compared to continuing to operate on a standalone basis and taking into account certain risks associated with continuing to operate as a standalone company, including the risk factors set forth in the section titled “Risk Factors” in NuVasive’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus, and other documents that are incorporated by reference into this joint proxy statement/prospectus;

•	that NuVasive stockholders would have the opportunity to participate in the long-term value-creation potential of Globus after giving effect to the Merger;

Opinion of NuVasive’s Financial Advisor

•

the opinion of BofA Securities, dated February 8, 2023, to the NuVasive Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to the holders of NuVasive Common Stock, as more fully described below in the section titled “ —Opinion of NuVasive’s Financial Advisor;”

Likelihood of Completion of the Merger

•

the likelihood that the Merger will be completed, based on, among other factors, the limited closing conditions to the completion of the Merger, the absence of a financing condition or similar contingency relating to Globus’s ability to obtain financing, and the commitment made by Globus to take certain actions if required to obtain approval for the Merger required under the HSR Act, as further described in the section of this joint proxy statement/prospectus titled “The Merger—Regulatory Approvals and Related Matters”;

•

the fact that shares of Globus Common Stock representing approximately 70% of the voting power of the outstanding Globus Common Stock are subject to the Voting Agreement, pursuant to which the Supporting Stockholders have agreed to vote all such shares with respect to the Globus Share Issuance Proposal in accordance with the recommendation of the Globus Board as of the time of the Globus Special Meeting, as further described in the section of this joint proxy statement/prospectus titled “The Voting Agreement”, and the fact that such shares subject to the Voting Agreement are sufficient to approve the Globus Share Issuance Proposal;

Favorable Terms of the Merger Agreement

•

the ability of NuVasive to, subject to specified limitations, respond to and engage in discussions regarding unsolicited third-party acquisition proposals under certain circumstances and, ultimately, to terminate the Merger Agreement in order to enter into a definitive agreement providing for a NuVasive Superior Proposal, subject to compliance with the procedural terms and conditions set forth in the Merger Agreement and the payment of a termination fee of $120 million, which is reduced to $75 million for terminations to accept certain superior proposals during the Window Shop Period, as further discussed in the sections of this joint proxy statement/prospectus titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees”;

•

the terms of the Merger Agreement that restrict Globus’s ability to solicit and engage in alternative business combination transactions, as further discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement—No Solicitation”;

•

the obligation of Globus to pay NuVasive by way of compensation a termination payment of up to $120 million upon termination of the Merger Agreement under specified circumstances, including as a result of Globus’s failure to obtain the requisite Globus stockholder approval for the Globus Share Issuance Proposal, as further discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee”;

Governance Matters

•

the fact that, at the Effective Time, three NuVasive directors (to be proposed by the NuVasive Board and acceptable to the Globus Board) would be appointed to the Globus Board (one per each class of directors on the Globus Board), which will allow for oversight of and input into the strategy of the Combined Company.

The NuVasive Board weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the Merger Agreement and the transaction, including:

•

that Exchange Ratio would not be adjusted to compensate for changes in the price of Globus Class A Common Stock prior to the consummation of the Merger. The NuVasive Board determined that the Exchange Ratio on the basis of which Globus Class A Common Stock would be issued was appropriate and that the risks were acceptable in view of the relative historical trading values and financial performance of NuVasive and Globus;

•

the terms of the Merger Agreement that restrict NuVasive’s ability to solicit alternative acquisition proposals and to provide information to, or engage in discussions with, a third party interested in pursuing an alternative acquisition proposal, as further discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement—No Solicitation”;

•

the potential for diversion of management attention and employee attrition due to the possible effects of the announcement and pendency of the Merger and the potential effects on customers and business relationships;

•

the interim operating covenants in the Merger Agreement that restrict NuVasive’s ability to operate its business and engage in strategic initiatives, and the amount of time it could take to complete the Merger, including the fact that completion of the Merger depends on factors outside of NuVasive’s control, and that there can be no assurance that the conditions will be satisfied even if the NuVasive Merger Proposal is approved by NuVasive stockholders;

•

the possibility of non-consummation of the Merger, including due to a failure to obtain the requisite approval under the HSR Act, and the potential consequences of non-consummation, including the potential negative impacts on NuVasive, its business and the trading price of NuVasive Common Stock;

•

the difficulty and costs inherent in integrating large and diverse businesses and the risk that the potential synergies, and other benefits expected to be obtained as a result of the Merger might not be fully or timely realized;

•

the obligation of NuVasive to pay Globus by way of compensation a termination payment of up to $120 million upon termination of the Merger Agreement under specified circumstances, as further discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement—Termination of the Merger Agreement and “The Merger Agreement—Termination Fees”;

•	the obligation of NuVasive to pay Globus by way of compensation a termination payment of $60 million (assuming the NuVasive Board has not adversely changed its recommendation to its stockholders in favor of the Merger) upon the termination of the Merger Agreement as a result of NuVasive’s failure to obtain the requisite NuVasive stockholder approval for the NuVasive Merger Proposal, as further discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees”;

•	the fact that the completion of the Merger is subject to approval by Globus stockholders of the Globus Share Issuance Proposal;

•

the fact that the Globus Board is permitted under the Merger Agreement to change its recommendation if required by its fiduciary duties, together with the fact that the Voting Agreement requires the Supporting Stockholders to vote in accordance with the recommendation of the Globus Board as of the time of the Globus Special Meeting and that enforceability of the Supporting Stockholders’ obligations under the Voting Agreement is limited by certain terms thereof;

•	the fact that Globus, following the Merger, will continue to have a controlling stockholder and will continue to be a “controlled company” (as defined in NYSE rules);

•

the fact that the Merger Agreement permits Globus, subject to certain conditions, to respond to certain unsolicited acquisition proposals prior to the time Globus stockholders approve the Globus Share Issuance Proposal;

•

Globus’s ability, subject to certain conditions and in certain circumstances with the payment of a termination fee, to terminate the Merger Agreement, as further discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees”;

•

the risk that the expiration or termination of the waiting period under the HSR Act may not be obtained or that regulators may require divestitures or other remedies, and the fact that Globus’s commitment to agree to any such remedies is subject to certain limitations;

•	the risks of litigation relating to the Merger; and

•

risks and other considerations of the type and nature described under the sections of this joint proxy statement/prospectus titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The NuVasive Board considered the factors described above as a whole, including through engaging in discussions with NuVasive senior management and NuVasive’s outside legal and financial advisors. Based on this review and consideration, the NuVasive Board unanimously concluded that these factors, on balance, supported a determination that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were advisable, fair to and in the best interests of NuVasive stockholders, and to make its recommendation to NuVasive stockholders that they vote to approve the Merger and adopt the Merger Agreement.

In addition, the NuVasive Board was aware of and considered the fact that NuVasive’s directors and executive officers may have certain interests in the transaction that are different from, or in addition to, the interests of NuVasive stockholders generally, as described in the section of this joint proxy statement/prospectus titled “Interests of NuVasive Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors that the NuVasive Board considered is not, and is not intended to be, exhaustive. The NuVasive Board collectively reached the conclusion to approve the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, in light of the various factors described above and other factors that the members of the NuVasive Board believed appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the NuVasive Board considered in connection with its evaluation of the transaction, the NuVasive Board did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the NuVasive Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the NuVasive Board in approving the Merger Agreement is forward-looking in nature. This information should be read in light of the factors discussed in the section of this joint proxy statement/prospectus titled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Globus’s Financial Advisor

Opinion of Goldman Sachs & Co. LLC

Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the Globus Board that, as of February 8, 2023 and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to Globus.

The full text of the written opinion of Goldman Sachs, dated February 8, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Globus Board in connection with its consideration of the Merger. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Globus Common Stock should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Globus and NuVasive for the five years ended December 31, 2021;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Globus and NuVasive;

•	certain other communications from Globus and NuVasive to their respective stockholders;

•	certain publicly available research analyst reports for Globus and NuVasive;

•	certain internal financial analyses and forecasts for NuVasive prepared by its management, which were referred to earlier as the “NuVasive Standalone Projections”; and

•

certain financial analyses and forecasts for NuVasive (the “Globus Adjusted NuVasive Standalone Projections”) based on the NuVasive Standalone Projections, certain internal financial analyses and forecasts for Globus standalone (which were referred to earlier as the “Globus Standalone Projections”) and pro forma for the Merger based on the Globus Adjusted NuVasive Standalone Projections and the Globus Standalone Projections (the “Globus Pro Forma Projections”), in each case, as prepared by the management of Globus and approved for Goldman Sachs’ use by Globus, including in the case of the Globus Pro Forma Projections certain operating synergies and dis-synergies projected by the management of Globus to result from the Merger, as approved for Goldman Sachs’ use by Globus (which were referred to earlier as the “Globus Synergy Projections”). See the section entitled “—Certain Globus Unaudited Prospective Financial Information”.

Goldman Sachs also held discussions with members of the senior managements of Globus and NuVasive regarding their assessment of the past and current business operations, financial condition and future prospects of

NuVasive and with the members of senior management of Globus regarding their assessment of the past and current business operations, financial condition and future prospects of Globus and the strategic rationale for, and the potential benefits of, the Merger; reviewed the reported price and trading activity for the shares of Globus Class A Common Stock and the shares of NuVasive Common Stock; compared certain financial and stock market information for Globus and NuVasive with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with Globus’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Globus’s consent that the Globus Standalone Projections, the Globus Adjusted NuVasive Standalone Projections and the Globus Pro Forma Projections, including the Globus Synergy Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Globus. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Globus or NuVasive or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Globus or NuVasive or on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Globus to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Globus; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to Globus, as of the date of the opinion, of the Exchange Ratio pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Globus; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Globus or NuVasive, or any class of such persons in connection with the Merger, whether relative to the Exchange Ratio pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Globus Class A Common Stock or NuVasive Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Globus or NuVasive or the Merger, or as to the impact of the Merger on the solvency or viability of Globus or NuVasive or the ability of Globus or NuVasive to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analysis

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Globus Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 7, 2023 and is not necessarily indicative of current market conditions. For purposes of its analysis, Goldman Sachs calculated $58.41 as the implied consideration per share of NuVasive Common Stock to be paid to holders of shares of NuVasive Common Stock pursuant to the Merger Agreement, by multiplying the Exchange Ratio by $77.88, the closing price of shares of Globus Class A Common Stock on February 7, 2023.

Illustrative Discounted Cash Flow Analysis—NuVasive Standalone

Using the Globus Adjusted NuVasive Standalone Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on NuVasive on a standalone basis to derive a range of illustrative present values per share of NuVasive Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 7.5% to 9.5%, reflecting estimates of NuVasive’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2022 (i) estimates of unlevered free cash flow for NuVasive for the fiscal years 2023 through 2027 as reflected in the Globus Adjusted NuVasive Standalone Projections and (ii) a range of illustrative terminal values for NuVasive, as of December 31, 2027, which were calculated by applying terminal year next twelve months’ (“NTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude stock-based compensation, litigation expenses and settlements, costs related to licensing and acquisition of in-process research and development and non-recurring and other significant one-time items (the “NuVasive Adjusted EBITDA”) exit multiples ranging from 10.0x to 11.0x, to a terminal year estimate of the NTM NuVasive Adjusted EBITDA to be generated by NuVasive, as reflected in the Globus Adjusted NuVasive Standalone Projections (which analysis implied perpetuity growth rates ranging from 3.4% to 5.8%). The range of terminal year NTM NuVasive Adjusted EBITDA exit multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of NuVasive for February 2020 through February 2023. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model (“CAPM”), which requires certain company-specific inputs, including NuVasive’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for NuVasive, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for NuVasive by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for NuVasive the amount of NuVasive’s net debt (including the net present value (“NPV”) of certain contingent liabilities relating to certain historical acquisitions, including the acquisition of Simplify Medical Pty Limited by NuVasive (collectively, the “NuVasive Contingent Liabilities”)) as of December 31, 2022, as provided by the management of NuVasive and approved for Goldman Sachs’ use by the management of Globus, to derive a range of illustrative equity values for NuVasive. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of NuVasive Common Stock, as provided by the management of NuVasive and approved for Goldman Sachs’ use by the management of Globus, using the treasury stock method, to derive a range of illustrative present values per share of NuVasive Common Stock ranging from $39.61 to $48.76.

Illustrative Present Value of Future Share Price Analysis—NuVasive Standalone

Using the Globus Adjusted NuVasive Standalone Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of NuVasive Common Stock. For this analysis, Goldman Sachs first calculated the implied enterprise value (“EV”) for NuVasive as of December 31 for each of the fiscal years 2023 through 2025, by applying a range of multiples of illustrative EV to NTM NuVasive Adjusted EBITDA (“NTM EV / NuVasive Adjusted EBITDA”) of 10.0x to 11.0x to estimates of NuVasive’s NTM NuVasive Adjusted EBITDA for each of the fiscal years 2023 through 2025. This illustrative range of NTM EV / NuVasive Adjusted EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EV / NuVasive Adjusted EBITDA multiples for NuVasive for February 2020 through February 2023.

Goldman Sachs then subtracted the amount of NuVasive’s net debt (including the NPV of the NuVasive Contingent Liabilities), for each of the fiscal years 2023 through 2025, each as provided by the management of Globus and approved for Goldman Sachs’ use by the management of Globus, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for NuVasive for each of the fiscal years 2023 through 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of NuVasive Common Stock for each of the fiscal years 2023 through 2025, calculated using information provided by the management of NuVasive and approved for Goldman Sachs’ use by the management of Globus, to derive a range of implied future values per share of NuVasive Common Stock. Goldman Sachs then discounted these implied future equity values per share of NuVasive Common Stock to December 31, 2022, using an illustrative discount rate of 9.2%, reflecting an estimate of NuVasive’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for NuVasive, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $42.32 to $49.49 per share of NuVasive Common Stock.

Selected Transactions Analysis

Goldman Sachs analyzed certain information relating to the following selected transactions in the healthcare industry. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of the target company’s last twelve months’ (“LTM”) adjusted EBITDA based on information in public filings and press releases. While none of the companies that participated in the selected transactions are directly comparable to NuVasive, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of NuVasive’s results, market sizes and product profile.

The following table presents the results of this analysis:

	Selected Transactions		EV / LTM
Announcement Date	Acquiror	Target	Adjusted EBITDA
October 2022	Orthofix Medical Inc.	SeaSpine Holdings Corporation	NA

May 2019	3M Company	Acelity, Inc.	15.0x

November 2018	Boston Scientific Corporation	BTG plc	15.5x

November 2018	Colfax Corporation	DJO Global, Inc.	11.7x

September 2018	Medtronic plc	Mazor Robotics Ltd.	NA

August 2018	Stryker Corporation	K2M Group Holdings, Inc.	NA

October 2017	TPG Capital, L.P.	Exactech, Inc.	16.9x

June 2016	Zimmer Biomet Holdings, Inc.	LDR Holding Corporation	NA

September 2015	Dentsply International Inc.	Sirona Dental Systems, Inc.	16.1x

February 2015	Cyberonics, Inc.	Sorin S.p.A.	11.7x

October 2014	Steris Corporation	Synergy Health plc	13.0x
October 2014	Wright Medical Group, Inc.	Tornier N.V.	NA

April 2014	Zimmer Holdings, Inc.	Biomet, Inc.	12.1x

February 2014	Smith & Nephew plc	ArthroCare Corporation	16.9x

Based on the results of the foregoing calculations and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV / LTM adjusted EBITDA multiples based on information in public filings of 11.7x to 16.9x to NuVasive’s LTM NuVasive Adjusted EBITDA as of December 31, 2022, as provided by the management of NuVasive and approved for Goldman Sachs’ use by the management of Globus, to derive a range of implied enterprise values for NuVasive. Goldman Sachs then subtracted the net debt (including the NPV of the NuVasive Contingent Liabilities) of NuVasive as of December 31, 2022, as provided by the management of NuVasive and approved for Goldman Sachs’ use by the management of Globus, and divided the result by the number of fully diluted outstanding shares of NuVasive Common Stock as of February 6, 2023, as provided by the management of NuVasive and approved for Goldman Sachs’ use by the management of Globus, using the treasury stock method, to derive a reference range of implied values per share of NuVasive Common Stock of $45.56 to $72.21.

Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-stock mergers announced from January 1, 2013 through February 7, 2023 involving a public company based in the United States as the target where the disclosed equity values for the transaction were between $0.5 billion and $5.0 billion and the acquiror had a pro forma ownership of the combined company between 60% and 75%. This analysis excluded transactions in the banking, financial services, insurance, oil and gas, real estate and utilities industries. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the eight transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 19.5% across the period. This analysis also indicated a 25th percentile premium of 14.9% and 75th percentile premium of 30.1% across the period, respectively. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 14.9% to 30.1% to the undisturbed closing price per share of NuVasive Common Stock of $46.91 as of February 7, 2023 and calculated a range of implied equity values per share of NuVasive Common Stock of $53.89 to $61.03.

Illustrative Discounted Cash Flow Analysis – Globus Standalone

Using the Globus Standalone Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Globus on a standalone basis to derive a range of illustrative present values per share of Globus Class A Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.0% to 10.0%, reflecting estimates of Globus’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2022 (i) estimates of unlevered free cash flow for Globus for the fiscal years 2023 through 2027 as reflected in the Globus Standalone Projections and (ii) a range of illustrative terminal values for Globus, as of December 31, 2027, which were calculated by applying terminal year NTM EBITDA, adjusted to exclude stock-based compensation, litigation expenses and settlements, costs related to acquisitions and costs related to licensing and acquisition of in-process research and development (the “Globus Standalone Adjusted EBITDA”) exit multiples ranging from 16.5x to 18.5x, to a terminal year estimate of the NTM Globus Standalone Adjusted EBITDA to be generated by Globus, as reflected in the Globus Standalone Projections (which analysis implied perpetuity growth rates ranging from 4.6% to 6.9%). The range of terminal year NTM Globus Standalone Adjusted EBITDA exit multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Globus for February 2020 through February 2023. Goldman Sachs derived such discount rates by application of the CAPM which requires certain company-specific inputs, including Globus’s standalone target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Globus on a standalone basis, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for Globus on a standalone basis by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Globus on a standalone basis the amount of Globus’s net debt (including the NPV of certain contingent liabilities relating to the acquisition of Excelsius Surgical and other transactions by Globus (collectively, the “Globus Contingent Liabilities”)) on a standalone basis, as of December 31, 2022, as provided by and approved for Goldman Sachs’ use by the management of Globus, to derive a range of illustrative equity values for Globus. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Globus Common Stock, as provided by and approved for Goldman Sachs’ use by the management of Globus, using the treasury stock method, to derive a range of illustrative present values per share of Globus Class A Common Stock ranging from $73.27 to $84.74.

Illustrative Present Value of Future Share Price Analysis – Globus Standalone

Using the Globus Standalone Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Globus Class A Common Stock. For this analysis, Goldman Sachs first calculated the implied enterprise value for Globus as of December 31 for each of the fiscal years 2023 through 2025, by applying a range of multiples of illustrative EV to NTM Globus Standalone Adjusted EBITDA (“NTM EV / Globus Standalone Adjusted EBITDA”) of 16.5x to 18.5x to estimates of Globus’s NTM Globus Standalone Adjusted EBITDA for each of the fiscal years 2023 through 2025. This illustrative range of NTM EV / Globus Standalone Adjusted EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EV / Globus Standalone Adjusted EBITDA multiples for Globus for February 2020 through February 2023.

Goldman Sachs then subtracted the amount of Globus’s net debt (including the NPV of the Globus Contingent Liabilities) on a standalone basis, for each of the fiscal years 2023 through 2025, each as provided by and approved for Goldman Sachs’ use by the management of Globus, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Globus for each of the fiscal years 2023 through 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Globus Common Stock for each of the fiscal years 2023 through 2025, calculated using information provided by and approved for Goldman Sachs’ use by the management of Globus, to derive a range of implied future values per share of Globus Class A Common Stock. Goldman Sachs then discounted these implied future equity values per share of Globus Class A Common Stock to December 31, 2022, using an illustrative discount rate of 9.8%, reflecting an estimate of Globus’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Globus, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $67.60 to $76.35 per share of Globus Class A Common Stock.

Illustrative Discounted Cash Flow Analysis – Globus Pro Forma

Using the Globus Pro Forma Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Globus pro forma for the Merger to derive a range of illustrative present values per share of Globus Class A Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 8.0% to 10.0%, reflecting estimates of Globus’s pro forma weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2022 (i) estimates of unlevered free cash flow for Globus pro forma for the Merger for the fiscal years 2023 through 2027, as reflected in the Globus Pro Forma Projections and (ii) a range of illustrative terminal values for Globus, as of December 31, 2027, which were calculated by applying terminal year NTM EBITDA, adjusted to exclude stock-based compensation, litigation expenses and settlements, costs related to acquisitions, costs related to licensing and acquisition of in-process research and development and non-recurring and other significant one-time items (the “Globus Pro Forma Adjusted EBITDA”) exit multiples ranging from 13.5x to 15.5x, to a terminal year estimate of the NTM Globus Pro Forma Adjusted EBITDA to be generated by Globus on a pro forma basis, as reflected in the Globus Pro Forma Projections (which analysis implied perpetuity growth rates ranging from 3.9% to 6.4%). The range of terminal year NTM Globus Pro Forma Adjusted EBITDA exit multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical trading multiples of Globus and NuVasive for February 2020 through February 2023. Goldman Sachs derived such discount rates by application of the CAPM, which requires certain company-specific inputs, including Globus’s pro forma target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Globus pro forma for the Merger, as well as certain financial metrics for the United States financial markets generally.

Goldman Sachs derived ranges of illustrative enterprise values for Globus pro forma for the Merger by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative pro forma enterprise values it derived for Globus, the pro forma net debt (including the NPV of the NuVasive Contingent Liabilities, the NPV of the Globus Contingent Liabilities and estimate transaction fees with respect to the Merger) of Globus as of December 31, 2022, as provided by and approved for Goldman Sachs’ use by the management of Globus, to derive a range of illustrative equity values for Globus on a pro forma basis. Goldman Sachs then divided the range of illustrative equity values it derived by the pro forma number of fully diluted outstanding shares of Globus Common Stock, as provided by and approved for Goldman Sachs’ use by the management of Globus, using the treasury stock method, to derive a range of illustrative present values per share of Globus Class A Common Stock ranging from $77.66 to $93.53.

Illustrative Present Value of Future Share Price Analysis – Globus Pro Forma

Using the Globus Pro Forma Projections, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Globus Class A Common Stock pro forma for the Merger. For this analysis, Goldman Sachs first calculated the implied enterprise value for Globus pro forma for the Merger as of December 31 for each of the fiscal years 2023 through 2025, by applying a range of multiples of illustrative EV to NTM Globus Pro Forma Adjusted EBITDA (“NTM EV / Globus Pro Forma Adjusted EBITDA”) of 13.5x to 15.5x to estimates of Globus’s NTM Globus Pro Forma Adjusted EBITDA on a pro forma basis for each of the fiscal years 2023 through 2025. This illustrative range of NTM EV / Globus Pro Forma Adjusted EBITDA multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical NTM EV / Globus Pro Forma Adjusted EBITDA multiples for Globus and NuVasive for February 2020 through February 2023.

Goldman Sachs then subtracted the amount of Globus’s pro forma net debt (including the NPV of the NuVasive Contingent Liabilities, the NPV of the Globus Contingent Liabilities and estimate transaction fees with respect to the Merger), for each of the fiscal years 2023 through 2025, each as provided by and approved for Goldman Sachs’ use by the management of Globus, from the respective implied enterprise values in order to derive a range of illustrative equity values as of December 31 for Globus on a pro forma basis for each of the fiscal years 2023 through 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Globus Common Stock on a pro forma basis for each of fiscal years 2023 through 2025, calculated using information provided by and approved for Goldman Sachs’ use by the management of Globus, to derive a range of implied future values per share of Globus Class A Common Stock on a pro forma basis. Goldman Sachs then discounted these implied future equity values per share of Globus Class A Common Stock to December 31, 2022, using an illustrative discount rate of 9.7%, reflecting an estimate of Globus’s pro forma cost of equity. Goldman Sachs derived such discount rate by application of the CAPM, which requires certain company-specific inputs, including a beta for Globus and NuVasive, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values of $69.62 to $85.58 per share of Globus Class A Common Stock pro forma for the Merger.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Globus or NuVasive or the Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Globus Board as to the fairness from a financial point of view to Globus, as of February 8, 2023, of the Exchange Ratio pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Globus, NuVasive, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.

The Exchange Ratio was determined through arm’s-length negotiations between Globus and NuVasive and was approved by the Globus Board. Goldman Sachs provided advice to Globus during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Globus or the Globus Board or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger.

As described above, Goldman Sachs’ opinion to the Globus Board was one of many factors taken into consideration by the Globus Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Globus, NuVasive and any of their respective affiliates and third parties, including affiliates of Mr. David C. Paul, a significant stockholder of Globus, or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement. Goldman Sachs acted as financial advisor to Globus in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the Merger Agreement. During the two-year period ended February 8, 2023, Goldman Sachs Investment Banking has not been engaged by Globus or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended February 8, 2023, Goldman Sachs Investment Banking has not been engaged by NuVasive or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. During the two-year period ended February 8, 2023, Goldman Sachs Investment Banking has not been engaged by Mr. David C. Paul or his affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Globus, NuVasive, Mr. David C. Paul and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

The Globus Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated January 30, 2023, Globus engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between Globus and Goldman Sachs provides for a transaction fee of $6.0 million, all of which is contingent upon consummation of the Merger. In addition, Globus has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of NuVasive’s Financial Advisor

Opinion of BofA Securities, Inc.

NuVasive has retained BofA Securities to act as NuVasive’s financial advisor in connection with the Merger. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. NuVasive selected BofA Securities to act as NuVasive’s financial advisor in connection with the Merger on the basis of BofA Securities’ experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with NuVasive and its business.

On February 8, 2023, at a meeting of the NuVasive Board held to evaluate the Merger, BofA Securities delivered to the NuVasive Board an oral opinion, which was confirmed by delivery of a written opinion dated February 8, 2023, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to holders of NuVasive Common Stock.

The full text of BofA Securities’ written opinion to the NuVasive Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. The following summary of BofA Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. BofA Securities delivered its opinion to the NuVasive Board for the benefit and use of the NuVasive Board (in its capacity as such) in connection with and for purposes of its evaluation of the Exchange Ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to NuVasive or in which NuVasive might engage or as to the underlying business decision of NuVasive to proceed with or effect the Merger. BofA Securities’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

In connection with rendering its opinion, BofA Securities:

(1)	reviewed certain publicly available business and financial information relating to NuVasive and Globus;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of NuVasive furnished to or discussed with BofA Securities by the management of NuVasive, including certain financial forecasts relating to NuVasive prepared by the management of NuVasive (the Revised NuVasive Standalone Projections, as defined and summarized in the section entitled “—Certain NuVasive Unaudited Prospective Financial Information”);

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Globus furnished to or discussed with BofA Securities by the management of Globus, including certain financial forecasts relating to Globus prepared by the management of Globus (the Globus Standalone Projections, as defined and summarized in the section entitled “—Certain Globus Unaudited Prospective Financial Information”);

(4)

reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements anticipated by the management of NuVasive to result from the Merger (the Assumed Synergies and Dis-synergies, as defined and summarized in the section entitled “—Certain NuVasive Unaudited Prospective Financial Information”);

(5)

discussed the past and current business, operations, financial condition and prospects of NuVasive with members of senior management of NuVasive, and discussed the past and current business, operations, financial condition and prospects of Globus with members of senior management of NuVasive and Globus;

(6)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Globus, including the potential effect on Globus’s estimated earnings per share;

(7)

reviewed the trading histories for NuVasive Common Stock and Globus Class A Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

(8)	compared certain financial and stock market information of NuVasive and Globus with similar information of other companies BofA Securities deemed relevant;

(9)	reviewed the relative financial contributions of NuVasive and Globus to the future financial performance of the Combined Company on a pro forma basis;

(10)	reviewed a draft, dated February 8, 2023, of the Merger Agreement referred to in this section of this proxy statement/prospectus as the Draft Agreement; and

(11)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of NuVasive and Globus that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Revised NuVasive Standalone Projections and Assumed Synergies and Dis-synergies, BofA Securities was advised by NuVasive, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of NuVasive as to the future financial performance of NuVasive and other matters covered thereby. With respect to the Globus Standalone Projections, BofA Securities was advised by Globus, and assumed, with NuVasive’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Globus as to the future financial performance of Globus. BofA Securities relied, at the direction of NuVasive, on the assessments of the management of NuVasive as to NuVasive’s and Globus’s ability to achieve the Assumed Synergies and Dis-synergies and was advised by NuVasive, and assumed, that the Assumed Synergies and Dis-synergies will be realized in the amounts and at the times projected. BofA Securities did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NuVasive or Globus, nor did it make any physical inspection of the properties or assets of NuVasive or Globus. BofA Securities did not evaluate the solvency or fair value of NuVasive or Globus under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of NuVasive, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on NuVasive, Globus or the contemplated benefits of the Merger. BofA Securities also assumed, at the direction of NuVasive, that the final executed Agreement did not differ in any material respect from the Draft Agreement reviewed by BofA Securities.

BofA Securities expressed no view or opinion as to any terms or other aspects of the Merger (other than the Exchange Ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger. BofA Securities was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of NuVasive or any alternative transaction. BofA Securities’ opinion was limited to the fairness, from a financial point of view, of the Exchange Ratio to the holders of NuVasive Common Stock and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to NuVasive or in which NuVasive might engage or as to the underlying business decision of NuVasive to proceed with or effect the Merger. BofA Securities did not express any opinion as to what the value of Globus Class A Common Stock actually would be when issued or the prices at which NuVasive Common Stock or Globus Class A Common Stock would trade at any time, including following announcement or consummation of the Merger. BofA Securities did not express any view or opinion with respect to, and relied, with NuVasive’s consent, upon the assessments of NuVasive and its representatives regarding, legal, regulatory, accounting, tax and similar matters relating to NuVasive or the Merger, as to which matters BofA Securities understood that NuVasive had obtained such advice as NuVasive deemed necessary from qualified professionals. In addition, BofA Securities expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter. Except as described in this summary, NuVasive imposed no other limitations on the investigations made or procedures followed by BofA Securities in rendering its opinion.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

The following represents a brief summary of the material financial analyses presented by BofA Securities to the NuVasive Board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Securities.

Summary of Material NuVasive Financial Analysis

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for NuVasive and the following six publicly traded companies in the medical devices sector:

•	Smith & Nephew plc

•	Globus

•	Integra LifeSciences Holdings Corp.

•	CONMED Corp

•	Orthofix Medical Inc.

•	ZimVie Inc.

BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on February 7, 2023 for the selected publicly traded companies other than for Orthofix Medical Inc., and based on closing stock price on October 10, 2022 for Orthofix Medical Inc., plus debt, and less cash and cash equivalents, as a multiple of calendar year 2023 estimated earnings before interest, taxes, depreciations and amortization, commonly referred to as “EBITDA”, excluding certain non-recurring and other significant one-time items and stock-based compensation, referred to herein as “adjusted EBITDA.” BofA Securities also reviewed per share equity values, based on closing stock prices on February 7, 2023, of the selected publicly traded companies other than for Orthofix Medical Inc., and based on closing stock price on October 10, 2022 of Orthofix Medical Inc., as a multiple of calendar year 2023 estimated earnings per share, unburdened for amortization of intangible assets and certain non-recurring and other significant one-time items, referred to herein as “adjusted EPS.”

Selected Publicly Traded Companies	2023E Enterprise Value / EBITDA	2023E P/E
Smith & Nephew plc	10.2x	16.5x
Globus Medical, Inc. (Globus)	18.5x	33.2x
Integra LifeSciences Holdings Corp.	12.8x	16.8x
CONMED Corp	18.5x	31.8x
Orthofix Medical Inc.	5.0x	26.8x
ZimVie Inc.	5.3x	8.1x
Mean	11.7x	22.2x
Median	11.5x	21.8x

The overall low to high calendar year 2023 estimated adjusted EBITDA multiples observed for the selected publicly traded companies were 5.0x to 18.5x (with a mean of 11.7x and a median of 11.5x). The overall low to high calendar year 2023 estimated adjusted EPS multiples observed for the selected publicly traded companies were 8.1x to 33.2x (with a mean of 22.2x and a median of 21.8x).

BofA Securities then (i) applied calendar year 2023 adjusted EBITDA multiples of 9.0x to 13.0x derived from the selected publicly traded companies to NuVasive’s estimated adjusted EBITDA, calculated as Adjusted Operating Income (as described in the section entitled “—Certain NuVasive Unaudited Prospective Financial Information”), plus stock-based compensation and depreciation, of $313 million for calendar year 2023 and (ii) applied calendar year 2023 adjusted EPS multiples of 19.0x to 23.0x derived from the selected publicly traded companies to NuVasive’s calendar year 2023 Adjusted EPS (as described in the section entitled “—Certain NuVasive Unaudited Prospective Financial Information”) of $2.28 for the calendar year 2023, respectively, to determine implied per share equity values. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of NuVasive were based on the Revised NuVasive Standalone Projections. This analysis indicated the following approximate implied per share equity value reference range for NuVasive, as compared to the per share price of NuVasive Common Stock implied by the Exchange Ratio, based on the closing price of Globus Class A Common Stock on February 7, 2023:

Implied Per Share Equity Value Reference Ranges for NuVasive		Per Share Price Implied by Exchange Ratio
2023E EV /Adj. EBITDA	2023E Price /Adj. EPS
$40.00 - $63.25	$43.25 - $52.50	$58.41

No company used in this analysis is identical or directly comparable to NuVasive. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which NuVasive was compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of NuVasive to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that NuVasive was forecasted to generate during NuVasive’s fiscal years 2023 through 2027 based on the Revised NuVasive Standalone Projections. BofA Securities calculated terminal values for NuVasive by applying last-twelve-month EBITDA terminal multiples of 9.5x to 11.5x to NuVasive’s fiscal year 2027 estimated adjusted EBITDA, which implied a perpetuity growth rate ranging between 5.2% and 6.4%. The cash flows and terminal values were then discounted to present value as of December 31, 2022, assuming a mid-period convention for cash flows, using discount rates ranging from 9.0% to 11.0%. From the resulting enterprise values, BofA Securities deducted net debt as of the end of the fourth quarter of fiscal year 2022 (treating the amount of the 2023 Convertible Notes, defined below in the section entitled “—Call Spread Transactions,” and the amount of NuVasive’s convertible senior notes due 2025, as debt) to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for NuVasive as compared to the per share price of NuVasive Common Stock implied by the Exchange Ratio, based on the closing price of Globus Class A Common Stock on February 7, 2023:

Implied Per Share Equity Value	Per Share Price Implied by Exchange
Reference Ranges for NuVasive	Ratio
$43.00 - $59.50	$58.41

Other Factors. BofA Securities also noted certain additional factors that were not considered part of BofA

Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

selected precedent transactions announced between April 27, 2011 and October 11, 2022 involving target companies in the medical devices industry and (i) the enterprise values of such target companies, as a multiple of each such target company’s adjusted EBITDA for the last twelve months prior to the announcement date of the respective transaction, which indicated an implied per share equity value reference range for NuVasive Common Stock of $44.00 to $59.25 and (ii) the premium to the 30-day volume-weighted average price of the shares of each such target company, which indicated an implied per share equity value reference range for NuVasive Common Stock of $52.25 to $56.75;

•	historical trading prices of NuVasive Common Stock during the 52-week period ended February 7, 2023, which ranged from $35.68 to $59.75; and

•

publicly available equity research analyst price targets for NuVasive Common Stock available as of February 7, 2023, which had a price target range (discounted one year by a 10.5% cost of equity) of $34.50 to $57.00 per share.

Summary of Material Globus Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Securities reviewed publicly available financial and stock market information for Globus and the following 7 publicly traded companies in the medical devices sector:

•	ResMed Inc.

•	Cooper Companies, Inc.

•	Masimo Corp

•	Staar Surgical Co

•	CONMED Corp

•	NuVasive, Inc. (NuVasive)

•	Vericel Corp

BofA Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on February 7, 2023, plus debt, and less cash and cash equivalents, as a multiple of calendar year 2023 estimated adjusted EBITDA. BofA Securities also reviewed per share equity values, based on closing stock prices on February 7, 2023, of the selected publicly traded companies as a multiple of calendar year 2023 estimated adjusted EPS.

	2023E Enterprise	2023E
Selected Publicly Traded Companies	Value / EBITDA	P/E
ResMed Inc.	22.6x	35.0x
Cooper Companies, Inc.	18.8x	27.9x
Masimo Corp	24.5x	39.4x
Staar Surgical Co	42.3x	59.4x
CONMED Corp	18.5x	31.8x
NuVasive, Inc. (NuVasive)	10.5x	20.7x
Vericel Corp	36.4x	NM
Mean	24.8x	35.7x
Median	22.6x	33.4x

The overall low to high calendar year 2023 estimated EBITDA multiples observed for the selected publicly traded companies were 10.5x to 42.3x (with a mean of 24.8x and a median of 22.6x). The overall low to high calendar year 2023 estimated adjusted EPS multiples observed for the selected publicly traded companies were

20.7x to 59.4x (with a mean of 35.7x and a median of 33.4x).

BofA Securities then (i) applied calendar year 2023 adjusted EBITDA multiples of 17.5x to 22.0x derived from the selected publicly traded companies to Globus’s calendar year 2023 estimated adjusted EBITDA of $374 million and (ii) applied calendar year 2023 adjusted EPS multiples of 27.0x to 35.0x derived from the selected publicly traded companies to Globus’s calendar year 2023 estimated adjusted EPS of $2.30, respectively, to determine implied per share equity values. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Globus were based on the Globus Standalone Projections. This analysis indicated the following approximate implied per share equity value reference range for Globus, as compared to the closing price of Globus Class A Common Stock on February 7, 2023:

Implied Per Share Equity Value Reference Ranges for Globus
2023E EV / Adj. EBITDA	2023E Price / Adj. EPS	Closing Price of Globus Class A Common Stock on February 7, 2023
$72.50 - $87.75	$62.00 - $80.50	$77.88

No company used in this analysis is identical or directly comparable to Globus. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Globus was compared.

Discounted Cash Flow Analysis. BofA Securities performed a discounted cash flow analysis of Globus to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Globus was forecasted to generate during Globus’s fiscal years 2023 through 2027 based on the Globus Standalone Projections. BofA Securities calculated terminal values for Globus by applying terminal multiples of 18.0x to 22.0x to Globus’s fiscal year 2027 estimated adjusted EBITDA, which implied a perpetuity growth rate ranging between 6.0% and 7.4%. The cash flows and terminal values were then discounted to present value as of December 31, 2022, assuming a mid-period convention for cash flows, using discount rates ranging from 8.5% to 10.5%. From the resulting enterprise values, BofA Securities deducted net debt as of the end of the fourth quarter of fiscal year 2022 to derive equity values. This analysis indicated the following approximate implied per share equity value reference ranges for Globus as compared to the closing price of Globus Class A Common Stock on February 7, 2023:

Implied Per Share Equity Value	Closing Trading Price of Globus Class A
Reference Range for Globus	Common Stock on February 7, 2023
$72.75 - $91.00	$77.88

Other Factors. BofA Securities also noted certain additional factors that were not considered part of BofA

Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices of Globus Class A Common Stock during the 52-week period ended February 7, 2023, which ranged from $53.08 to $81.37;

•

publicly available equity research analyst price targets for Globus Class A Common Stock available as of February 7, 2023, which had a price target range (discounted one year by a 9.5% cost of equity) of $59.25 to $82.25 per share.

Summary of Material Relative Financial Analyses

Implied Exchange Ratio Analysis—Selected Companies Analysis. Utilizing the implied per share equity value reference ranges derived for NuVasive and Globus described above under “—Summary of Material NuVasive Financial Analyses—Selected Publicly Traded Companies Analysis” for each of NuVasive and Globus, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for NuVasive by the high endpoint and low endpoint of the per share equity reference range derived for Globus, respectively, BofA Securities calculated an approximate implied exchange ratio reference range. This analysis indicated the following approximate implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio		Exchange Ratio
2023E EV/Adj. EBITDA	2023E Price / Adj. EPS
0.456x - 0.872x	0.537x - 0.847x	0.750x

Implied Exchange Ratio Analysis—Discounted Cash Flow Analysis. Utilizing the implied per share equity value reference ranges derived for NuVasive and Globus described above under “—Summary of Material NuVasive Financial Analyses—Discounted Cash Flow Analysis” for each of NuVasive and Globus, as applicable, by dividing the low endpoint and the high endpoint of the per share equity reference range derived for NuVasive by the high endpoint and low endpoint of the per share equity reference range derived for Globus, respectively, BofA Securities calculated approximate implied exchange ratio reference range. This analysis indicated the following approximate implied exchange ratio reference range, as compared to the Exchange Ratio:

Implied Exchange Ratio Discounted Cash Flow Analysis	Exchange Ratio
0.473x – 0.818x	0.750x

Has/Gets Analysis. BofA Securities performed a has/gets analysis to calculate the theoretical change in value for holders of NuVasive Common Stock resulting from the Merger based on a comparison of (i) the 100% ownership by holders of NuVasive Common Stock of NuVasive on a stand-alone basis and (ii) the pro forma ownership by holders of NuVasive Common Stock of Globus after giving effect to the Merger.

For the NuVasive Common Stock on a stand-alone basis, BofA Securities used the implied reference range indicated in its discounted cash flow analysis described above under “—Summary of NuVasive Financial Analyses—Discounted Cash Flow Analysis.” BofA Securities then performed the same analysis by calculating the range of implied per share equity values allocable to holders of NuVasive Common Stock on a pro forma basis, giving effect to the Merger, by assuming approximately 28.1% pro forma ownership, based on the number of Globus Class A Common Stock estimated to be issued to holders of NuVasive Common Stock in the Merger, utilizing the results of the standalone discounted cash flow analyses for NuVasive and Globus described above under “ —Summary of Material NuVasive Financial Analyses—Discounted Cash Flow Analysis” and “—Summary of Material Globus Financial Analyses—Discounted Cash Flow Analysis,” and taking into account the net present value of the Assumed Synergies and Dis-synergies and the decreased cash from the Merger to the Combined Company. BofA Securities calculated the approximate net present value of Assumed Synergies and Dis-synergies to the Combined Company as of December 31, 2022 using a discount rate range of 9.0% to 11.0%. Per NuVasive management guidance, the analysis assumed a terminal value for the Assumed Synergies and Dis-synergies beyond 2027 assuming a range of perpetuity growth rates of 2.0% to 3.0%.

This analysis indicated the following approximate implied pro forma per share equity value reference range for NuVasive Common Stock giving effect to the Merger, based on the Exchange Ratio, for each share of NuVasive Common Stock, compared to the range of implied per share equity values for NuVasive Common Stock on a standalone basis:

Per Share Equity Value Reference Ranges for NuVasive Common Stock
Stand-Alone	$43.00 - $59.50
Pro Forma	$56.80 - $75.15

Other Factors. BofA Securities also noted certain additional factors that were not considered part of BofA Securities’ material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•

using the historical trading prices of NuVasive Common Stock and Globus Class A Common Stock described above, BofA Securities calculated an approximate implied exchange ratio reference range of 0.438x to 1.126x;

•

using publicly available equity research analyst price targets for NuVasive Common Stock and Globus Class A Common Stock described above, BofA Securities calculated an approximate implied exchange ratio reference range of 0.419x to 0.962x.

Miscellaneous. As noted above, the discussion set forth above under “—Summary of Material NuVasive Financial Analyses,” “—Summary of Material Globus Financial Analyses” and “—Summary of Material Relative Financial Analyses” is a summary of the material financial analyses presented by BofA Securities to the NuVasive Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Securities believes that its analyses summarized above must be considered as a whole. BofA Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of NuVasive and Globus. The estimates of the future performance of NuVasive in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, of the Exchange Ratio and were provided to the NuVasive Board in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of NuVasive or Globus.

The type and amount of consideration payable in the Merger was determined through negotiations between NuVasive and Globus, rather than by any financial advisor, and was approved by the NuVasive Board. The decision to enter into the Merger agreement was solely that of the NuVasive Board. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the NuVasive Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the NuVasive Board or management with respect to the Merger or the Exchange Ratio.

NuVasive has agreed to pay BofA Securities for its services in connection with the Merger an aggregate fee, which is estimated, based on the information available as of the date of announcement, to be approximately $27 million, $3 million of which was payable upon delivery of its opinion and the remainder of which is contingent upon the completion of the Merger. NuVasive also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of NuVasive, Globus and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to NuVasive and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to NuVasive in connection with certain mergers and acquisition transactions, (ii) having acted or acting as an administrative agent, bookrunner and/or arranger for, and/or as a lender under, certain letters of credit, credit facilities and other credit arrangements of NuVasive and/or certain of its affiliates, (iii) having provided or providing certain derivatives, foreign exchange and other trading services to NuVasive and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to NuVasive and/or certain of its affiliates. In addition, BofA Securities have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with NuVasive and/or certain of its affiliates. From February 1, 2021 through January 31, 2023, BofA Securities and its affiliates derived aggregate revenues from NuVasive and certain of its affiliates of approximately $6 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to Globus and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit, credit and leasing facilities and other credit arrangements of Globus and/or certain of its affiliates, (ii) provided or providing certain foreign exchange and other trading services to Globus and/or certain of its affiliates, and (iii) having provided or providing certain treasury management products and services to Globus and/or certain of its affiliates. From February 1, 2021 through January 31, 2023, BofA Securities and its affiliates derived aggregate revenues from Globus and certain of its affiliates of approximately $3 million for investment and corporate banking services.

Call Spread Transactions

Concurrent with NuVasive’s issuance in June 2020 of $450 million aggregate principal amount of 1.00% convertible senior notes due 2023 (the “2023 Convertible Notes”), NuVasive entered into separate convertible bond hedge transactions (the “Convertible Bond Hedge Transactions”) and issuer warrant transactions (the “Issuer Warrant Transactions” and, collectively with the Convertible Bond Hedge Transactions, the “Call Spread Transactions”) with four banks (each a “Call Spread Counterparty” and collectively, the “Call Spread Counterparties”), including Bank of America, N.A. (“BANA”), an affiliate of BofA Securities, acting as principal for its own account in respect of 20% of the Call Spread Transactions.

The Convertible Bond Hedge Transactions consisted of the purchase by NuVasive from the Call Spread Counterparties of call options in respect of the number of shares of NuVasive Common Stock initially underlying the 2023 Convertible Notes, expiring when the Notes mature (i.e., June 1, 2023), and with an initial strike price equal to the initial conversion price of the 2023 Convertible Notes of approximately $84.1907. The Issuer Warrant Transactions consist of the sale by NuVasive to such Call Spread Counterparties of warrants in respect of the same number of shares of NuVasive Common Stock and with an initial strike price of $104.8410. The strike prices of the Convertible Bond Hedge Transactions and Issuer Warrant Transactions are subject to certain adjustments. Because the Convertible Bond Hedges expire and the 2023 Convertible Notes mature on June 1, 2023, it is possible that neither the Convertible Bond Hedges nor the 2023 Convertible Notes will remain outstanding by the time the Merger is consummated. The Issuer Warrant Transactions expire over a series of expiration dates commencing September 1, 2023 and ending November 27, 2023.

If the Merger is consummated prior to maturity of the 2023 Convertible Notes, the 2023 Convertible Notes would become convertible into the acquirer’s shares and the Convertible Bond Hedge Transactions would similarly become exercisable for the acquirer’s shares. To the extent that the post-merger volatility of the acquirer’s shares were to exceed the volatility of NuVasive Common Stock before the announcement of the merger, the fair value of the Call Spread Counterparties’ liabilities under the Convertible Bond Hedge Transactions would increase, and to the extent the post-merger volatility of the acquirer’s shares were less than the volatility of NuVasive Common Stock before the announcement of the merger, the fair value of the Call Spread Counterparties’ liabilities under the Convertible Bond Hedge Transaction would decrease.

Following the announcement or consummation of the Merger, the Call Spread Counterparties may adjust the terms of the Issuer Warrant Transactions to preserve the fair value of the Transactions after taking into account the announcement or consummation. Each Call Spread Counterparty will determine, in good faith and in a commercially reasonable manner as calculation agent with respect to its Issuer Warrant Transaction, the economic effect of such an announcement or consummation on the value of its Issuer Warrant Transaction and may take into account a number of factors, including, for example, the date of the announcement (and the remaining term of the Issuer Warrant Transactions at that time), the stock price and changes in volatility, stock loan rate, liquidity and expected dividends of NuVasive Common Stock. Upon consummation of the Merger, the

Issuer Warrant Transactions will become convertible into the acquirer’s shares. Each Call Spread Counterparty must also make additional adjustments to its Issuer Warrant Transaction following the announcement of a change to the Merger (including the withdrawal, abandonment or discontinuation of the Merger).

Under the Call Spread Transactions to which it is a counterparty, BANA has market exposure to the price of shares of NuVasive Common Stock. It is standard industry practice, and BANA’s ordinary practice, to engage in hedging activities to reduce market exposure to the price of the common stock underlying derivative transactions such as the Call Spread Transactions. Such hedging includes BANA or its affiliates either purchasing or selling shares of the NuVasive Common Stock or related instruments to offset the exposure to the NuVasive Common Stock that BANA has under the Call Spread Transactions. BANA’s hedging is intended to substantially reduce BANA’s exposure under the Call Spread Transactions to changes in the price of shares of the NuVasive Common Stock.

Hedging does not fully offset every risk or change in market conditions. Hedging is designed to offset a range of normal price movements under a range of typical market conditions, based on publicly available information, and thus might not fully offset extraordinary market events or conditions (such as the announcement or consummation of a merger transaction) that might have a material effect on the price, volatility or other characteristics of NuVasive Common Stock. BANA’s hedging activity is at its own risk and might result in a loss or profit to BANA in an amount that might be less than or greater than the expected contractual benefit or loss to BANA under the Call Spread Transactions it entered into. BANA’s ultimate loss or profit with respect to the Call Spread Transactions after taking into account its hedging activity would depend on many factors, including the original net premium received by BANA for the Call Spread Transactions, the price at which BANA established its initial hedge position in respect of the Call Spread Transactions, the deliveries or payments made or received pursuant to the Call Spread Transactions, the profit and loss realized by BANA in connection with rebalancing its stock hedge positions during the term of the Call Spread Transactions (such rebalancing occurring as frequently as intra-day), and the premium or other amounts paid, and payments received, in connection with entering into or maintaining any option position or other derivative transaction used to hedge the Call Spread Transactions, the volatility of shares of the NuVasive Common Stock and the prices at which BANA would close out these hedge positions. The amount of any loss or profit would not be known until all of the Call Spread Transactions to which BANA is a party have been exercised, expired or terminated and BANA has completed all of its related hedge unwind activities. In accordance with industry practices, BofA Securities maintains an enterprise information wall reasonably designed to prevent the unauthorized disclosure of confidential information by or to employees in its investment banking division to or by employees on the “public” side of BofA Securities, including the employees who undertake these hedging and other market transactions. However, a portion of any gain or loss BANA experiences with respect to the Call Spread Transactions, including any termination payment, may be shared with BofA Securities’ investment banking division.

BANA has advised NuVasive that the announcement or occurrence of an acquisition transaction may cause BANA to recognize contractual benefits or losses in connection with the Call Spread Transactions. In particular, BANA may recognize a benefit or loss owing to changes in the volatility of the shares of NuVasive Common Stock before announcement of the Merger relative to the volatility post announcement, (including of the acquiror’s shares post consummation of the Merger) and the impact of such change on the value of the Convertible Bond Hedge Transactions. However, as noted above, under the Issuer Warrant Transaction, BANA is required to make an adjustment to preserve the transaction’s fair value after taking into account the Merger (or announcement thereof). As a result, BANA may suffer a contractual loss on its Convertible Bond Hedge Transactions, but have to forgo a contractual benefit on the Issuer Warrant Transactions. For instance, BANA has advised NuVasive that, based on certain specified assumptions (including a share price of $55.00), if the volatility of NuVasive Common Stock increased as a result of the announcement or occurrence of the Merger by 10% from 50% to 60%, BANA’s portion of the liability under the Convertible Bond Hedge Transactions could increase in value in favor of NuVasive (or its successor) by approximately $566,000. By contrast, while the value of the Issuer Warrant Transactions to BANA on those same assumptions could increase by approximately $1.1 million, BANA would be required to adjust the Issuer Warrant Transactions to preserve the fair value of such transactions to NuVasive, thereby depriving BANA of such increase in value. As a further illustrative example, BANA has advised NuVasive that, based on those same assumptions and assumed change in volatility but with an assumed stock price of $60.00, BANA’s portion of the liability under the Convertible Bond Hedge Transactions could increase in value by approximately $857,000 and the value of the Issuer Warrant Transactions could increase by approximately $1.5 million.

BANA advised NuVasive that, as the value changes described in the prior paragraph illustrate, the impact of any such changes to the Call Spread Transactions is likely to be limited because NuVasive’s stock price was well below the strike prices for each Call Spread Transaction and, as noted above, the Convertible Bond Hedge Transactions will expire in June 2023 and the Issuer Warrant Transactions expire in September to November 2023, all of which limits the value of the Call Spread Transactions (and therefore the amount of any potential adjustments) as a whole. However, the amount of any such contractual benefit or loss to BANA will depend on a number of factors as described above, including market conditions at the time, BANA’s hedging activities and when the Merger occurs relative to the maturities of the Convertible Bond Hedge Transactions and Issuer Warrant Transactions. There can be no assurance that the market assumptions used in calculating such contractual benefit or loss to BANA will match or approximate actual market conditions and, thus, the actual magnitude of any benefit or loss to BANA may be greater or less than such estimate. The amount of any such contractual benefit or loss will not be known until the Call Spread Transactions have been exercised, expired or terminated in accordance with their terms and BANA and its affiliates have completed all of their unwind activities.

The indenture governing the 2023 Convertible Notes and the confirmations containing the terms of the Call Spread Transactions were included as exhibits to NuVasive’s report on Form 8-K filed by NuVasive with the SEC on May 27, 2020. All references in this section captioned “—Call Spread Transactions” to share counts, conversion prices and strike prices may change from time to time in accordance with the terms of the relevant confirmations.

Certain Globus Unaudited Prospective Financial Information

Other than its financial guidance and business outlook provided in connection with its quarterly earnings announcements, Globus does not as a matter of course make public projections as to future performance, revenues, production, earnings or other results due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. In connection with the Merger, Globus management prepared (i) certain unaudited prospective financial information of Globus on a standalone basis for the fiscal years 2023 through 2027, which information is referred to as the “Globus Standalone Projections,” (ii) a preliminary version of the Globus Standalone Projections, referred to as the “Preliminary Globus Standalone Projections,” (iii) the synergy and dis-synergy projections described below under “—Summary of the Globus Synergy Projections,” which information is referred to as the “Globus Synergy Projections” and (iv) certain unaudited prospective financial information for fiscal years 2023 through 2027 for the Combined Company on a pro forma basis, which information is referred to as the “Globus Pro Forma Projections.” Globus management also made certain adjustments to certain unaudited prospective financial information prepared by NuVasive management of NuVasive on a standalone basis for the fiscal years 2023 through 2027 (referred to earlier as the “NuVasive Standalone Projections”), which such adjusted financial information is referred to as the “Globus Adjusted NuVasive Standalone Projections.” The Globus Standalone Projections, the Preliminary Globus Standalone Projections, the Globus Adjusted NuVasive Standalone Projections, the Globus Pro Forma Projections, and the Globus Synergy Projections are referred to collectively as the “Globus Projections.”

The Globus Projections were prepared for internal use only and not for public disclosure. The Globus Projections, other than the Preliminary Globus Standalone Projections, were provided to the Globus Board for the purposes of considering, analyzing and evaluating the Merger. The Globus Projections were also provided to Goldman Sachs, Globus’s financial advisor, for the purposes of its financial analysis, as described in the section titled “The Merger—Opinion of Globus’s Financial Advisor.” Goldman Sachs did not rely on the Preliminary Globus Standalone Projections for the purposes of its financial analysis. The Globus Standalone Projections, the Preliminary Globus Standalone Projections and the Globus Synergy Projections were provided to NuVasive in connection with its consideration and evaluation of the Merger and to NuVasive’s financial advisor, BofA Securities. The Globus Adjusted NuVasive Standalone Projections and the Globus Pro Forma Projections were not provided to NuVasive or to BofA Securities.

The Globus Standalone Projections and the Preliminary Globus Standalone Projections were prepared treating Globus on a standalone basis, without giving effect to the Merger, including (i) any impact of the negotiation or execution of the Merger Agreement or the Merger; (ii) the expenses that have already and will be incurred in connection with completing the Merger; (iii) the potential synergies that may be achieved by the Combined Company as a result of the Merger; (iv) the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the Merger; or (v) the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Because the Globus Standalone Projections and the Preliminary Globus Standalone Projections were developed for Globus as an independent company without giving effect to the Merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, synergies that may be realized as a result of the Merger or any changes to Globus’s operations or strategy that may be implemented after completion of the combination.

The Globus Projections are not included in this joint proxy statement/prospectus to influence any decision on whether to vote for the Globus Share Issuance Proposal or the NuVasive Merger Proposal, but rather are included in this joint proxy statement/prospectus to give stockholders access to certain non-public information that was provided to the Globus Board and Globus’s financial advisor, and to NuVasive and its financial advisor. The inclusion of the Globus Projections should not be regarded as an indication that the Globus Board, Globus, the NuVasive Board, NuVasive or their respective members of management or financial advisors or any other recipient of this information considered, or now considers, them to be necessarily predictive of actual future results, and they should not be relied on as such. There can be no assurance that the projected results will be realized or that actual results of Globus, NuVasive, or the Combined Company will not be materially lower or higher than estimated, whether or not the Merger is completed. The Globus Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this joint proxy statement/prospectus. Globus may in the future report results of operations for periods included in the Globus Standalone Projections and the Preliminary Globus Standalone Projections that will be completed following the preparation of the Globus Standalone Projections and the Globus Preliminary Projections. Stockholders and investors are urged to refer to Globus’s periodic filings with the SEC for information on Globus’s actual historical results.

The Globus Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Globus management, were assumed to have been, reasonably prepared in good faith on a basis reflecting the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected future financial performance of Globus and, in the case of the Globus Pro Forma Projections and the Globus Synergy Projections, the combined company. However, this information is not fact and should not be relied upon as being necessarily predictive of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Globus Projections. Although Globus management believes there is a reasonable basis for the Globus Projections, Globus cautions stockholders that actual future results could be materially different from the Globus Projections. Neither Globus’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Globus Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the Globus Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Globus management, as of the date of their preparation. These estimates and assumptions may prove to be impacted by any number of factors, including the impact of the announcement, pendency and consummation of the combination, general economic conditions, trends in the medical device industry, regulatory and financial market conditions and other risks and uncertainties described or incorporated by reference in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/ prospectus, all of which are difficult to predict and many of which are beyond the control of Globus and will be beyond the control of the combined company. Also see the section titled “Where You Can Find More Information.” The Globus Projections also reflect assumptions as to certain business decisions that are subject to change. There can be no assurance that the Globus Projections will be realized, and actual results will likely differ, and may differ materially, from those shown. Generally, the further out the period to which the Globus Projections relate, the less predictive the information becomes.

The Globus Projections contain certain adjusted financial measures that Globus management believes are helpful in understanding the applicable company’s past financial performance and future results. Globus management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The adjusted financial measures are not meant to be considered in isolation or as a substitute for, or superior to, comparable GAAP measures. While Globus believes these adjusted financial measures provide meaningful information to help investors understand the operating results and to analyze Globus’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these adjusted financial measures. These adjusted financial measures are not prepared in accordance with GAAP, are not reported by all of Globus’s competitors and may not be directly comparable to similarly titled measures of Globus’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the combination if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of adjusted financial measures were not relied upon by the Globus Board, the NuVasive Board or their respective members of management or financial advisors in connection with their respective evaluation of the combination. Accordingly, Globus has not provided a reconciliation of the adjusted financial measures included in the Globus Projections to the relevant GAAP financial measures.

None of Globus, NuVasive, the Combined Company or their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the Globus Projections, and, except as required by applicable law, none of Globus, NuVasive, the Combined Company or their respective affiliates undertakes any obligation to update, or otherwise revise or reconcile, the Globus Projections to reflect circumstances existing after the date the Globus Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Globus Projections are shown to be inappropriate. None of Globus, NuVasive or their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any Globus stockholder, NuVasive stockholder or other person regarding Globus’s or NuVasive’s ultimate performance compared to the information contained in the Globus Projections or that forecasted results will be achieved. Globus has made no representation to NuVasive, in the Merger Agreement or otherwise, concerning the Globus Projections.

Summary of the Preliminary Globus Standalone Projections

Before creating the Globus Standalone Projections, Globus management prepared certain preliminary unaudited prospective financial information of Globus on a standalone basis for Globus’s fiscal years 2023 through 2027, reflecting a base set of assumptions based on revenue and profitability, the absence of any material acquisitions and effective cost management, which information is referred to as the “Preliminary Globus Standalone Projections.”

	2023E	2024E	2025E	2026E	2027E
			(in millions)
Net Revenue	$1,100	$1,176	$1,262	$1,347	$1,441
Adjusted EBITDA(1)	$367	$401	$430	$460	$493

(1)

Non-GAAP Financial Measure. “Adjusted EBITDA” refers to Globus’s net income before interest income, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation, litigation expenses and settlements, costs related to acquisitions, and costs related to licensing and acquisition of in-process research and development.

Summary of the Globus Standalone Projections

The following table presents a summary of the unaudited prospective financial information of Globus on a standalone basis prepared by Globus management for Globus’s fiscal years 2023 through 2027, which information is referred to as the “Globus Standalone Projections.” Globus management made adjustments to the Preliminary Globus Standalone Projections to prepare the Globus Standalone Projections, including increasing net revenue and profitability to more closely align with Globus management’s long term expectations for the performance of Globus. The increase in profitability was primarily driven by the volume impact of higher sales, as well as greater fixed cost leverage. The Globus Standalone Projections reflect various assumptions of Globus Management, including Globus’s continued expansion of spine products in the United States, penetration of existing markets in Europe, Asia and South America, expansion and penetration of Globus’ imaging, navigation and robotic solutions driven by new product launches, vendor consolidation, and continued vertical integration. The Unlevered Free Cash Flow figures set forth below were arithmetically derived from the Globus management projections by Goldman Sachs and approved for Goldman Sachs’ use by Globus.

	2023E	2024E	2025E	2026E	2027E
			(in millions)
Net Revenue	$1,100	$1,192	$1,295	$1,393	$1,505
Adjusted EBITDA (1)	$374	$415	$454	$490	$534
Unlevered Free Cash Flow (2)	$183	$197	$201	$232	$258

(1)

Non-GAAP Financial Measure. “Adjusted EBITDA” refers to Globus’s net income before interest income, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation, litigation expenses and settlements, costs related to acquisitions and costs related to licensing and acquisition of in-process research and development.

(2)

Non-GAAP Financial Measure. “Unlevered Free Cash Flow” refers to Globus’s Adjusted EBITDA, less stock-based compensation, taxes, change in net working capital, and capital expenditures. Net working capital refers to Globus’s accounts receivable, inventories, prepaid expenses and other assets, accounts payable, and accrued expenses and other liabilities.

Summary of the Globus Adjusted NuVasive Standalone Projections

The following table presents a summary of the unaudited prospective financial information of NuVasive on a standalone basis prepared by NuVasive management for Globus’s fiscal years 2023 through 2027 and adjusted by Globus management, which information is referred to as the “Globus Adjusted NuVasive Standalone Projections.” Globus management made various assumptions in the Globus Adjusted NuVasive Standalone Projections, impacting NuVasive’s global presence, resulting in lower sales and profitability over the time periods presented. The Unlevered Free Cash Flow figures set forth below were arithmetically derived from the Globus management projections by Goldman Sachs and approved for Goldman Sachs’ use by Globus.

	2023E	2024E	2025E	2026E	2027E
			(in millions)
Net Revenue	$1,261	$1,324	$1,395	$1,468	$1,541
Adjusted EBITDA (1)	$293	$313	$331	$353	$381
Unlevered Free Cash Flow (2)	$59	$80	$94	$114	$138

(1)

Non-GAAP Financial Measure. “Adjusted EBITDA” refers to NuVasive’s net income before interest income, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation, litigation expenses and settlements, costs related to licensing and acquisition of in-process research and development and non-recurring and other significant one-time items.

(2)

Non-GAAP Financial Measure. “Unlevered Free Cash Flow” refers to NuVasive’s Adjusted EBITDA, less stock-based compensation, taxes, change in net working capital, and capital expenditures. Net working capital refers to NuVasive’s accounts receivable, inventories, prepaid expenses and other assets, accounts payable, and accrued expenses and other liabilities.

Summary of the Globus Synergy Projections

The following table presents certain estimates of revenue and cost dis-synergies and synergies expected to be realized by the combined company following the completion of the Merger prepared by Globus management for the combined company’s fiscal years 2023 through 2027, which information is referred to as “Globus Synergy Projections.”

Globus management made various assumptions when preparing the Globus Synergy Projections, including the expected overlap of sales, the potential sales representative attrition, future research and development for new products, vendor savings, general and administrative fees, and severance costs.

	2023E	2024E	2025E	2026E	2027E
			(in millions)
Adjusted EBITDA Impact of Revenue (Dis-Synergies) Synergies(1)	$(22)	$(46)	$(28)	$(7)	$2
Adjusted EBITDA Impact of Cost Synergies	$43	$106	$149	$170	$170

(1)

Non-GAAP Financial Measure. “Adjusted EBITDA” refers to the Combined Company’s net income before interest income, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation, litigation expenses and settlements, costs related to acquisitions, costs related to licensing and acquisition of in-process research and development, and non-recurring and other significant one-time items.

Summary of the Globus Pro Forma Projections

The following table presents certain unaudited prospective financial information for fiscal years 2023 through 2027 for the Combined Company on a pro forma basis, which information is referred to as the “Globus Pro Forma Projections.” The Globus Pro Forma Projections reflect the negative impact of revenue dis-synergies and the impact on Adjusted EBITDA from revenue and cost synergies (each as reflect in the Globus Synergy Projections.” The Globus Pro Forma Projections do not reflect the costs to achieve the synergies reflected in the projections. The Unlevered Free Cash Flow figures set forth below were arithmetically derived from the Globus management projections by Goldman Sachs and approved for Goldman Sachs’ use by Globus.

	2023E	2024E	2025E	2026E	2027E
			(in millions)
Net Revenue	$2,326	$2,450	$2,661	$2,869	$3,070
Adjusted EBITDA (1)	$687	$788	$905	$1,006	$1,087
Unlevered Free Cash Flow (2)	$255	$311	$360	$452	$527

(1)

Non-GAAP Financial Measure. “Adjusted EBITDA” refers to the Combined Company’s net income before interest income, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation, litigation expenses and settlements, costs related to acquisitions, costs related to licensing and acquisition of in-process research and development, and non-recurring and other significant one-time items.

(2)

Non-GAAP Financial Measure. “Unlevered Free Cash Flow” refers to the Combined Company’s Adjusted EBITDA, less stock-based compensation, taxes, change in net working capital, and capital expenditures. Net working capital refers to the Combined Company’s accounts receivable, inventories, prepaid expenses and other assets, accounts payable, and accrued expenses and other liabilities.

Certain NuVasive Unaudited Prospective Financial Information

While NuVasive has from time to time provided a financial outlook to investors with respect to the then-current fiscal year and certain key metrics for longer-term financial performance goals, NuVasive has not, as a matter of course, otherwise publicly disclosed detailed longer-term internal projections as to future performance, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in the ordinary course of business, NuVasive management prepares a five year long range business plan, which is periodically updated and reviewed with the NuVasive Board, that reflects NuVasive management’s financial and business outlook for NuVasive generally over a five-year period. As part of NuVasive’s annual business review, NuVasive management prepared and reviewed with the NuVasive Board, at its November 2, 2022 meeting, NuVasive’s long range business plan for fiscal years 2023 through 2027 (the “NuVasive LRBP”). Based on the NuVasive LRBP, NuVasive management prepared certain nonpublic, internal financial projections, analysis and plans for fiscal years 2022 through 2027 (referred to earlier as the “NuVasive Standalone Projections”), which representatives of BofA Securities, financial advisor to NuVasive, shared on January 11, 2023 with representatives of Goldman Sachs, financial advisor to Globus.

Also in January 2023 and in the first week of February, in conjunction with the preparation of NuVasive’s 2023 operating budget, NuVasive management revised its projections for the 2023 fiscal year, primarily as a result of updated assumptions regarding the impact of foreign currency exchange rates on NuVasive’s business. NuVasive management’s projections for the 2024 to 2027 fiscal years did not change. On February 5, 2023, the NuVasive Board met to review and approve the NuVasive 2023 operating budget, which included revisions to the earlier 2023 projections. Following the NuVasive Board’s approval of the 2023 operating budget, NuVasive management updated the NuVasive Standalone Projections to reflect the revised projections for the 2023 fiscal year (as defined earlier, the “Revised NuVasive Standalone Projections”). Thereafter, on February 5, 2023, NuVasive management provided the Revised NuVasive Standalone Projections to representatives of BofA Securities. On February 6, 2023, representatives of BofA Securities shared the Revised NuVasive Standalone Projections with representatives of Goldman Sachs.

NuVasive management directed BofA Securities to use and rely upon, for purposes of its financial analysis and fairness opinion, the Revised NuVasive Standalone Projections (as more fully described in the section titled “Opinion of NuVasive’s Financial Advisor”). The NuVasive LRBP, the NuVasive Standalone Projections and the Revised NuVasive Standalone Projections are collectively referred to as the “NuVasive Standalone Prospective Financial Information.”

The NuVasive Standalone Prospective Financial Information was prepared treating NuVasive on a standalone basis, without giving effect to the proposed transaction, including any impact of the negotiation or execution of the proposed transaction, the expenses that may be incurred in connection with the proposed transaction or the consummation thereof, the potential synergies that may be achieved by the Combined Company as a result of the proposed transaction, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the proposed transaction, or the effect of any alteration, acceleration, postponement or decision not to take any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the transaction.

As described in the section titled “—Certain Globus Unaudited Prospective Financial Information,” Globus management prepared and provided to NuVasive and BofA Securities certain unaudited prospective financial information of Globus on a standalone basis for fiscal years 2023 through 2027, which financial information was defined previously as the “Globus Standalone Projections”, except that the calculation of Globus’s Unlevered Free Cash Flow described in the section titled “—Certain Globus Unaudited Prospective Financial Information” differs from NuVasive’s calculation of Globus’s Unlevered Free Cash Flow (which was provided to BofA Securities and used for purposes of its analyses). NuVasive’s calculation of Globus’s Unlevered Free Cash Flow refers to Globus’s Adjusted Operating Income, less taxes, plus depreciation, less change in net working capital, less capital expenditures and less projected payments for Acquisition of Business and Business Acquisition Liabilities. Globus’s Adjusted Operating Income is defined as Globus’s Adjusted EBITDA less stock-based compensation, less depreciation. As further described below, the NuVasive Board was also presented with certain unaudited prospective financial information for fiscal years 2023 through 2027 for the Combined Company on a pro forma basis, comprised, at the direction of NuVasive management, of the Revised NuVasive Standalone Projections and the Globus Standalone Projections (the “NuVasive Combined Company Projections”). The NuVasive Combined Company Projections were prepared on a basis different than the historical pro forma financial information included in this joint proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The NuVasive Combined Company Projections assumed: (i) revenue synergies (cross-sell party products) of approximately $30 million, $140 million, $205 million, $215 million, and $235 million in Year 1 through Year 5 following the closing of the Merger, respectively, (ii) annual run-rate revenue dis-synergies of approximately $201 million, phased in over two years (with 50% in Year 1 following the closing of the Merger and 100% in Year 2 through Year 5 following the closing of the Merger); (iii) annual cost synergies of approximately $170 million, phased in over three years (with 50% in Year 1 following the closing of the Merger, 75% in Year 2 following the closing of the Merger, and 100% in Year 3 through Year 5 following the closing of the Merger), and (iv) the closing of the Merger occurring on June 30, 2023. These assumed synergies and dis-synergies (collectively, “Assumed Synergies and Dis-synergies”) were not reflected in the NuVasive Standalone Prospective Financial Information. The Assumed Synergies and Dis-synergies were provided to BofA Securities, which was directed by NuVasive management to use and rely upon the Assumed Synergies and Dis-synergies for purposes of its financial analysis and fairness opinion. The NuVasive Combined Company Projections were presented to the NuVasive Board on February 8, 2023.

The NuVasive Combined Company Projections were not provided to Globus or to Globus’s financial advisor, Goldman Sachs. Except for the Globus Standalone Projections utilized by NuVasive management (and incorporated as a component of the NuVasive Combined Company Projections), the NuVasive Combined Company Projections do not reflect the input of Globus management.

The NuVasive Combined Company Projections do not take into account certain potential effects of the Merger, including certain expenses that have been and may be incurred in connection with the Merger or the consummation thereof or any changes to the Combined Company’s operations or strategy that may be implemented after completion of the Merger. The NuVasive Combined Company Projections assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on the Combined Company or on Assumed Synergies and Dis-synergies and that the Merger would close on June 30, 2023.

The NuVasive Standalone Prospective Financial Information and the NuVasive Combined Company Projections are referred to collectively as the “NuVasive Projections.”

A summary of the NuVasive Projections is being included in this joint proxy statement/prospectus to give NuVasive stockholders access to certain non-public information provided to the NuVasive Board and NuVasive’s financial advisor and to Globus and its financial advisor. The inclusion of the financial projections by NuVasive should not be regarded as an indication that the NuVasive Board, NuVasive, the Globus Board, Globus, BofA Securities, Goldman Sachs or any other recipient of this information considered, or now considers, them to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

In addition, the NuVasive Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or

GAAP, but, in the view of NuVasive’s management were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of NuVasive or the Combined Company, as applicable. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the NuVasive Projections. Although NuVasive’s management believes there is a reasonable basis for the NuVasive Projections, NuVasive cautions stockholders that future results could be materially different from the NuVasive Projections. This summary of the NuVasive Projections is included in this joint proxy statement/prospectus because the NuVasive Projections were provided to NuVasive’s financial advisor and to the NuVasive Board for purposes of considering and evaluating the transaction and the Merger Agreement.

The NuVasive Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the NuVasive Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by NuVasive’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, trends in the medical device industry, the regulatory environment, competition, and the risks discussed in this proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” See also “Where You Can Find Additional Information.” The NuVasive Projections also reflect assumptions as to certain business decisions that are subject to change. Because the NuVasive Standalone Projections were developed for NuVasive on a standalone basis without giving effect to the transaction, they do not reflect any synergies that may be realized as a result of the transaction or any changes to NuVasive’s operations or strategy that may be implemented after completion of the transaction. There can be no assurance that the NuVasive Projections will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which the NuVasive Projections relate, the less predictable and more unreliable the information becomes.

The NuVasive Projections contain certain non-GAAP financial measures that NuVasive believes are helpful in understanding its past financial performance and future results. NuVasive management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While NuVasive believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze NuVasive’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of NuVasive’s or Globus’s competitors and may not be directly comparable to similarly titled measures of NuVasive’s or Globus’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this joint proxy statement/prospectus. In addition, reconciliations of adjusted financial measures were not relied upon by the NuVasive Board, the Globus Board or their respective members of management or financial advisors in connection with their respective evaluation of the Merger. Accordingly, NuVasive has not provided a reconciliation of the non-GAAP financial measures included in the NuVasive Projections to the relevant GAAP financial measures.

None of NuVasive, Globus, the Combined Company or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the NuVasive Projections, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the NuVasive Projections to reflect circumstances existing after the date the NuVasive Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the NuVasive Projections are shown to be in error. Except as required by applicable securities laws, NuVasive does not intend to make publicly available any update or other revision to the NuVasive Projections, even in the event that any or all assumptions are shown to be in error. None of NuVasive, Globus or their affiliates, advisors, officers, directors or other representatives has made or makes any representation to any NuVasive stockholder or other person regarding NuVasive’s ultimate performance compared to the information contained in the NuVasive Projections or that forecasted results will be achieved. NuVasive has made no representation to Globus, in the Merger Agreement or otherwise, concerning the NuVasive Projections. The NuVasive Projections are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

The NuVasive Projections included in this document have been prepared by, and are the responsibility of, NuVasive management. Ernst & Young LLP has not audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect to the accompanying prospective financial information included in this joint proxy statement/prospectus. Ernst & Young LLP disclaims any association with the unaudited prospective financial information included in this document. Ernst & Young LLP’s report included in or incorporated by reference in this document relate to previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so. Neither Globus’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Subject to the foregoing qualifications, the following table presents a summary of the NuVasive LRBP, which was reviewed by the NuVasive Board at its November 2, 2022 meeting.

(U.S. dollars in millions)	2023E	2024E	2025E	2026E	2027E
Net Sales	$1,300	$1,408	$1,509	$1,607	$1,695
Gross Profit	955	1,044	1,127	1,204	1,273
Adjusted Operating Income(1)	199	237	272	310	339
Adjusted EPS(2)	2.67	3.14	3.62	4.07	4.38

(1)

Non-GAAP Financial Measure. “Adjusted Operating Income” is defined as estimated earnings before interest and taxes, excluding the impact of amortization of intangible assets, business transition costs, non-recurring and other significant one-time items.

(2)

Non-GAAP Financial Measure. “Adjusted EPS” is defined as Adjusted Net Income divided by fully diluted shares outstanding. Adjusted Net Income, a non-GAAP financial measure, includes Adjusted Operating Income, less impacts for adjusted interest expense, other income and expense, and tax expense. Fully diluted shares outstanding for Adjusted EPS excludes the impact of dilutive convertible notes for which NuVasive is economically hedged through its antidilutive bond hedge arrangements.

Subject to the foregoing qualifications, the following table presents a summary of the NuVasive Standalone Projections, which were shared with Globus and Globus’s financial advisor, Goldman Sachs.

(U.S. dollars in millions)	2023E	2024E	2025E	2026E	2027E
Net Sales	$1,300	$1,408	$1,509	$1,607	$1,695
Gross Profit	955	1,044	1,127	1,204	1,273
Adjusted Operating Income(1)	184	221	257	294	323
Adjusted EPS(2)	2.39	2.87	3.35	3.78	4.09
Unlevered Free Cash Flow(3)	(35)	26	97	147	181

(1)

Non-GAAP Financial Measure. “Adjusted Operating Income” is defined as estimated earnings before interest and taxes, excluding the impact of amortization of intangible assets, business transition costs, non-recurring and other significant onetime items.

(2)

Non-GAAP Financial Measure. “Adjusted EPS” is defined as Adjusted Net Income divided by fully diluted shares outstanding. Adjusted Net Income, a non-GAAP financial measure, includes Adjusted Operating Income, less impacts for adjusted interest expense, other income and expense, and tax expense. Fully diluted shares outstanding for Adjusted EPS excludes the impact of dilutive convertible notes for which NuVasive is economically hedged through its antidilutive bond hedge arrangements.

(3)

Non-GAAP Financial Measure. “Unlevered Free Cash Flow” is defined as Adjusted Operating Income less estimated tax expense, plus depreciation, less changes in net working capital, less capital expenditures, less milestone payments. Net working capital refers to NuVasive’s accounts receivable, inventories, prepaid expenses and other current assets, accounts payable, accrued payroll, accrued expenses and other current liabilities.

Subject to the foregoing qualifications, the following table presents a summary of the Revised NuVasive Standalone Projections, which was shared with Globus and Globus’s financial advisor, Goldman Sachs.

(U.S. dollars in millions)	2023E	2024E	2025E	2026E	2027E
Net Sales	$1,279	$1,408	$1,509	$1,607	$1,695
Gross Profit	928	1,044	1,127	1,204	1,273
Adjusted Operating Income(1)	182	221	257	294	323
Adjusted EPS(2)	2.28	2.87	3.35	3.78	4.09
Unlevered Free Cash Flow(3)	3	26	97	147	181

(1)

Non-GAAP Financial Measure. “Adjusted Operating Income” is defined as estimated earnings before interest and taxes, excluding the impact of amortization of intangible assets, business transition costs, non-recurring and other significant onetime items.

(2)

Non-GAAP Financial Measure. “Adjusted EPS” is defined as Adjusted Net Income divided by fully diluted shares outstanding. Adjusted Net Income, a non-GAAP financial measure, includes Adjusted Operating Income, less impacts for adjusted interest expense, other income and expense, and tax expense. Fully diluted shares outstanding for Adjusted EPS excludes the impact of dilutive convertible notes for which NuVasive is economically hedged through its antidilutive bond hedge arrangements.

(3)

Non-GAAP Financial Measure. “Unlevered Free Cash Flow” is defined as Adjusted Operating Income less estimated tax expense, plus depreciation, less changes in net working capital, less capital expenditures, less milestone payments. Net working capital refers to NuVasive’s accounts receivable, inventories, prepaid expenses and other current assets, accounts payable, accrued payroll, accrued expenses and other current liabilities.

Subject to the foregoing qualifications, the following table presents a summary of the NuVasive Combined Company Projections that were provided to the NuVasive Board at its February 8, 2023 meeting in connection with its consideration of the proposed transaction:

(U.S. dollars in millions)	2023E	2024E	2025E	2026E	2027E
Revenue	$2,344	$2,534	$2,776	$3,009	$3,224
Adjusted EBITDA(1)	707	834	974	1,093	1,180

(1)

Non-GAAP Financial Measure. “Adjusted EBITDA” represents estimated earnings before interest, taxes, depreciation and amortization and excludes the impact of stock-based compensation, non-recurring and other significant one-time items.

Closing and Effective Time of the Merger

The closing of the Merger will take place as soon as practicable (and, in any event, within three business days) after satisfaction or (to the extent permitted by applicable law) waiver of the conditions to closing (described in the section titled “The Merger Agreement—Conditions to the Consummation of the Merger”) other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of such conditions, or such other date as may be mutually agreed upon in writing by NuVasive, Globus and Merger Sub.

At the closing, NuVasive, Globus and Merger Sub will cause a certificate of merger relating to the Merger to be to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by NuVasive and Globus in writing and specified in the certificate of merger in accordance with the DGCL.

Globus and NuVasive currently expect the Merger to close in the middle of 2023 and are working to complete the Merger on this timeline. However, it is possible that factors outside the control of the parties to the Merger Agreement could result in the Merger being completed at a different time, or not at all.

Governance Matters After the Merger

Pursuant to the Merger Agreement, Globus has agreed to take all necessary action to cause, as of the Effective Time, an increase in the size of the Globus Board to eleven directors, and to authorize and effect the appointment of three additional directors from the NuVasive Board to the Globus Board, with such individuals to be proposed by the NuVasive Board and acceptable to the Globus Board. Each such additional NuVasive designated director will serve on the Globus Board until such individual’s successor is duly elected or appointed and qualified in accordance with applicable law. One of each of the three additional NuVasive directors will be appointed as a member of each of the three classes of directors serving on the Globus Board. In the event any such NuVasive Director is or becomes unable or unwilling prior to the Effective Time to serve on the Globus Board in the role identified, a replacement for such director will be determined prior the closing. As of the date of this joint proxy statement/prospectus, the members of the NuVasive Board who will serve on the Globus Board following the Effective Time have not yet been identified.

Following the Merger, Globus is expected to continue to be a “controlled company.” Under NYSE rules, a “controlled company” may elect not to comply with certain corporate governance requirements, including the requirement that a majority of its directors be independent, as defined in NYSE rules, and the requirement that its compensation and nominating and corporate governance committees consist entirely of independent directors.

Globus relies, and may continue to rely, on the “controlled company” exemption under NYSE rules. As a result, a majority of the members of its board may not be independent directors and its nominating and corporate governance and compensation committees may not consist entirely of independent directors.

Ownership of the Combined Company

Based on the number of shares of Globus Class A Common Stock and Globus Class B Common Stock outstanding on March 3, 2023, and the number of shares of NuVasive Common Stock outstanding on March 3, 2023, upon completion of the Merger, NuVasive stockholders are expected to own approximately 28% of the outstanding capital stock of the Combined Company and Globus’s pre-Merger stockholders are expected to own approximately 72% of the outstanding capital stock of the Combined Company.

Voting Power in the Combined Company

Based on the number of shares of Globus Class A Common Stock and Globus Class B Common Stock outstanding on March 3, 2023, and the number of shares of NuVasive Common Stock outstanding on March 3,

2023, upon completion of the Merger, NuVasive stockholders are expected to own approximately 11% of the voting power of the outstanding capital stock of the Combined Company and Globus’s pre-Merger stockholders are expected to own approximately 89% of the voting power of the outstanding capital stock of the Combined Company and David C. Paul and certain of his affiliates are expected to own approximately 66% of the voting power of the outstanding capital stock of the Combined Company.

Regulatory Approvals and Related Matters

The obligations of Globus and NuVasive to consummate the Merger are subject to, among other conditions, the expiration or earlier termination of any waiting period (and any extension thereof) under the HSR Act.

Under the HSR Act, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a notification and report form with the Antitrust Division of the United States Department of Justice (which we refer to as the “Antitrust Division”) and the Federal Trade Commission (which we refer to as the “FTC”). A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective notification and report forms. If the Antitrust Division or the FTC issues a Request for Additional Information and Documentary Material (a “Second Request”) prior to the expiration of this initial 30-calendar-day waiting period, the transaction cannot close until the parties observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless such second waiting period is terminated earlier. The parties filed their respective notification and report forms pursuant to the HSR Act on March 3, 2023. Unless extended or earlier terminated, the 30-calendar-day waiting period under the HSR Act will expire on April 3, 2023.

At any time before the Effective Time, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the Antitrust Division of the Department of Justice, or any state could take such action under antitrust laws as it deems necessary or desirable in the public interest with respect to the Merger, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets, or to impose restrictions on the operations of NuVasive or Globus following the completion of the Merger. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the Merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful.

Subject to the terms and conditions set forth in the Merger Agreement, Globus and NuVasive have agreed to use their respective reasonable best efforts to take, or cause to be taken, and to cause their respective directors, executive officers and other representatives to take, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the Merger and any other transactions contemplated by the Merger Agreement as soon as reasonably practicable, including (i) obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and making all necessary registrations and filings and taking all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body in connection with any applicable law; (ii) obtaining all necessary consents, authorizations, approvals or waivers from third parties; (iii) defending any lawsuit or other legal proceeding, whether judicial or administrative, brought by any governmental body or third party challenging the Merger Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and contesting any order that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, including, resolving any objections of or challenge made by any governmental body or third party to the merger or any other transactions contemplated by the Merger Agreement under any antitrust law; (iv) refraining from taking any other action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger; and (v) executing and delivering any additional instruments necessary to consummate the Merger and any other transactions contemplated by the Merger Agreement.

In furtherance of and consistent with Globus’s obligation to use its reasonable best efforts, Globus has agreed to take, and to cause to be taken, all actions and things necessary, proper or advisable to eliminate each and every impediment under any antitrust law that is asserted by any governmental body, to obtain the consent or cooperation of any other person, and to permit and cause the satisfaction of the closing relating to the expiration or earlier termination of any waiting period (and any extension thereof) under the HSR Act and the absence of legal restraints against the Merger, in each of the foregoing cases, to permit the closing to occur as promptly as reasonably practicable and in any event prior to the End Date, including:

•

negotiating, making proposals with respect to, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, equity securities, rights, product lines, or businesses of NuVasive, Globus or any of their respective subsidiaries;

•	terminating existing relationships, contractual rights or obligations of NuVasive, Globus or any of their respective subsidiaries;

•	terminating any venture or other arrangement;

•	creating any relationship, contractual right or obligation of NuVasive, Globus or any of their respective subsidiaries;

•	effectuating any other change or restructuring of NuVasive, Globus or any of their respective subsidiaries; and

•

otherwise taking or committing to take any actions with respect to the businesses, product lines or assets of NuVasive, Globus or any of their respective subsidiaries or that would impose any limitation or regulation on the ability of Globus or any of its affiliates to freely conduct their respective businesses or own such assets or limit or impair the ability of Globus or any of its affiliates to exercise full rights of ownership of the shares of NuVasive Common Stock.

However, (A) Globus is not required to propose, commit to, effect or agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate or other disposition of any business, asset, property or product line of NuVasive, Globus or any of their respective subsidiaries that generated total net sales in excess of $40 million in the twelve month period ending December 31, 2022, and (B) NuVasive is only required to take or commit to take any action, or agree to any condition or restriction as requested by Globus if such action, commitment, agreement, condition or restriction is binding on NuVasive only in the event the closing occurs. With respect to any action described in the bullet points immediately above, Globus is required to consult with NuVasive and consider in good faith any efforts proposed by NuVasive to mitigate the adverse impact of any action on the expected benefits of the transactions contemplated by the Merger Agreement.

U.S. Federal Securities Law Consequences

Assuming the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, the Globus Class A Common Stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for Globus Class A Common Stock issued to any NuVasive stockholder who may be deemed an “affiliate” of Globus after the completion of the Merger. This joint proxy statement/prospectus does not cover resales of Globus Class A Common Stock received by any person upon the completion of the Merger, and no person is authorized to make any use of this joint proxy statement/prospectus, or the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, in connection with any resale of Globus Class A Common Stock.

Accounting Treatment

Globus and NuVasive prepare their respective financial statements in accordance with GAAP. The accounting guidance for business mergers requires the determination of the target, the purchase price, the acquisition date, the fair value of assets and liabilities of the target and the measurement of goodwill. Globus will be treated as the acquirer for accounting purposes in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

Litigation Relating to the Merger

On March 16, 2023, a complaint, captioned O’Dell v. NuVasive, Inc., et al., No. 1:23-cv-02262, was filed by a purported NuVasive stockholder in the United States District Court for the Southern District of New York against NuVasive and its directors. The complaint alleges that the defendants filed or caused to be filed a materially incomplete and misleading preliminary joint proxy statement/prospectus with the SEC which omitted material information relating to the Merger in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The plaintiff’s requested relief, among others, includes an order enjoining the defendants from proceeding with the Merger, requiring the defendants to disclose allegedly material information that was allegedly omitted from the preliminary joint proxy statement/prospectus, rescission of the Merger Agreement, rescissory damages, awarding costs and such other and further equitable relief as the court may deem just and proper. NuVasive and Globus believe that the claims asserted in the complaint are without merit.

As of March 23, 2023, neither NuVasive nor Globus was aware of the filing of other lawsuits challenging the Merger or the joint proxy statement/prospectus. However, NuVasive and/or Globus stockholders may file additional lawsuits challenging the Merger naming NuVasive, Globus, and members of their respective boards of directors and/or others as defendants. No assurance can be made as to the outcome of such lawsuits, including the amount of costs associated with defending, settling, or any other liabilities that may be incurred in connection with the litigation or settlement of, such claims.

Listing of Globus Common Stock; Delisting and Deregistration of NuVasive Common Stock

It is a condition to the Merger that Globus Class A Common Stock to be issued to NuVasive stockholders in the Merger be approved for listing on NYSE, subject to official notice of issuance. If the Merger is completed, NuVasive Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, following which NuVasive will no longer be required to file periodic reports with the SEC with respect to NuVasive Common Stock.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the Merger Agreement. This summary may not contain all the information about the Merger Agreement that is important to you. This summary set forth below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of its terms and conditions in this joint proxy statement/prospectus have been included to provide information about the material terms and conditions of the Merger Agreement. The summary and information in the Merger Agreement are not intended to provide any other public disclosure of factual information about NuVasive, Globus, or any of their respective subsidiaries or affiliates. The representations, warranties, covenants, and agreements contained in the Merger Agreement are made by Globus, NuVasive, and Merger Sub only for the purposes of the Merger Agreement and are qualified and subject to certain limitations and exceptions agreed to by Globus, NuVasive, and Merger Sub in connection with negotiating the terms of the Merger Agreement, including being qualified by reference to confidential disclosures. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement and were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, including being qualified by reference to confidential disclosures. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement.

For the foregoing reasons, the representations, warranties, covenants, and agreements and any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Globus, NuVasive, Merger Sub or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Structure of the Merger

At the Effective Time, Merger Sub will be merged with and into NuVasive, the separate corporate existence of Merger Sub will cease, and NuVasive will continue as the surviving corporation (which we refer to as the “Surviving Corporation”) and as a wholly owned subsidiary of Globus. The Surviving Corporation will continue to exist under the laws of the State of Delaware. At the Effective Time and by virtue of the Merger, NuVasive’s certificate of incorporation will be amended and restated to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that all references therein to Merger Sub will be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law. The bylaws of the Surviving Corporation will, at the Effective Time and by virtue of the Merger, be amended to be the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub will be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

Consummation and Effectiveness of the Merger

The closing of the Merger is required to take place as soon as practicable (and, in any event, within three business days) after satisfaction or (to the extent permitted by applicable law) waiver of the conditions to closing (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of such conditions), or such other date as may be mutually agreed upon in writing by NuVasive, Globus and Merger Sub. The Merger will become effective at the time the certificate of merger for the Merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as agreed by Globus and NuVasive in writing and specified in the certificate of merger.

Post-Closing Governance

From and after the Effective Time, the initial directors and officers of the Surviving Corporation will be the directors and officers of Merger Sub immediately prior to the Effective Time.

At the closing, Globus is required to take all necessary corporate action to cause, as of the Effective Time, an increase in the size of the Globus Board to eleven directors, and to authorize and effect the appointment to the Globus Board of three additional directors proposed by the NuVasive Board and acceptable to the Globus Board, who will serve until such individual’s successor is duly elected or appointed and qualified in accordance with applicable law. One of each of the additional NuVasive designee directors will be appointed as a member of each of the three classes of directors serving on the Globus Board. In the event a NuVasive designee director is or becomes unable or unwilling prior to the Effective Time to serve on the Globus Board, a replacement for such designee will be determined prior to the Effective Time in accordance with the principles described in this paragraph.

As of the date of this joint proxy statement/prospectus, the members of the NuVasive Board who will serve on the Globus Board following the Effective Time have not yet been identified.

Merger Consideration

At the Effective Time: (i) each share of NuVasive Common Stock held in treasury or held or owned by NuVasive, Globus or Merger Sub immediately prior to the Effective Time will be cancelled (collectively, “cancelled shares”) without consideration; and (ii) each share of NuVasive Common Stock, other than any cancelled shares, outstanding immediately prior to the Effective Time will be converted into the right to receive 0.75 fully paid and non-assessable shares of Globus Class A Common Stock, subject to adjustments in the event of any stock split or similar change to the number of shares of NuVasive Common Stock or Globus Class A Common Stock issued and outstanding prior to the Effective Time as a result of certain specified events in the Merger Agreement (the “Merger Consideration”). No fractional shares of Globus Class A Common Stock will be issued in connection with the Merger, and NuVasive stockholders who would have been entitled to receive a fraction of a share of Globus Class A Common Stock will receive cash in lieu of fractional shares.

Appraisal Rights

In accordance with Section 262 of the DGCL, no appraisal rights will be available to NuVasive stockholders in connection with the Merger.

Procedures for Surrendering NuVasive Stock Certificates

Prior to the closing, Globus is required to select a reputable bank, transfer agent or trust company, reasonably acceptable to NuVasive, to act as exchange agent in the Merger for the payment and delivery of the aggregate Merger Consideration pursuant to an exchange agent agreement reasonably acceptable to NuVasive. At or prior to the Effective Time, Globus is required to cause to be deposited with the exchange agent, for the benefit of NuVasive stockholders, for exchange in accordance with the Merger Agreement through the exchange agent: (i) the maximum number of shares of Globus Class A Common Stock to be issued as Merger Consideration (to be represented by book-entry shares of Globus Class A Common Stock); and (ii) cash in an amount sufficient to make any necessary payments in lieu of fractional shares. Promptly following the Effective Time, Globus is required to cause the exchange agent to mail to the record holders of certificates that represented shares of NuVasive Common Stock: (i) a letter of transmittal in customary form and containing such provisions as Globus and NuVasive may reasonably specify (including a provision confirming that delivery of certificates will be effected, and risk of loss and title to shares of NuVasive Common Stock will pass, only upon delivery of such certificates to the exchange agent); and (ii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration.

With respect to uncertificated shares of NuVasive Common Stock held through The Depository Trust Company (“DTC”), Globus and NuVasive are required to cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, but in any event within five business days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including cash in lieu of fractional shares).

With respect to uncertificated shares of NuVasive Common Stock not held through DTC, Globus is required to instruct, and use its commercially reasonable efforts to cause, the exchange agent to pay and deliver to each holder of record of any such stock, as promptly as reasonably practicable after the Effective Time, but in any event within five business days thereafter, the applicable Merger Consideration and a check in the amount (after giving effect to any required tax withholdings as provided in the Merger Agreement) of any cash in lieu of fractional shares of Globus Class A Common Stock otherwise payable to such holder of uncertificated shares.

With respect to certificated shares of NuVasive Common Stock, upon surrender of a certificate to the exchange agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the exchange agent or Globus, the holder of such certificate will be entitled to receive (A) in exchange a certificate or evidence of shares in book-entry form representing the number of whole shares of Globus Class A Common Stock that such holder has the right to receive pursuant to the Merger Agreement and (B) cash in lieu of any fractional shares of Globus Class A Common Stock. Until surrendered as contemplated by the procedures outlined in this paragraph, each certificate will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration specified in the Merger Agreement. In the event of a transfer of ownership of shares of NuVasive Common Stock that is not registered in NuVasive’s transfer records, any portion of the Merger Consideration may be issued or paid (including in cash in lieu of fractional shares) to a person other than the person in whose name such certificate so surrendered is registered if such certificate is properly endorsed or otherwise is in proper form for transfer, and the person requesting such issuances and/or payments will pay any transfer or other taxes required by reason of such issuance and/or payment of the Merger Consideration to a person other than the registered holder of such shares of NuVasive Common Stock or establish to the satisfaction of Globus that such taxes have been paid or are not applicable. If any certificate is lost, stolen or destroyed, Globus may require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the exchange agent, Globus or the surviving corporation with respect to such certificate.

No Fractional Shares

Cash will be paid in lieu of fractional shares as described in the following sentence. Each holder of shares of NuVasive Common Stock (that are not cancelled shares) that otherwise would have been entitled to receive a fraction of a share of Globus Class A Common Stock will instead receive a cash payment (without interest) in respect of such fractional share in an amount equal to the product of (i) the aggregate net cash proceeds (net of all commissions, transfer taxes and other out-of-pocket costs and expenses of the exchange agent incurred in connection with such sales) received by the exchange agent selling at then-prevailing prices on NYSE the number of shares of Globus Class A Common Stock that represents the aggregate of all fractional entitlements of all holders of NuVasive Common Stock and (ii) a fraction, the numerator of which is such fractional part of a share of Globus Class A Common Stock, and the denominator is the number of shares of Globus Class A Common Stock that represents the aggregate of all fractional entitlements of all holders of NuVasive Common Stock.

Treatment of NuVasive Equity Awards

NuVasive RSU Awards

At the Effective Time, each NuVasive RSU Award outstanding immediately prior to the Effective Time will, (i) if held by a non-employee member of the NuVasive Board, fully vest and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of NuVasive Common Stock underlying such NuVasive RSU Award, and (ii) if not held by an individual described in clause (i), automatically be converted and assumed or replaced by Globus, in accordance with, and remaining subject to, the terms and conditions of the applicable NuVasive equity plan and award agreement by which it is evidenced, including any service-based vesting conditions, except that each such converted Globus award will be denominated in a number of shares of Globus Class A Common Stock equal to the product of (x) the number of shares of NuVasive Common Stock subject to the applicable NuVasive RSU Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded to the nearest whole number of shares of Globus Class A Common Stock.

NuVasive PRSU Awards

At the Effective Time, each NuVasive PRSU Award outstanding immediately prior to the Effective Time, other than any NuVasive PRSU Award held by consultants to NuVasive, will automatically be converted and assumed or replaced by Globus, in accordance with, and remaining subject to, the terms and conditions of the applicable NuVasive equity plan and award agreement by which it is evidenced as each is in effect as of the date of the Merger Agreement, including any service-based vesting conditions but excluding any performance-based vesting conditions, except that each such assumed Globus award will be denominated in a number of shares of Globus Class A Common Stock equal to the product of (x) 100% of the target number of shares of NuVasive Common Stock subject to such NuVasive PRSU Award immediately prior to the Effective Time (subject to adjustment to reflect actual 2023 performance to the extent reasonably determinable prior to the Effective Time if the Effective Time occurs in the 2024 calendar year), multiplied by (y) the Exchange Ratio, rounded to the nearest whole number of shares of Globus Class A Common Stock.

At the Effective Time, NuVasive PRSU Awards held by consultants to NuVasive will be treated as follows:

•

certain NuVasive PRSU Awards outstanding immediately prior to the Effective Time and specified in NuVasive’s confidential disclosure letter will fully vest as to all or some of the shares of NuVasive Common Stock subject thereto and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of NuVasive Common Stock subject to such NuVasive PRSU Award immediately prior to the Effective Time; and

•

certain NuVasive PRSU Awards outstanding immediately prior to the Effective Time and specified in NuVasive’s confidential disclosure letter will automatically be converted and assumed or replaced by Globus, in accordance with, and remaining subject to, the terms and conditions of the applicable NuVasive equity plan and award agreement by which it is evidenced, including any service-based and performance-based vesting conditions, except that each such assumed award will be denominated and settled solely in shares of Globus Class A Common Stock equal to the product of (x) 100% of the target number of shares of NuVasive Common Stock subject to the applicable NuVasive PRSU Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded to the nearest whole number of shares of Globus Class A Common Stock.

Conditions to the Consummation of the Merger

Mutual Conditions

The obligations of Globus and NuVasive to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable law) by Globus and NuVasive of the following conditions:

•	receipt of the Globus Stockholder Approval;

•	receipt of the NuVasive Stockholder Approval;

•

this registration statement on Form S-4 becoming effective under the Securities Act, no SEC stop order suspending the effectiveness of this registration statement being in effect and no proceedings for such purpose pending before the SEC;

•	the expiration or termination of the waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act;

•

the absence of any order enacted, promulgated, issued or entered after the date of the Merger Agreement by any governmental body enjoining, restraining, preventing or prohibiting the consummation of the Merger and the absence of any law enacted or promulgated after the date of the Merger Agreement which remains in effect that prohibits or makes illegal the consummation of the Merger; and

•	the approval for listing on NYSE, subject to official notice of issuance, of the Globus Class A Common Stock issuable to the NuVasive stockholders in the Merger.

Additional Conditions

In addition, Globus’s and Merger Sub’s obligations to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions as of the closing date:

•

certain representations and warranties NuVasive made in the Merger Agreement regarding corporate organization and corporate power, authority and enforceability, certain aspects of NuVasive’s capitalization, non-violation, and broker’s fees being true and correct in all material respects, on and as of the closing date, with the same force and effect as if made on and as of the closing date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

•

certain representations and warranties NuVasive made in the Merger Agreement regarding capitalization being true and correct in all respects (except for de minimis inaccuracies relative to the total fully diluted equity capitalization of NuVasive), on and as of the closing date, with the same force and effect as if made on and as of the closing date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

•

all other the representations and warranties NuVasive made in the Merger Agreement that are (i) qualified as to or by NuVasive Material Adverse Effect (with such term as described under the section titled “—Definition of ‘Material Adverse Effect’”) being true and correct in all respects as of the closing date as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by NuVasive Material Adverse Effect being true and correct as of the closing date (without giving effect to any qualification as to materiality or similar phrases) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty to be true and correct would not have a NuVasive Material Adverse Effect;

•	compliance by NuVasive in all material respects with all of the covenants and agreements under the Merger Agreement required to be performed by NuVasive at or prior to the closing date;

•	the absence of a NuVasive Material Adverse Effect (defined below) since the date of the Merger Agreement (i.e., February 8, 2023); and

•

the delivery by NuVasive to Globus of a certificate executed by a duly authorized officer of NuVasive, dated as of the closing date, stating that the conditions in the five preceding bullet points have been satisfied.

In addition, NuVasive’s obligations to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions as of the closing date:

•

certain representations and warranties Globus and Merger Sub made in the Merger Agreement regarding corporate organization and corporate power, authority and enforceability, certain aspects of Globus’s capitalization, non-violation, and broker’s fees being true and correct in all material respects, on and as of the closing date, with the same force and effect as if made on and as of the closing date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

•

certain representations and warranties Globus and Merger Sub made in the Merger Agreement regarding Globus’s capitalization being true and correct in all respects (except for de minimis inaccuracies relative to the total fully diluted equity capitalization of Globus), on and as of the closing date, with the same force and effect as if made on and as of the closing date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

•

all other the representations and warranties Globus and Merger Sub made in the Merger Agreement that are (i) qualified as to or by Globus Material Adverse Effect (with such term as described under the section titled “—Definition of ‘Material Adverse Effect’”) being true and correct in all respects as of the closing date as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by a Globus Material Adverse Effect being true and correct as of the closing date (without giving effect to any qualification as to materiality or similar phrases) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty to be true and correct would not have a Globus Material Adverse Effect;

•

compliance by each of Globus and Merger Sub in all material respects with its respective covenants and agreements under the Merger Agreement required to be performed by it at or prior to the closing date;

•	the absence of a Globus Material Adverse Effect (defined below) since the date of the Merger Agreement (i.e., February 8, 2023); and

•

the delivery by Globus to NuVasive of a certificate executed by a duly authorized officer of Globus, dated as of the closing date, stating that the conditions in the five preceding bullet points have been satisfied.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by NuVasive, Globus and Merger Sub.

The representations and warranties of NuVasive in the Merger Agreement relate to, among other things:

•	corporate organization and corporate power;

•	authority and enforceability;

•	capitalization;

•	organization and standing of subsidiaries;

•	non-violation;

•	consents;

•	SEC documents, financial statements, and financial reporting procedures;

•	undisclosed liabilities;

•	absence of certain developments;

•	compliance with laws;

•	affiliate transactions;

•	title to assets and real property;

•	tax matters;

•	material contracts and commitments;

•	intellectual property;

•	litigation;

•	insurance;

•	employee benefit plans;

•	environmental matters;

•	employment and labor matters;

•	healthcare laws;

•	product defects;

•	material relationships;

•	broker’s fees;

•	accuracy of disclosure;

•	ownership of Globus’s equity interests;

•	takeover statutes;

•	opinion of financial advisors;

•	no other representations or warranties; and

•	non-reliance.

The representations and warranties of Globus and Merger Sub in the Merger Agreement relate to, among other things:

•	corporate organization and corporate power;

•	authority and enforceability;

•	capitalization;

•	organization and standing of subsidiaries;

•	non-violation;

•	consents;

•	SEC documents, financial statements, and financial reporting procedures;

•	undisclosed liabilities;

•	absence of certain developments;

•	compliance with laws;

•	affiliate transactions;

•	litigation;

•	broker’s fees;

•	accuracy of disclosure;

•	ownership of NuVasive’s equity interests;

•	takeover statutes;

•	merger sub;

•	tax qualification of the Merger;

•	no other representations or warranties; and

•	non-reliance.

The representations and warranties made by Globus, Merger Sub and NuVasive are subject to exceptions and qualifications (including exceptions based on materiality or a Globus Material Adverse Effect or a NuVasive Material Adverse Effect, as applicable). In addition, the representations and warranties are qualified by certain documents filed with or furnished to the SEC by Globus or NuVasive and the confidential disclosure letters delivered by NuVasive to Globus and Merger Sub and by Globus to NuVasive.

None of the representations, warranties or agreements contained in the Merger Agreement or in any certificate, document or instrument delivered pursuant to the Merger Agreement will survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time. For more information, see “—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement” above.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the Merger Agreement are qualified by a “material adverse effect” standard on the party making such representations and warranties.

“NuVasive Material Adverse Effect” means, for the purposes of the Merger Agreement, any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect on the business, assets, results of operations or financial condition of NuVasive and its subsidiaries, taken as a whole, or (b) prevent or materially impair the ability of NuVasive to consummate the Merger by the End Date, other than, solely with respect to clause (a), any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from:

•

general business or economic conditions affecting the industry in which NuVasive and its subsidiaries operate, to the extent such change or effect does not disproportionately adversely affect NuVasive and its subsidiaries relative to other industry participants;

•

acts of god, natural disasters, force majeure events, weather or environmental events, health emergencies, pandemics (including COVID-19) or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto (including certain measures taken in response to COVID-19), to the extent such change or effect does not disproportionately adversely affect NuVasive and its subsidiaries to other industry participants;

•

geopolitical conditions, the occurrence or the escalation or worsening of any military, terrorist or cyberterrorism, civil or political unrest, acts of war, hostilities or sabotage, to the extent such change or effect does not disproportionately adversely affect NuVasive and its subsidiaries relative to other industry participants;

•

changes in general United States or global economic conditions or other general business, financial or market conditions, including changes in the financial, banking, currency or securities markets (including any disruption thereof), and changes in regulatory, legislative or political conditions, to the extent such change or effect does not disproportionately adversely affect NuVasive and its subsidiaries relative to other industry participants;

•	changes in GAAP after the date of the Merger Agreement;

•	changes in laws or orders after the date of the Merger Agreement, to the extent such change or effect does not disproportionately adversely affect such party relative to other industry participants;

•

changes in and of itself in NuVasive’s stock price or the trading volume of NuVasive’s stock or any change in the credit rating of NuVasive (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from the definition of NuVasive Material Adverse Effect);

•

the failure in and of itself of NuVasive to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from the definition of NuVasive Material Adverse Effect);

•

the execution or delivery of the Merger Agreement, the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, the identity of the parties to the Merger Agreement or the taking of any action required or explicitly permitted by the Merger Agreement or the other transaction documents, including the impact of any of the foregoing on the relationships of NuVasive or any of its subsidiaries with governmental bodies, customers, franchisees, suppliers, partners, officers, employees or other material business relations;

•	transactional litigation; and

•	any action taken by NuVasive or any of NuVasive’s subsidiaries at Globus’s written request or with Globus’s written consent.

“Globus Material Adverse Effect” means, for the purposes of the Merger Agreement, any change, effect, event, circumstance, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect on the business, assets, results of operations or financial condition of Globus and its subsidiaries, taken as a whole, or (b) prevent or materially impair the ability of Globus to consummate the Merger by the End Date, other than, solely with respect to clause (a), any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from:

•

general business or economic conditions affecting the industry in which Globus and its subsidiaries operate, to the extent such change or effect does not disproportionately adversely affect Globus and its subsidiaries relative to other industry participants;

•

acts of god, natural disasters, force majeure events, weather or environmental events, health emergencies, pandemics (including COVID-19) or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto (including certain measures taken in response to COVID-19), to the extent such change or effect does not disproportionately adversely affect Globus and its subsidiaries relative to other industry participants;

•

geopolitical conditions, the occurrence or the escalation or worsening of any military, terrorist or cyberterrorism, civil or political unrest, acts of war, hostilities or sabotage, to the extent such change or effect does not disproportionately adversely affect Globus and its subsidiaries relative to other industry participants;

•

changes in general United States or global economic conditions or other general business, financial or market conditions, including changes in the financial, banking, currency or securities markets (including any disruption thereof), and changes in regulatory, legislative or political conditions, to the extent such change or effect does not disproportionately adversely affect Globus and its subsidiaries relative to other industry participants;

•	changes in GAAP after the date of the Merger Agreement;

•	changes in laws or orders after the date of the Merger Agreement, to the extent such change or effect does not disproportionately adversely affect such party relative to other industry participants;

•

changes in and of themselves in Globus’s stock price or the trading volume of Globus’s stock or any change in the credit rating of Globus (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from the definition of Globus Material Adverse Effect);

•

the failure in and of itself of Globus to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from the definition of Globus Material Adverse Effect);

•

the execution or delivery of the Merger Agreement, the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, the identity of the parties to the Merger Agreement or the taking of any action required or explicitly permitted by the Merger Agreement or the other transaction documents, including the impact of any of the foregoing on the relationships of Globus or any of its subsidiaries with governmental bodies, customers, franchisees, suppliers, partners, officers, employees or other material business relations;

•	transactional litigation; and

•	any action taken by Globus or any of Globus’s subsidiaries at NuVasive’s written request or with NuVasive’s written consent.

Conduct of Business Pending the Merger

Each of NuVasive and Globus has agreed to certain covenants in the Merger Agreement restricting the conduct of its and its respective subsidiaries’ businesses between the date of the Merger Agreement and the Effective Time or, if applicable, the date on which the Merger Agreement is validly terminated.

In general, except as required or prohibited by applicable law, for any action taken, or omitted to be taken, in response or pursuant to certain measures in response to COVID-19, as expressly permitted or required by the Merger Agreement, with the prior written consent of Globus or subject to specified exceptions set forth in the Merger Agreement and the confidential disclosure letter delivered by NuVasive to Globus and Merger Sub, from the date of the Merger Agreement until the earlier of the Effective Time or the date the Merger Agreement is validly terminated (the “Pre-Closing Period”), NuVasive and its subsidiaries are required to use commercially reasonable efforts to carry on their businesses in the ordinary course of business consistent with past practice in all material respects, and preserve intact their current business organizations and their relationships with material customers, suppliers, licensors, licensees, distributors, governmental bodies and others having business relationships that are material to NuVasive or its subsidiaries, taken as a whole.

Without limiting the generality of the preceding paragraph, during the Pre-Closing Period and except as set forth in the confidential disclosure letter delivered by NuVasive to Globus and Merger Sub, as required or prohibited by applicable law, for any action taken, or omitted to be taken, in response or pursuant to certain measures in response to COVID-19, as expressly permitted or required by the Merger Agreement or with the prior written consent of Globus, NuVasive and its subsidiaries have agreed not to take the following actions:

•

(1) declare, set aside, establish a record date for or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any NuVasive Common Stock or other equity securities of NuVasive or its subsidiaries or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of NuVasive Common Stock or NuVasive subsidiary equity securities or any NuVasive RSU Awards or NuVasive PRSU Awards with respect thereto, except, in each case, (A) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned subsidiary of NuVasive solely to its owner or owners, (B) any forfeitures or repurchases of unvested NuVasive RSU Awards, NuVasive PRSU Awards or other shares of or awards with respect to NuVasive Common Stock issued pursuant to or granted as awards under NuVasive equity plans in accordance with the terms thereof as in effect as of the date of the Merger Agreement, (C) to satisfy any applicable tax withholding in respect of the vesting or settlement of any NuVasive RSU Awards or NuVasive PRSU Awards, or (D) in settlement or conversion of any of NuVasive’s convertible notes solely to the extent required pursuant to the terms of the corresponding indenture or any exercise of NuVasive’s call options or NuVasive’s warrants, in each case, outstanding on the date of the Merger Agreement and in accordance with their respective terms on the date of the Merger Agreement;

•

issue, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, sale, pledge, disposition or other encumbrance of, or make or exercise any option to purchase with respect to, (1) any shares of NuVasive Common Stock or NuVasive subsidiary equity securities, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any phantom equity or similar contractual rights or (4) any rights, warrants or options to acquire any such shares or securities exchangeable or convertible into such shares, except in each case: (A) upon any conversion of NuVasive convertible notes solely to the extent required pursuant to the corresponding indenture in connection with the exercise of any conversion rights available to the holders thereof, any exercise of NuVasive call options or NuVasive warrants, in each case, outstanding on the date of the Merger Agreement in accordance with their respective terms on the date of the Merger Agreement, (B) for issuances of NuVasive Common Stock upon the vesting of NuVasive RSU Awards or NuVasive PRSU Awards (and dividend equivalents thereon, if applicable) outstanding prior to the date of the Merger Agreement or issued after the date of the Merger Agreement in compliance with the Merger Agreement, in each case, in accordance with their respective terms, (C) for issuances of shares of NuVasive Common Stock upon the exercise of purchase rights under the NuVasive ESPP solely for the offering period ending April 30, 2023, (D) for transactions solely between or among any of NuVasive and its wholly owned subsidiaries, and (E) for certain liens permitted by the terms of the Merger Agreement;

•

except as required by applicable law or the terms of a NuVasive benefit plan as in effect as of the date of the Merger Agreement, (A) grant or materially increase the wages, salary, severance, equity or other compensation or benefits with respect to any of NuVasive’s or any of its subsidiaries’ officers, directors or employees, other than in the ordinary course of business consistent with past practice, (B) establish, adopt, enter into, amend or terminate any NuVasive benefit plan, other than (x) the entry into offer letters in the ordinary course of business consistent with past practice or (y) amendment of any NuVasive benefit plan that is a broad-based welfare benefit plan in the ordinary course of business consistent with past practice and in a manner that does not enhance the benefits under such plan, (C) accelerate the vesting, funding or time of payment of any compensation or other benefit, or (D) enter into any change-of-control, retention or severance agreement with any employee of the NuVasive or any of its subsidiaries;

•

adopt, enter into or amend any collective bargaining agreement or other contract with any labor union, works council or other employee representative body applicable to NuVasive or its subsidiaries, or engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of NuVasive or its subsidiaries which would constitute a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Notification Act;

•

except for the hiring or engagement of any individual to whom an offer of employment has been extended on or prior to the date of the Merger Agreement, hire, engage or terminate (other than for cause) any director, officer, employee, consultant (who is a natural person) or independent contractor (who is a natural person) (A) outside of the ordinary course of business or (B) who is or would be an employee at or above the level of vice president;

•

other than as expressly permitted or required by the Merger Agreement in furtherance of the transactions contemplated by the Merger Agreement, amend, or propose to amend any organizational document of NuVasive (including by merger, consolidation or otherwise) or the comparable charter or organization documents of any of its subsidiaries or adopt a stockholders’ rights plan or similar plan, or enter into any agreement with respect to the voting of NuVasive capital stock or any NuVasive subsidiary securities;

•

effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of NuVasive capital stock or any NuVasive subsidiary securities;

•

adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of NuVasive or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

•	make any capital expenditures other than the capital expenditures permitted by the confidential disclosure letter delivered by NuVasive to Globus and Merger Sub;

•

acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, except for the (A) purchase of inventory from suppliers or vendors in the ordinary course of business consistent with past practice, (B) acquisitions for consideration in an amount not to exceed $2 million in the aggregate or (C) transactions (1) solely among NuVasive and one or more of its wholly owned subsidiaries or (2) solely among NuVasive’s wholly owned subsidiaries;

•

(A) incur, draw upon, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or any derivative financial instruments or arrangements, or enter into any new arrangements to issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), renew or extend any existing credit or loan arrangements, enter into, any “keep well” or other agreement to maintain any financial condition of another person, or enter into any contract having the economic effect of any of the foregoing; (B) amend, modify, supplement or terminate any NuVasive warrant (except as expressly contemplated by the Merger Agreement or in connection with the consummation of the Merger or a refinancing of NuVasive’s 2023 convertible notes otherwise permitted by the Merger Agreement), (C) make any loans or advances to any other person other than in the ordinary course of business consistent with past practice, or (D) make any material capital contributions to, or investments in, any other person other than in the ordinary course of business consistent with past practice, except, in each case, for (1) any such transactions among NuVasive and its wholly owned subsidiaries or to or among any wholly owned subsidiaries of NuVasive, and (2) guarantees by NuVasive or its subsidiaries in respect of any of the foregoing;

•

sell, transfer, license, assign, mortgage, encumber or otherwise abandon, withdraw or dispose of (A) any assets (other than cash and intellectual property) with a fair market value in excess of $2 million in the aggregate, or (B) any intellectual property owned or purported to be owned by NuVasive or any of its subsidiaries or intellectual property exclusively licensed by NuVasive or its subsidiaries, except for, in each case, (x) certain liens permitted by the Merger Agreement, (y) transactions in the ordinary course of business consistent with past practice, and (z) any transaction (1) solely among NuVasive and one or more of its wholly owned subsidiaries or (2) solely among NuVasive’s wholly owned subsidiaries;

•

pay, discharge, settle, compromise or satisfy any action that is unrelated to the transactions contemplated by the Merger Agreement, other than compromises, settlements or agreements that result solely in monetary obligations involving payment (without the imposition of equitable relief on, or the admission of wrongdoing by, NuVasive or any of its subsidiaries) by NuVasive of an amount not greater than $2 million (net of insurance proceeds) in the aggregate;

•

change its fiscal year or change any of its material financial accounting methods or practices in any respect, except as required by GAAP, Regulation S-X, or a governmental body or quasi-governmental authority;

•

(A) make, change or revoke any material tax election with respect to NuVasive or any of its subsidiaries, or adopt, change or revoke any material method of tax accounting, in each case, in a manner that is inconsistent with the corresponding position taken, election made or method used, if any, in preparing or filing tax returns with respect to periods ending prior to the closing, except as required by GAAP, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. law) relating to or affecting any material tax liability or refund of material taxes with respect to NuVasive or any of its subsidiaries, (C) extend or waive (except for automatically granted extensions and waivers) the application of any statute of limitations regarding the assessment or collection of any material tax with respect to NuVasive or any of its subsidiaries (other than pursuant to the expiration of an applicable statute of limitations), or (D) settle or compromise any material tax liability or refund of material taxes with respect to NuVasive or any of its subsidiaries for an amount materially in excess of amounts reserved therefor, in the case of each of clauses (A), (B) and (C), if such action would result in a material net increase in the tax liability of NuVasive and its subsidiaries;

•

amend or modify in any material respect or terminate, any material contract, or enter into any contract that, if existing on the date of the Merger Agreement, would be material contract (as defined by the Merger Agreement), in each case other than the expiration of any material contract in accordance with its terms, or as expressly contemplated by the Merger Agreement;

•

take any action to exempt any person from any state takeover statute or similar statute or regulation that applies to NuVasive with respect to a NuVasive Acquisition Proposal, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Globus, Merger Sub, or any of their respective subsidiaries or affiliates or to the extent permitted pursuant to the Merger Agreement;

•

voluntarily abandon, withdraw, terminate, suspend, abrogate, amend or modify any NuVasive permit in a manner that would materially impair the operation of the business of NuVasive and its subsidiaries, taken as a whole; or

•	authorize, agree or commit to take any of the actions described in the bullet points above.

In general, except as required or prohibited by applicable law, for any action taken, or omitted to be taken, in response or pursuant to certain measures taken in response to COVID-19, as expressly permitted or required by the Merger Agreement, with the prior written consent of NuVasive or subject to specified exceptions set forth in the Merger Agreement and the confidential disclosure letter delivered by Globus to NuVasive, during the Pre-Closing Period, Globus and its subsidiaries are required to use commercially reasonable efforts to carry on their businesses in the ordinary course of business consistent with past practice in all material respects, and preserve intact their current business organizations and their relationships with material customers, suppliers, licensors, licensees, distributors, governmental bodies and others having business relationships that are material to Globus or its subsidiaries, taken as a whole.

Without limiting the generality of the preceding paragraph, during the Pre-Closing Period and except as set forth in the confidential disclosure letter delivered by Globus to NuVasive, as required or prohibited by applicable law, for any action taken, or omitted to be taken, in response or pursuant to certain measures in response to COVID-19, as expressly permitted or required by the Merger Agreement or with the prior written consent of NuVasive, Globus and its subsidiaries have agreed not to take the following actions:

•

(1) declare, set aside, establish a record date for or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any Globus capital stock or any other equity security of Globus or its subsidiaries or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of Globus capital stock or Globus equity awards with respect thereto, except, in each case, (A) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned subsidiary of Globus solely to its parent, (B) any forfeitures or repurchases of unvested Globus options and other Globus equity awards granted under Globus equity plans and solely in accordance with the terms thereof as in effect as of the date of the Merger Agreement or (C) to satisfy any applicable tax withholding in respect of the exercise (with respect to Globus options awards), vesting or settlement of any Globus equity award;

•

issue, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, sale, pledge, disposition or other encumbrance of, or make or exercise any option to purchase with respect to, (1) any shares of Globus capital stock or any equity securities of Globus’s subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any phantom equity or similar contractual rights or (4) any rights, warrants or options to acquire any such shares or securities exchangeable or convertible into such shares, except in each case: (A) for issuances not to exceed 1% of Globus’s fully diluted shares of capital stock in the aggregate; (B) for grants of Globus equity awards in the ordinary course of business consistent with past practice, (C) for issuances of Globus Common Stock in respect of any exercise of Globus options existing as of the date of the Merger Agreement or granted in compliance with the Merger Agreement, (D) for issuances of Globus Common Stock upon the vesting of Globus equity awards (and dividend equivalents thereon, if applicable) outstanding prior to the date of the Merger Agreement or issued after the date of the Merger Agreement in compliance with the Merger Agreement, in each case in accordance with their respective terms, (E) for transactions solely between or among Globus and its wholly owned subsidiaries, and (F) liens on any equity securities of Globus’s subsidiaries under Globus’s principal credit facility as of the date of the Merger Agreement;

•

other than as expressly permitted or required by the Merger Agreement in furtherance of the transactions contemplated by the Merger Agreement, amend, or propose to amend any of Globus’s organizational documents (including by merger, consolidation or otherwise) or the comparable charter or organization documents of any of its subsidiaries or adopt a stockholders’ rights plan or similar plan, or enter into any agreement with respect to the voting of its capital stock;

•

effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

•

adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Globus or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

•

acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person, except for the (A) purchase of inventory from suppliers or vendors in the ordinary course of business consistent with past practice with respect to strategic initiatives in preparation for post-closing integration, (B) acquisitions for consideration in an amount not to exceed $2 million in the aggregate or (C) transactions (1) solely among Globus and one or more of its wholly owned subsidiaries or (2) solely among Globus’s wholly owned subsidiaries; or

•	authorize, agree or commit to take any of the actions described in the bullet points above.

Obligations to Call Special Meetings

NuVasive is required to take all action necessary in accordance with applicable law and its organizational documents to duly give notice of, convene and hold the NuVasive Special Meeting, to be held as promptly as practicable after this registration statement is declared effective, to obtain the NuVasive Stockholder Approval. Subject to terms described in “—Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal”, NuVasive is required, through the NuVasive Board, to recommend that its stockholders adopt the Merger Agreement and to use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement and to take all other action necessary or advisable to secure the vote or consent of NuVasive stockholders required by NuVasive’s organizational documents, the rules of Nasdaq or applicable law to obtain such approvals. NuVasive may not (i) submit at the NuVasive Special Meeting any matter for approval of its stockholders other than those required for the NuVasive Stockholder Approval (and other than matters of procedure and matters required by or advisable under applicable law to be voted on by stockholders in connection therewith) or (ii) hold a stockholder meeting for any purpose prior to the occurrence of the NuVasive Special Meeting, provided, that NuVasive may (x) combine its annual meeting of stockholders with the NuVasive Special Meeting and submit such additional matters at the NuVasive Special Meeting as it is required to present or has customarily presented at its prior annual meetings or (y) if this registration statement is not declared effective by the date that is twenty-five business days before the date that is thirteen months after the date NuVasive held its annual meeting of stockholders in 2022, hold its annual meeting of stockholders prior to the NuVasive Special Meeting.

Globus is required to take all action necessary in accordance with applicable law and its organizational documents to duly give notice of, convene and hold the Globus Special Meeting, to be held as promptly as practicable after this registration statement is declared effective, to obtain the Globus Stockholder Approval. Subject to terms described in “—Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal”, Globus is required, through the Globus Board, to recommend that its stockholders approve the Globus Share Issuance Proposal and to use commercially reasonable efforts to solicit from its stockholders proxies in favor of the Globus Share Issuance Proposal and to take all other action necessary or advisable to secure the vote or consent of Globus stockholders required by Globus’s organizational documents, the rules of NYSE or applicable law to obtain such approvals. Globus may not (i) submit at the Globus Special Meeting any matter for approval of their stockholders other than those required for the Globus Stockholder Approval (and other than matters of procedure and matters required by or advisable under applicable law to be voted on by stockholders in connection therewith) or (ii) hold a stockholder meeting for any purpose prior to the occurrence of the Globus Special Meeting; provided that Globus may (x) combine its annual meeting of stockholders with the Globus Special Meeting and submit such additional matters at the stockholder meeting contemplated by this paragraph as it is required to present or has customarily presented at its prior annual meetings or (y) if this registration statement is not declared effective by the date that is twenty-five business days before the date that is thirteen months after the date Globus held its annual meeting of stockholders in 2022, hold its annual meeting of stockholders prior to the Globus Special Meeting.

NuVasive and Globus are required to use their commercially reasonable efforts to schedule and hold the NuVasive Special Meeting and Globus Special Meeting, as applicable, on the same date and as promptly as practicable after this registration statement is declared effective; provided, that NuVasive or Globus, as applicable, may, after reasonable consultation with the other party, postpone, recess or adjourn the NuVasive Special Meeting and Globus Special Meeting, as applicable, and, if applicable, set a new record date for such meeting, (i) if required by law, (ii) if there are not sufficient affirmative votes present in person or by proxy at such meeting to obtain the NuVasive Stockholder Approval or the Globus Stockholder Approval, as applicable, or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the NuVasive Board or Globus Board, as applicable, has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by NuVasive stockholders or Globus stockholders, as applicable, prior to the NuVasive Special Meeting and Globus Special Meeting, as applicable. Neither the NuVasive Special Meeting nor the Globus Special Meeting may be postponed or adjourned for more than ten business days in the aggregate from the originally scheduled date of such meeting without the prior written consent of the other party or on any occasion to a date after the date that is ten business days before the End Date. Subject to the foregoing, in no event may the Globus Special Meeting or the NuVasive Special Meeting be held on a date that is more than 30 days following the date on which this registration statement is declared effective.

Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal

Except as described below, NuVasive has agreed that neither the NuVasive Board nor any committee thereof will directly or indirectly:

•

withhold, withdraw (or amend, qualify or modify in a manner adverse to Globus or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Globus or Merger Sub), the approval, recommendation or declaration of advisability by the NuVasive Board or any such committee of the Merger;

•	propose publicly to recommend, adopt or approve any NuVasive Acquisition Proposal;

•

fail to recommend that NuVasive stockholders approve the transactions contemplated by the Merger Agreement and adopt the Merger Agreement (such recommendation, the “NuVasive Board Recommendation”) in this joint proxy statement/prospectus; or

•

fail to reaffirm or re-publish the NuVasive Board Recommendation within ten business days of being requested by Globus to do so or, if earlier, not later than two business days prior to the NuVasive Special Meeting (any action described in this bullet point and the three preceding bullet points being referred to as a “NuVasive Adverse Recommendation Change”). Such ten business day period will be extended for an additional five business days following any material modification to a NuVasive Acquisition Proposal occurring after the receipt of Globus’s written request, and Globus will be entitled to make such a written request for reaffirmation or republication only once for each NuVasive Acquisition Proposal.

A “stop, look and listen” disclosure pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in connection with a tender or exchange offer, will not constitute a NuVasive Adverse Recommendation Change. A change of the NuVasive Board Recommendation to “neutral” is a NuVasive Adverse Recommendation Change.

However, at any time prior to obtaining the NuVasive Stockholder Approval, and subject to NuVasive’s compliance in all material respects with its obligations to call a special meeting to adopt the Merger Agreement (which are described in the section titled “—Obligations to Call Special Meetings”) and non-solicitation obligations under the Merger Agreement (which are described in the section “—No Solicitation”), in response to a NuVasive Acquisition Proposal that the NuVasive Board has determined in its reasonable discretion is a NuVasive Superior Proposal that has not been withdrawn and did not result from a breach of NuVasive’s non-solicitation obligations under the Merger Agreement (as described in the section “—No Solicitation”), the NuVasive Board may make a NuVasive Adverse Recommendation Change or terminate the Merger Agreement in order to enter into a definitive agreement with respect to the NuVasive Superior Proposal. However, in such a situation, NuVasive may not make a NuVasive Adverse Recommendation Change or terminate the Merger Agreement in response to a NuVasive Superior Proposal:

•

until four business days after NuVasive provides written notice to Globus advising Globus that the NuVasive Board has received a NuVasive Superior Proposal, specifying the material terms and conditions of the proposal, identifying the person or group making the proposal and including copies of all documents pertaining to the proposal (with any change to the financial or other material terms of a proposal that was previously the subject of a notice requiring a new notice, with the notice period in such case being two business days);

•

if during such notice period, Globus proposes any alternative transaction in writing (including any modifications to the terms of the Merger Agreement), unless the NuVasive Board determines in good faith, after good faith negotiations between NuVasive and Globus (if such negotiations are requested by Globus) during such notice period (after consultation with NuVasive’s outside legal counsel and financial advisor and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the NuVasive Superior Proposal) that such alternative transaction proposed by Globus in writing is not at least as favorable as the NuVasive Superior Proposal; and

•

unless the NuVasive Board determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to make a NuVasive Adverse Recommendation Change would be inconsistent with its fiduciary obligations to its stockholders under applicable law.

Additionally, at any time prior to obtaining the NuVasive Stockholder Approval, the NuVasive Board may effect a NuVasive Adverse Recommendation Change if the NuVasive Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided, that:

•

NuVasive must first notify Globus in writing at least four business days before taking such action of its intention to take such action, which notice must include a reasonably detailed description of the reasons therefor;

•

if requested by Globus, NuVasive must make its representatives reasonably available to negotiate with Globus and its representatives during the four business days regarding any proposal by Globus to amend the terms of the Merger Agreement; and

•

the NuVasive Board may not effect a NuVasive Adverse Recommendation Change unless, after the four business days period described in the previous bullet point, the NuVasive Board determines in good faith, after consultation with its outside legal counsel and taking into account any written proposal by Globus to amend the terms of the Merger Agreement during such four business days period, that the failure to take such action would continue to be inconsistent with its fiduciary duties under applicable law.

NuVasive has agreed to advise Globus in writing as promptly as practicable after receipt (and in any event within forty-eight hours) of any request for information or any NuVasive Acquisition Proposal received from any person and the material terms and conditions of such acquisition proposal, and NuVasive has agreed to promptly provide Globus copies of any written requests, proposals or offers, including proposed agreements, received by NuVasive in connection with any of the foregoing and the identity of the person or group making any such request, acquisition proposal or inquiry or with whom any discussions or negotiations are taking place. NuVasive has agreed to substantially concurrently provide to Globus any non-public information concerning itself or its subsidiaries provided to any other person or group in connection with any NuVasive Acquisition Proposal which was not previously provided to Globus. NuVasive has agreed to keep Globus reasonably informed, on a reasonably current basis, of the status of any NuVasive Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof).

Except as described below, Globus has agreed that neither the Globus Board nor any committee thereof will directly or indirectly:

•

withhold, withdraw (or amend, qualify or modify in a manner adverse to NuVasive), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to NuVasive), the approval, recommendation or declaration of advisability by the Globus Board or any such committee of the Merger;

•	propose publicly to recommend, adopt or approve any Globus Acquisition Proposal;

•	fail to recommend that Globus stockholders approve the Globus Share Issuance Proposal (such recommendation, the “Globus Board Recommendation”) in this joint proxy statement/prospectus; or

•

fail to reaffirm or re-publish the Globus Board Recommendation within ten business days of being requested by NuVasive to do so or, if earlier, not later than two business days prior to the Globus Special Meeting (any action described in this bullet point and the three preceding bullet points being referred to as a “Globus Adverse Recommendation Change”). Such ten business day period will be extended for an additional five business days following any material modification to a Globus Acquisition Proposal occurring after the receipt of a written request from NuVasive, and NuVasive will be entitled to make such a written request for reaffirmation or republication only once for each Globus Acquisition Proposal.

A “stop, look and listen” disclosure pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in connection with a tender or exchange offer will not constitute a Globus Adverse Recommendation Change. A change of the Globus Board Recommendation to “neutral” is a Globus Adverse Recommendation Change.

However, at any time prior to obtaining Globus Stockholder Approval, and subject to Globus’s compliance in all material respects with its obligation to call a special meeting to approve the issuance of Globus Class A Common Stock (which are described in the section titled “—Obligations to Call Special Meetings”), its non-solicitation obligations (which are described in the section titled “—No Solicitation”) and board recommendation obligations (as described in this section), in response to a Globus Acquisition Proposal that the Globus Board has determined in its reasonable discretion is a Globus Superior Proposal that has not been withdrawn and did not result from a breach of Globus’s non-solicitation obligations under the Merger Agreement (as described in “—No Solicitation”), the Globus Board may make such a Globus Adverse Recommendation Change or terminate the Merger Agreement in order to enter into a definitive agreement with respect to the Globus Superior Proposal. However, in such a situation, Globus may not make a Globus Adverse Recommendation Change or terminate the Merger Agreement in response to a Globus Superior Proposal:

•

until four business days after Globus provides written notice to NuVasive advising NuVasive that the Globus Board has received a Globus Superior Proposal, specifying the material terms and conditions the proposal, identifying the person or group making the proposal and including copies of all documents pertaining to the proposal (with any change to the financial or other material terms of a proposal that was previously the subject of a notice requiring a new notice, with the notice period in such case being two business days);

•

if during such notice period, NuVasive proposes any alternative transaction in writing (including any modifications to the terms of the Merger Agreement), unless the Globus Board determines in good faith, after good faith negotiations between NuVasive and Globus (if such negotiations are requested by NuVasive) during such notice period (after consultation with Globus’s outside legal counsel and financial advisor and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Globus Superior Proposal) that such alternative transaction proposed by NuVasive in writing is not at least as favorable as the Globus Superior Proposal; and

•

unless the Globus Board determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to make a Globus Adverse Recommendation Change would be inconsistent with its fiduciary obligations to its stockholders under applicable law.

Additionally, at any time prior to the Globus Stockholder Approval, the Globus Board may effect a Globus Adverse Recommendation Change if the Globus Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided, that:

•

Globus must first notify NuVasive in writing at least four business days before taking such action of its intention to take such action, which notice must include a reasonably detailed description of the reasons therefor,

•

if requested by NuVasive, Globus must make its representatives reasonably available to negotiate with NuVasive and its representatives during the four business days following such notice regarding any proposal by NuVasive to amend the terms of the Merger Agreement; and

•

the Globus Board may not effect a Globus Adverse Recommendation Change unless, after the four business days period described in the previous bullet point, the Globus Board determines in good faith, after consultation with its outside legal counsel and taking into account any written proposal by NuVasive to amend the terms of the Merger Agreement during such four business days period, that the failure to take such action would continue to be inconsistent with its fiduciary duties under applicable law.

Globus has agreed to advise NuVasive in writing as promptly as practicable after receipt (and in any event within forty-eight hours) of any request for information or any Globus Acquisition Proposal received from any person and the material terms and conditions of such acquisition proposal, and Globus has agreed to promptly provide NuVasive copies of any written requests, proposals or offers, including proposed agreements, received by Globus in connection with any of the foregoing and the identity of the person or group making any such request, acquisition proposal or inquiry or with whom any discussions or negotiations are taking place. Globus has agreed to substantially concurrently provide to NuVasive any non-public information concerning itself or its subsidiaries provided to any other person or group in connection with any Globus Acquisition Proposal which was not previously provided to NuVasive. Globus has agreed to keep NuVasive reasonably informed, on a reasonably current basis, of the status of any Globus Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof).

No Solicitation

Subject to the exceptions described in the previous section and below, NuVasive has agreed that it will not, and it will cause its directors and subsidiaries not to, and it will instruct its and their respective representatives not to, directly or indirectly:

•

initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a NuVasive Acquisition Proposal;

•

participate or engage in discussions (except to notify a person that makes an inquiry or offer with respect to a NuVasive Acquisition Proposal of the existence of the provisions of the Merger Agreement described by this paragraph or to clarify whether any such inquiry, offer or proposal constitutes a NuVasive Acquisition Proposal) or negotiations with, or disclose any non-public information or data relating to, NuVasive or any of its subsidiaries or afford access to the properties, books or records of NuVasive, or any of its subsidiaries to any person that has made or could reasonably be expected to make, or in connection with, a NuVasive Acquisition Proposal; or

•

enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to a NuVasive Acquisition Proposal (other than certain confidentiality agreements permitted under the Merger Agreement).

NuVasive agreed to, and to cause its subsidiaries to, and to instruct its and their respective representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any person (other than Globus and its affiliates) conducted prior to the execution of the Merger Agreement by NuVasive or any of its subsidiaries, or any of its respective representatives, with respect to a NuVasive Acquisition Proposal or which could reasonably be expected to lead to a NuVasive Acquisition Proposal. NuVasive agreed to immediately discontinue access by any person (other than Globus and its affiliates) to any data room (virtual or otherwise) established by NuVasive or their representatives for such purpose. Within two business days from the date of the Merger Agreement, NuVasive agreed to request the return or destruction of all confidential, non-public information provided to third parties that had entered into confidentiality agreements with NuVasive or any of its subsidiaries or who have otherwise been provided with confidential, non-public information since January 1, 2022 relating to a NuVasive Acquisition Proposal.

Notwithstanding the foregoing restrictions, until obtaining the NuVasive Stockholder Approval, NuVasive and the NuVasive Board may take the actions described in the second bullet point in the first paragraph of this section titled “—No Solicitation,” with respect to a third party if, (x) NuVasive receives a written NuVasive Acquisition Proposal from such third party (and such acquisition proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of the terms described in this section) and (y) such proposal constitutes, or the NuVasive Board determines in good faith after consultation with its financial advisor and outside legal counsel that such proposal is or could reasonably expected to lead to, a NuVasive Superior Proposal; provided, that NuVasive may deliver non-public information to such third party pursuant to this sentence only pursuant to confidentiality agreements permitted under the Merger Agreement. NuVasive and the NuVasive Board are permitted to: (i) take and disclose to their stockholders a position with respect to a NuVasive Acquisition Proposal pursuant to Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) make any disclosure if the NuVasive Board has determined in good faith after consultation with its outside legal counsel and financial advisor that the failure to do so would be inconsistent with its fiduciary obligations to its stockholders; provided, that this exception will not permit the NuVasive Board to make a NuVasive Adverse Recommendation Change, except to the extent permitted by the Merger Agreement as described in the section titled “—Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal.”

Subject to the exceptions described in the previous section and below, Globus has agreed that it will not, and will cause its directors and subsidiaries not to, and will instruct its and their respective representatives not to, directly or indirectly:

•

initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Globus Acquisition Proposal;

•

participate or engage in discussions (except to notify a person that makes an inquiry or offer with respect to a Globus Acquisition Proposal of the existence of the provisions of the Merger Agreement described by this paragraph or to clarify whether any such inquiry, offer or proposal constitutes a Globus Acquisition Proposal) or negotiations with, or disclose any non-public information or data relating to, Globus or any of its subsidiaries or afford access to the properties, books or records of Globus, or any of its subsidiaries to any person that has made or could reasonably be expected to make, or in connection with, a Globus Acquisition Proposal; or

•

enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to a Globus Acquisition Proposal (other than certain confidentiality agreements permitted under the Merger Agreement).

Globus agreed to, and to cause its subsidiaries to, and to instruct its and their respective representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any person (other than Globus and its affiliates) conducted prior to the execution of the Merger Agreement by Globus or any of its subsidiaries, or any of its representatives, with respect to a Globus Acquisition Proposal or which could reasonably be expected to lead to a Globus Acquisition Proposal. Globus agreed to immediately discontinue access by any person (other than Globus and its affiliates) to any data room (virtual or otherwise) established by Globus or their representatives for such purpose. Within two business days from the date of the Merger Agreement, Globus agreed to request the return or destruction of all confidential, non-public information provided to third parties that had entered into confidentiality agreements with Globus or any of its subsidiaries or who have otherwise been provided with confidential, non-public information since January 1, 2022 relating to a Globus Acquisition Proposal.

Notwithstanding the foregoing restrictions, until obtaining the Globus Stockholder Approval, Globus and the Globus Board may take the actions described in the second bullet point of the fourth paragraph of this section titled “—No Solicitation,” with respect to a third party if, (x) Globus receives a written Globus Acquisition Proposal from such third party (and such acquisition proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of the terms described in this section) and (y) such proposal constitutes, or the Globus Board determines in good faith after consultation with its financial advisor and outside legal counsel that such proposal is or could reasonably expected to lead to, a Globus Superior Proposal; provided, that Globus may deliver non-public information to such third party pursuant to this sentence only pursuant to a confidentiality agreements permitted under the Merger Agreement. Globus and the Globus Board are permitted to (i) take and disclose to their stockholders a position with respect to a Globus Acquisition Proposal pursuant to Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) make any disclosure if the Globus Board has determined in good faith after consultation with its outside legal counsel and financial advisor that the failure to do so would be inconsistent with its fiduciary obligations to its stockholders; provided, that this exception will not permit the Globus Board to make a Globus Adverse Recommendation Change, except to the extent permitted by the Merger Agreement as described in “—Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal.”

Regulatory Approvals

NuVasive and Globus have each filed with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice notification and report forms relating to the Merger. NuVasive and Globus have agreed to, and to cause their respective subsidiaries and affiliates to, (i) use reasonable best efforts to file, as soon as reasonably practicable after the date hereof, all filings, notifications, or other documents required to be filed with or as requested by any governmental body pursuant to any antitrust law with respect to the Merger and any other transactions contemplated by the Merger Agreement, and (ii) cooperate with the other party in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other governmental bodies in connection with the Merger and any other transactions contemplated by the Merger Agreement. Further, subject to the terms and conditions set forth in the Merger Agreement, Globus and NuVasive agreed to use their respective reasonable best efforts to take, or cause to be taken, and to cause their respective directors, executive officers and other representatives to take, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable law to consummate and make effective the Merger and any other transactions contemplated by the Merger Agreement as soon as reasonably practicable, including:

•

obtaining all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and making all necessary registrations and filings and taking all steps as may be reasonably necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body in connection with any applicable law;

•	obtaining all necessary consents, authorizations, approvals or waivers from third parties;

•

defending any lawsuit or other legal proceeding, whether judicial or administrative, brought by any governmental body or third party challenging the Merger Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or any other transaction contemplated by the Merger Agreement and contesting any order that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, including resolving any objections of or challenge made by any governmental body or third party to the Merger or any other transaction contemplated by the Merger Agreement under any antitrust law;

•	refraining from taking any other action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger; and

•	executing and delivering any additional instruments necessary to consummate the Merger and any other transaction contemplated by the Merger Agreement.

In furtherance of and consistent with Globus’s obligation to use its reasonable best efforts, Globus has agreed to take, and to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to eliminate each and every impediment under any antitrust law that is asserted by any governmental body, to obtain the consent or cooperation of any other person, and to permit and cause the satisfaction of the closing conditions related to the approval of the transaction under the HSR Act and absence of legal prohibition set forth in the Merger Agreement, in each of the foregoing cases, to permit the closing to occur as promptly as reasonably practicable and in any event prior to the End Date, including:

•

negotiating, making proposals with respect to, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, equity securities, rights, product lines, or businesses of NuVasive, Globus or any of their respective subsidiaries;

•	terminating existing relationships, contractual rights or obligations of NuVasive, Globus or any of their respective subsidiaries;

•	terminating any venture or other arrangement;

•	creating any relationship, contractual right or obligation of NuVasive, Globus or any of their respective subsidiaries;

•	effectuating any other change or restructuring of NuVasive, Globus or any of their respective subsidiaries; and

•

otherwise taking or committing to take any actions with respect to the businesses, product lines or assets of NuVasive, Globus or any of their respective subsidiaries or that would impose any limitation or regulation on the ability of Globus or any of its affiliates to freely conduct their respective businesses or own such assets or limit or impair the ability of Globus or any of its affiliates to exercise full rights of ownership of the shares of NuVasive Common Stock.

However, (A) Globus is not required to propose, commit to, effect or agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate or other disposition of any business, asset, property or product line of NuVasive, Globus or any of their respective subsidiaries that generated total net sales in excess of $40 million in the twelve-month period ending December 31, 2022, and (B) NuVasive is only required to take or commit to take any action, or agree to any condition or restriction as requested by Globus if such action, commitment, agreement, condition or restriction is binding on NuVasive only in the event the closing occurs. With respect to any action described in the bullet points immediately above, Globus is required to consult with NuVasive and consider in good faith any efforts proposed by NuVasive to mitigate the adverse impact of any remedy action on the expected benefits of the transactions contemplated by the Merger Agreement.

Subject to the terms of the Merger Agreement, applicable laws relating to the sharing of information and the terms and conditions of the confidentiality and clean team agreements entered into by Globus and NuVasive, from the date of the Merger Agreement until the Effective Time, each party to the Merger Agreement has also agreed to (i) give each other party reasonable advance notice of all meetings (including meetings by telephone or videoconference) with any governmental body relating to the transactions contemplated by the Merger Agreement, (ii) to the extent not prohibited by such governmental body, give the other party (or the other party’s outside legal counsel) an opportunity to attend and participate in such meeting and consult with the other party in advance of any such meeting with any government body, in respect of any filing, proceeding, investigation (including the settlement of any investigation), litigation or other inquiry relating to the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) to the extent practicable, give the other party reasonable advance notice of all oral communications with any governmental body relating to antitrust laws and the transactions contemplated by the Merger Agreement, (iv) if any governmental body initiates an oral communication relating to antitrust laws and the transactions contemplated by the Merger Agreement, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under antitrust laws) with a governmental body relating to antitrust laws and the transactions contemplated by the Merger Agreement and (vi) promptly provide each other with copies of all written communications to or from any governmental body relating to the transactions contemplated by the Merger Agreement. Neither party may commit to or agree with any governmental body to (i) stay, toll or extend any applicable waiting period under the HSR Act, (ii) pull and refile or resubmit notification and report forms pursuant to the HSR Act, as applicable to the Merger and any transaction contemplated by the Merger Agreement, (iii) not consummate the Merger or any other transaction contemplated by the Merger Agreement before an agreed to date, or (iv) any timing agreement, without the prior written consent of the other party.

Additionally, each party has agreed that it and its affiliates will not effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or the acquisition of any assets, licenses, rights, product lines, operations or businesses of any person that would reasonably be expected to prevent or materially delay the receipt of required regulatory approval or to otherwise prevent, materially delay, impede or impair the consummation of the Merger by the End Date.

Indemnification of Officers and Directors

Globus has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the present and former directors, officers, and employees of NuVasive or any of its subsidiaries as provided in NuVasive’s and its subsidiaries’ organizational documents, and specified indemnification agreements of NuVasive and its subsidiaries in effect as of the date of the Merger Agreement, will survive the Merger and will continue in full force and effect in accordance with their terms. Globus has agreed to cause the certificate of incorporation and bylaws of the Surviving Corporation and the organizational documents of NuVasive’s subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers, and employees of NuVasive or its subsidiaries than are currently provided in NuVasive’s and its subsidiaries’ organizational documents. Globus has agreed that these provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six years from the Effective Time, and, in the event that any action is pending or asserted or made during such period, until the disposition of any such action, unless such amendment, modification or repeal is required by applicable law.

From and after the Effective Time, Globus and the Surviving Corporation are required to, jointly and severally, indemnify and hold harmless each person who is or was a current or former director or officer of NuVasive or any of its subsidiaries or was serving, at the request or for the benefit of NuVasive or any of its subsidiaries, as the case may be, as a director, trustee or officer of any other entity or any NuVasive benefit plan, against all obligations to pay any threatened, asserted, pending or completed judgment, damages, settlement, losses, liabilities, or fine or penalty, interest and reasonable expenses incurred in connection with any action, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that the indemnified party is or was an officer or director of NuVasive or its subsidiaries, or an officer, trustee or director of another entity if such service was at the request of NuVasive, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent provided for under applicable law, NuVasive’s organizational documents, the organizational documents of NuVasive’s subsidiaries and indemnification agreements of NuVasive and its subsidiaries.

NuVasive is permitted, prior to the Effective Time, to purchase a tail policy or policies under the current directors’ and officers’ liability insurance policies maintained at such time by NuVasive, and if NuVasive does not obtain such tail policy or policies prior to the Effective Time of the Merger, Globus or the Surviving Corporation are required to obtain such policy or policies. The tail policy or policies (i) are required to be effective for a period from the Effective Time through and including the date six years after the Effective Time with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the Effective Time and (ii) are required to provide coverage and amounts that are at least as protective to such directors and officers as the coverage provided by such existing policies and must contain other terms and conditions that are no less favorable to the covered individuals as the terms and conditions in such existing policies; provided, that the total annual premium for such tail policy or policies may not be in excess of 300% of the last annual premium paid by NuVasive prior to the Effective Time. If such tail policy or policies cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the maximum premium, Globus, or the Surviving Corporation are only required to obtain as much coverage as can be obtained by paying an annual premium equal to the maximum premium. Globus is required to cause such tail policy or policies (whether obtained by NuVasive, Globus or the Surviving Corporation) to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

Employee Matters

During the period commencing at the Effective Time and ending on the date that is six months following the Effective Time, Globus and its subsidiaries are required to provide each NuVasive employee with:

•	annual base salary or wages, as applicable, that are no less than the annual base salary or wages, as applicable, in effect for each such NuVasive employee immediately prior to the Effective Time;

•	target cash incentive opportunities that are no less than the target cash incentive opportunities provided to similarly situated employees of Globus;

•	target long-term incentive opportunities that are no less than the target long-term incentive opportunities provided to similarly situated employees of Globus; and

•

employee benefits and other compensation (other than severance or termination benefits) that are no less favorable in the aggregate than the employee benefits and other compensation (other than severance and termination benefits) provided to similarly situated employees of Globus.

In addition, during the period commencing at the Effective Time and ending on the date that is six months thereafter, Globus and its subsidiaries are required to provide each NuVasive employee with severance and termination benefits in accordance with NuVasive’s severance policies as set forth in NuVasive’s confidential disclosure letter.

With respect to any employee benefit plans of Globus or its subsidiaries in which any NuVasive employees become eligible to participate on or after the Effective Time, Globus and its subsidiaries are required to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous NuVasive employee benefit plan, (ii) use reasonable best efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid under a NuVasive benefit plan that provides health care benefits during such plan year in which such employee becomes eligible for the Globus benefit plan, to the same extent that such credit was given under the analogous NuVasive employee benefit plan with respect to such plan year, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any employee benefit plan of Globus that provides health care benefits, and, and (iii) recognize all service of such employees with NuVasive and its subsidiaries for all purposes, subject to customary exclusions.

If requested by Globus at least ten business days prior to the Effective Time, NuVasive is required to cause any 401(k) plan or any other NuVasive benefit plan (other than the NuVasive executive severance plan) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the closing. If Globus requests that the NuVasive 401(k) plan be terminated and NuVasive provides evidence that such plan has been terminated, Globus is required to cause NuVasive employees to be eligible to participate, as soon as administratively practicable after the Effective Time, in a 401(k) plan sponsored or maintained by Globus or one of its subsidiaries, and the parties are required to take any and all actions as may be required to permit NuVasive employees to make rollover contributions of “eligible rollover distributions” in the form of cash, notes or a combination thereof. Furthermore, if reasonably requested by Globus, NuVasive is required to take preparatory actions in connection with proposed terminations of other NuVasive benefit plans (other than the NuVasive executive severance plan) pursuant to integration planning actions undertaken by the parties.

All material resolutions, notices and other documents issued, adopted or executed in connection with the implementation of the above are subject to Globus’s reasonable prior review and comment. Prior to making any material, broad-based, written communications to NuVasive employees or its subsidiaries pertaining to compensation or benefit matters that are affected by the Merger or the other contemplated transactions, each party is required to provide the other party with a copy of the intended communication, provide the other party with a reasonable period of time to review and comment on the communication, and cooperate in providing any such mutually agreeable communication.

NuVasive Employee Stock Purchase Plan

With respect to the NuVasive ESPP, NuVasive is required to ensure that (i) no new offering periods under the plan will commence through the closing date, (ii) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the plan during the current offering period and (iii) no individuals will commence participation in the plan through the closing date. To the extent applicable, no later than five days prior to the closing date, any then-current offering period under the plan will end and each participant’s accumulated payroll deductions will be used to purchase shares of NuVasive Common Stock in accordance with the terms of the NuVasive ESPP. NuVasive is required to ensure that the NuVasive ESPP will terminate immediately prior to the Effective Time contingent upon the occurrence of the closing.

Other Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants and agreements relating to, among other things, and subject to certain exceptions and qualifications described in the Merger Agreement:

•

confidentiality and reasonable access by NuVasive and Globus and their respective representatives to personnel of and certain information about the other party and its subsidiaries for the purposes of facilitating the contemplated transactions and post-closing integration;

•	cooperation between NuVasive and Globus in preparing this joint proxy statement/prospectus;

•	consultation between NuVasive and Globus in connection with certain public announcements;

•	requirement for Globus to use its reasonable best efforts to cause the shares of Globus Class A Common Stock to be issued pursuant to the Merger Agreement to be listed on NYSE;

•

requirement for Globus and NuVasive and their respective boards to, subject to the terms of the Merger Agreement, grant such approvals and take such actions to eliminate the effect of any takeover law on any of the transactions contemplated by the Merger Agreement;

•

requirement for the Globus Board to approve the issuance of the Merger Consideration with respect to any employees of NuVasive who, as a result of their relationship with Globus, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3;

•

requirement for the NuVasive Board to, to the extent necessary, approve the disposition of equity securities of NuVasive by specified individuals to cause the disposition to be an exempt disposition under Rule 16b-3 of the Exchange Act;

•	cooperation between NuVasive and Globus in the defense of certain litigation relating to the Merger and the transactions contemplated by the Merger Agreement;

•	cooperation between NuVasive and Globus in integrating the business operations of NuVasive and Globus;

•	the use of NuVasive’s and Globus’s respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•

requirement for NuVasive, at the written request of Globus, to use commercially reasonable efforts to cause to be delivered to Globus an executed payoff letter from the administrative agent under NuVasive’s credit agreement;

•

requirement for NuVasive to use commercially reasonable efforts to take all actions required by the indentures governing NuVasive’s convertible notes, as a result of the consummation of the Merger, to be performed by NuVasive at or prior to the Effective Time;

•	cooperation between and use of commercially reasonable efforts by NuVasive and Globus to keep the NuVasive call options and NuVasive warrants outstanding following the closing date;

•

cooperation between NuVasive and Globus in causing the delisting by the Surviving Corporation of NuVasive Common Stock from Nasdaq and the deregistration of NuVasive Common Stock under the Exchange Act;

•	requirement for Merger Sub to not engage in any activities except as provided in or contemplated by the Merger Agreement; and

•	requirement for NuVasive to provide certain financial information and confirmations regarding compliance with specified interim operating covenants to Globus.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned:

•	at any time prior to the Effective Time, by the mutual written consent of Globus and NuVasive;

•	by Globus:

•

at any time prior to the Effective Time, if any of NuVasive’s covenants, representations or warranties contained in the Merger Agreement are or have become untrue, such that any of the closing conditions for Globus relating to the accuracy of NuVasive’s representations and warranties or compliance by NuVasive with its covenants and agreements would not be satisfied, and such breach (A) is incapable of being cured by NuVasive by or before the End Date or (B) is not cured within thirty days of receipt by NuVasive of written notice from Globus describing in reasonable detail such breach; provided, however, that Globus will not have the right to terminate the Merger Agreement as described in this bullet point if any of Globus or Merger Sub is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement;

•

at any time prior to obtaining the NuVasive Stockholder Approval, if NuVasive commits an intentional and material breach of its non-solicitation or board recommendation obligations as described in the sections “—Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal” and “—No Solicitation” or the NuVasive Board or any committee thereof (A) makes a NuVasive Adverse Recommendation Change, (B) does not include the NuVasive Board Recommendation in this joint proxy statement/prospectus or (C) publicly proposes or allows NuVasive to publicly propose to take any of the actions in clause (A) or (B) of this bullet point; or

•

at any time prior to obtaining the Globus Stockholder Approval (and subject to Globus’s obligations to pay NuVasive a termination fee), upon written notice to NuVasive, in order to enter into a definitive agreement with a third party providing for a Globus Superior Proposal, if in connection with such Globus Superior Proposal, Globus has complied in all material respects with its requirements as described in “—Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal” and “—No Solicitation” and substantially concurrently with such termination Globus enters into a definitive agreement for a Globus Superior Proposal;

•	by NuVasive:

•

at any time prior to the Effective Time, if any of Globus’s or Merger Sub’s covenants, representations or warranties contained in the Merger Agreement are or have become untrue, such that any of the closing conditions for NuVasive relating to the accuracy of Globus’s or Merger Sub’s representations and warranties or compliance by Globus or Merger Sub with its covenants and agreements would not be satisfied, and such breach (A) is incapable of being cured by Globus or Merger Sub, as the case may be, by or the End Date, or (B) is not cured within thirty days of receipt by Globus of written notice from NuVasive describing in reasonable detail such breach; provided, however, that NuVasive will not have the right to terminate the Merger Agreement as described in this bullet point if NuVasive is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement;

•

at any time prior to obtaining Globus Stockholder Approval, if Globus commits an intentional and material breach of its non-solicitation obligations as described in “—No Solicitation” or the Globus Board or any committee thereof (A) makes a Globus Adverse Recommendation Change, (B) does not include a Globus Board Recommendation this joint proxy statement/prospectus or (C) publicly proposes or allows Globus to publicly propose to take any of the actions in clause (A) or (B) of this bullet point; or

•

at any time prior to obtaining the NuVasive Stockholder Approval (and subject to NuVasive’s obligation to pay Globus a termination fee), upon written notice to Globus, in order to enter into a definitive agreement with a third party providing for a NuVasive Superior Proposal, if in connection with such NuVasive Superior Proposal, NuVasive has complied in all material respects with its requirements as described in “—Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal” and “—No Solicitation” and substantially concurrently with such termination NuVasive enters into a definitive agreement for a NuVasive Superior Proposal;

•	by either Globus or NuVasive at any time prior to the Effective Time, if:

•

the Merger violates any order that has become final and non-appealable having the effect of permanently enjoining or restricting the consummation of the Merger or there will be enacted or promulgated a law after the date of the Merger Agreement that makes the Merger illegal or otherwise prohibited; provided, however, that the right to terminate the Merger Agreement as described in this bullet point will not be available to any party whose action or failure to act has been the primary cause of such order or law or the failure to remove such order or law and such action or failure to act constitutes a breach of the Merger Agreement by such party;

•

the closing has not been consummated by 5:00 p.m., New York time on the initial End Date of October 8, 2023; provided, that (A) if as of that time, the conditions to the closing relating to the expiration or termination of the waiting period under the HSR Act and the absence of any order enacted, promulgated, issued or entered after the date of the Merger Agreement have not been satisfied, but all other conditions to the closing have been satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, such conditions will be reasonably capable of being satisfied on such date) or waived, then the End Date may be extended by either Globus or NuVasive to 5:00 p.m., New York time on December 8, 2023 by written notice to the other party by 5:00 p.m., New York time on October 8, 2023, and (B) if by 5:00 p.m., New York time on December 8, 2023, the conditions to the closing relating to the expiration or termination of the waiting period under the HSR Act and the absence of any order enacted, promulgated, issued or entered after the date of the Merger Agreement (if the order or law relates to antitrust laws) have not been satisfied, but all other conditions to the closing have been satisfied (or in the case of conditions that by their terms are to be satisfied at the closing, such conditions will be reasonably capable of being satisfied on such date) or waived, then the End Date may be further extended by either Globus or NuVasive to 5:00 p.m., New York time on February 8, 2024 by written notice to the other party on December 8, 2023; provided, further, that the right to terminate the Merger Agreement as described in this bullet point will not be available to any party whose action or failure to act has been the primary cause of the failure of the closing to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement by such party;

•

the NuVasive Stockholder Approval has not been obtained at the NuVasive Special Meeting or any adjournment thereof; provided, that the right to terminate the Merger Agreement as described in this bullet point will not be available to NuVasive if its action or failure to act has been the primary cause of the failure to obtain the NuVasive Stockholder Approval on or before such date and such action or failure to act constitutes a breach of the Merger Agreement by NuVasive; or

•

the Globus Stockholder Approval has not been obtained at the Globus Special Meeting or any adjournment thereof; provided, that the right to terminate the Merger Agreement as described in this bullet point will not be available to Globus if its action or failure to act has been the primary cause of the failure to obtain the Globus Stockholder Approval on or before such date and such action or failure to act constitutes a breach of the Merger Agreement by Globus.

In the event of the valid termination of the Merger Agreement by either Globus or NuVasive, the Merger Agreement will be of no further force or effect. Certain provisions in the Merger Agreement relating to confidentiality, termination fees, applicable law, third-party beneficiaries, termination, specific performance and certain other miscellaneous provisions will survive the termination of the Merger Agreement and will remain in full force and effect, and no such termination will relieve any person of any liability for fraud or an intentional and material breach of the Merger Agreement. Nothing will limit or prevent Globus or NuVasive from exercising any rights or remedies it may have related to specific performance in lieu of exercising any right it may have to terminate the Merger Agreement; provided that if the Merger Agreement is terminated, no party will have any rights or remedies for specific performance other than in respect of the provisions that are identified as surviving termination. No termination of the Merger Agreement will affect the obligations of the parties contained in the confidentiality agreement or the clean team agreement entered by NuVasive and Globus in connection with the transaction, all of which will survive the termination of the Merger Agreement in accordance with their terms, except that the confidentiality agreement shall be deemed amended such that it will expire on the second anniversary of the termination of the Merger Agreement.

Termination Fees and Expenses

If the Merger Agreement is terminated under specified circumstances, Globus or NuVasive may be required to pay the other a termination fee of up to $120 million.

The Merger Agreement provides that NuVasive will pay the NuVasive Termination Fee to Globus if the Merger Agreement is terminated by:

•

Globus, at any time prior to obtaining the NuVasive Stockholder Approval, as a result of NuVasive committing an intentional and material breach of its obligations as described in the sections “—Obligations to Recommend the Approval of the Merger Agreement and the Approval of the Globus Share Issuance Proposal” and “—No Solicitation”;

•

Globus, at any time prior to obtaining the NuVasive Stockholder Approval, as a result of the NuVasive Board or any committee thereof (A) making a NuVasive Adverse Recommendation Change, (B) not including the NuVasive Board Recommendation in this joint proxy statement/prospectus or (C) publicly proposing or allowing NuVasive to publicly propose to take any of the actions in clause (A) or (B) of this bullet point;

•	NuVasive, at any time prior to obtaining the NuVasive Stockholder Approval, in order to enter into a definitive agreement with a third party providing for a NuVasive Superior Proposal; or

•

either Globus or NuVasive, if the NuVasive Stockholder Approval is not obtained at the NuVasive Special Meeting or any adjournment thereof (provided at that time there has not been a NuVasive Adverse Recommendation Change).

The Merger Agreement provides that Globus will pay the Globus Termination Fee to NuVasive if the Merger Agreement is terminated by:

•

NuVasive, at any time prior to obtaining the Globus Stockholder Approval, as a result of Globus committing an intentional and material breach of its obligations as described in the section titled “—No Solicitation”;

•

NuVasive, at any time prior to obtaining the Globus Stockholder Approval, as a result of the Globus Board or any committee thereof (A) making a Globus Adverse Recommendation Change, (B) not including the Globus Board Recommendation in this joint proxy statement/prospectus or (C) publicly proposing or allowing Globus to publicly propose to take any of the actions in clause (A) or (B) of this bullet point;

•	Globus, at any time prior to obtaining the Globus Stockholder Approval, in order to enter into a definitive agreement with a third party providing for a Globus Superior Proposal; or

•	either Globus or NuVasive if the Globus Stockholder Approval is not obtained at the Globus Special Meeting or any adjournment thereof.

For the purposes of the Merger Agreement and the description thereof contained in this joint proxy statement/prospectus:

The “NuVasive Termination Fee” is equal to $120 million, except in the event the NuVasive Termination Fee becomes payable as a result of the termination of the Merger Agreement (i) by NuVasive during the Window Shop Period in order for NuVasive to enter into a definitive agreement with respect to a NuVasive Superior Proposal made by a NuVasive Excluded Party, or (ii) by Globus in response to a NuVasive Adverse Recommendation Change effected during the Window Shop Period with respect to a NuVasive Superior Proposal made by a NuVasive Excluded Party, in the case of either of the immediately preceding clauses (i) or (ii), the NuVasive Termination Fee will be equal to $75 million; or (iii) by either party because the NuVasive Stockholder Approval was not obtained (and no NuVasive Adverse Recommendation Change occurred prior to such termination), then, the NuVasive Termination Fee will be equal to $60 million. The Window Shop Period has expired.

The “Globus Termination Fee” is equal to $120 million, except in the event the Globus Termination Fee becomes payable as a result of the termination of the Merger Agreement (i) by Globus during the Window Shop Period in order to enter into a definitive agreement with respect to a Globus Superior Proposal made by a Globus Excluded Party, (ii) by NuVasive in response to a Globus Adverse Recommendation Changes effected during the Window Shop Period with respect to a Globus Superior Proposal made by a Globus Excluded Party, or (iii) by either party because the Globus Stockholder Approval was not obtained and a Globus Adverse Recommendation Change occurred during the Window Shop Period in response to a Globus Superior Proposal made by a Globus Excluded Party, then, in the case of each of the immediately preceding clauses (i), (ii) or (iii), the Globus Termination Fee will be equal to $75 million. The Window Shop Period has expired.

If either NuVasive or Globus fails promptly to pay any the NuVasive Termination Fee or Globus Termination Fee, as applicable, when due, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the defaulting party for such termination fee, the defaulting party will pay to the non-defaulting party its reasonable and documented out-of-pocket costs and expenses (including such attorneys’ fees) in connection with such suit, together with interest on the NuVasive Termination Fee or the Globus Termination Fee, as applicable, from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If the Merger Agreement is terminated when a termination fee is payable, it will not be a defense to NuVasive’s or Globus’s obligation to pay the applicable termination fee that the Merger Agreement could have been terminated under a different provision of the Merger Agreement or could have been terminated at an earlier or later time.

Exclusive Remedy

Subject to certain exceptions relating to fraud and intentional and material breaches, in the event that the Merger Agreement is terminated and Globus receives the NuVasive Termination Fee, Globus’s right to receive the one-time payment of the NuVasive Termination Fee from NuVasive is the sole and exclusive remedy available to Globus or any of its former, current or future equityholders, directors, officers, affiliates, agents or representatives against NuVasive or any of its former, current or future equityholders, directors, officers, affiliates, agents or representatives with respect to the Merger Agreement and the any other transactions contemplated by the Merger Agreement. In the event of payment of the NuVasive Termination Fee, (i) none of Globus or any of its former, current or future equityholders, directors, officers, affiliates, agents or representatives may seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, the termination of the Merger Agreement, any liabilities or obligations arising under the Merger Agreement, or any claims or actions arising out of or relating to any breach, termination or failure of or under the Merger Agreement, and (ii) none of NuVasive or any of its former, current or future equityholders, directors, officers, affiliates, agents or representatives will have any further liability relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement other than in respect of the provisions that survive the Merger Agreement, the confidentiality agreement and the clean team agreement.

Subject to certain exceptions relating to fraud and intentional and material breaches, in the event that the Merger Agreement is terminated and NuVasive receives the Globus Termination Fee, NuVasive’s right to receive the one-time payment of the Globus Termination Fee from Globus is the sole and exclusive remedy available to NuVasive or any of its former, current or future equityholders, directors, officers, affiliates, agents or representatives against Globus or any of its former, current or future equityholders, directors, officers, affiliates, agents or representatives with respect to the Merger Agreement and the any other transactions contemplated by the Merger Agreement. In the event of payment of the Globus Termination Fee, (i) none of NuVasive or any of its former, current or future equityholders, directors, officers, affiliates, agents or representatives may seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, the termination of the Merger Agreement, any liabilities or obligations arising under the Merger Agreement, or any claims or actions arising out of or relating to any breach, termination or failure of or under the Merger Agreement, and (ii) none of Globus or any of its former, current or future equityholders, directors, officers, affiliates, agents or representatives will have any further liability relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement other than in respect of the provisions that survive the Merger Agreement, the confidentiality agreement and the clean team agreement.

Other Expenses

The Merger Agreement provides that Globus and Merger Sub, on the one hand, and NuVasive, on the other hand, will each pay their own expenses in connection with the negotiation of the Merger Agreement, the performance of its obligations thereunder and the consummation of the transactions contemplated by the Merger Agreement (whether consummated or not).

Specific Performance

The Merger Agreement generally provides that (i) NuVasive will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by Globus or Merger Sub and to enforce specifically the terms and provisions of the Merger Agreement against Globus or Merger Sub in addition to any other remedy to which NuVasive is entitled at law or in equity, including damages in the event of Globus’s or Merger Sub’s fraud or intentional and material breach of the Merger Agreement, without the necessity of proving the inadequacy of money damages as a remedy or posting any bond or other undertaking, and (ii) Globus and Merger Sub will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement by NuVasive and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which Globus or Merger Sub is entitled at law or in equity, including damages in the event of the NuVasive’s fraud or intentional and material breach of the Merger Agreement, without the necessity of proving the inadequacy of money damages as a remedy or posting any bond or other undertaking.

Governing Law

The Merger Agreement and any action arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement are governed by and are required to be construed in accordance with the laws of the State of Delaware without regard to laws that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

Amendments; Waivers

Prior to the Effective Time, any provision of the Merger Agreement may be amended if such amendment or waiver is in writing and signed by Globus, NuVasive and Merger Sub. After the receipt of the NuVasive Stockholder Approval or the Globus Stockholder Approval, no amendment may be made if such amendment requires further approval of NuVasive stockholders or Globus stockholders under applicable law or the rules of Nasdaq or NYSE, as applicable, without the approval of such stockholders.

At any time prior to the Effective Time, the parties may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in the Merger Agreement or any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties contained herein. After the receipt of the NuVasive Stockholder Approval no waiver may be made if such waiver requires further approval of NuVasive stockholders under applicable law or the rules of Nasdaq without the approval of such stockholders.

No party to the Merger Agreement may waive, and no party will be deemed to have waived, any provision of the Merger Agreement without the prior written consent of the other parties, to the extent any such waiver would give rise to a termination event under the Voting Agreement.

VOTING AGREEMENT

Concurrently with the execution of the Merger Agreement, on February 8, 2023, Globus and NuVasive entered into the Voting Agreement with the Supporting Stockholders. The following summary describes certain material provisions of the Voting Agreement, a copy of which is attached hereto as Annex B and is incorporated by reference herein in its entirety. The description of the Voting Agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Voting Agreement.

Voting Commitment. Pursuant to the Voting Agreement, until the earliest to occur of (a) the Effective Time, (b) a Globus Adverse Recommendation Change, (c) receipt of the approval of Globus stockholders for the Globus Share Issuance Proposal, and (d) such date and time as the Merger Agreement is validly terminated (which we refer to collectively as the “Expiration Time”), at every meeting of Globus stockholders at which the Globus Share Issuance Proposal is to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Globus stockholders by written consent with respect to the Globus Share Issuance Proposal, the Supporting Stockholders are required to vote all of their shares of Globus Common Stock in accordance with the recommendation of the Globus Board as of the time of the Globus Special Meeting with respect to the Globus Share Issuance Proposal. Even though a special meeting is required to be held and all Globus stockholders of record on the Globus Record Date have a right to vote on the proposals presented at the Globus Special Meeting, the shares of Globus Class B Common Stock subject to the Voting Agreement will be sufficient to approve the Globus Share Issuance Proposal and the Globus Adjournment Proposal.

Until the Expiration Time, at every meeting of Globus stockholders (and at every adjournment or postponement thereof), the Supporting Stockholders are required to be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Supporting Stockholders’ shares of Globus Common Stock to be counted as present for purposes of establishing a quorum.

As of the date of this joint proxy statement/prospectus, the shares of Globus Common Stock subject to the Voting Agreement represent approximately 70% of the total voting power of outstanding shares of Globus Common Stock and therefore such shares of Globus Common Stock are sufficient to approve the Globus Share Issuance Proposal and the Globus Adjournment Proposal.

Transfer Restrictions. Until the Expiration Time, the Supporting Stockholders have agreed not to directly or indirectly transfer any of their shares of Globus Common Stock, other than (i) with the prior written consent of NuVasive, or (ii) (a) to any member of their immediate family, or to a trust for the benefit of the Supporting Stockholders or any member of their immediate family, or otherwise for estate planning purposes, (b) by will or under the laws of intestacy upon their death or (c) pursuant to a qualified domestic order; provided, however, that the transfers described in clause (ii) are only permitted if the transferee agrees in a written document, reasonably satisfactory in form and substance to NuVasive, to be bound by all of the terms of the Voting Agreement.

Regulatory Support. Until the earlier of the Effective Time and the valid termination of the Merger Agreement, the Supporting Stockholders are required to use their reasonable best efforts to assist and cooperate in obtaining the expiration or termination of the applicable waiting period (and any extension thereof) under the HSR Act, and have agreed not to take any action which would limit, impair or delay Globus in taking any action or making any commitment or otherwise complying with its regulatory efforts covenant set forth in the Merger Agreement (as described in the section of this joint proxy statement/prospectus titled “The Merger Agreement—Regulatory Approvals”). The Supporting Stockholders are not required to divest or agree to any restriction on any Globus Common Stock held by the Supporting Stockholders.

Non-Solicitation. Until the Expiration Time, the Supporting Stockholders have agreed not to take any action that Globus is prohibited from taking under the non-solicitation restrictions applicable to it under the Merger

Agreement (or permit any entity under their control to take such actions), as described in the section of this joint proxy statement/prospectus titled “The Merger Agreement—No Solicitation.”

Termination. The Voting Agreement will automatically terminate and will have no further force or effect as of the Expiration Time, except that the obligations described above under “Regulatory Support” will continue until the earlier of the Effective Time and the valid termination of the Merger Agreement.

Exclusive Remedy. The Voting Agreement provides that NuVasive’s right to receive the one-time payment of the Globus Termination Fee (as defined in the section titled “Merger Agreement—Termination Fees and Expenses”) pursuant to the applicable provisions of the Merger Agreement will be the sole and exclusive remedy available to NuVasive or any of its former, current or future equityholders, directors, officers, affiliates, agents or representatives against Globus or the Supporting Stockholders or any of Globus’s respective former, current or future equityholders, directors, officers, affiliates, agents or representatives with respect to the Voting Agreement or any breach of any covenant or obligation of the Supporting Stockholders contained in the Voting Agreement, and, upon such payment of the Globus Termination Fee, (i) in no event may NuVasive or any of its former, current or future equityholders, directors, officers, affiliates, agents or representatives seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to any breach, termination or failure of or under the Voting Agreement and (ii) none of Globus or the Supporting Stockholders or any of Globus’s former, current or future equityholders, directors, officers, affiliates, agents or representatives will have any further liability relating to or arising out of the Voting Agreement. NuVasive has expressly waived the right to seek specific performance of the Supporting Stockholders’ obligations or covenants under the Voting Agreement and has agreed not to seek any injunction, order or other equitable remedy with respect to the performance of the Supporting Stockholders’ obligations under the Voting Agreement or the voting of their shares of Globus Common Stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 8, 2023, Globus, Merger Sub, and NuVasive entered into the Merger Agreement. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will be merged with and into NuVasive with NuVasive continuing as the surviving corporation and a wholly owned subsidiary of Globus.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 gives effect to the Merger as if this transaction had been completed on December 31, 2022 and combines the audited consolidated balance sheet of Globus as of December 31, 2022 with the audited consolidated balance sheet of NuVasive as of December 31, 2022.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2022 give effect to the Merger as if it had occurred on January 1, 2022. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2022 combines the audited consolidated statement of operations of Globus for the fiscal year ended December 31, 2022, and the audited consolidated statement of operations of NuVasive for the fiscal year ended December 31, 2022.

The unaudited pro forma condensed combined financial information has been prepared pursuant to Article 11 of Regulation S-X.

The historical condensed consolidated financial statements of Globus and the historical consolidated financial statements of NuVasive have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the combination, in accordance with GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that Globus management believes are reasonable.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information, as well as the information and financial statements referenced in the section titled “Where You Can Find More Information.”

The Merger is being accounted for as a business combination using the acquisition method with Globus as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate merger consideration will be allocated to NuVasive’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the Merger. The process of valuing the net assets of NuVasive immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate Merger Consideration allocation and related adjustments reflected in this unaudited pro forma condensed combined financial information are preliminary and subject to revision based on a final determination of fair value.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and are not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the combination occurred as of the dates indicated. The unaudited pro forma condensed combined financial information also should not be considered indicative of the future results of operations or financial position of Globus.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final combination accounting may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

(in thousands)

(In thousands)	Globus	NuVasive	Pro forma Adjustments	Notes	Pro forma
ASSETS
Current assets:
Cash and cash equivalents	$150,466	$248,663	$(108,124)	4-A(i)	$291,005
Short-term marketable securities	295,592	—	—		295,592
Accounts receivable, net	213,247	249,373	—		462,620
Inventory, net	298,981	338,601	223,799	3-(i)	861,381
Prepaid income taxes	—	7,118	(7,118)	4-E(iv)	—
Prepaid expenses and other current assets	20,997	21,457	—		42,454
Income taxes receivable	4,061	—	20,093	4-D(ii) & E(iv)	24,154

Total current assets	$983,344	$865,212	$128,650		$1,977,206

Property & equipment, net	$243,729	$346,510	$(21,898)	3-(ii)	$568,341
Long-term marketable securities	495,852	—	—		495,852
Intangible assets, net	63,574	184,289	924,285	3-(iii)	1,172,148
Goodwill	197,471	639,663	626,108	3-(iv)	1,463,242
Operating lease right of use assets	—	95,112	5,988	4-E(i)	101,100
Deferred income taxes	48,845	68,273	—		117,118
Restricted cash	—	1,494	—		1,494
Other assets	43,311	23,952	(5,988)	4-E(i)	61,275

Total assets	$2,076,126	$2,224,505	$1,657,145		$5,957,776

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$36,101	$120,333	$(47,652)	4-E(ii) & (iii)	$108,782
Accrued expenses	94,705	—	(9,587)	4-E(i) & (ii)	85,118
Accrued payroll and related expenses	—	58,448	53,352	4-E(ii)	111,800
Income taxes payable	990	12,217	—		13,207
Business acquisition liabilities	13,308	66,975	—		80,283
Operating lease liabilities	—	10,019	2,536	4-E(i)	12,555
Senior convertible notes	—	448,056	(4,244)	3-(vi)	443,813
Deferred revenue	14,100	—	1,351	4-E(iii)	15,451

Total current liabilities	$159,204	$716,048	$(4,244)		$871,008

Long term senior convertible notes	$—	$444,202	$(41,171)	3-(vi)	$403,031
Business acquisition liabilities	54,950	63,640	—		118,590
Deferred income taxes	1,779	13,088	252,285	3-(v)	267,151
Operating lease liabilities	—	103,806	3,475	4-E(i)	107,281
Other liabilities	13,821	14,831	(3,475)	4-E(i)	25,177

Total liabilities	$229,753	$1,355,615	$206,870		$1,792,238

Equity:
Preferred stock	$—	$—	$—		$—
Common stock	100	63	2,351	4-D	2,515
Additional paid-in capital	630,952	1,469,411	942,488	4-D	3,042,851
Accumulated other comprehensive income/(loss)	(24,630)	(3,249)	3,249	4-D	(24,630)
Retained earnings	1,239,951	86,115	(181,264)	4-D	1,144,802
Treasury stock at cost	—	(683,450)	683,450	4-D	—

Total equity	$1,846,373	$868,890	$1,450,274		$4,165,538

Total liabilities and equity	$2,076,126	$2,224,505	$1,657,145		$5,957,776

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except per share amounts)

(In thousands, except per share amounts)	Globus	NuVasive	Pro forma Adjustments	Notes	Pro forma
Product Sales	$1,022,843	$1,090,954	$(16,945)	4-E(v)	$2,096,852
Service Sales	—	110,988	16,945	4-E(v)	127,933

Net Sales	1,022,843	1,201,942	—		2,224,785

				4-B(i) & (ii),
				E(v), (vi) &
Product cost of goods sold	263,725	251,768	329,968	(vii)	845,461
Service cost of goods sold	—	84,739	6,302	4-B(ii) & E(v)	91,041

Cost of goods sold	263,725	336,507	336,270		936,502

Gross profit	759,118	865,435	(336,270)		1,288,283

Operating expenses:
Research and development	73,015	98,524	675	4-F	172,214
				4-B(ii), E(vi),

Selling, general and administrative	432,117	634,095	(88,996)	(vii), F	977,216
Provision for litigation	2,341		—		2,341
Amortization of intangibles	17,735	49,376	32,606	4-B(iii)	99,717
Acquisition related costs	5,959	(4,976)	108,124	4-A(i)	109,107

Total operating expenses	531,167	777,019	52,409		1,360,595

Operating income/(loss)	227,951	88,416	(388,679)		(72,312)

Other income/(expense), net
Interest income	14,233	2,759	—		16,992
Interest expense	—	(17,423)	(15,857)	4-C	(33,280)

Interest income/(expense), net	14,233	(14,664)	(15,857)		(16,288)
Foreign currency transaction gain/(loss)	(1,020)		325	4-E(viii)	(695)
Other income/(expense), net	1,855	(21,430)	(325)	4-E(viii)	(19,900)

Total other income/(expense), net	15,068	(36,094)	(15,857)		(36,883)

Income /(loss) before income taxes	243,019	52,322	(404,536)		(109,195)
Income tax provision	52,850	11,915	(84,114)	3-(v)	(19,349)

Net income/(loss)	$190,169	$40,407	$(320,422)		$(89,846)

Earnings per share:
Basic	$1.89	$0.78	$(3.31)	5	$(0.64)

Diluted	$1.85	$0.76	$(3.25)	5	$(0.64)

Weighted average shares outstanding:
Basic	100,469	52,009	(12,284)	5	140,194

Diluted	102,643	57,359	(19,808)	5	140,194

GLOBUS MEDICAL INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (amounts in thousands except per share amounts)

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (referred to as management adjustments). Globus has elected not to present management adjustments and will only be presenting transaction accounting adjustments related to the accounting for the Merger (the “pro forma adjustments”) in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary to assist in understanding the Combined Company upon consummation of the Merger.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022, have been prepared by combining the Globus and NuVasive statements of operations for the period and applying the related pro forma adjustments.

The pro forma adjustments have been prepared as if the Merger related to NuVasive occurred on December 31, 2022, for the unaudited pro forma condensed combined balance sheets and on January 1, 2022, for the unaudited pro forma condensed combined statements of operations. The pro forma adjustments are based on currently available information and certain estimates and assumptions, and therefore the actual effects of these transactions will differ from the pro forma adjustments.

Upon completion of the Merger, Globus will control NuVasive, and accordingly will be the accounting acquirer. The unaudited pro forma condensed combined financial information has been prepared by Globus using the acquisition method of accounting in accordance with GAAP. Under this method, the aggregate consideration will be allocated to NuVasive’s assets acquired and liabilities assumed based upon their acquisition date estimated fair values. The excess of purchase price over the fair value of assets acquired and liabilities assumed will be allocated to goodwill. The unaudited pro forma condensed combined financial information is based on preliminary estimates of the fair value of the assets and liabilities to be acquired, which requires significant assumptions. Globus management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the transactions and that the pro forma adjustments in the unaudited pro forma condensed combined financial information gives appropriate effect to the assumptions. These assumptions may change upon the finalization of the fair value, which would have a corresponding impact on the pro forma financial information.

The unaudited pro forma condensed combined financial information does not reflect the impact of any potential restructuring or integration activities that have yet to be determined, nor the impact of possible cost or growth synergies expected to be achieved by the Combined Company, as no assurance can be made that such cost or growth synergies will be achieved.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those used by Globus as set forth in the historical financial statements. The unaudited pro forma condensed combined financial information reflects any material adjustments known at this time to conform NuVasive historical financial information to Globus’s significant accounting policies based on Globus management’s review of NuVasive’s summary of significant accounting policies, as disclosed in the NuVasive historical financial statements. Globus does not have an existing accounting policy for ASU No. 2020-06, Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). Following the acquisition, Globus will adopt NuVasive’s historical accounting policy, and amounts will be reflected within the condensed combined financial statements accordingly. Upon completion of the acquisition and a more comprehensive comparison and assessment, additional differences may be identified that could have a material impact on the combined financial statements.

The consummation of the Merger remains subject to the satisfaction of certain conditions, including NuVasive Stockholder Approval, Globus Stockholder Approval, and regulatory approval, and there can be no assurance that the Merger will occur on or before a certain time on the terms described herein, or at all.

2. Preliminary Consideration

The preliminary consideration is calculated as follows:

(In thousands, except share price and exchange ratio)
Share Consideration:
NuVasive shares outstanding	53,208	(i)
Globus exchange ratio	0.75
Globus common shares to be issued in exchange for NuVasive shares	39,906
Globus closing share price	$60.50	(ii)

Total estimated purchase price	$2,414,314

(i)

The NuVasive shares outstanding of 53,208 includes 52,192 shares of NuVasive Common Stock as of February 6, 2023 and 425 NuVasive RSU Awards and 591 NuVasive PRSU Awards expected to vest as of the merger date.

(ii)

The share price is based on an assumed transaction date of February 16, 2023, and will be adjusted to reflect the estimated share price on the date of closing. Any change in the share price will have an associated impact on the total fair value of the consideration.

The estimated value of the consideration does not purport to represent the actual value of the total consideration that will be received by the NuVasive stockholders when the Merger is completed. The fair value of the equity securities issued as consideration will be measured on the closing date of the proposed Merger at the then-current market price per share of Globus Class A Common Stock. As a result of the subsequent fair value measurement of these securities, total consideration will likely change from what is presented in this calculation. For example, an increase or decrease of 10% in the price of Globus Class A Common Stock on the closing date of the Merger compared to the price of Globus Class A Common Stock assumed in the estimated fair value of the consideration would change the value of the preliminary consideration by approximately $241,431, which would be reflected as a corresponding increase or decrease to goodwill.

3. Fair Value Estimate of Assets to be Acquired and Liabilities to be Assumed

The preliminary purchase price allocation based on management’s preliminary estimate of their respective fair values is as follows:

(In thousands)	NuVasive	Fair Value Adjustment		Fair Value	Goodwill Calculation
Total estimated purchase price					$2,414,314
Inventory, net	$338,601	$223,799	(i)	$562,400
Property & equipment, net	346,510	(21,898)	(ii)	324,612
Intangible assets, net	184,289	924,285	(iii)	1,108,574
All other assets	1,355,105	(639,663)	(iv)	715,442

Total assets	$2,224,505	$486,523		$2,711,028

(In thousands)	NuVasive	Fair Value Adjustment		Fair Value	Goodwill Calculation
Deferred income taxes	$13,088	$252,285	(v)	$265,373
Senior Convertible Notes	892,258	(45,414)	(vi)	846,844
All other liabilities	450,269	—		450,269

Total liabilities	$1,355,615	$206,870		$1,562,485
Fair value of net assets (excluding goodwill)					$1,148,543

Estimated Goodwill					$1,265,771

(i)

The preliminary fair value of work-in-process and finished goods inventory utilizes a sales comparison approach which estimates the selling price of the inventory in completed condition less costs of disposal and a reasonable profit allowance for the selling effort.

(ii)

Preliminary fair value of property and equipment utilizes a combination of the cost approach, income approach, and sales comparison approach less amounts for capitalized research and development costs existing on NuVasive’s consolidated balance sheet as of December 31, 2022.

(iii)

The preliminary fair value of the identifiable intangible assets was determined using variations of the income approach, namely the multi-period excess earnings and relief from royalty methodologies. The most significant assumptions applied in the development of the intangible asset fair values include: the amount and timing of future cash flows, the selection of discount and royalty rates, and the assessment of the asset’s economic life. Final identifiable intangible asset valuation results may differ from the pro forma estimates if the above assumptions and methodologies are modified or if additional intangible assets are identified. The final valuation will be completed within 12 months of the completion of the merger.

(iv)	Preliminary fair value of other assets adjusted to eliminate historical goodwill from NuVasive’s consolidated balance sheet as of December 31, 2022.
(v)

Preliminary fair value of the deferred income tax liability was adjusted to reflect the estimated deferred tax impacts related to acquisition accounting adjustments primarily as a result of the step-up in fair value of intangible assets, inventory, and property and equipment. The incremental deferred tax impacts were calculated based on the tax effect of the estimated step-up in book basis of the net assets of NuVasive using an estimated statutory tax rate of 24.0%. Tax expense was adjusted to record the income tax impacts of the merger adjustments using the same rate. This rate does not reflect the Combined Company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements.

(vi)	Preliminary fair value of senior convertible notes due 2023 and 2025 was determined using trade price for note transactions on February 16, 2023.

The preliminary estimates were based on the data available to Globus and may change upon completion of the final purchase price allocation. Any change in the estimated fair value of the assets and liabilities acquired or the estimated fair value of the consideration will have a corresponding impact on the amount of goodwill recorded. A change in identifiable intangible assets will have a direct impact on the amount of amortization recorded against income in future periods. The impact of any changes in the purchase price allocation could have a material impact on the amounts presented in the unaudited pro forma condensed combined financial information in future periods.

4. Pro forma Adjustments

(A)	Reflects the impact on cash related to the Merger including the following:

(In thousands)			Amount
Payment of transaction costs	(i	)	$108,124

Pro forma adjustment			$108,124

(i)	Represents the total estimated nonrecurring transaction costs.

(B)	Represents the impact of the preliminary purchase price allocation as described in Note 3, including:

(i)

Increase in inventories to preliminary fair value, which considers book value for raw materials and margins and costs to complete for work-in-process and finished goods. The fair value adjustment to inventories is estimated to be expensed over a period of 12 months, which is reflected as a pro forma adjustment in cost of sales. This charge will be included in the Combined Company’s statement of operations subsequent to the merger and is expected to be released over the normal sales cycle, which is estimated to be approximately 12 months.

(ii)

Recognition of the property and equipment assets at the preliminary fair value, offset by the historical property and equipment assets of NuVasive and the associated impact on depreciation expense. The pro forma adjustment was calculated as follows:

(In thousands, except years)	Preliminary Fair Value	Est. Remaining Weighted Average Useful Life (in years)	Depreciation Expense Year Ended December 31, 2022
Instruments	$251,059	3	$100,280
Equipment	96,734	7	14,500
Building and improvements	28,619	25	1,147
Land	1,532	—	—

Total assets	$377,944		$115,927
Less: NuVasive depreciation expense			(90,800)

Pro forma adjustment			$25,127

(iii)

Recognition of the intangible assets at the preliminary fair value, offset by the historical intangible assets of NuVasive and the associated impact on amortization expense. The pro forma adjustment was calculated as follows:

(In thousands, except years)	Preliminary Fair Value	Estimated Weighted Average Useful Life (in years)	Amortization Expense Year Ended December 31, 2022
Developed Technology	$746,877	13	$57,452
Customer Relationships	294,553	14	21,040
Tradenames and Trademarks	67,144	10	6,714

Total assets	$1,108,574		$85,206
Less: NuVasive amortization expense			(52,600)

Pro forma adjustment			$32,606

(iv)

The pro forma adjustment of $626,108 represents the preliminary estimate of goodwill of $1,265,771, offset by NuVasive’s historical goodwill of $639,663. The goodwill, which is attributable to long-term advancements in Globus’s technology, synergies in operations, the assembled workforce, and growth through new channels to be achieved from the combined operations of Globus and NuVasive, represents the excess of total consideration over the preliminary fair value of net assets acquired and liabilities assumed.

The pro forma adjustments resulting from the purchase price allocation were based on preliminary estimates, as described above, and may be revised upon finalization of the fair value estimates. The impact of such adjustments may have a material impact on the pro forma financial information. For example, an increase or decrease of 15% in the fair value of intangible assets on the closing date of the Merger from the fair value of intangible assets assumed in the unaudited pro forma condensed combined financial information would change the value of the intangible assets approximately by $166,286, which would be reflected as a corresponding increase or decrease to straight-line amortization expense of $12,781 assuming an average useful life of 13,

14, and 10 years for developed technology, customer relationships, and tradenames and trademarks, respectively. Similarly, a change in the estimated purchase price of 10% would result in a change of $241,431 to the purchase price and a corresponding change in the goodwill.

(C)

Represents the impact of the amortization of the fair value adjustment into interest expense to NuVasive’s 2023 convertible notes and 2025 convertible notes, over the remaining term of the respective notes.

(In thousands, except years)	Preliminary Fair Value	Estimated Remaining Period (in years)	Amortization Expense Year Ended December 31, 2022
Senior Convertible Notes due 2023	$443,813	1.4	$3,002
Senior Convertible Notes due 2025	$403,031	3.2	$12,855

(D)	Represents the elimination of NuVasive’s historical equity balance and other adjustments, including the following:

(In thousands)	Eliminate Historical NuVasive	Share Consideration (i)	Other Items (ii)	Pro forma Adjustment
Common stock	$(63)	$2,414	$—	$$2,351
Additional paid-in capital	(1,469,411)	2,411,899	—	942,488
Accumulated other comprehensive income/(loss)	3,249	—	—	3,249
Retained earnings	(86,115)	—	(95,149)	(181,264)
Treasury stock at cost	683,450	—	—	683,450

Total	$(868,890)	$2,414,314	$(95,149)	$1,450,274

(i)	Represents the issuance of Globus shares as consideration based on the estimated share price of $60.50, which is the closing share price on February 16, 2023 (See Note 2).

(ii)	Represents the impact of the estimated nonrecurring transaction costs of $108,124, net of expected tax impact of $12,975.

(E)	Reclassification of certain accounts to conform presentation between Globus and NuVasive, including:

(i)

Reclassifies Globus’s lease assets and liabilities under ASC 842 out of other assets for $5,988, accrued expenses for $2,536, and other liabilities for $3,475 and into operating lease right of use assets and the current and non-current portion of operating lease liabilities.

(ii)

Reclassifies and aligns captions for NuVasive accrued expenses of $46,301 from accounts payable, and Globus accrued payroll and related expenses of $53,352 from accrued expenses, to align presentation for the Combined Company.

(iii)	Reclassifies NuVasive’s deferred revenue liability of $1,351 out of accounts payable and into deferred revenue.

(iv)	Reclassifies and aligns the captions for prepaid income taxes of $7,118 and income taxes receivable to the same line.

(v)	Reclassifies Globus’s service sales of $16,945 and service cost of goods sold of $4,492 to the same line.

(vi)	Reclassifies NuVasive’s instrument and case depreciation out of selling, general, and administrative expense for $62,286 into product cost of goods sold.

(vii)	Reclassifies NuVasive’s freight expense of $30,586 related to the movement of inventory and instruments and cases out of selling, general, and administrative expense into product cost of goods sold.

(viii)	Reclassifies NuVasive’s foreign currency transaction gain/(loss) for ($325) out of other income/(expense), net and into foreign currency transaction gain/(loss).

(F)

Unvested employee NuVasive RSU Awards and NuVasive PRSU Awards with double trigger change of control clauses will be assumed by Globus and continue to vest in accordance with the terms of the award agreement, except that, instead of receiving NuVasive stock upon vesting, holders will receive shares of Globus stock based on the Exchange Ratio and revalued as of closing date under ASC 805. The pro forma adjustment of ($977) represents recurring stock-based compensation expense recognized under revalued awards based on the February 16, 2023 Globus share price, as well as nonrecurring unrecognized expense of unvested nonemployee NuVasive RSU Awards and NuVasive PRSU Awards with single trigger change of control clauses. These stock-based compensation pro forma adjustments have been allocated to research and development and selling, general, and administrative expense.

(In thousands)	Year Ended December 31, 2022
Stock-Based Compensation expense	$27,619
Less: NuVasive Stock-Based Compensation expense	28,596

Pro forma adjustment	$(977)

5. Earnings Per Share

The pro forma basic and diluted weighted average shares outstanding have been calculated as if the shares to be issued in the Merger had been issued and outstanding as of January 1, 2022. These amounts include the rollover of NuVasive RSU Awards and NuVasive PRSU Awards, subsequent to the Exchange Ratio, in addition to Globus’s weighted average outstanding stock options and restricted stock units.

(In thousands, except per share amounts)	Year Ended December 31, 2022
Net income/(loss)	$(89,846)
Basic — weighted average shares outstanding	140,194 (i)
Diluted — weighted average shares outstanding	140,194 (i)
Net income/loss per share
Basic	$(0.64)
Diluted	$(0.64)

(i)

Represents the historical weighted average shares outstanding of Globus plus 39,906 shares of Globus Class A Common Stock to be issued to NuVasive stockholders in exchange for the shares of NuVasive Common Stock outstanding and exchangeable shares and after giving effect to the Exchange Ratio.

INTERESTS OF GLOBUS DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

Other than with respect to continued service for, employment by and the right to continued indemnification by the Combined Company, and the rights and obligations of the Supporting Stockholders under the Voting Agreement, as of the date of this joint proxy statement/prospectus, Globus directors and executive officers do not have interests in the Merger that are different from, or in addition to, the interests of other Globus stockholders generally. The Globus Board was aware of and considered these factors, among other matters, in reaching its determination that the terms of the Merger Agreement and the Merger are advisable, fair to and in the best interests of Globus and its stockholders, approving and deeming advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and the Globus Share Issuance Proposal and recommending that Globus stockholders approve the Globus Share Issuance Proposal. For more information, see “The Merger—Background of the Merger” and “The Merger—Globus’s Reasons for the Merger and Recommendation of the Globus Board of Directors.”

Following the consummation of the Merger, all eight of the current members of the Globus Board are expected to continue as members of the Globus Board. David C. Paul, Chair of the Globus Board and Executive Chairman, is expected to continue to serve as Chair of the Globus Board and Executive Chairman. In addition, Globus’s executive officers are expected to continue to serve as the executive officers of Globus.

INTERESTS OF NUVASIVE DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendation of the NuVasive Board with respect to the NuVasive proposals, NuVasive stockholders should be aware that the directors and executive officers of NuVasive have interests in the Merger that may be different from, or in addition to, the interests of NuVasive stockholders generally. The members of the NuVasive Board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the merger agreement and in determining to recommend that NuVasive stockholders approve the NuVasive Merger Proposal. For more information, see the sections titled “The Merger—Background of the Merger” and “The Merger—NuVasive’s Reasons for the Merger and Recommendation of the NuVasive Board of Directors.” Such interests are described in more detail below.

The NuVasive named executive officers included in the summary below are J. Christopher Barry, Chief Executive Officer; Matthew K. Harbaugh, Executive Vice President, Chief Financial Officer; Nathaniel B. Sisitsky, Senior Vice President, General Counsel and Corporate Secretary; and Dale Wolf, Senior Vice President, Global Operations. In addition, the one NuVasive executive officer who is covered by this summary who is not a named executive officer is Michael Farrington, Senior Vice President, People and Culture. Massimo Calafiore and Brent J. Boucher are also deemed to be named executive officers, but because they separated from employment with NuVasive on August 31, 2022 and September 1, 2021, respectively, they will not receive any benefit that is payable or that may become payable that is based on, or otherwise relates to, the Merger other than the Merger Consideration in respect of any shares of NuVasive Common Stock that they own, and they are not included in the disclosure below.

Treatment of NuVasive Equity Awards

The treatment of outstanding NuVasive equity awards held by NuVasive employees at the Effective Time is summarized below. The outstanding NuVasive equity awards held by NuVasive’s executive officers will be treated in the same manner as those NuVasive equity awards held by other employees of NuVasive and in accordance with the terms and conditions that were applicable to such awards before the Effective Time. The outstanding NuVasive equity awards held by NuVasive’s non-employee members of the NuVasive Board will be treated in accordance with the terms and conditions that were applicable to such awards before the Effective Time.

Treatment of NuVasive RSU Awards. The Merger Agreement provides that, at the Effective Time, each NuVasive RSU Award outstanding immediately prior to the Effective Time will (1) if held by a non-employee member of the NuVasive Board, fully vest and be cancelled and converted into the right to receive (without interest) the Merger Consideration in respect of each share of NuVasive Common Stock underlying such NuVasive RSU Award, and (2) if not held by a non-employee member of the NuVasive Board, automatically be converted and assumed or replaced by Globus, in accordance with, and remaining subject to, the terms and conditions of the applicable NuVasive equity plan and award agreement by which it is evidenced, including any service-based vesting conditions, except that each such converted Globus award will be denominated in a number of shares of Globus Class A Common Stock equal to the product of (x) the number of shares of NuVasive Common Stock subject to the applicable NuVasive RSU Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded to the nearest whole number of shares of Globus Class A Common Stock.

Treatment of NuVasive PRSU Awards. The Merger Agreement provides that, at the Effective Time, each NuVasive PRSU Award outstanding immediately prior to the Effective Time (other than certain NuVasive PRSU Award held by consultants to NuVasive) will automatically be converted and assumed or replaced by Globus, in accordance with, and remaining subject to, the terms and conditions of the applicable NuVasive equity plan and award agreement by which it is evidenced as each is in effect as of the date of the Merger Agreement, including any service-based vesting conditions but excluding any performance-based vesting conditions, except that each such assumed Globus award will be denominated in a number of shares of Globus Class A Common Stock equal to the product of (x) 100% of the target number of shares of NuVasive Common Stock subject to such NuVasive

PRSU Award immediately prior to the Effective Time (subject to adjustment to reflect actual 2023 performance to the extent reasonably determinable prior to the Effective Time if the Effective Time occurs in the 2024 calendar year), multiplied by (y) the Exchange Ratio, rounded to the nearest whole number of shares of Globus Class A Common Stock.

The estimated value of the unvested NuVasive equity awards held by each of the named executive officers is set forth below in “ —Quantification of Potential Payments and Benefits to NuVasive’s Named Executive Officers in Connection with the Merger.” Based on the same assumptions set forth in such section (including the applicable footnotes to the table included in such section), (i) the estimated aggregate value that would be realized by the NuVasive executive officer who is not a named executive officer in respect of his unvested NuVasive equity awards upon a termination without “cause” or for “good reason” at the Effective Time is: NuVasive RSU Awards—$1,127,694 and NuVasive PRSU Awards—$251,090, and (ii) the estimated aggregate value that would be realized by the eight non-employee members of the NuVasive Board in respect of their unvested NuVasive RSU Awards is $1,353,680.

Change in Control Agreements

Each of NuVasive’s executive officers is party to a change in control agreement that provides for certain severance benefits upon a termination of employment by NuVasive other than for “cause” or by the executive officer for “good reason” (each, a “qualifying termination”) that occurs within two years following a change in control. The Merger will constitute a change in control under the change in control agreements.

The change in control agreements provide for the following entitlements upon a qualifying termination within two years following a change in control, subject to the executive officer’s execution and non-revocation of a release of claims:

•	Receive a lump sum cash severance payment equal to the sum of the following amounts:

•

One and one-half times (two times for Messrs. Barry and Harbaugh) the executive officer’s “annual compensation” (defined as the sum of (x) one year of the executive officer’s base salary at the highest rate at which the executive officer was paid at any time during the 12 months prior to his separation from service and (y) the greater of (A) the executive officer’s target annual bonus for the year in which the separation from service occurs and (B) the highest annual bonus paid to the executive officer out of the three prior bonuses paid to the executive officer prior to his separation from service);

•

For Messrs. Barry and Harbaugh, the product of (x) the highest grant date fair value of any long-term incentive award (cash and/or equity-based) granted to him in the three calendar year period prior to the calendar year of his separation from service and (y) a fraction, the numerator of which is the number of full and partial calendar months between January 1 of the year of separation from service and the date of the executive officer’s separation from service (provided that such numerator will not exceed six) and the denominator of which is 12;

•

The “benefit cash-out amount,” meaning the product of (x) 229.56% and (y) the sum of (A) the total cost of the projected premiums for group medical, dental and vision coverage, (B) the cost to NuVasive of providing the executive officer with group short- and long-term disability, group term life, company-paid voluntary life and certain other benefits for a 24 month period, and (C) the cost to NuVasive of providing the executive officer with a qualified plan defined contribution match (assuming the executive officer makes the maximum amount of employee contributions allowed under such plan), in each case for 24 months following the executive officer’s separation from service; and

•

The product of (x) the greater of (A) the executive officer’s target annual bonus amount for the year in which the separation of service occurs and (B) the highest annual bonus paid to the executive officer out of the three prior bonuses paid to him prior to his separation from service and (y) a fraction, the numerator of which is the number of full and partial calendar months between January 1 of the year of separation from service and the date of the executive officer’s separation from service, and the denominator of which is 12; and

•

Become fully vested in all equity and long-term incentive awards granted to the executive officer, with the final number of units and/or shares payable under any performance shares or performance unit awards determined in accordance with the applicable grant agreement. In addition, pursuant to the applicable NuVasive RSU Award or NuVasive PRSU Award agreements, if the executive officer is terminated without cause at any time following a change in control, the award will become vested upon termination.

The change in control agreements also contain provisions relating to the length of the exercise period applicable to any stock options or stock appreciation rights held by the executive officer following a qualifying termination, however, none of the executive officers holds any NuVasive stock options or stock appreciation rights. Furthermore, in the event of a dispute or controversy arising out of, relating to or in connection with the change in control agreements, NuVasive will reimburse the executive officer for reasonable attorney fees, costs and expenses incurred if the executive officer substantially prevails on the merits with respect to any breach of the agreement by NuVasive.

For an estimate of the value of the payments and benefits described above that would be payable to NuVasive’s named executive officers under their change in control agreements upon a qualifying termination in connection with the Merger, see the section titled “—Quantification of Potential Payments and Benefits to NuVasive’s Named Executive Officers in Connection with the Merger.” Based on the same assumptions set forth in such section (including the applicable footnotes to the table included in such section), the estimated aggregate amount of the lump sum cash severance payment (including all components described above) that would be payable to the NuVasive executive officer who is not a named executive officer under his change in control agreement is $1,241,761.

NuVasive Excise Tax Gross-Up Plan

In connection with entering into the Merger Agreement, on February 8, 2023, the Compensation Committee of the NuVasive Board adopted the NuVasive, Inc. Excise Tax Gross-Up Plan (the “Plan”) to provide each executive officer with the right to receive a gross-up payment in the event that any payments or benefits provided to such executive officer in connection with the Merger become subject to the excise tax pursuant to Section 4999 of the Internal Revenue Code. The payments would generally place each participant in the same after-tax position that they would have been in if the excise tax did not apply to such executive officer, subject to an aggregate $4 million cap on the total amount of gross-up payments that may be made to participants under the Plan. Notwithstanding the foregoing, to the extent a participant’s payments or benefits exceed his applicable Section 280G safe harbor amount by 10% or less, the participant will instead receive a reduction of payments and benefits to the extent necessary to cause the payments not to become subject to the excise tax. The Plan was adopted solely in connection with the Merger and therefore will automatically terminate if the Merger Agreement is terminated without the consummation of the Merger.

For an estimate of the value of the gross-up payments described above that would be payable under the Plan to NuVasive’s named executive officers in connection with the Merger, see the section titled “ —Quantification of Potential Payments and Benefits to NuVasive’s Named Executive Officers in Connection with the Merger.” Based on the same assumptions set forth in such section (including the applicable footnotes to the table included in such section), the estimated aggregate amount of the gross-up payments that would be payable to the NuVasive executive officer who is not a named executive officer under the Plan is $1,127,933.

2023 Annual Bonus Plan

Globus and NuVasive have agreed that the Compensation Committee of the NuVasive Board is permitted to take action to determine the level of achievement of the applicable performance goals under the NuVasive 2023 annual bonus plan in respect of the portion of the 2023 performance year elapsed prior to the Effective Time, based on the greater of 75% of target performance and actual performance for any fully completed performance period within the 2023 performance year (consisting of first half of 2023, third quarter of 2023, and fourth quarter of 2023) and based on target performance for the performance period within the 2023 performance year in which the Effective Time occurs. Such performance determination will govern the amount of the 2023 annual incentive awards to be paid after the Effective Time to employees, including executive officers, who remain employed and eligible to receive a full year bonus.

Membership on the Globus Board and Post-Closing Services

Pursuant to the Merger Agreement, Globus has agreed to take all necessary action to cause, as of the Effective Time, an increase in the size of the Globus Board to eleven directors, and to authorize and effect the appointment of three additional directors from the NuVasive Board, proposed by the NuVasive Board and acceptable to the Globus Board. Each such additional NuVasive designated director will serve on the Globus Board until such individual’s successor is duly elected or appointed and qualified in accordance with applicable law. One of each of the three additional NuVasive designated directors will be appointed as a member of each of the three classes of directors serving on the Globus Board. In the event any such NuVasive Director is or becomes unable or unwilling prior to the Effective Time to serve on the Globus Board in the role identified, a replacement for such director will be determined prior the Effective Time pursuant to the process set forth above. Non-employee members of the Globus Board will be compensated for such service. As of the date of this joint proxy statement/prospectus, no decisions have been made as to the members of the NuVasive Board who will serve on the Globus Board following the Effective Time. For additional information, see “The Merger—Governance Matters After the Merger.”

In addition, it is possible that certain of NuVasive’s executive officers may continue to provide services to Globus after the Effective Time. Any of NuVasive’s executive officers who become officers or employees or are otherwise retained to provide services to Globus or the Surviving Corporation may, prior to, at or following the Effective Time, enter into new individualized compensation arrangements with Globus or the Surviving Corporation and may participate in cash or equity incentive or other benefit plans maintained by Globus or the Surviving Corporation. As of the date of this joint proxy statement/prospectus, it has not been determined which, if any, executive officers may continue as members of the Globus management team or the positions that such individuals may hold after the Merger, and no new individualized compensation arrangements between Globus and any of NuVasive’s executive officers have been agreed or established.

Indemnification and Insurance

Under the Merger Agreement, Globus agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the present and former directors, officers, and employees of NuVasive or any of its subsidiaries as provided in NuVasive’s and its subsidiaries’ organizational documents, and specified indemnification agreements of NuVasive and its subsidiaries in effect as of the date of the Merger Agreement, will survive the Merger and will continue in full force and effect in accordance with their terms. Globus agreed to cause the certificate of incorporation and bylaws of the Surviving Corporation and the organizational documents of NuVasive’s subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers, and employees of NuVasive or its subsidiaries than are currently provided in NuVasive’s and its subsidiaries’ organizational documents.

From and after the Effective Time, Globus and the Surviving Corporation agreed to, jointly and severally, indemnify and hold harmless each person who is or was a current or former director or officer of NuVasive or any of its subsidiaries against all obligations to pay any threatened, asserted, pending or completed judgment, damages, settlement, losses, liabilities, or fine or penalty, interest and reasonable expenses incurred in connection with any action, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that the indemnified party is or was an officer or director of NuVasive or its subsidiaries, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent provided for under applicable law, NuVasive’s organizational documents, the organizational documents of NuVasive’s subsidiaries and certain indemnification agreements of NuVasive and its subsidiaries.

Under the Merger Agreement, NuVasive may, prior to the Effective Time, purchase a tail policy or policies under the current directors’ and officers’ liability insurance policies maintained at such time by NuVasive, and if NuVasive does not obtain such tail policy or policies prior to the Effective Time, Globus or the Surviving Corporation are required to obtain such policy or policies.

This indemnification and insurance coverage is further described in the section titled “The Merger Agreement—Indemnification of Officer and Directors.”

Quantification of Potential Payments and Benefits to NuVasive’s Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of NuVasive’s named executive officers that is based on or that otherwise relates to the Merger. The Merger-related compensation payable to these individuals is subject to a non-binding advisory vote of NuVasive’s stockholders, as described above in “NuVasive Proposal 2: Advisory Non-Binding Vote on Merger-Related Compensation for Named Executive Officers.” The table below sets forth, for the purposes of this Merger-related compensation disclosure, the amount of payments and benefits that each NuVasive named executive officer would receive, using the following assumptions:

•	The Effective Time occurs on March 6, 2023 (which is an assumed date solely for the purposes of the calculations in this section);

•

Each named executive officer experiences a qualifying termination of employment under his change in control agreement immediately following the Effective Time (or a termination without cause under each applicable NuVasive RSU Award or NuVasive PRSU Award agreement immediately following the Effective Time);

•

A price per share of NuVasive common stock of $44.67, the average closing price per share over the first five business days following the first public announcement of the Merger Agreement on February 9, 2023;

•

With respect to the tax reimbursement payments under the Plan, assumes that the value of the non-competition covenants to which Messrs. Barry, Harbaugh and Wolf are subject is equal to 50% of such named executive officer’s total target direct compensation for the restricted period applicable to such named executive officer, and that all such amounts are deemed to be reasonable compensation for purposes of determining the amount of the named executive officer’s parachute payments for purposes of Section 280G of the Code.

The calculations in the table do not include amounts that NuVasive’s named executive officers were already vested in as of the date of this joint proxy statement/prospectus. These amounts also do not reflect compensation actions that may occur after the date of this joint proxy statement/prospectus but before the Effective Time, including any additional equity grants.

As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this golden parachute disclosure, “single trigger” refers to payments and benefits that arise solely as a result of the completion of the Merger and “double trigger” refers to payments and benefits that require two conditions, which are the completion of the Merger and a qualifying termination of employment.

Golden Parachute Compensation

Named Executive Officer(4)	Cash ($)(1)	Equity ($)(2)	Tax Reimbursement($)(3)	Total ($)
J. Christopher Barry	6,080,182	12,901,589	0	18,981,771
Matthew K. Harbaugh	2,944,791	4,184,418	1,804,436	8,933,645
Nathaniel B. Sisitsky	1,427,756	1,832,944	0	3,260,700
Dale Wolf	1,306,885	1,814,808	0	3,121,693

(1)

Cash Severance. As described above in “—Change in Control Agreements,” pursuant to each named executive officer’s change in control agreement, upon a qualifying termination within two years after a change in control, he will become entitled to a lump sum cash payment equal to the sum of (i) the applicable severance multiple times the applicable named executive officer’s “annual compensation”, (ii) for Messrs. Barry and Harbaugh, a pro-rated amount of the highest grant date fair value of any long-term incentive award granted to him in the three years prior to the year of his separation from service, (iii) the “benefits cash out amount”, and (iv) a pro-rated amount of the greater of (A) the named executive officer’s target annual bonus amount for the year in which the separation of service occurs or (B) the highest annual bonus paid to the named executive officer out of the three prior bonuses paid to him prior to his separation from service. The applicable severance multiple is 2.0 for Messrs. Barry and Harbaugh and 1.5 for Messrs. Sisitsky and Wolf. These cash severance payments are conditioned upon the named executive officer’s execution and non-revocation of an effective release of claims against NuVasive. The amounts in this column are “double trigger” as they will only become payable in the event of a qualifying termination of employment at or following the Effective Time.

Named Executive Officer	Severance Payment ($)	Prorated Long- Term Incentive ($)	Benefits Cash- Out Amount ($)	Prorated Annual Bonus ($)	Total ($)
J. Christopher Barry	4,185,000	1,287,500	317,057	290,625	6,080,182
Matthew K. Harbaugh	2,112,800	400,000	306,891	125,100	2,944,791
Nathaniel B. Sisitsky	1,068,000	—	293,006	66,750	1,427,756
Dale Wolf	1,008,000	—	235,885	63,000	1,306,885

(2)

Outstanding NuVasive Equity Awards. The amounts in this column represent the estimated value that may be realized by NuVasive’s named executive officers in respect of their outstanding and unvested NuVasive RSU Awards and NuVasive PRSU Awards. As described above in “—Treatment of NuVasive Equity Awards,” at the Effective Time, each outstanding and unvested NuVasive equity award held by NuVasive’s named executive officers will be converted into a corresponding award with respect to Globus Class A Common Stock. Any such converted equity awards will vest upon a qualifying termination within two years following the Merger (or a termination without cause at any time following the Merger). All amounts shown in this column are “double trigger.”

Named Executive Officer	RSU Awards ($)	PRSU Awards ($)	Total ($)
J. Christopher Barry	9,146,495	3,755,094	12,901,589
Matthew K. Harbaugh	2,929,727	1,254,691	4,184,418
Nathaniel B. Sisitsky	1,282,878	550,066	1,832,944
Dale Wolf	1,273,810	540,998	1,814,808

(3)

Tax Reimbursement Payments. The amounts in this column represent the estimated amount of the gross-up payments that may be made to the participating named executive officer under, and in accordance with the terms of, the Plan, as described above in “—NuVasive Excise Tax Gross-Up Plan.” The amounts in this column are considered “single-trigger.”

(4)

Massimo Calafiore, NuVasive’s former Executive Vice President and Chief Commercial Officer, terminated employment with NuVasive on August 31, 2022 and Brent J. Boucher, NuVasive’s former Executive Vice President, Global Commercial terminated employment with NuVasive on September 1, 2021. Neither Mr. Calafiore nor Mr. Boucher is entitled to receive any compensation in connection with, or as a result of, the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of shares of NuVasive Common Stock that exchange their shares of NuVasive Common Stock for shares of Globus Class A Common Stock in the Merger. The discussion is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and differing interpretations. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this joint proxy statement/prospectus. Tax considerations arising under foreign, state or local laws, or U.S. federal laws other than those pertaining to U.S. federal income tax (such as estate or gift tax laws), are not addressed in this joint proxy statement/prospectus.

For purposes of this discussion, the term “U.S. holder” refers to a beneficial owner of NuVasive Common Stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any of its political subdivisions;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to U.S. holders of NuVasive Common Stock that hold their shares of NuVasive Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is not a complete description of all of the tax consequences of the Merger and, in particular, does not address any consequences arising under the alternative minimum tax, unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion also does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, for example:

•	banks, thrifts, mutual funds, insurance companies or other financial institutions;

•	partnerships, S corporations, or other pass-through entities (or investors in partnerships, S corporations, or other pass-through entities);

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in stocks, securities, commodities, or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	individual retirement or other deferred accounts;

•	persons that hold shares of NuVasive Common Stock as part of a straddle, hedge, appreciated financial position, constructive sale, conversion, integrated or other risk reduction transaction;

•	regulated investment companies or real estate investment trusts;

•	U.S. holders whose “functional currency” is not the U.S. dollar;

•	U.S. expatriates;

•	persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;

•	holders who, directly, indirectly or constructively own (or at any time during the five-year period ending on the date of the Merger owned) 5% or more of NuVasive Common Stock; and

•	stockholders who acquired their shares of NuVasive Common Stock through the exercise of employee stock options, as a restricted stock award or otherwise as compensation.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of NuVasive Common Stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and partnership. Partnerships holding shares of NuVasive Common Stock and partners in such partnerships are urged to consult their tax advisors about the tax consequences of the merger to them.

This discussion is not tax advice and does not purport to be a complete analysis or discussion of all U.S. federal income tax considerations relating to the Merger. The actual tax consequences of the Merger to you may be complex and may depend on your specific situation and on factors not within Globus’s or NuVasive’s control. You are urged to consult with your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including any federal, state, local or foreign and other tax laws and of changes in those laws.

Globus and NuVasive intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. NuVasive and Globus must use reasonable best efforts to obtain an opinion from external counsel, dated the closing date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. That opinion will be based on representation letters provided by Globus and NuVasive and on any other information as external counsel determines for purposes of rendering such opinion. That opinion will not be binding on the IRS and neither Globus nor NuVasive has requested or intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, warranties, covenants or assumptions (including the assumption that the Merger will be completed in accordance with the terms of the Merger Agreement and as described in this joint proxy statement/prospectus) upon which the opinion described above will be based are inconsistent with the actual facts, or if any condition contained in the Merger Agreement and affecting the opinion is breached or is waived by any party, the U.S. federal income tax consequences of the Merger could be adversely affected.

Provided the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the Merger to U.S. holders generally are as follows. U.S. holders of NuVasive Common Stock who exchange their shares of NuVasive Common Stock for shares of Globus Class A Common Stock generally will not recognize any gain or loss for U.S. federal income tax purposes, except with respect to cash, if any, received in lieu of fractional shares of Globus Class A Common Stock (taxed in the manner described below). Each U.S. holder’s aggregate tax basis in the shares of Globus Class A Common Stock received in the Merger (including any fractional share deemed received and sold for cash, as discussed below) will equal such U.S. holder’s aggregate adjusted tax basis in the shares of NuVasive Common Stock exchanged in the Merger. The holding period of the shares of Globus Class A Common Stock received by a U.S. holder in the Merger (including any fractional share deemed received and sold for cash, as discussed below) will include such U.S. holder’s holding period for the shares of NuVasive Common Stock exchanged in the Merger. If a U.S. holder holds different blocks of NuVasive Common Stock (generally, NuVasive Common Stock acquired on different dates or at different prices), such U.S. holder should consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the particular shares of Globus Class A Common Stock received in the Merger.

A U.S. holder of shares of NuVasive Common Stock who receives cash in lieu of a fractional share of Globus Class A Common Stock generally will be treated as having received the fractional share of Globus Class A Common Stock pursuant to the Merger and then as having sold that fractional share for cash. As a result, a U.S. holder generally will recognize gain or loss equal to the difference, if any, between the amount of cash received and the tax basis in such fractional share (determined as described above). Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the Effective Time of the Merger, the holding period for the shares (including the holding period of the NuVasive Common Stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Payments of cash to U.S. holders in lieu of a fractional share of Globus Class A Common Stock in connection with the Merger generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%). To prevent backup withholding, U.S. holders of NuVasive Common Stock should (1) furnish the exchange agent for the Merger (or other payor) with a properly completed IRS Form W-9 (or an applicable substitute or successor form) certifying such U.S. holder’s correct taxpayer identification number and that such U.S. holder is not subject to backup withholding and otherwise comply with all the applicable backup withholding rules or (2) otherwise establish an applicable exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. holder of shares of NuVasive Common Stock under the backup withholding rules may be refunded or credited against such U.S. holder’s U.S. federal income tax liability provided that such U.S. holder timely furnishes the required information to the IRS.

The preceding discussion is intended only as an overview of the material U.S. federal income tax consequences of the Merger and is not tax advice. It is not a complete analysis or discussion of all potential tax considerations that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

COMPARISON OF STOCKHOLDERS’ RIGHTS

This section describes the material differences between the rights of holders of shares of NuVasive Common Stock and the rights of holders of shares of Globus Class A Common Stock. NuVasive and Globus are each incorporated under the laws of the State of Delaware, and, accordingly, the rights of NuVasive stockholders and Globus stockholders are both governed by the laws of the State of Delaware. The differences between the rights of NuVasive stockholders and Globus stockholders primarily result from differences between the organizational documents of NuVasive and Globus. As a result of the Merger, holders of shares of NuVasive Common Stock that receive shares of Globus Class A Common Stock will become stockholders of Globus. Accordingly, following the Merger, the rights of NuVasive stockholders who become Globus stockholders will continue to be governed by the laws of the State of Delaware and will also then be governed by the Globus charter and Globus bylaws.

This section does not include a complete description of all of the differences between the rights of NuVasive stockholders and Globus stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All NuVasive stockholders and Globus stockholders are urged to read carefully the relevant provisions of the DGCL, as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the full text of each of the Globus charter, the Globus bylaws, the NuVasive charter and the NuVasive bylaws. For information on how to obtain a copy of these documents, see the section titled “Where You Can Find More Information.”

Globus Stockholders	NuVasive Stockholders
Authorized Capital Stock

The authorized capital stock of Globus consists of (i) 500,000,000 shares of Globus Class A Common Stock, (ii) 275,000,000 shares of Globus Class B Common Stock, (iii) 10,000,000 shares of Class C common stock, par value $0.001 per share, and (iv) 85,691,245 shares of preferred stock, par value $0.001 per share.

As of March 3, 2023, there were outstanding (i) 77,882,271 shares of Globus Class A Common Stock, (ii) 22,430,097 shares of Globus Class B Common Stock, (iii) no shares of Class C common stock and (iv) no shares of preferred stock.

The authorized capital stock of NuVasive consists of (i) 150,000,000 shares of NuVasive Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share.

As of March 3, 2023, there were outstanding (i) 52,348,291 shares of NuVasive Common Stock and (ii) no shares of NuVasive preferred stock.

Rights of Preferred Stock

Globus is authorized to issue preferred stock in one or more series and, with respect to undesignated preferred stock, to determine or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices, the liquidation preferences and other designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof.	NuVasive is authorized to issue preferred stock in one or more series and to fix the designations, powers, preferences, and rights, as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences.

Globus Stockholders	NuVasive Stockholders
Voting Rights

Holders of shares of Globus Class A Common Stock are entitled to one vote per share on all matters submitted to a vote or consent of Globus stockholders. Holders of shares of Globus Class B Common Stock are entitled to ten votes per share on all matters submitted to a vote or consent of Globus stockholders. Holders of shares of Globus Class A Common Stock and Globus Class B Common Stock will generally vote together as a single class on all matters submitted to a vote of Globus stockholders, unless otherwise required by the DGCL or the Globus charter. The Class C common stock of Globus is nonvoting unless otherwise required by the DGCL.

Holders of NuVasive Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Holders of NuVasive Common Stock do not have cumulative voting rights.

When a quorum is present, the vote of the holders of a majority of the capital stock having voting power present in person or represented by proxy will generally decide any question brought before such meeting, except as required by the DGCL or by the NuVasive charter.

Holders of shares of Globus Common Stock do not have cumulative voting rights.

When a quorum is present, the vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy will generally decide any question brought before such meeting, except as required by the DGCL or by the Globus charter.

Quorum

Under the Globus bylaws, the holders of a majority of the voting power of the shares of capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum for the transaction of business, except as otherwise provided by the Globus charter or the DGCL.	The NuVasive bylaws provide that, at any meeting of the stockholders, the holders of a majority of the capital stock issued and outstanding and entitled to vote at any meeting of the stockholders, present in person or represented by proxy, will constitute a quorum for all purposes, except as otherwise provided by the NuVasive charter or the DGCL.

Number of Directors and Size of Board

The Globus bylaws provide that the number of directors cannot be less than five or more than eleven directors. The exact number of directors may be fixed by the Globus Board or Globus stockholders. There are currently eight members of the Globus Board.

Pursuant to the Merger Agreement, Globus will take all necessary action to increase the size of the Globus Board to eleven directors.

The NuVasive bylaws provide that the number of directors cannot be less than five or more than ten directors. The exact number of directors may be fixed by sixty-six and two-thirds percent of the directors then in office or by sixty-six and two-thirds percent of the NuVasive stockholders at the annual meeting of the NuVasive stockholders. There are currently nine members of the NuVasive Board.

Term of Directors

The Globus bylaws provides that the Globus Board is divided into three classes: Class I, Class II and Class III. Each director holds office until the third annual meeting following his or her election and until his or her successors have been duly elected and qualified, or otherwise until his or her earlier resignation, death, or removal.	The NuVasive charter provides that the NuVasive Board is divided into three classes: Class I, Class II and Class III. Each director holds office until the third annual meeting following his or her election and until his or her successors have been duly elected and qualified, or otherwise until his or her earlier death, resignation or removal.

Globus Stockholders	NuVasive Stockholders
Election of Directors

A nominee for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, except as required by the DGCL or by the Globus charter.	A nominee for director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, except as required by the DGCL or by the NuVasive charter; provided, that directors will be elected by a plurality of the votes cast at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected.

Removal of Directors

Directors may be removed by the stockholders only for cause.	Directors may be removed by the stockholders only for cause.

Filling Vacancies on the Board of Directors

The Globus bylaws provide that any vacancies in the Globus Board may be filled only by the majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Globus stockholders may not fill a vacancy on the board of directors other than at a duly called meeting of stockholders.	The NuVasive bylaws provide that any vacancy on the NuVasive Board or newly created directorship will be filled by the vote of a majority of the remaining directors, even though less than a quorum.

Special Stockholders’ Meetings

The Globus bylaws provide that a special meeting of the Globus stockholders may be held at the request of the Globus Board, by such persons authorized by the Globus charter or Globus bylaws, or by such persons designated by the Globus Board in a resolution.

The NuVasive bylaws provide that a special meeting of the NuVasive stockholders may be held at the request of:

•  the Chairman of the NuVasive Board or the President; or

•  the NuVasive Board pursuant to a resolution adopted by a majority of the whole NuVasive Board.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

The Globus bylaws provide advance notice procedures for stockholders seeking to bring business before its annual meeting or special meeting of stockholders, or to nominate candidates for election as directors at the annual meeting or a special meeting of stockholders.	The NuVasive bylaws provide that a stockholder must give advance written notice to the NuVasive Secretary of a director nomination or stockholder proposal to be considered at an annual meeting.

To be timely, a stockholder’s notice must be delivered to, or mailed and received at, Globus’s principal executive offices not more than 90 nor less than 50 days prior to the meeting with respect to an annual meeting of stockholders and not later than the close of business on the 10th business day after public announcement of a special meeting.	With respect to nominations and proposals to be considered at an annual meeting, the notice must be delivered to the NuVasive Secretary not earlier than the 120th day prior to the anniversary of the previous year’s annual meeting of stockholders, nor later than the close of business on the 90th day prior to the anniversary of the previous year’s annual meeting of stockholders.

Globus Stockholders	NuVasive Stockholders
The Globus bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.	However, the NuVasive bylaws also provide that, in the event that no annual meeting was held in the previous year or the date of the annual meeting is changed by more than 30 days from the previous year’s annual meeting as specified in the NuVasive’s notice of meeting, this advance notice must be given not earlier than the 120th day, nor later than the close of business on the later of the 90th day, prior to the date of such annual meeting, or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by NuVasive.

In addition, the NuVasive stockholder must provide certain information to bring a stockholder proposal or nominate an individual to serve as a director of the NuVasive Board.

Stockholder Action by Written Consent

The Globus bylaws provide that no action may be taken by the stockholders by written consent.	The NuVasive charter provides that stockholders may not act by written consent.

Amendment of Charter by Stockholders

The affirmative vote of the holders of a majority of the outstanding shares of the capital stock of Globus entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class, generally has the power to amend the Globus charter, subject to the Globus charter and the DGCL.	The affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of NuVasive entitled to vote thereon generally has the power to amend the NuVasive charter, other than specified provisions which require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of NuVasive, unless such amendment was approved by a majority of the directors of NuVasive.

Amendment of Bylaws

The Globus Board has the power to adopt, amend or repeal the Globus bylaws.	The NuVasive Board has the power to adopt, amend or repeal the NuVasive bylaws.

The Globus bylaws may also be amended by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of Globus entitled to vote generally in the election of directors.	The NuVasive bylaws generally may be amended by the affirmative vote of a majority of the voting power of all of the then-outstanding shares of capital stock of NuVasive entitled to vote generally in the election of directors, voting together as a single class, other than specified provisions which require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of capital stock of NuVasive entitled to vote generally in the election of directors, voting together as a single class.

Globus Stockholders	NuVasive Stockholders
Exculpation of Directors

The Globus charter provides that the liability of the directors of Globus for monetary damages is eliminated to the fullest extent under applicable law.	The NuVasive charter provides that a director of NuVasive will not be personally liable to NuVasive or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to
NuVasive or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of NuVasive will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Directors, Officers and Employees

Under the Globus bylaws, subject to certain qualifications, Globus is required to indemnify, to the fullest extent authorized by the DGCL, its directors and executive officers against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of Globus.	Under the NuVasive bylaws, subject to certain qualifications, NuVasive is required to indemnify, to the fullest extent authorized by the DGCL, its directors and executive officers.

Exclusive Forum

The Globus bylaws provide that, unless Globus consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Globus, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of Globus to Globus or Globus stockholders, (iii) any action asserting a claim against Globus or any director or officer or other employee of Globus arising pursuant to any provision of the DGCL or the Globus charter or bylaws (as either may be amended from time to time), and (iv) any action asserting a claim against Globus or any director or officer or other employee of Globus governed by the internal affairs doctrine, in each case, will be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

The Globus bylaws further provide that unless Globus consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The NuVasive bylaws provide that, unless NuVasive consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of NuVasive; (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of NuVasive to NuVasive or to NuVasive stockholders; (iii) any action asserting a claim against NuVasive or any current or former director or officer or other employee of NuVasive arising pursuant to any provision of the DGCL or the NuVasive charter or NuVasive bylaws (as either may be amended from time to time); (iv) any action to interpret, apply, enforce or determine the validity of the NuVasive charter or NuVasive bylaws; (v) any action asserting a claim related to or involving the corporation that is governed by the internal affairs doctrine; or (vi) any action asserting an “internal corporate claim” as that term is defined in the DGCL, in each case will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware).

Globus Stockholders	NuVasive Stockholders
The NuVasive bylaws further provide that unless NuVasive consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Certain Business Combinations

The Globus charter has not opted out of Section 203.	The NuVasive charter has not opted out of Section 203.

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a business combination with an “interested stockholder” that acquires more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (generally defined as a holder who (i) together with its affiliates and associates, owns or (ii) is an affiliate or associate of the corporation and, together with that person’s affiliates and associates, has owned at any time within the previous three years, at least 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the corporation’s board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the corporation’s board of directors and by the affirmative vote of at least two- thirds of the corporation’s outstanding voting stock that is not owned by the interested stockholder at a meeting of stockholders (and not by written consent) or other specified exceptions are met.

The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203, but the Globus charter has not opted out of Section 203.

The DGCL permits a Delaware corporation’s certificate of incorporation to provide for a greater vote for a merger, consolidation or sale of substantially all the assets of a corporation than a majority of the shares outstanding. The Globus charter does not require a greater vote.

The NuVasive charter does not require a greater vote for a merger, consolidation or sale of substantially all the assets of NuVasive.

NO APPRAISAL RIGHTS

No appraisal rights are available to NuVasive stockholders or Globus stockholders in connection with the Merger.

LEGAL MATTERS

The legality of the shares of Globus Class A Common Stock offered hereby will be passed upon for Globus by Goodwin Procter LLP, counsel to Globus.

EXPERTS

Globus

The financial statements of Globus Medical, Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this Prospectus, and the effectiveness of Globus Medical, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

NuVasive

The consolidated financial statements of NuVasive, Inc. appearing in NuVasive, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, and the effectiveness of NuVasive Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CERTAIN BENEFICIAL OWNERS OF GLOBUS COMMON STOCK

Security Ownership of Globus Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Globus Common Stock as of March 3, 2023 by:

(i)	each member of the Globus Board;

(ii)	each named executive officer of Globus;

(iii)	all of the executive officers and directors of Globus as a group; and

(iv)	all those known by Globus to be beneficial owners of more than five percent of the outstanding Globus Class A Common Stock or Globus Class B Common Stock.

The information in the table regarding those known to Globus to be beneficial owners of more than five percent of the outstanding Globus Class A Common Stock is provided as of December 31, 2022.

Beneficial ownership is determined according to the rules of the SEC. A person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 3, 2023. Except as indicated by the footnotes below, Globus believes, based on the information furnished to it, that the persons named in the table below have sole voting and investment power with respect to all Globus Class A Common Stock and Globus Class B Common Stock shown that they beneficially own, subject to community property laws where applicable.

Globus Common Stock subject to stock options currently exercisable or exercisable within 60 days of March 3, 2023, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for purposes of computing the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403.

	Globus Class A		Globus Class B		Percentage
	Common Stock		Common Stock		of Voting
Name of Beneficial Owner	Shares	%	Shares	%	Power†
Directors and Executive Officers:
David C. Paul(1)(2)	533,333	*	22,430,097	100.0%	74.4%
David D. Davidar(3)	965,325	1.2%	—		*
Daniel T. Lemaitre(4)	117,821	*	—		*
Ann D. Rhoads(5)	177,467	*	—		*
Daniel T. Scavilla (6)	314,167	*	—		*
James R. Tobin (7)	36,249	*	—		*
Robert Douglas (8)	36,588	*	—		*
Stephen T. Zarrilli (9)	59,583	*	—		*
Keith Pfeil (10)	41,666	*	—		*
Kelly G. Huller (11)	150,833	*	—		*
All current directors and executive officers of Globus Medical Inc. as a group (11 persons)(12)	2,433,032	3.1%	22,430,097	100.0%	75.0%
Other Stockholders:
The Vanguard Group, Inc. (13)	7,332,112	9.4%	—		2.4%
BlackRock, Inc.(14)	7,474,453	9.6%	—		2.5%
Janus Henderson Group plc(15)	5,633,954	7.2%	—		1.9%
Kayne Anderson Rudnick Investment Management(16)	6,184,472	7.9%	—		2.0%

†

Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of

Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*	Less than 1%.

(1)

Consists of 22,430,097 shares of Class B common stock outstanding and 533,333 shares of Class A common stock, as to which Mr. Paul holds sole voting power and sole dispositive power, issuable upon exercise of options exercisable within 60 days of March 3, 2023. The Class B common stock includes 20,867,524 shares Mr. Paul owns jointly with his wife, as to which Mr. Paul holds shared voting power and shared dispositive power, and 1,562,573 shares held by the Paul Family Irrevocable Trust U/A 4/6/10.

(2)

The business address for this stockholder is Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403. The ownership information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2023 by David C. Paul and Sonali Paul.

(3)

Consists of 805,742 shares of Class A common stock outstanding and 159,583 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 3, 2023. Includes 485,012 shares Mr. Davidar owns jointly with his wife, 205,967 shares held by the Davidar Family Irrevocable Trust U/A 8/6/09 and 5,500 shares beneficially owned by the Berachah Foundation and over which Mr. Davidar has voting power.

(4)	Consists of 10,800 shares of Class A common stock outstanding and 107,021 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 3, 2023.

(5)	Consists of 22,884 shares of Class A common stock outstanding and 154,583 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 3, 2023.

(6)	Consists of 314,167 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 3, 2023.

(7)	Consists of 36,249 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 3, 2023.

(8)	Consists of 2,005 shares of Class A common stock outstanding and 34,583 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 3, 2023.

(9)	Consists of 59,583 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 3, 2023.

(10)	Consists of 41,666 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 3, 2023.

(11)	Consists of 150,833 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 3, 2023.

(12)

Consists of (i) 841,431 shares of Class A common stock and 22,430,097 shares of Class B common stock beneficially owned by the current directors and executive officers, and (ii) 1,591,601 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 3, 2023.

(13)

The business address for this entity is 100 Vanguard Blvd, Malvern, PA 19355. The ownership information is based solely on a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group, Inc.

(14)	The business address for this entity is 55 East 52nd Street, New York, NY 10022. The ownership information is based solely on a Schedule 13G/A filed with the SEC on January 24, 2023 by BlackRock, Inc.

(15)

The business address for this entity is 201 Bishopsgate EC2M 3AE, United Kingdom. The ownership information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2023 by Janus Henderson Group plc.

(16)

The business address for this entity is 2000 Avenue of the Stars, Suite 1110, Los Angeles, CA 90067. The ownership information is based solely on a Schedule 13G filed with the SEC on February 14, 2023 by Kayne Anderson Rudnick Investment Management LLC.

CERTAIN BENEFICIAL OWNERS OF NUVASIVE COMMON STOCK

Security Ownership of NuVasive Beneficial Owners and Management

In this section of the joint proxy statement/prospectus, NuVasive provides information about the security ownership of certain beneficial owners and management of NuVasive Common Stock. The table below sets forth information regarding ownership of NuVasive Common Stock as of March 3, 2023 (or such other date as provided below), by (a) each person known to NuVasive to beneficially own more than 5% of the outstanding shares of NuVasive Common Stock, (b) each director of NuVasive, (c) NuVasive’s Chief Executive Officer, Chief Financial Officer and each other named executive officer, and (d) all directors and executive officers as a group.

NuVasive has determined beneficial ownership under rules promulgated by the SEC, based on information obtained from questionnaires, NuVasive’s records and filings with the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of NuVasive Common Stock as to which the individual or entity has sole or shared voting power or investment power and also any shares of NuVasive Common Stock which the individual or entity has the right to acquire within 60 days of March 3, 2023. For NuVasive’s directors and executive officers, this includes shares subject to restricted stock units and/or performance restricted stock units that can be acquired (including as a result of expected vesting and/or delivery) within 60 days of March 3, 2023. All percentages are based on 52,348,291 shares of NuVasive Common Stock outstanding as of March 3, 2023. Except as noted below, each holder has sole voting and investment power with respect to all shares of NuVasive Common Stock listed as beneficially owned by that holder.

Name and Address of Beneficial Owner (1)	Number of Shares of NuVasive Common Stock	Percent of NuVasive Common Stock
Principal Stockholders
BlackRock, Inc. (2) 55 East 52nd Street, New York, NY 10055	9,100,878	17.4%
The Vanguard Group (3) 100 Vanguard Blvd., Malvern, PA 19355	6,236,112	11.9%
Thrivent Financial for Lutherans (4) 901 Marquette Avenue, Suite 2500, Minneapolis, MN 55402	3,219,514	6.2%
Directors (other than J. Christopher Barry)
Vickie L. Capps (5)	25,058	*
John A. DeFord, Ph.D. (5)	12,167	*
Robert F. Friel (5)	22,519	*
R. Scott Huennekens (5)	9,734	*
Siddhartha C. Kadia, Ph.D. (5)	3,739	*
Leslie V. Norwalk, Esq. (5)	28,742	*
Amy Belt Raimundo (5)	2,427	*
Daniel J. Wolterman (5)	23,430	*
Named Executive Officers
J. Christopher Barry	72,997	*
Matthew K. Harbaugh	10,522	*
Brent J. Boucher(6)	2,008	*
Nathaniel B. Sisitsky, Esq.	21,864	*
Dale Wolf	8,943	*
Massimo Calafiore(7)	1,124	*
All Directors and executive officers as a group (15 persons) (8)	248,391	*

*	Represents beneficial ownership of less than 1% of the outstanding shares of NuVasive Common Stock.

All references below to shares refer to shares of NuVasive Common Stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o NuVasive, Inc., 12101 Airport Way, Broomfield, CO 80021.
(2)

Based solely upon Amendment No. 15 to a Schedule 13G filed on January 6, 2023, by BlackRock, Inc. According to the Schedule 13G, BlackRock, Inc. is the beneficial owner of 9,100,878 shares, and has sole voting power with respect to 8,974,965 shares and sole dispositive power with respect to 9,100,878 shares.

(3)

Based solely upon Amendment No. 13 to a Schedule 13G filed on February 9, 2023, by The Vanguard Group, Inc. (“Vanguard”). According to the Schedule 13G, Vanguard is the beneficial owner of 6,236,112 shares, and has shared voting power with respect to 88,965 shares, sole dispositive power with respect to 6,095,043 shares, and shared dispositive power with respect to 141,069 shares.

(4)

Based solely upon a Schedule 13G filed on February 13, 2023, by Thrivent Financial for Lutherans (“Thrivent”). According to the Schedule 13G, Thrivent is the beneficial owner of 3,219,514 shares, and has shared voting power with respect to 3,154,365 shares, sole voting power with respect to 65,149 shares, sole dispositive power with respect to 65,149 shares, and shared dispositive power with respect to 3,154,365 shares.

(5)

Includes vested restricted stock units for which share delivery has been deferred, as follows: Ms. Capps – 23,058 shares; Dr. DeFord – 12,167 shares; Mr. Friel – 22,5197 shares; Mr. Huennekens – 8,374 shares; Dr. Kadia – 0 shares; Ms. Norwalk – 25,647 shares; Ms. Raimundo – 2,427 shares; and Mr. Wolterman – 23,430 shares.

(6)	Brent J. Boucher is no longer a NuVasive employee. This number represents Mr. Boucher’s beneficial ownership of NuVasive Common Stock as known to NuVasive on December 31, 2021.
(7)	Massimo Calafiore is no longer a NuVasive employee. This number represents Mr. Calafiore’s beneficial ownership of NuVasive Common Stock as known to NuVasive on December 31, 2022.
(8)

Includes the following shares owned by NuVasive’s current executive officers and directors, in the aggregate: (a) 130,769 shares and (b) 117,622 shares issuable pursuant to vested restricted stock units for which delivery has been deferred.

STOCKHOLDER PROPOSALS

Globus

Globus will hold an annual meeting of stockholders in 2023, which is referred to as the “Globus 2023 Annual Meeting,” regardless of whether the Merger has been completed.

Globus stockholders interested in submitting a proposal under Rule 14a-8 under the Exchange Act for inclusion in Globus’s proxy statement for the Globus 2023 Annual Meeting must have done so by sending such proposal in writing to Globus’s Corporate Secretary at Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Legal Department. Under Rule 14a-8, to be considered for inclusion in Globus’ proxy materials for Globus’ 2023 Annual Meeting, a stockholder proposal must have been received in writing by Globus’ Secretary no later than January 1, 2023 and complied with applicable SEC rules and regulations. If the date of the Globus 2023 Annual Meeting is moved more than 30 days before or after the anniversary date of Globus’s annual meeting of stockholders in 2022, the deadline for inclusion of proposals in Globus’s proxy statement will instead be a reasonable time before Globus begins to print and mail its proxy materials for the Globus 2023 Annual Meeting. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from Globus-sponsored proxy materials.

Globus stockholders interested in submitting a proposal for consideration at the Globus 2023 Annual Meeting (including, but not limited to, the nomination of persons for election as directors), but not having the proposal included with Globus’s proxy solicitation materials relating to the Globus 2023 Annual Meeting, must give timely notice thereof, along with other specified material, in proper written form to Globus. To be timely, a stockholder’s notice must be received at the principal executive offices of Globus not less than 50 days and not more than 90 days prior to the date of the annual meeting.

With respect to the Globus 2023 Annual Meeting, Globus stockholders may nominate a candidate for election to the Globus Board or submit a proposal of business by sending written notice to the Corporate Secretary at Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Legal Department not less than 50 days and not more than 90 days prior to the date of the annual meeting. The notice to Globus’s Corporate Secretary must contain or be accompanied by the information required by Section 2.14 of the Globus bylaws. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Globus’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2023.

NuVasive

NuVasive will hold an annual meeting of stockholders in 2023, which is referred to as the “NuVasive 2023 Annual Meeting,” only if the Merger has not already been completed by the date that is thirteen months after the date NuVasive held its 2022 annual meeting of stockholders.

NuVasive stockholders interested in submitting a proposal for inclusion in NuVasive’s proxy materials for the NuVasive 2023 Annual Meeting must have done so by sending such proposal to NuVasive’s Corporate Secretary at its principal executive offices located at 12101 Airport Way, Broomfield, CO 80021, Attention: Corporate Secretary. Under the SEC’s proxy rules, the deadline for submission of proposals to be included in NuVasive’s proxy materials for the NuVasive 2023 Annual Meeting was November 30, 2022; provided, however, that, in the event that NuVasive holds the NuVasive 2023 Annual Meeting more than 30 days before or after the one-year anniversary date of the NuVasive 2022 annual meeting, NuVasive will disclose the new deadline by which stockholders proposals must be received under Item 5 of its earliest possible Quarterly Report on Form 10-Q, or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Accordingly, in order for a stockholder proposal to have been considered for inclusion in NuVasive’s proxy materials for the NuVasive 2023 Annual Meeting, any such stockholder proposal must have been received by NuVasive’s Corporate Secretary on or before November 30, 2022 (subject to NuVasive’s adjustment as provided in the preceding sentence), and must have complied with the procedures and requirements in Rule 14a-8 under the Exchange Act. Any stockholder proposal received after November 30, 2022 (or any NuVasive-directed amended date as provided in the preceding sentence) or that fails to comply with the procedures and requirements under Rule 14a-8 will not be included in NuVasive’s proxy materials. NuVasive stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with NuVasive’s bylaws.

NuVasive’s bylaws state the procedures for a stockholder to bring a stockholder proposal or nominate an individual to serve as a director on the NuVasive Board. NuVasive’s bylaws provide that advance notice of a stockholder’s proposal or nomination of an individual to serve as a director must be delivered to the Secretary of NuVasive at NuVasive’s principal executive offices not earlier than the 120th day prior to the anniversary of the previous year’s annual meeting of stockholders (i.e., January 11, 2023), nor later than the close of business on the 90th day prior to the anniversary of the previous year’s annual meeting of stockholders (i.e., February 10, 2023). This time period for providing such advance notice has expired. However, the NuVasive bylaws also provide that, in the event that the date of the annual meeting is changed by more than 30 days from the previous year’s annual meeting as specified in NuVasive’s notice of meeting, this advance notice must be given not earlier than the 120th day, nor later than the close of business on the later of the 90th day, prior to the date of such annual meeting, or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by NuVasive. In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by NuVasive’s bylaws to bring a stockholder proposal or nominate an individual to serve as a director of the NuVasive Board. A copy of NuVasive’s bylaws may be obtained by written request to NuVasive’s Corporate Secretary at its principal executive offices located at 12101 Airport Way, Broomfield, CO 80021. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than NuVasive’s nominees must have provided notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 12, 2023.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.

Globus and NuVasive have each previously adopted householding for stockholders of record. As a result, stockholders with the same address and last name may receive only one copy of this joint proxy statement/prospectus from Globus or NuVasive, as applicable. Registered Globus stockholders or NuVasive stockholders (those who hold shares directly in their name with Globus’s or NuVasive’s transfer agent) may opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials by sending a written request to Globus or NuVasive, as applicable, at the address below.

Some brokers also household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Legal Department; or NuVasive, Inc., 7475 Lusk Boulevard, San Diego, CA 92121, Attention: Investor Relations Department, or by telephone at (858) 210-2129.

WHERE YOU CAN FIND MORE INFORMATION

Globus and NuVasive file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including both Globus and NuVasive, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Globus and NuVasive file with the SEC, including the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, by going to Globus’s and NuVasive’s websites at https://www.investors.globusmedical.com/ and https://ir.nuvasive.com/, respectively. The websites of Globus and NuVasive are provided as inactive textual references only. The information contained on or accessible through the websites of Globus and NuVasive (other than the documents listed below that are incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus, and is not incorporated by reference herein.

Statements contained or incorporated by reference in this joint proxy statement/prospectus regarding the contents of any contract or other document are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Globus and NuVasive to “incorporate by reference” in this joint proxy statement/prospectus documents that Globus and NuVasive file with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that Globus and NuVasive can disclose important information to you by referring you to those documents. The information incorporated by reference herein is considered to be a part of this joint proxy statement/prospectus, and later information that Globus and NuVasive file with the SEC will update and supersede that information. Each of Globus and NuVasive incorporate by reference the following documents and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this initial registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and before the date of its applicable special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Globus’s and NuVasive’s businesses and financial performance.

This document incorporates by reference the following documents that have been previously filed with the SEC by Globus:

•	Globus’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2022, filed with the SEC on February 21, 2023 and March 16, 2023, respectively;

•	Globus’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on February 9, 2023; and

•

the description of Globus Common Stock contained in the registration statement on Form 8-A (No. 001-35621) filed with the SEC on July 31, 2012, pursuant to Section 12 of the Exchange Act, and in any report filed for the purpose of amending such description.

If you are a Globus stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or other information concerning Globus, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

Globus Medical, Inc.

Valley Forge Business Center

2560 General Armistead Avenue

Audubon, PA 19403 Attention: Legal Department

(610) 930-1800

This document incorporates by reference the following documents that have been previously filed with the SEC by NuVasive:

•	NuVasive’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 22, 2023;

•

the Part III information contained in NuVasive’s definitive proxy statement on Schedule 14A for NuVasive’s 2022 annual meeting of stockholders, filed with the SEC on March 30, 2022, that was incorporated into NuVasive’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022;

•	NuVasive’s Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on February 9, 2023; and

•

the description of NuVasive Common Stock contained in the registration statement on Form 8-A (No. 000-50744) filed with the SEC on May 5, 2004, pursuant to Section 12 of the Exchange Act, and in any report filed for the purpose of amending such description.

If you are a NuVasive stockholder, you may request a copy of this joint proxy statement/prospectus, any of the documents incorporated by reference in this joint proxy statement/prospectus or other information concerning

NuVasive, without charge, through the SEC’s website at www.sec.gov or by written or telephonic request to:

Attention: Investor Relations Department

7475 Lusk Boulevard

San Diego, California 92121

(858) 210-2129

ANNEX A

[Omitted] - Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GLOBUS MEDICAL, INC.,

ZEBRA MERGER SUB, INC.,

and

NUVASIVE, INC.

dated as of February 8, 2023

i

ii

EXHIBITS

Exhibit A – Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 8, 2023, by and among Globus Medical, Inc. (“Parent”), a Delaware corporation, Zebra Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and NuVasive, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board”) and the board of directors of the Company (the “Company Board”) each propose to effect a transaction pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned Subsidiary of Parent (the “Merger”), and pursuant to which each share of common stock of the Company, $0.001 par value per share (the “Company Common Stock”), outstanding immediately prior to the Effective Time will be converted into the right to receive 0.75 fully paid and non-assessable shares of Class A common stock of Parent, $0.001 par value per share (the “Parent Class A Common Stock”) (such ratio, as such number may be adjusted in accordance with Section 3.07, the “Exchange Ratio”), as more fully provided in this Agreement;

WHEREAS, the Company Board has (i) unanimously determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable, fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) unanimously approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger and (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and resolved to recommend that the Company Stockholders approve the Contemplated Transactions and adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the Parent Board has (i) unanimously determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable, fair to and in the best interests of Parent and its stockholders (the “Parent Stockholders”), (ii) unanimously approved and deemed advisable the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger and the issuance of shares of Parent Class A Common Stock in connection therewith and (iii) directed that the issuance of shares of Parent Class A Common Stock pursuant to the terms of this Agreement be submitted to a vote at a meeting of the Parent Stockholders and resolved to recommend that the Parent Stockholders approve such issuance (the “Parent Board Recommendation”);

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (i) unanimously determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable, fair to and in the best interests of Merger Sub and its sole stockholder, (ii) unanimously approved and deemed advisable the execution and delivery of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger, and (iii) recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Contemplated Transactions, including the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, David Paul and Sonali Paul, each in his or her capacity as a Parent Stockholder (collectively, the “Supporting Stockholders”), are executing a voting and support agreement in favor of the Company in substantially the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which the Supporting Stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of the shares of Parent Common Stock beneficially owned by them in the manner set forth in the Voting Agreement; and

WHEREAS, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Definitions. For purposes of this Agreement:

“Acceptable Company Confidentiality Agreement” means any agreement with the Company that is either (a) in effect as of the execution and delivery of this Agreement or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receive information of, or with respect to, the Company or any of its Subsidiaries to keep such information confidential, subject to customary exceptions; provided, however, that, in each case, (i) the provisions contained therein are no less favorable in the aggregate to the Company than the terms of the Non-Disclosure Agreement (and, for the avoidance of doubt, such confidentiality agreement need not contain a “standstill” or similar obligation), and (ii) such agreement does not contain any provision that prohibits the Company from satisfying its obligations to Parent under this Agreement.

“Acceptable Parent Confidentiality Agreement” means any agreement with Parent that is either (a) in effect as of the execution and delivery of this Agreement or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receive information of, or with respect to, Parent or any of its Subsidiaries to keep such information confidential, subject to customary exceptions; provided, however, that, in each case, (i) the provisions contained therein are no less favorable in the aggregate to Parent than the terms of the Non-Disclosure Agreement (and, for the avoidance of doubt, such confidentiality agreement need not contain a “standstill” or similar obligation), and (ii) such agreement does not contain any provision that prohibits Parent from satisfying its obligations to the Company under this Agreement.

“Action” means any claim, controversy, charge, cause of action, complaint, demand, audit, dispute, examination, mediation, action, suit, arbitration, proceeding, investigation or other legal proceeding.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Antitrust Laws” mean the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Laws (including non-U.S. Laws), and the rules and regulations promulgated thereunder, issued by a Governmental Body that are designed or intended to preserve or protect competition; prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position; to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly; or to regulate foreign investment.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as may be amended from time to time, and any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notice 2020-22), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notices 2020-65 or 2021-11, and the Consolidated Appropriations Act, 2021) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Body).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 2023 Convertible Notes” means the Company’s 1.00% Convertible Senior Notes due 2023 issued under the Company 2023 Notes Indenture.

“Company 2023 Notes Indenture” means that certain Indenture, dated June 1, 2020, between the Company and Wilmington Trust, National Association, as Trustee, as amended, restated, supplemented or otherwise modified from time to time, governing the terms of the Company 2023 Convertible Notes.

“Company 2023 Option Confirmations” means (i) that certain Base Call Option Confirmation between Bank of America, N.A. and the Company, dated as of May 27, 2020, (ii) that certain Base Call Option Confirmation between Barclays Bank PLC and the Company, dated as of May 27, 2020, (iii) that certain Base Call Option Confirmation between Morgan Stanley & Co. International plc and the Company, dated as of May 27, 2020, (iv) that certain Base Call Option Confirmation between Royal Bank of Canada and the Company, dated as of May 27, 2020, (v) that certain Additional Call Option Confirmation between Bank of America, N.A. and the Company, dated as of June 2, 2020, (vi) that certain Additional Call Option Confirmation between Barclays Bank PLC and the Company, dated as of June 2, 2020, (vii) that certain Additional Call Option Confirmation between Morgan Stanley & Co. International plc and the Company, dated as of June 2, 2020, and (viii) that certain Additional Call Option Confirmation between Royal Bank of Canada and the Company, dated as of June 2, 2020, in each case, as amended, supplemented or otherwise modified by, as applicable, (a) that certain Base Bond Hedge Side Letter between Bank of America, N.A. and the Company, dated as of May 27, 2020, (b) that certain Base Bond Hedge Side Letter between Barclays Bank PLC and the Company, dated as of May 27, 2020, (c) that certain Base Bond Hedge Side Letter between Morgan Stanley & Co. International plc and the Company, dated as of May 27, 2020, (d) that certain Base Bond Hedge Side Letter between Royal Bank of Canada and the Company, dated as of May 27, 2020, (e) that certain Additional Bond Hedge Side Letter between Bank of America, N.A. and the Company, dated as of June 2, 2020, (f) that certain Additional Bond Hedge Side Letter between Barclays Bank PLC and the Company, dated as of June 2, 2020, (g) that certain Additional Bond Hedge Side Letter between Morgan Stanley & Co. International plc and the Company, dated as of June 2, 2020, and (h) that certain Additional Bond Hedge Side Letter between Royal Bank of Canada and the Company, dated as of June 2, 2020, in each case, as further amended, supplemented, or otherwise modified from time to time.

“Company 2023 Warrant Confirmations” means (i) that certain Base Warrant Transaction Confirmation between Bank of America, N.A. and the Company, dated as of May 27, 2020, (ii) that certain Base Warrant Transaction Confirmation between Barclays Bank PLC and the Company, dated as of May 27, 2020, (iii) that certain Base Warrant Transaction Confirmation between Morgan Stanley & Co. International plc and the Company, dated as of May 27, 2020, (iv) that certain Base Warrant Transaction Confirmation between Royal Bank of Canada and the Company, dated as of May 27, 2020, (v) that certain Additional Warrant Transaction Confirmation between Bank of America, N.A. and the Company, dated as of June 2, 2020, (vi) that certain Additional Warrant Transaction Confirmation between Barclays Bank PLC and the Company, dated as of June 2, 2020, (vii) that certain Additional Warrant Transaction Confirmation between Morgan Stanley & Co. International plc and the Company, dated as of June 2, 2020, and (viii) that certain Additional Warrant

Transaction Confirmation between Royal Bank of Canada and the Company, dated as of June 2, 2020, in each case as amended, supplemented or modified by, as applicable, (a) that certain Amendment Agreement between Bank of America, N.A. and the Company, dated as of October 26, 2020, (b) that certain Amendment Agreement between Barclays Bank PLC and the Company, dated as of October 26, 2020, (c) that certain Amendment Agreement between Morgan Stanley & Co. International plc and the Company, dated as of October 26, 2020, and (d) that certain Amendment Agreement between Royal Bank of Canada and the Company, dated as of October 26, 2020, in each case, as further amended, supplemented, or otherwise modified from time to time.

“Company 2025 Convertible Notes” means the Company’s 0.375% Convertible Senior Notes due 2025 issued under the Company 2025 Notes Indenture.

“Company 2025 Notes Indenture” means that certain Indenture, dated March 2, 2020, between the Company and Wilmington Trust, National Association, as Trustee, as amended, restated, supplemented or otherwise modified from time to time, governing the terms of the Company 2025 Convertible Notes.

“Company 2025 Option Confirmations” means (i) that certain Base Call Option Confirmation between The Bank of Nova Scotia and the Company, dated as of February 26, 2020, (ii) that certain Base Call Option Confirmation between Barclays Bank PLC and the Company, dated as of February 26, 2020, (iii) that certain Base Call Option Confirmation between JPMorgan Chase Bank, National Association and the Company, dated as of February 26, 2020, (iv) that certain Base Call Option Confirmation between Morgan Stanley & Co. International plc and the Company, dated as of February 26, 2020, and (v) that certain Base Call Option Confirmation between Royal Bank of Canada and the Company, dated as of February 26, 2020, in each case, as amended, supplemented or otherwise modified by, as applicable, (a) that certain Base Bond Hedge Side Letter between The Bank of Nova Scotia and the Company, dated as of February 26, 2020, (b) that certain Base Bond Hedge Side Letter between Barclays Bank PLC and the Company, dated as of February 26, 2020, (c) that certain Base Bond Hedge Side Letter between JPMorgan Chase Bank, National Association and the Company, dated as of February 26, 2020, (d) that certain Base Bond Hedge Side Letter between Morgan Stanley & Co. International plc and the Company, dated as of February 26, 2020, and (e) that certain Base Bond Hedge Side Letter between Royal Bank of Canada and the Company, dated as of February 26, 2020, in each case, as further amended, supplemented, or otherwise modified from time to time.

“Company 2025 Warrant Confirmations” means (i) that certain Base Warrant Transaction Confirmation between The Bank of Nova Scotia and the Company, dated as of February 26, 2020, (ii) that certain Base Warrant Transaction Confirmation between Barclays Bank PLC and the Company, dated as of February 26, 2020, (iii) that certain Base Warrant Transaction Confirmation between JPMorgan Chase Bank, National Association and the Company, dated as of February 26, 2020, (iv) that certain Base Warrant Transaction Confirmation between Morgan Stanley & Co. International plc and the Company, dated as of February 26, 2020, and (v) that certain Base Warrant Transaction Confirmation between Royal Bank of Canada and the Company, dated as of February 26, 2020, in each case, as amended, supplemented, or otherwise modified from time to time.

“Company Acquisition Proposal” means any indication of interest, inquiry, proposal or offer, whether or not in writing, from any Person (other than Parent or any of its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to any transaction or series of transactions involving the (a) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (b) direct or indirect issuance, acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (c) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization or other similar transaction that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (d) the sale, transfer, lease, exclusive license or other divestiture or disposition by the Company of any business line, product line, Intellectual Property or other assets of the Company and/or its Subsidiaries that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market thereof) of the Company and its Subsidiaries, taken as a whole, or (e) any combination of the foregoing of clauses (a) through (d).

“Company Balance Sheet Date” means September 30, 2022.

“Company Call Options” means each outstanding option to purchase shares of Company Common Stock pursuant to the Company 2023 Option Confirmations or the Company 2025 Option Confirmations.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Convertible Notes” means, collectively, the Company 2023 Convertible Notes and the Company 2025 Convertible Notes.

“Company Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of February 24, 2020, by and among the Company, certain material Subsidiaries of the Company, as guarantors, Bank of America, N.A. and each of those additional lenders that are a party to such agreement, as amended by that certain Amendment No. 1, dated as of May 26, 2020 and as further amended or supplemented from time to time in accordance with the terms thereof.

“Company Employee” means each individual who is an employee of the Company or its Subsidiaries as of the Effective Time.

“Company Equity Plans” means the 2014 Equity Incentive Plan of the Company and the 2015 Ellipse Technologies, Inc. Incentive Award Plan.

“Company ESPP” means the Company’s 2004 Amended and Restated Employee Stock Purchase Plan, as amended.

“Company Excluded Party” means any Person or group of Persons from whom the Company has received during the Window Shop Period a bona fide written Company Acquisition Proposal that (a) did not result from a material breach of Section 7.04, (b) in the event the Agreement is not terminated during the Window Shop Period, remains pending at the conclusion of the Window Shop Period and (c) the Company Board determines after consultation with its financial advisors and outside legal counsel prior to the end of the Window Shop Period constitutes or could reasonably be expected to lead to a Company Superior Proposal; provided, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person or group, such Person or group shall not be deemed to be a “Company Excluded Party” unless the Company shall have notified Parent that such Person has satisfied such criteria by no later than 5:00 pm (New York time) on the first Business Day following the end of the Window Shop Period (or, in the event a Company Acquisition Proposal was received on or following the twenty fifth (25th) day of the Window Shop Period, then by no later than 5:00 p.m. (New York time) on the first Business Day immediately following five (5) days after the end of the Window Shop Period); provided, further, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person or group, such Person or group shall immediately and irrevocably cease to be a “Company Excluded Party” if, at any time after the conclusion of the Window Shop Period, a Company Acquisition Proposal submitted by such Person is withdrawn, terminates or expires, it being understood that a modification of a Company Acquisition Proposal submitted by a Person or group will not be deemed to be a withdrawal or termination of such Company Acquisition Proposal.

“Company Exclusively Licensed Intellectual Property” means all Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries by a Third Party.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.01 (Organization and Corporate Power); Section 4.02 (Authorization; Valid and Binding Agreement); Section 4.03(d)(first two sentences only) (Company Capital Stock); Section 4.05 (No Breach) (solely with respect to clause (a) thereof); and Section 4.24 (Brokerage).

“Company Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate has had or would reasonably be expected to (a) have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) prevent or materially impair the ability of the Company to consummate the Merger by the End Date, other than, solely with respect to clause (a), any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from: (i) general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, to the extent such change or effect does not disproportionately adversely affect the Company and its Subsidiaries relative to other industry participants; (ii) acts of god, natural disasters, force majeure events, weather or environmental events, health emergencies, pandemics (including COVID-19) or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto (including COVID-19 Measures), to the extent such change or effect does not disproportionately adversely affect the Company and its Subsidiaries relative to other industry participants; (iii) geopolitical conditions, the occurrence or the escalation or worsening of any military, terrorist or cyberterrorism, civil or political unrest, acts of war, hostilities or sabotage, to the extent such change or effect does not disproportionately adversely affect the Company and its Subsidiaries relative to other industry participants; (iv) changes in general United States or global economic conditions or other general business, financial or market conditions, including changes in the financial, banking, currency or securities markets (including any disruption thereof), and changes in regulatory, legislative or political conditions, to the extent such change or effect does not disproportionately adversely affect the Company and its Subsidiaries relative to other industry participants; (v) changes in GAAP after the date hereof; (vi) changes in Laws or Orders after the date hereof, to the extent such change or effect does not disproportionately adversely affect such party relative to other industry participants; (vii) changes in and of itself in the Company’s stock price or the trading volume of the Company’s stock or any change in the credit rating of the Company (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (viii) the failure in and of itself of the Company to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (ix) the execution or delivery of this Agreement, the announcement or pendency of this Agreement or the Contemplated Transactions, the identity of the Parties or the taking of any action required or explicitly permitted by this Agreement or the other Transaction Documents, including the impact of any of the foregoing on the relationships of the Company or any of its Subsidiaries with Governmental Bodies, customers, franchisees, suppliers, partners, officers, employees or other material business relations; (x) Transactional Litigation; and (xi) any action taken by the Company or any of the Company’s Subsidiaries at Parent’s written request or with Parent’s written consent.

“Company Material Non-Exclusive Intellectual Property” means all Intellectual Property that is non-exclusively licensed to the Company or any of its Subsidiaries, that is material to the business of the Company and its Subsidiaries.

“Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Plan” means a Plan that the Company or any of its Subsidiaries sponsors, maintains, contributes to, or is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, independent contractor (who is a natural person) or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any Liability. For clarity, “Company Plans” includes “Company Equity Plans” and the “Company ESPP.”

“Company Preferred Stock” means the preferred stock of the Company, par value $0.001 per share.

“Company PRSU Award” means each award of performance restricted stock units representing the right to vest in and be issued shares of Company Common Stock granted pursuant to a Company Equity Plan.

“Company RSU Award” means each award of restricted stock units representing the right to vest in and be issued shares of Company Common Stock granted pursuant to a Company Equity Plan, other than each Company PRSU Award.

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) that the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (i) is reasonably capable of being consummated in accordance with its terms and (ii) if consummated, would be more favorable, from a financial point of view, to the stockholders (in their capacity as such) of the Company than the Contemplated Transactions (taking into account any legal, regulatory, timing, financing and other aspects of such Company Acquisition Proposal (including certainty of closing), the Person making the Company Acquisition Proposal and any revisions to this Agreement made or proposed by Parent pursuant to Section 7.04(b).

“Company Warrant” means each outstanding warrant to purchase shares of Company Common Stock pursuant to the Company 2023 Warrant Confirmations or the Company 2025 Warrant Confirmations.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contemplated Transactions” means each of the transactions contemplated by this Agreement, including the Merger.

“Contract” means any written or oral agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates, in each case excluding any Company Plan.

“Copyrights” means copyrights and equivalent rights in copyrightable subject matter, including all published and unpublished works of authorship and the registrations and applications, and renewals, extensions, restorations, and reversions thereof.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“DTC” shall mean The Depository Trust Company.

“Environmental Laws” means all applicable Laws, and all judicial and administrative orders and determinations that are binding upon the Company or Parent, as applicable, and all applicable policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, and all Permits issued or required to be issued thereunder.

“ERISA Affiliate” means, with respect to any entity, any other entity, trade or business (whether or not incorporated) which is, or has at any relevant time been, treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Fraud” means actual and intentional fraud under the common law of Delaware (and shall exclude any claim based on equitable fraud, constructive knowledge, reckless or negligent misrepresentation or any similar theory).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Good Clinical Practices” means the standards for good clinical practices relating to the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials as required by applicable Law, including those contained in 21 C.F.R. Parts 50, 54, 56 and 312 and other applicable regulations promulgated under the FDCA and the PHSA, as applicable.

“Good Laboratory Practices” means the standards for conducting non-clinical laboratory studies as required by applicable Law, including those contained in 21 C.F.R. Part 58 as in effect at the time of such studies, and the requirements thereunder imposed by the FDA, and the equivalent applicable Laws by a comparable foreign Governmental Body in any other country or jurisdiction in which Products are tested, used or sold.

“Good Manufacturing Practices” means the current good manufacturing practices for drugs and finished pharmaceutical products, and medical devices required by applicable Law, including those contained in 21 C.F.R. Parts 210, 211, and 820 as in effect at the time of manufacture, and the equivalent applicable Laws by a comparable foreign Governmental Body in any other country or jurisdiction in which Products are manufactured, used or sold.

“Good Tissue Practices” means the current good tissue practices for HCT/Ps required by applicable Law, including those contained in 21 C.F.R. Part 1271 as in effect at the time of manufacture, and the equivalent applicable Laws by a comparable foreign Governmental Body in any other country or jurisdiction in which Products are manufactured, used or sold.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined or designated as dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means all applicable Laws and Orders to which the Company and its Subsidiaries are subject (i) relating to healthcare, healthcare providers and facilities, participation in federal health care programs, the practice of medicine, institutional and professional licensure, medical documentation and physician orders, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, corporate practice of medicine, claims processing, medical necessity, medical information privacy and security, patient confidentiality and informed consent, hiring of employees or health care providers or acquisition of services from Persons excluded from participation in federal health care programs, standards of care, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events, advertising or marketing of healthcare services, or the enforceability of restrictive covenants on health care providers; or (ii) governing or relating to the design, manufacturing, testing, distribution, sale, marketing, advertising, ordering or referring of, or the billing, coding or payment for medical devices, biological products, human cells, tissues, and cellular or tissue-based products (“HCT/Ps”), or other products or services pertaining to health care. Healthcare Laws includes, but is not limited to, the FDCA, the Medical Devices Regulation, the Medical Devices Directive, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), TRICARE (10 U.S.C. § 1071 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), state anti-kickback statutes, the federal self-referral law (42 U.S.C. § 1395nn), state self-referral laws, criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Clinical Laboratory Improvement Act (42 U.S.C. § 263a et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the No Surprises Act (Title XXVII of the Public Health Service Act), the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Prescription Drug Marketing Act of 1987, the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Comprehensive Drug Abuse Prevention and Control Act of 1970 and any amendments thereto, the Controlled Substances Act and any amendments thereto, Pricing Reporting Laws, all regulations or guidance promulgated pursuant to such Laws and any comparable non-U.S. Law, and any other similar federal, state or non-U.S. Law that regulates the provision of healthcare or the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling, pricing or marketing of biological products, HCT/Ps, or medical devices, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320-d—1320d-9), as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of Division A and Title IV of Division B, and all implementing regulations.

“Indentures” means each of the Company 2023 Notes Indenture and the Company 2025 Notes Indenture.

“Intellectual Property” means all of the following, and rights in, arising out of, or associated therewith, throughout the world: (a) Trademarks; (b) Patents; (c) Trade Secrets; (d) Copyrights; (e) Internet domain names and social media identifiers; and (f) all other intellectual property rights, whether or not subject to Patent, Copyright, Trademark or other intellectual property registration or classification, now known in any jurisdiction worldwide.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Knowledge” of Parent or the Company, as applicable, means, with respect to any matter in question, the actual knowledge of any of such Party’s executive officers listed on Section 1.01 of the Company Disclosure Letter (such persons, the “Company Knowledge Persons”) or Section 1.01 of the Parent Disclosure Letter (such persons, the “Parent Knowledge Persons”), as applicable, in each case after reasonable inquiry of their direct reports.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, for the sake of clarity, includes Healthcare Laws and Environmental Laws.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or restriction, in each case, other than transfer restrictions under applicable securities laws.

“Medical Devices Directive” means Directive 93/42/EEC.

“Medical Devices Regulation” means Regulation (EU) 2017/45.

“Non-U.S. Plan” means a Company Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not U.S. Law also applies).

“Order” means any decision, award, writ, judgment, decree, ruling, verdict, injunction, assessment, penalty, or similar order made, issued or entered by, or settlement with, any Governmental Body.

“Organizational Documents” means, with respect to any Person (other than a natural Person), (a) the certificate or articles of incorporation, organization, amalgamation or continuation and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, limited liability agreement, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Acquisition Proposal” means any indication of interest, inquiry, proposal or offer, whether or not in writing, from any Person (other than the Company or any of its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to any transaction or series of transactions involving the (a) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of Parent and its Subsidiaries, taken as a whole, (b) direct or indirect issuance, acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of Parent or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, (c) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization or other similar transaction that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of any class of equity securities of Parent or any of its Subsidiaries whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole, (d) the sale, transfer, lease, exclusive license or other divestiture or disposition by Parent of any business line, product line, Intellectual Property or other assets of Parent and/or its Subsidiaries that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market thereof) of Parent and its Subsidiaries, taken as a whole, or (e) any combination of the foregoing clauses (a) through (d).

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Class B Common Stock” means the shares of Class B common stock, par value $0.001 per share, of Parent.

“Parent Class C Common Stock” means the shares of Class C common stock, par value $0.001 per share, of Parent.

“Parent Common Stock” means, collectively, the Parent Class A Common Stock, the Parent Class B Common Stock and the Parent Class C Common Stock.

“Parent Equity Award” means each Parent Option, Parent Restricted Share, Parent RSU Award or other equity award issued pursuant to a Parent Equity Plan.

“Parent Equity Plans” means each of Parent’s 2008 Stock Plan, Parent’s 2012 Equity Incentive Plan, and Parent’s 2021 Equity Incentive Plan, in each case, as amended.

“Parent Excluded Party” means any Person or group of Persons from whom Parent has received during the Window Shop Period a bona fide written Parent Acquisition Proposal that (a) did not result from a material breach of Section 7.05, (b) in the event the Agreement is not terminated during the Window Shop Period, remains pending at the conclusion of the Window Shop Period and (c) the Parent Board determines after consultation with its financial advisors and outside legal counsel prior to the end of the Window Shop Period constitutes or could reasonably be expected to lead to a Parent Superior Proposal; provided, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person or group, such Person or group shall not be deemed to be a “Parent Excluded Party” unless Parent shall have notified the Company that such Person or group has satisfied such criteria by no later than 5:00 pm (New York time) on the first Business Day following the end of the Window Shop Period (or, in the event a Parent Acquisition Proposal was received on or following the twenty fifth (25th) day of the Window Shop Period, then by no later than 5:00 p.m. (New York time) on the first Business Day immediately following five (5) days after the end of the Window Shop Period); provided, further, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person or group, such Person or group shall immediately and irrevocably cease to be a “Parent Excluded Party” if, at any time after the conclusion of the Window Shop Period, a Parent Acquisition Proposal submitted by such Person or group is withdrawn, terminates or expires, it being understood that a modification of a Parent Acquisition Proposal submitted by a Person or group will not be deemed to be a withdrawal or termination of such Parent Acquisition Proposal.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 5.01 (Organization and Corporate Power), Section 5.02 (Authorization; Valid and Binding Agreement), Section 5.03(b) (first two sentences only) and (c) (Parent Capital Stock), Section 5.05 (No Breach) (solely with respect to clause (a) thereof); and Section 5.13 (Brokerage).

“Parent Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate, has had or would reasonably be expected to (a) have a material adverse effect on the business, assets, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or (b) prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger by the End Date, other than, solely with respect to clause (a), any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which Parent and its Subsidiaries operates, to the extent such change or effect does not disproportionately adversely affect Parent and its Subsidiaries relative to other industry participants; (ii) acts of god, natural disasters, force majeure events, weather or environmental events, health emergencies, pandemics (including COVID-19) or epidemics (or the escalation of any of the foregoing) and any governmental or industry responses thereto (including COVID-19 Measures), to the extent such change or effect does not disproportionately adversely affect Parent and its Subsidiaries relative to other industry participants; (iii) geopolitical conditions, the occurrence or the escalation or worsening of any military, terrorist or cyberterrorism, civil or political unrest, any acts of war, hostilities, or sabotage, to the extent such change or effect does not disproportionately adversely affect Parent and its Subsidiaries relative to other industry participants; (iv) changes in general United States or global economic conditions or other general business, financial or market conditions, including changes in the financial, banking, currency or securities markets (including any disruption thereof), and changes in regulatory, legislative or political conditions, to the extent such change or effect does not disproportionately adversely affect Parent and its Subsidiaries relative to other industry participants; (v) changes in GAAP after the date hereof; (vi) changes in Laws or Orders after the date hereof, to the extent such change or effect does not disproportionately adversely affect Parent and its Subsidiaries relative to other industry participants; (vii) changes in and of itself in Parent’s stock price or the trading volume of Parent’s stock or any change in the credit rating of Parent (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (viii) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (ix) the execution or delivery of this Agreement, the announcement or pendency of this Agreement or the Contemplated Transactions, the identity of the Parties or the taking of any action required or explicitly permitted by this Agreement or the other Transaction Documents, including the impact of any of the foregoing on the relationships of Parent or any of its Subsidiaries with Governmental Bodies, customers, franchisees, suppliers, partners, officers, employees or other material business relations; (x) Transactional Litigation; and (xi) any action taken by Parent or any of the Subsidiaries of Parent at Company’s written request or with Company’s written consent.

“Parent Option” means each award granted pursuant to a Parent Equity Plan of an option to purchase shares of Parent Class A Common Stock.

“Parent Preferred Stock” means the preferred stock of Parent, par value $0.001 per share.

“Parent Restricted Share” means shares of Parent Class A Common Stock subject to vesting conditions based on continuing service, based on performance, or based on both continuing service and performance.

“Parent RSU Award” means each award of restricted stock units representing the right to vest in and be issued shares of Parent Class A Common Stock granted pursuant to a Parent Equity Plan.

“Parent Superior Proposal” means a bona fide written Parent Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) that the Parent Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (i) is reasonably capable of being consummated in accordance with its terms and (ii) if consummated, would be more favorable, from a financial point of view, to the stockholders (in their capacity as such) of Parent than the Contemplated Transactions (taking into account any legal, regulatory, timing, financing and other aspects of such Parent Acquisition Proposal (including certainty of closing), the Person making the Parent Acquisition Proposal and any revisions to this Agreement made or proposed by the Company pursuant to Section 7.06(a).

“Patents” means active patents (including utility and design patents), patent applications (including provisional, non-provisional, and national phase applications), and any patents granted therefrom, including any divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions, and renewals thereof.

“Permits” means all approvals, authorizations, certificates, clearances, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent (or which are being contested in good faith by appropriate proceedings) or which are not, individually or in the aggregate, significant, (c) zoning, entitlement, building and other land use regulations or restrictions imposed by governmental agencies having jurisdiction over the Company Real Property which are not violated by the current use and operation of such Company Real Property and that do not materially impair the occupancy, marketability or use of such real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Real Property that do not materially impair the occupancy, marketability or use of such real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (e) Liens arising under workers’ compensation, unemployment insurance and social security, (f) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents, (g) Liens arising from non-exclusive outbound licenses of Intellectual Property in the ordinary course of business, (h) security deposits and cash collateral securing performance bonds, leases and letters of credit in the ordinary course of business, (i) Liens, encumbrances or imperfections of title in the ordinary course of business which do not secure indebtedness for borrowed money or the deferred purchase price of any assets (or any guarantee thereof) and which do not and would not reasonably be expected to, individually or in the aggregate, materially impair the occupancy, marketability or use of such real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s and its Subsidiaries’ business, (j) Liens relating to intercompany borrowings among the Company and/or its wholly owned Subsidiaries, (k) Liens to be released at or prior to the Closing, (l) Liens securing obligations under the Company Credit Agreement or other indebtedness incurred after the date hereof not in contravention of this Agreement, so long as such Liens are released at or prior to the Closing in accordance with this Agreement (to the extent required hereby), (m) leases, subleases, licenses and occupancy agreements by the Company as landlord, sublandlord or licensor, (n) Liens disclosed on any title insurance policy held by the Company in existence on the date of this Agreement, (o) with respect to leased property, all Liens existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord, and (p) non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity or any Governmental Body.

“Personal Information” means all data relating to an identified or identifiable natural person, household or device (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual, household or device) or information that constitutes “personal data”, “personal information” or “personally identifiable information”, or any similar term, as defined in Privacy Laws applicable to the Company and its Subsidiaries.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement or agreement, whether written or unwritten, funded or unfunded, whether or not subject to ERISA, including all plans of such type under foreign laws and foreign equivalents but excluding any plan, policy, program, arrangement or agreement sponsored by any Governmental Body, and covering one or more current or former employees or directors of the Company and its Subsidiaries, including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, health, dental, vision, disability, life insurance, death benefit, health, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other benefit plan, policy, program, arrangement, or agreement.

“Pricing Reporting Laws” means, collectively, the applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the VA Federal

Supply Schedule (38 U.S.C. § 8126), the Medicare Part D Coverage Gap Discount Program, or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, or any equivalent non-U.S. Laws, rules or regulations by a comparable foreign Governmental Body.

“Privacy Laws” means all Laws regulating the privacy, security, protection and/or processing of Company data, including, without limitation, HIPAA, state data breach notification Laws, state health information protection Laws, state social security number protection Laws, Section 5 of the Federal Trade Commission Act, all state regulations related to unfair or deceptive trade practices, the Fair Credit Reporting Act, the Children’s Online Privacy Protection Act, the Electronic Communications Privacy Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, the Telephone Consumer Protection Act, the Americans with Disabilities Act and the Web Content Accessibility Guidelines, all Laws related to faxes, telemarketing and text messaging, and all Laws related to breach notification, privacy and/or information security.

“Products” means any medical device, durable medical equipment or other product that the Company or any of its current Subsidiaries is currently or at any time since December 31, 2019 has been manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by the Company.

“Representative” means the directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Sanctioned Country” means any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Sanctions Laws, which currently comprise Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under any Sanctions Laws, including the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (i) any Person identified in any list of Sanctioned Persons maintained by (A) the United States Department of Treasury, Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State, (B) Her Majesty’s Treasury of the United Kingdom, (C) any committee of the United Nations Security Council, or (D) the European Union, (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (iii) any Person directly or indirectly fifty percent (50%) or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in the foregoing clauses (i) or (ii).

“Sanctions Laws” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified Persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any applicable Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover Laws of any Governmental Body.

“Tax” or “Taxes” means any and all federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalty or addition thereto.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment, administration or collection of any Tax, including all information returns relating to Taxes of Third Parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Parent or any of their respective Affiliates or Representatives.

“Trade Secrets” means trade secrets, know-how, and any other proprietary or confidential information, including customer, distributor, consumer, and supplier lists and data, technology, clinical and technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models, and methodologies, in each case that derive independent economic value from not being generally known.

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, logos, slogans, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.

“Transaction Documents” means this Agreement, the Voting Agreement, the Exchange Agent Agreement and the certificates delivered pursuant to Section 7.16(a), Section 8.02(d) and Section 8.03(d).

“Transaction Litigation” means any claim or legal proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company or Parent, the Company Board or Parent Board, any committee thereof and/or any of the Company’s or Parent’s directors or officers, each as applicable, relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions including any such claim or legal proceeding based on allegations that the Company’s or Parent’s entry into this Agreement, as applicable, or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Company Board or Parent Board or any officer of the Company or Parent, each as applicable.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Window Shop Period” means the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the date that is thirty (30) days after the date of this Agreement; provided, that solely for purposes of determining the amount of the Company Termination Fee pursuant to Section 9.03(i) or the amount of the Parent Termination Fee pursuant to Section 9.03(j), as applicable, and solely in the case of a Company Excluded Party or Parent Excluded Party, as applicable, that first submits a Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, to the Company or Parent, as applicable, on or following the twenty fifth (25th) day of such thirty (30) day period, then the “Window Shop Period” shall be extended until the date that is thirty five (35) days after the date of this Agreement.

Section 1.02. Other Defined Terms.

The below table lists the sections where the below terms are defined.

Term	Location
Additional Directors	Section 2.06(b)
Agreement	Preamble
Anti-Corruption Laws	Section 4.10(f)
Book-Entry Share	Section 3.03
Cancelled Shares	Section 3.01(a)(i)
CERCLA	Section 4.19(d)
Certificate	Section 3.03
Certificate of Merger	Section 2.03
Claim Expenses	Section 7.09(b)
Clean Team Agreement	Section 7.01(f)
Closing	Section 2.02
Closing Date	Section 2.02
CMS	Section 4.21(i)
Company	Preamble
Company 401(k) Plan	Section 7.08(c)
Company Adverse Recommendation Change	Section 7.04(b)
Company Annual Meeting Portion	Section 7.03(a)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Knowledge Persons	Definition of Knowledge
Company Material Contract	Section 4.14(a)
Company Material Intellectual Property	Section 4.15(f)
Company Notice Period	Section 7.04(b)
Company Organizational Documents	Section 4.01
Company Permits	Section 4.21(a)
Company Real Property	Section 4.12(c)
Company Real Property Lease	Section 4.12(c)
Company Real Property Leases	Section 4.12(c)
Company Regulatory Agency	Section 4.21(a)
Company Safety Notices	Section 4.21(f)
Company SEC Documents	Section 4.07(a)
Company Stockholder Approval	Section 4.02
Company Stockholders	Recitals
Company Stockholders’ Meeting	Section 7.03(a)
Company Subsidiary Securities	Section 4.04
Company Tax Certificate	Section 7.16(a)
Company Tax Counsel	Section 7.16(a)
Company Termination Fee	Section 9.03(i)

Company Transaction Documents	Section 4.02
Confidentiality Agreement	Section 7.01(f)
control	Definition of Affiliate
controlled	Definition of Affiliate
controlling	Definition of Affiliate
Converted PRSU	Section 3.02(b)(ii)(B)
Credit Agreement Termination	Section 7.17
D&O Claim	Section 7.09(b)
DEA	Section 4.21(a)
Defaulting Party	Section 9.03(k)
DGCL	Section 2.01
DOJ	Section 4.21(i)
Effective Time	Section 2.03
Eligible Shares	Section 3.01(a)(ii)
End Date	Section 9.01(d)(ii)
Enforceability Exceptions	Section 4.02
ERISA	Section 4.18(a)
Exchange Act	Section 4.06
Exchange Agent	Section 3.04(a)
Exchange Agent Agreement	Section 3.04(a)
Exchange Fund	Section 3.04(a)
Exchange Ratio	Recitals
Exchanged PRSU	Section 3.02(b)
Exchanged RSU	Section 3.02(a)
FCPA	Section 4.10(g)
FDA	Section 4.21(a)
FDCA	Section 4.21(a)
Forum	Section 10.06(b)
HHS-OIG	Section 4.21(i)
HSR Act	Section 4.06
Indemnified Party	Section 7.09(b)
Intended Tax Treatment	Section 7.16(a)
Intentional and Material Breach	Section 9.02
Joint Proxy Statement	Section 7.02(a)
Leased Real Property	Section 4.12(c)
Maximum Premium	Section 7.09(c)
Measurement Date	Section 4.03(a)
Merger	Recitals
Merger Consideration	Section 3.01(a)(ii)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Stockholder Consent	Section 5.02
NASDAQ	Section 4.02
New Plans	Section 7.08(b)
Non-Defaulting Party	Section 9.03(k)
Non-DTC Book-Entry Share	Section 3.04(c)
NYSE	Section 5.02
OECD Convention	Section 4.10(g)
Owned Real Property	Section 4.12(b)
Parent	Preamble
Parent 401(k) Plan	Section 7.08(c)
Parent Adverse Recommendation Change	Section 7.06(a)

Parent Annual Meeting Portion	Section 7.03(b)
Parent Balance Sheet Date	Section 5.08
Parent Board	Recitals
Parent Board Recommendation	Recitals
Parent Class A Common Stock	Recitals
Parent Disclosure Letter	Article V
Parent Knowledge Persons	Definition of Knowledge
Parent Notice Period	Section 7.06(a)
Parent SEC Documents	Section 5.07(a)
Parent Stockholder Approval	Section 5.02
Parent Stockholders	Recitals
Parent Stockholders’ Meeting	Section 7.03(b)
Parent Subsidiary Securities	Section 5.04
Parent Tax Certificate	Section 7.16(a)
Parent Termination Fee	Section 9.03(j)
Parent Transaction Documents	Section 5.02
Parties	Preamble
Party	Preamble
Payoff Amount	Section 7.17(a)
PHSA	Section 4.21(a)
Pre-Closing Period	Section 6.01(a)
Prohibited Payment	Section 4.10(g)
Registration Statement	Section 7.02(a)
Remedy Action	Section 7.07(b))
Required Regulatory Approval	Section 8.01(d)
Sarbanes-Oxley	Section 4.10(d)
SEC	Section 4.06
Securities Act	Section 4.06
Supporting Stockholders	Recitals
Surviving Corporation	Section 2.01
Surviving Provisions	Section 9.02
Trade Control Laws	Section 4.10(h)
UK Bribery Act	Section 4.10(g)
VA	Section 4.21(i)
VA OIG	Section 4.21(i)
Voting Agreement	Recitals
WARN	Section 4.20(c)

Section 1.03. Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, Annexes, disclosure letters, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Annexes, disclosure letters, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement, or in any parenthetical headings following section references, are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits and disclosure letters to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. References to “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.” All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) References to any Law shall be deemed to refer to such Law as amended from time to time and to any rules or regulations promulgated thereunder as of the referenced time.

(f) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

(g) Disclosure of any fact or item in the Company Disclosure Letter or Parent Disclosure Letter with respect to the correspondingly numbered representation, warranty or covenant of the Company or Parent, as applicable, in this Agreement shall be deemed to have been disclosed with respect to every other representation, warranty or covenant of the Company or Parent, as applicable, in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material.

ARTICLE II

THE MERGER

Section 2.01. The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Surviving Corporation shall continue to exist under the laws of the State of Delaware, with all of its rights, privileges, immunities, powers and franchises, unaffected by the Merger except as set forth in this Article II. After the Merger, the Surviving Corporation shall be a wholly owned Subsidiary of Parent.

Section 2.02. Closing. The closing of the Merger (the “Closing”) shall take place as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (the date on which the Closing actually occurs, the “Closing Date”), by electronic transmission of documents, or such other date or place as may be mutually agreed upon in writing by the Parties.

Section 2.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to herein as the “Effective Time”).

Section 2.04. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.05. Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time reads, except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 7.09. The bylaws of the Surviving Corporation shall, at the Effective Time and by virtue of the Merger, be amended to be the bylaws of Merger Sub, as in effect immediately prior to the Effective Time except that all references therein to Merger Sub shall be deemed to be references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 7.09.

Section 2.06. Directors and Officers of the Surviving Corporation and Parent.

(a) From and after the Effective Time, the initial directors and officers of the Surviving Corporation shall be the directors and executive officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

(b) At the Closing, Parent shall take all necessary corporate action to cause, as of the Effective Time, an increase in the size of the Parent Board to eleven (11) directors (including amending the Parent’s by-laws to increase the maximum board size to eleven (11) directors), and to authorize and effect the appointment to the Parent Board of three (3) additional directors proposed by the Company Board and acceptable to the Parent Board (the “Additional Directors”), each of whom shall be a director of the Company immediately prior to the date hereof and who shall serve until such individual’s successor is duly elected or appointed and qualified in accordance with applicable Law. One of the Additional Directors shall be appointed as a member of each of the three (3) classes of directors serving on the Parent Board. In the event any Additional Director is or becomes unable or unwilling prior to the Effective Time to serve on the Parent Board in the role identified, a replacement for such designee shall be determined prior to the Effective Time in accordance with the principles set forth in this Section 2.06(b).

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES

Section 3.01. Effect on Capital Stock in the Merger.

(a) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of shares of capital stock thereof:

(i) each share of Company Common Stock held in treasury or held or owned by the Company, Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) each share of Company Common Stock, other than any Cancelled Shares, outstanding immediately prior to the Effective Time (collectively, the “Eligible Shares”) shall be cancelled and converted into the right to receive a number of fully paid and non-assessable shares of Parent Class A Common Stock equal to the Exchange Ratio (such consideration, the “Merger Consideration”), subject to Section 3.05 and Section 3.07.

(b) Effect on Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of shares of capital stock thereof, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.02. Treatment of Company Equity Awards.

(a) Company RSU Awards. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder thereof, each Company RSU Award outstanding immediately prior to the Effective Time shall, (i) if held by a non-employee member of the Company Board, fully vest and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of Company Common Stock underlying such Company RSU Award as of immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) Business Days following the Closing Date (or on such later date as is required to comply with Section 409A of the Code) and (ii) if not held by an individual described in the preceding clause (i), automatically be converted and assumed or replaced by Parent, in accordance with, and remaining subject to, the terms and conditions of the applicable Company Equity Plan and award agreement by which it is evidenced, including any service-based vesting conditions and other relevant payment terms and conditions (after such conversion, an “Exchanged RSU”), except that (A) each Exchanged RSU shall be denominated and settled solely in shares of Parent Class A Common Stock, and (B) the number of shares of Parent Class A Common Stock subject to an Exchanged RSU shall be equal to the product of (x) the number of shares of Company Common Stock subject to the applicable Company RSU Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded to the nearest whole number of shares of Parent Class A Common Stock.

(b) Company PRSU Awards.

(i) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder thereof, each Company PRSU Award outstanding immediately prior to the Effective Time, other than any Company PRSU Award covered by Section 3.02(b)(ii), shall automatically be converted and assumed or replaced by Parent, in accordance with, and remaining subject to, the terms and conditions of the applicable Company Equity Plan and award agreement by which it is evidenced as each is in effect as of the date hereof, including any service-based and other relevant payment terms and conditions but excluding any performance-based vesting conditions (after such conversion, an “Exchanged PRSU”), except that (A) each Exchanged PRSU shall be denominated and settled solely in shares of Parent Class A Common Stock, (B) each Exchanged PRSU shall no longer be subject to performance-based vesting conditions and shall be subject solely to service-based vesting conditions, and (C) the number of shares of Parent Class A Common Stock subject to an Exchanged PRSU shall be equal to the product of (x) the number of shares of Company Common Stock subject to the applicable Company PRSU Award immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded to the nearest whole number of shares of Parent Class A Common Stock. For purposes of this Section 3.02(b), the number of shares of Company Common Stock subject to a Company PRSU Award immediately prior to the Effective Time shall be equal to (i) in the case of a Company PRSU Award granted in 2021, 100% of the target number of shares of Company Common Stock subject to such Company PRSU Award immediately prior to the Effective Time or (ii) in the case of a Company PRSU Award granted in 2022, 100% of the target number of shares of Company Common Stock subject to such Company PRSU Award immediately prior to the Effective Time; provided, however, that to the extent the

Effective Time occurs in the 2024 calendar year, the percentages set forth in clauses (i) and (ii) shall be adjusted to reflect actual 2023 performance (to the extent reasonably determinable prior to the Effective Time) as determined in accordance with the applicable grant or award agreement.

(ii) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder thereof, certain Company PRSU Awards held by consultants to the Company will be treated as follows:

(A) each Company PRSU Award outstanding immediately prior to the Effective Time and set forth on Section 3.02(b)(ii)(A) of the Company Disclosure Letter shall fully vest and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of Company Common Stock subject to such Company PRSU Award immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) Business Days following the Closing Date (or on such later date as is required to comply with Section 409A of the Code); and

(B) each Company PRSU Award outstanding immediately prior to the Effective Time and set forth on Section 3.02(b)(ii)(B) of the Company Disclosure Letter shall automatically be converted and assumed or replaced by Parent, in accordance with, and remaining subject to, the terms and conditions of the applicable Company Equity Plan and award agreement by which it is evidenced, including any service-based and performance-based vesting conditions and other relevant payment terms and conditions (after such conversion, a “Converted PRSU”), except that (x) each Converted PRSU shall be denominated and settled solely in shares of Parent Class A Common Stock, and (y) the number of shares of Parent Class A Common Stock subject to a Converted PRSU shall be equal to the product of (i) the number of shares of Company Common Stock subject to the applicable Company PRSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded to the nearest whole number of shares of Parent Class A Common Stock.

For purposes of this Section 3.02(b)(ii), the number of shares of Company Common Stock subject to such Company PRSU Award immediately prior to the Effective Time shall be equal to 100% of the target number of shares of Company Common Stock subject to such Company PRSU Award immediately prior to the Effective Time.

(c) Procedures. Prior to the Effective Time, the Parties shall adopt any resolutions that Parent and the Company determine are reasonably necessary to effectuate the provisions of this Section 3.02. Each Party shall provide the other Party with drafts of, and a reasonable opportunity to comment upon, all resolutions and other documents as may be required to effectuate the provisions of this Section 3.02.

(d) Administration. Parent shall take all action necessary to reserve for issuance a sufficient number of shares of Parent Class A Common Stock for delivery with respect to all Exchanged RSUs, Exchanged PRSUs and Converted PRSUs. Promptly following the Effective Time, Parent shall file and cause to be effective one or more registration statements under the Securities Act on Form S-8, Form S-3, Form S-1 or other appropriate form under the Securities Act, relating to shares of Parent Class A Common Stock issuable with respect to all Exchanged RSUs, Exchanged PRSUs and Converted PRSUs, and Parent shall cause such registration statements to remain in effect for so long as such Exchanged RSUs, Exchanged PRSUs and Converted PRSUs remain outstanding.

Section 3.03. Closing of the Company Transfer Books. At the Effective Time, (a) (i) each certificate formerly representing any share of Company Common Stock (each a “Certificate”) and (ii) each uncertificated share of Company Common Stock (each, a “Book-Entry Share”) shall cease to be outstanding and in either case shall represent only the right to receive the Merger Consideration as contemplated by Section 3.01(a) and all holders of Certificates or Book-Entry Shares shall cease to have any rights as Company Stockholders; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If after the Effective Time, a valid Certificate is presented to the Exchange Agent, to the Surviving Corporation or to Parent, such Certificate shall be cancelled and shall be exchanged as provided in this Article III.

Section 3.04. Exchange Fund; Exchange of Certificates; Cancellation of Book-Entry Positions.

(a) Prior to the Closing, Parent shall select a reputable bank, transfer agent or trust company, reasonably acceptable to the Company, to act as exchange agent in the Merger (the “Exchange Agent”) for the payment and delivery of the aggregate Merger Consideration pursuant to an exchange agent agreement (the “Exchange Agent Agreement”)reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall cause to be deposited with the Exchange Agent, for the benefit of the Company Stockholders, for exchange in accordance with this Article III through the Exchange Agent, on behalf of itself, (i) the maximum number of shares of Parent Class A Common Stock to be issued as Merger Consideration pursuant to Section 3.01(a) (to be represented by book-entry shares of Parent Class A Common Stock); and (ii) cash in an amount sufficient to make payments in lieu of fractional shares in accordance with Section 3.05(a) (the shares of Parent Class A Common Stock and cash amounts so deposited with the Exchange Agent pursuant to this Section 3.04(a) being referred to herein collectively as the “Exchange Fund”).

(b) With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, but in any event within five (5) Business Days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Class A Common Stock otherwise payable to such holder of Book-Entry Shares pursuant to Section 3.05(a).

(c) With respect to Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), Parent shall instruct, and use its commercially reasonable efforts to cause, the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter, the applicable Merger Consideration and a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.06) of any cash in lieu of fractional shares of Parent Class A Common Stock otherwise payable to such holder of Book-Entry Shares pursuant to Section 3.05(a) and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange Agent.

(d) Promptly following the Effective Time, Parent shall cause the Exchange Agent to mail to the record holders of Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Certificates shall be effected, and risk of loss and title to shares of Company Common Stock shall pass, only upon delivery of such Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration, as provided in Section 3.01(a). Upon surrender of a Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Certificate shall be entitled to receive (A) in exchange a certificate or evidence of shares in book-entry form representing the number of whole shares of Parent Class A Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.01(a) and (B) cash in lieu of any fractional shares of Parent Class A Common Stock pursuant to Section 3.05(a). Any such Certificate so surrendered shall immediately be cancelled. Until surrendered as contemplated by this Section 3.04(d), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Article III. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, any portion of the Merger Consideration may be issued or paid (in cash in lieu of fractional shares pursuant to Section 3.05(a)) to a Person other than the Person in whose name such Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise is in proper form for transfer, and the Person requesting such issuances and/or payments pays any transfer or other Taxes required by reason of such issuance and/or payment of the Merger Consideration to a person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of Parent that such Taxes have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance and/or payment of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Certificate.

(e) Any portion of the Exchange Fund that remains undistributed as of the date that is twelve (12) months after the Closing Date shall be delivered to Parent upon its request, and any holders of Certificates who have not theretofore surrendered their Certificates to the Exchange Agent in accordance with Section 3.04(d) or any holders of Certificates or Book-Entry Shares who have not cashed any check payable to them in respect of any cash in lieu of fractional shares of Parent Class A Common Stock issuable to such holders pursuant to Section 3.05(a) shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration (including any cash in lieu of fractional shares of Parent Class A Common Stock), subject to applicable abandoned property law, escheat law or similar Law.

(f) None of Parent, Merger Sub or the Surviving Corporation or any of their respective Affiliates shall be liable to any current or former Company Stockholder or to any other Person with respect to any Merger Consideration, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Certificate shall not have been surrendered or any check payable in respect of any cash in lieu of fractional shares of Parent Class A Common Stock issuable to such holders pursuant to Section 3.05(a) shall not have been cashed prior to five (5) years after the Closing Date (or immediately prior to such earlier date on which any portion of the Merger Consideration would otherwise escheat to or become the property of any Governmental Body), any portion of the Merger Consideration remaining in the Exchange Fund shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.05. No Fractional Shares; Certain Calculations; No Appraisal Rights.

(a) No fractional shares of Parent Class A Common Stock shall be issued in connection with the Merger, no dividends or distributions of Parent shall relate to such fractional share interests, no certificates or book-entry positions for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Parent Stockholder. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class A Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the aggregate net cash proceeds as determined below and (ii) a fraction, the numerator of which is such fractional part of a share of Parent Class A Common Stock, and the denominator is the number of shares of Parent Class A Common Stock constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all holders of Company Common Stock. As promptly as possible following the Effective Time, the Exchange Agent shall sell at then-prevailing prices on the NYSE such number of shares of Parent Class A Common Stock constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all holders of Company Common Stock, with the cash proceeds (net of all commissions, transfer taxes and other out-of-pocket costs and expenses of the Exchange Agent incurred in connection with such sales) of such sales to be used by the Exchange Agent to fund the foregoing payments in lieu of fractional shares. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Class A Common Stock pursuant to this Article III was not separately bargained-for consideration but merely represents mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Class A Common Stock.

(b) All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (e.g. 0.0001), where applicable.

(c) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the Company Stockholders in connection with the Merger.

Section 3.06. Withholding. Each of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct or withhold such amounts as are required under applicable Law to be deducted or withheld from the amounts payable (including shares of Parent Class A Common Stock deliverable) under this Agreement in accordance with the Code and any other applicable Law. Any such withheld or deducted amounts as are timely paid over to the appropriate Governmental Body shall be treated as though such amount had been paid to the Person in respect of whom such withholding was determined to be necessary.

Section 3.07. Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of shares Company Common Stock issued and outstanding prior to the Effective Time or Parent changes the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement shall be equitably adjusted to reflect such change; provided, that nothing in this Section 3.07 shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.08. Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to rights and property of Merger Sub and the Company, the officers and directors of Parent shall be further authorized to take such action. Parent and the Surviving Corporation also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent sends out the letters of transmittal to the Company Stockholders or otherwise issues evidence of shares in book-entry form representing shares of Parent Class A Common Stock and otherwise fulfils the Exchange Agent’s obligations in accordance with Section 3.04.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) Company SEC Documents filed with or furnished on or after December 31, 2020 until one (1) Business Day prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Company and each of its Subsidiaries has all requisite corporate or other entity power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership or leasing of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Company Material Adverse Effect. True and complete copies of the Organizational Documents of the Company (the “Company Organizational Documents”), each as in effect as of the date hereof, have been heretofore made available to Parent.

Section 4.02. Authorization; Valid and Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, and each other Transaction Document to which it is a party (collectively, the “Company Transaction Documents”), to perform its obligations hereunder and thereunder, and to consummate the Merger and the Contemplated Transactions, subject, in the case of the Merger, to the receipt of the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Capital Stock entitled to vote thereon in favor of the adoption of this Agreement and approval of the Merger (the “Company Stockholder Approval”). The Company Board has unanimously (i) determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable, fair to and in the best interests of, the Company and the Company Stockholders, (ii) approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger and (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and resolved to recommend that the Company Stockholders approve the Contemplated Transactions and adopt this Agreement. As of the date of this Agreement, except as may be expressly permitted by Section 7.04, such approvals, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn. No Takeover Law applies to this Agreement, any Company Transaction Document or the Contemplated Transactions. Except for the Company Stockholder Approval, no other corporate proceeding, including pursuant to the Laws of the State of Delaware or the listing standards of the NASDAQ Global Select Market (“NASDAQ”), on the part of the Company or any of its Subsidiaries is necessary to authorize or adopt this Agreement and each other Company Transaction Document, or to consummate the Merger and the Contemplated Transactions (except for the filing of the appropriate merger documents, the Registration Statement and Joint Proxy Statement as required by applicable Law). The Company has duly executed and delivered this Agreement and each other Company Transaction Document, and, assuming the due authorization, execution and delivery by Parent, Merger Sub and any other counterparty thereto, this Agreement and each other Company Transaction Document constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally and by general principles of equity (collectively, the “Enforceability Exceptions”).

Section 4.03. Company Capital Stock.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of February 6, 2023 (the “Measurement Date”), there were (i) 52,192,119 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued and outstanding, (iv) 6,806,264 shares of Company Common Stock and no shares of Company Preferred Stock issued and held in the treasury of the Company, (v) 1,077,540 shares of Company Common Stock underlying Company RSU Awards, (vi) 881,324 shares of Company Common Stock underlying Company PRSU Awards (treating for this purpose the performance-based vesting conditions to which such Company PRSU Award is subject as having been attained at “target” level), (vii) 2,795,942 shares of Company Common Stock reserved and available for issuance pursuant to future grants under the Company Equity Plans, (viii) 533,958 shares of Company Common Stock reserved for issuance under the Company ESPP, (ix) 6,948,512 shares of Company Common Stock reserved in respect of the Company Warrants with a Strike Price (as defined in the applicable Company 2023 Warrant Confirmations) of $104.8410 per share and 6,271,080 shares of Company Common Stock reserved in respect of the Company Warrants with a Strike Price (as defined in the applicable Company 2025 Warrant Confirmations) of $127.8350 per share, (x) 7,082,145 shares of Company Common Stock reserved for issuance upon conversion of the Company 2023 Convertible Notes, (xi) 6,512,265 shares of Company Common Stock reserved for issuance upon conversion of the Company 2025 Convertible Notes, (xii) 5,345,010 shares of Company Common Stock subject to the call options evidenced by the Company

2023 Option Confirmations and (xiii) 4,823,910 shares of Company Common Stock subject to the call options evidenced by the Company 2025 Option Confirmations.

(b) As of the close of business on the Measurement Date, (i) there was $450 million in aggregate principal amount of the Company 2023 Convertible Notes outstanding, (ii) there was $450 million in aggregate principal amount of the Company 2025 Convertible Notes outstanding, (iii) the Conversion Rate (as defined in the Company 2023 Notes Indenture) for the Company 2023 Convertible Notes was equal to 11.8778 shares of Common Stock (as defined in the Company 2023 Notes Indenture) per $1,000 of outstanding principal amount of Company 2023 Convertible Notes and (iv) the Conversion Rate (as defined in the Company 2025 Notes Indenture) for the Company 2025 Convertible Notes was equal to 10.7198 shares of Common Stock (as defined in the Company 2025 Notes Indenture) per $1,000 of outstanding principal amount of Company 2025 Convertible Notes.

(c) Section 4.03(c) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of outstanding Company RSU Awards and Company PRSU Awards, including, with respect to Company RSU Award and Company PRSU Award, (i) the number of shares of Company Common Stock subject thereto (which number represents, for outstanding awards subject to performance-based vesting under a Company Equity Plan, the “target” level), (ii) the holder thereof (redacted names acceptable), (iii) the date of grant, and (iv) the scheduled vesting dates.

(d) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of Company Common Stock were issued in compliance with all applicable Laws concerning the issuance of securities. Except as referred to in this Section 4.03 or as set forth on Section 4.03(d) of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company (other than the Company Call Options), (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or (v) bonds, debentures, notes or other indebtedness for borrowed money of the Company having the right to vote on any matters on which Company Stockholders may vote.

(e) All of the outstanding Company RSU Awards and Company PRSU Awards have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Company Equity Plans and applicable Laws.

Section 4.04. Subsidiaries. Section 4.04 of the Company Disclosure Letter lists all of the Subsidiaries of the Company, and for each Subsidiary the jurisdiction of formation. Each of the Subsidiaries of the Company is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization, except where failure to be so duly incorporated or organized, validly existing and/or in good standing would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens). None of the Company’s Subsidiaries has any other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are no outstanding or authorized options or other rights to acquire from any of the Company’s Subsidiaries, or any obligations of any of the Company’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of any of the Company’s Subsidiaries (collectively, “Company Subsidiary Securities”). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem, or otherwise acquire any of the Company Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Company Subsidiary Securities to which the Company or its Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Subsidiaries and as set forth on Section 4.04 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any material amount of capital stock or other equity or voting interests in any Person.

Section 4.05. No Breach. Except as set forth in Section 4.05 of the Company Disclosure Letter, the execution, delivery and performance of this Agreement or any of the other Company Transaction Documents by Company and, subject to obtaining the Company Stockholder Approval, the consummation of the Contemplated Transactions, do not and will not (a) conflict with or violate the Company Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law or Order to which the Company, its Subsidiaries or any of its or their properties or assets is subject or (c) with or without the giving of notice or lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien (other than any Permitted Lien) upon any assets of the Company or any of its Subsidiaries pursuant to, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other Person pursuant to, the provisions of any Company Material Contract; except, in the case of each of clauses (b) and (c) of this Section 4.05, for any conflicts, violations, consents, approvals, authorizations, breaches, defaults, terminations, cancellations, accelerations, penalties, repayment obligations, special assessments or additional payments, Liens, waivers, filings, exemptions or other actions which would not have a Company Material Adverse Effect.

Section 4.06. Consents, etc. Except for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other Antitrust Law, (b) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Exchange Act”), (c) the filing of the Registration Statement under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), (d) any filings required under state or foreign securities Laws, including any “blue sky” Laws, (e) any filings required by NASDAQ, (f) the filing of the Certificate of Merger, and (g) any filings the failure of which to make would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or any of the other Company Transaction Documents or the consummation of the Contemplated Transactions. Other than as stated above or as set forth on Section 4.06 of the Company Disclosure Letter, no consent, approval or authorization of any Governmental Body is required to be obtained by the Company or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or any of the other Company Transaction Documents or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not have a Company Material Adverse Effect.

Section 4.07. SEC Reports; Disclosure Controls and Procedures.

(a) The Company has timely filed or furnished all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2019 (such reports or documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish, or files or furnishes any form, report or other document with the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), each as in effect on the date so filed or furnished, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto at such time; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments, and any other adjustments described therein (or with respect to pro forma financial information, subject to the qualifications stated therein)).

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) reasonably designed to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2019, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d) Except as would not have a Company Material Adverse Effect, since December 31, 2019, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer or auditor of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review. To the Company’s Knowledge, there are no SEC inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company.

(f) Neither the Company nor any of its Subsidiaries is a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

Section 4.08. No Undisclosed Liabilities. Except (a) as and to the extent disclosed, reflected or reserved against on the unaudited consolidated balance sheet of the Company as of the Company Balance Sheet Date (or disclosed in the notes to such balance sheet) that is included in the Company SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) arising out of or in connection with this Agreement, any Company Transaction Document or the Contemplated Transactions, the Company, together with its Subsidiaries, does not have any Liabilities required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the notes to such balance sheet) that would have a Company Material Adverse Effect.

Section 4.09. Absence of Certain Developments. From the Company Balance Sheet Date to the date hereof, there has not been any Company Material Adverse Effect. Except as in connection with the Contemplated Transactions, since the Company Balance Sheet Date, the Company and each of its Subsidiaries have carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither the Company nor its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Sections 6.01(b)(i), (ii), (vi), (vii), (viii), (x), and (xiv) if such covenants had been in effect as of the Company Balance Sheet Date.

Section 4.10. Compliance with Laws.

(a) The Company and its Subsidiaries are, and have been since December 31, 2017, in compliance with all Laws, including all Healthcare Laws, applicable to them or any of the properties or other assets, businesses or operations of the Company and its Subsidiaries, except where any noncompliance would not have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, since December 31, 2017, (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body that (A) alleges any violation or noncompliance or any pending or threatened investigation by any such Governmental Body, of any applicable Law, including any Healthcare Laws, and to the Company’s Knowledge, there is no such investigation or inquiry pending or (B) asserts any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Company Permit and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c) Since December 31, 2017, the Company and each of its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and regulatory authorities and any applicable federal or foreign regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings or pay such fees and assessments would not have a Company Material Adverse Effect.

(d) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries and, to the Knowledge of the Company, each of their respective officers and directors (in their capacities as such) is in compliance in all material respects, and has since December 31, 2019 complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(e) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with applicable Law, including the EU General Data Protection Regulation 2016/679/EU of April 27, 2016, as applicable, as well as applicable contractual requirements and its own published policies, relating to privacy, data protection and the collection, transfer and use of personally identifiable information collected, used or held for use by the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, no Actions, investigations by any Governmental Body, are pending, or since December 31, 2017 threatened in writing, against the Company or any of its Subsidiaries alleging a violation of any applicable Law concerning the privacy data protection, processing, transfer or security of such information and (iii) to the Knowledge of the Company, since December 31, 2017, neither the Company nor its Subsidiaries have suffered any data breaches or security incidents that have resulted in unauthorized access to any personally identifiable information collected, used or held for use by the Company or any of its Subsidiaries.

(f) Except as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries nor any of the Company Knowledge Persons are aware of any fact which would reasonably be expected to result in a violation of FCPA, OECD Convention, UK Bribery Act, or any other applicable anti-bribery or anti-corruption Law (collectively, the “Anti-Corruption Laws”).

(g) Except as would not have a Company Material Adverse Effect, neither the Company, its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, or employees while acting on behalf of the Company or any of its Subsidiaries has, at any time since December 31, 2017, (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or is in violation of any provision of the UK Bribery Act of 2010 (the “UK Bribery Act”), (iv) violated any Anti-Corruption Law in any other country or jurisdiction where the Company and or Subsidiaries operate, (v) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA, the UK Bribery Act, or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (vi) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment or (vii) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery.

(h) Except as would not reasonably be expected to have a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of their respective officers, directors or employees acting on their behalf, is currently, or has since December 31, 2017 been: (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaging in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of any licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(i) Since December 31, 2017, except as would not have a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or any of its Subsidiaries, received from any Governmental Body or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Body; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws, or Trade Control Laws.

Section 4.11. Transactions with Affiliates. Since December 31, 2019 through the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

Section 4.12. Title to Assets; Real Properties.

(a) The Company and its Subsidiaries have good and valid title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the material tangible personal property and other material tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not have a Company Material Adverse Effect.

(b) Except as set forth in Section 4.12(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any real property (the “Owned Real Property”). Section 4.12(b) of the Company Disclosure Letter contains a true, correct, current, and complete list of the street address of each parcel of Owned Real Property. The Company or one of its Subsidiaries has good and valid fee simple title to the Owned Real Property free and clear of all Liens other than Permitted Liens.

(c) Section 4.12(c) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all real property having annual rental payments in excess of $25,000 leased by the Company and/or its Subsidiaries, with summary information therefore (it being understood that such list constitutes a summary for the convenience of Parent and the information therein shall be qualified in all respects by the text of such leases). The Company has made available to Parent a true and complete copy, as of the date hereof, of all leases, licenses and occupancy agreements affecting the leased real property of the Company having annual rental payments in excess of $300,000 (the “Leased Real Property” and together with the Owned Real Property, the “Company Real Property”), including all amendments, extensions, renewals, guaranties, estoppels and subordination agreements with respect thereto (each, a “Company Real Property Lease” and collectively, the “Company Real Property Leases”. Except as would not have a Company Material Adverse Effect: (i) the Company Real Property Leases are legal, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the Knowledge of the Company, each of the other parties thereto, and enforceable in accordance with its terms against the Company or its Subsidiaries (as the case may be), and in full force and effect, and the Company or one of its Subsidiaries holds a valid and existing leasehold interest in the Company Real Property under each such Company Real Property Lease, subject only to the Permitted Liens, (ii) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Third Party to the applicable Company Real Property Leases, is in breach or default under any such Company Real Property Lease, (iii) since December 31, 2019, no event has occurred which, if not remedied, would result in a default by the Company or any of its Subsidiaries under the Company Real Property Leases, and, to the Knowledge of the Company, no event has occurred which, if not remedied, would result in a default by any Third Party under the Company Real Property Leases, (iv) since December 31, 2019, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to the Company Real Property and (v) since December 31, 2019, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body or other Person that the use and occupancy of any of the Company Real Property, as currently used and occupied, violate any deed restrictions or similar restrictions or agreements, or zoning, subdivision or other land use, or similar Laws.

Section 4.13. Tax Matters.

(a) Except as would not have a Company Material Adverse Effect:

(i) (A) the Company and its Subsidiaries have duly and timely filed or caused to be filed (taking into account any applicable extensions) all Tax Returns required to be filed by them; (B) such Tax Returns are true, complete and correct; (C) the Company and its Subsidiaries have paid all Taxes as are due and payable (whether or not shown on any Tax Return); and (D) as of the Company Balance Sheet Date, any Liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of the Company in accordance with applicable accounting practices and procedures;

(ii) since December 31, 2019, no claim has been made in writing by any Governmental Body in a jurisdiction in which neither the Company nor any of its Subsidiaries files Tax Returns that such Person is subject to taxation by that jurisdiction or required to file a Tax Return in such jurisdiction;

(iii) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries, except for Permitted Liens;

(iv) the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party;

(v) neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2);

(vi) (A) no U.S., federal, state, local or foreign Actions with or against a Governmental Body relating to Taxes are pending or being conducted with respect to the Company or any of its Subsidiaries and (B) all assessments for Taxes due from the Company or any of its Subsidiaries with respect to completed and settled Actions have been timely paid in full;

(vii) (A) there is no outstanding request for any extension (other than automatically granted extensions) of time for the Company or any of its Subsidiaries to pay any Tax or file any Tax Return, other than any such request made in the ordinary course of business, and (B) there is no outstanding waiver or extension (other than any automatically granted waivers or extensions) of any applicable statute of limitations for the assessment or collection of any Tax of the Company or any of its Subsidiaries;

(viii) (A) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or similar agreement (other than, in each case, any commercial agreement entered into in the ordinary course of business and any agreement that does not relate primarily to Taxes) and (B) neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries or any group comprised solely of one or more of the Company and any of its present or former Subsidiaries) or (ii) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor; and

(ix) neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355(a)(1)(A) (or any similar provision of state, local or non-U.S. Law) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. Law) occurring since December 31, 2020.

(b) To the Knowledge of the Company, there are no facts, agreements, plans or other circumstances, and neither the Company nor any of its Subsidiaries has taken or agreed to take any action or fail to take any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Notwithstanding anything to the contrary in this Agreement, Section 4.07, Section 4.18 (to the extent specifically related to Taxes) and this Section 4.13 contain the sole and exclusive representations and warranties of the Company in this Agreement regarding Tax matters, liabilities or obligations or compliance with Laws relating thereto.

Section 4.14. Contracts and Commitments.

(a) As of the date hereof and except as set forth in Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries, taken as a whole, that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries of any material assets (other than cash) or any material equity interests in any Person (other than any Subsidiary of the Company), other than the sale of inventory in the ordinary course of business consistent with past practice, which contains any material ongoing financial obligations, indemnification, “earn-out” or milestone payments or other contingent payment that are still in effect that are reasonably likely to result in claims in excess of $3,000,000 after the date hereof or (B) pursuant to which the Company or any of its Subsidiaries will acquire or dispose of any equity interest in any other Person other than the Company’s Subsidiaries in excess of $3,000,000;

(iii) collective bargaining agreement or Contract with any labor union, trade organization, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv) any material partnership, joint venture, limited liability company agreement or similar Contract relating to the formation, creation, operation, management or control of any joint ventures, partnerships, co-development, co-promotion, collaborations or similar arrangements;

(v) Contract (A) prohibiting or materially limiting in any material respect the right of the Company or its Subsidiaries (1) to compete in any line of business or (2) to conduct business with any Person or in any geographical area, (B) obligating the Company or its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party, or sell any product or service exclusively to a single party, or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any Product or service of the Company or its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;

(vi) Contract with each customer and supplier required to be listed on Section 4.23(a) of the Company Disclosure Letter;

(vii) any employment or consulting agreement with any current (A) executive officer of the Company or any of its Subsidiaries, (B) member of the Company Board, or (C) employee of the Company or any of its Subsidiaries, in each case earning an annual base salary or payment in excess of $150,000 (if performing services in the United States) or in excess of the local equivalent of $250,000 (if performing services outside the United States), other than those that are terminable by the Company or any such Subsidiary on without advance notice and without Liability to the Company and its Subsidiaries;

(viii) Contract that requires by its terms the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries in an amount having an expected value in excess of $10,000,000 in the current or any subsequent fiscal year, which cannot be cancelled by the Company or any of its Subsidiaries, as applicable, without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date), excluding indebtedness and commercially available off-the-shelf software licenses and Software-as-a-Service offerings, generally available patent license agreements entered into in the ordinary course of business, material transfer agreements, services agreements, clinical trial agreements and non-exclusive outbound licenses entered into in the ordinary course of business;

(ix) (A) any mortgages, indentures, guarantees, loans or credit agreements or other Contracts, in each case relating to outstanding indebtedness for borrowed money of the Company or any Subsidiary thereof having an aggregate principal (or committed amount) of $5,000,000 or more, other than intercompany indebtedness to or among the Company and its Subsidiaries or among any of its Subsidiaries or (B) any Contracts governing the terms of the Company Warrants, other than those enumerated in the definitions of Company 2023 Warrant Confirmations or Company 2025 Warrant Confirmations;

(x) Contract under which the Company or any of its Subsidiaries are expected to make annual capital expenditures in excess of $20,000,000 during the current or subsequent fiscal year;

(xi) Contract under which the Company or any of its Subsidiaries are expected to receive annual revenues in excess of $10,000,000 during the current or subsequent fiscal year;

(xii) Settlement agreement, or agreement entered into in connection with a settlement agreement, corporate integrity agreement, consent decree, deferred prosecution agreement, or other similar type of agreement with or imposed by any Governmental Body, in each case that has existing or contingent material performance obligations;

(xiii) Contract of the Company or any of its Subsidiaries relating to the settlement of any Action that provides for any continuing material Liabilities on the part of the Company or any of its Subsidiaries, which will involve payments after the date hereof of consideration in excess of $5,000,000; or

(xiv) Contract of the Company or any of its Subsidiaries that prohibits, materially limits or materially restricts the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or prohibits, materially limits or materially restricts the pledging of capital stock of the Company or any of its Subsidiaries.

Each such Contract described in clauses (i) through (xiv) of this Section 4.14(a), together with each Company Real Property Lease, is referred to herein as a “Company Material Contract.”

(b) Parent has been given access to a true, correct and complete copy as of the date hereof of all written Company Material Contracts, together with all amendments, waivers or other changes thereto.

(c) Except as would not have a Company Material Adverse Effect: (i) none of the Company or any of its Subsidiaries (A) is, or has received written notice that any Third Party to any Company Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under any Company Material Contract, (ii) to the Company’s Knowledge, there has occurred no event giving to any Third Party any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each such Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, except as enforcement may be limited by the Enforceability Exceptions. Except as would not have a Company Material Adverse Effect, as of the date hereof, no party to any Company Material Contract has given any written notice of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract.

Section 4.15. Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) (A) solely and exclusively own all right, title and interest in and to all Company Owned Intellectual Property and (B) to the Knowledge of the Company, is the sole and exclusive (as set forth in the applicable license agreement) licensee of all of the Company Exclusively Licensed Intellectual Property, in each case free and clear of all Liens (except for Permitted Liens and licenses granted thereunder) and (ii) to the

Knowledge of the Company, possess legally sufficient and enforceable rights to use all other Intellectual Property used in connection with the conduct of the Company’s and its Subsidiaries’ businesses as presently conducted; provided, however, that the foregoing shall not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 4.15(b) below. Except as would not have a Company Material Adverse Effect, and except as set forth on Section 4.15(a) of the Company Disclosure Letter, the Company Owned Intellectual Property and the Company Exclusively Licensed Intellectual Property are each (A) subsisting and, to the Knowledge of the Company, valid and enforceable and (B) not subject to any outstanding Order.

(b) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, neither the conduct of Company’s and its Subsidiaries’ businesses as presently conducted, nor the use of any Intellectual Property by the Company or its Subsidiaries as presently conducted, misappropriates, infringes on or otherwise violates the Intellectual Property of any Third Party in any material respect. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice of any pending Action with respect to any Intellectual Property of any Third Party. Except as would not have a Company Material Adverse Effect, as of the date hereof, there is no Action pending, or to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries or any of their respective Affiliates at Law or in equity by or before any Governmental Body alleging the violation, misappropriation or infringement of the Intellectual Property of any Third Party or that any of the Company Owned Intellectual Property or Company Exclusively Licensed Intellectual Property is invalid or unenforceable.

(c) Except as would not have a Company Material Adverse Effect and except as set forth on Section 4.15(c) of the Company Disclosure Letter, to the Knowledge of the Company, no Person is misappropriating, infringing or violating, any Company Owned Intellectual Property or Company Exclusively Licensed Intellectual Property.

(d) Except as would not have a Company Material Adverse Effect, each current and former employee of the Company or any of its Subsidiaries who works or worked in the Company’s or such Subsidiary’s business and each current and former independent contractor and consultant of the Company or any of its Subsidiaries who provides or provided services to the Company’s or such Subsidiary’s business, in each instance, who was or is involved in the invention, creation, development, design or modification of any material Intellectual Property assigned, by operation of law or by executing a valid and binding written agreement, assigning to the Company or one of its Subsidiaries all right, title, and interest in and to any such Intellectual Property invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s or consultant’s work for the Company or one of its Subsidiaries relating to the Company’s or such Subsidiary’s business.

(e) Except as would not have a Company Material Adverse Effect, each current and former employee of the Company or any of its Subsidiaries who works or worked in the Company’s or such Subsidiary’s business is subject to a non-disclosure or other confidentiality obligations with respect to confidential information of the Company or such Subsidiary.

(f) Except as has would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have taken commercially reasonable steps to maintain and protect all Trade Secrets included in the Company Owned Intellectual Property and the Company Exclusively Licensed Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole (“Company Material Intellectual Property”). To the Knowledge of the Company, except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no unauthorized disclosure of any such Trade Secrets.

(g) Except as would not have a Company Material Adverse Effect: (i) the IT Assets of the Company and its Subsidiaries are adequate for, and operate in all material respects as required by the Company and each of its Subsidiaries, to operate its business as presently conducted; (ii) the Company and its Subsidiaries have implemented commercially reasonable measures designed to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption; (iii) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to its IT Assets; (iv) there has been no breach of any Personal Information processed by or on behalf of the Company or any of its Subsidiaries that applicable Law requires or required the Company to notify Governmental Bodies, affected individuals or other parties of such occurrence; and (v) neither the Company or any of its Subsidiaries have received any written notice, Order, complaint or other correspondence from any Governmental Body alleging a breach of, or non-compliance with, the Privacy Laws.

(h) Except as would not have a Company Material Adverse Effect, the Company or its Subsidiaries own and possess all right, title and interest in and to (or have the right pursuant to a valid and enforceable license or otherwise possess legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of the Company or such Subsidiary in substantially the same manner as presently conducted.

(i) Neither the execution and delivery of this Agreement or any Company Transaction Document, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or failure to consent to the continued use of, any rights of the Company in any Company Owned Intellectual Property, Company Exclusively Licensed Intellectual Property or Company Material Non-Exclusive Intellectual Property except, in each case, as would not have a Company Material Adverse Effect.

(j) Except as would not have a Company Material Adverse Effect, since December 31, 2019, neither the Company nor its Subsidiaries have (i) taken any action (or knowingly failed to take any action) that has resulted in the loss, lapse, abandonment, invalidity or unenforceability of any of the Company Material Intellectual Property, or (ii) abandoned any right to file an application for Patent, Trademark or Copyright.

Section 4.16. Litigation. There are no, and since December 31, 2019, there have not been, any Actions pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such, at law or in equity, or before or by any Governmental Body, and the Company and its Subsidiaries are not subject to or in violation of any Order, except, in each case, that would not have a Company Material Adverse Effect.

Section 4.17. Insurance. Except as would not have a Company Material Adverse Effect, (a) all insurance policies are in such amounts and against such risks as the Company or such Subsidiary reasonably has determined to be prudent, taking into account the industries in which the Company and such Subsidiary operates, and as is sufficient to comply with applicable Law, (b) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect and all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of such insurance policy, and (c) no notice of cancellation or termination has been received with respect to any insurance policy from the insurance provider.

Section 4.18. Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true, complete and correct list of all material Company Plans in effect on the date hereof. Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and, to the Knowledge of the Company, there are no existing circumstances that would reasonably be expected to jeopardize the qualification of such Company Plan. Except as would not have a Company Material Adverse Effect, each Company Plan has been established and maintained in accordance with the requirements of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable Laws. Without limiting the foregoing, except as would not have a Company Material Adverse Effect, (i) neither the Company nor its

Subsidiaries has any Liabilities under Section 4980H of the Code that, individually or in the aggregate, have had or is likely to result in a Liability to Company or its Subsidiaries, and (ii) each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable Treasury Regulations) with respect to any current or former service provider to the Company has been established and maintained and complies and has complied at all relevant times in form and operation with the applicable requirements of Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Plan that could reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(b) With respect to each material Company Plan, the Company has made available to Parent true and complete copies of the following (as applicable) prior to the date hereof: (i) the Plan document, including all amendments thereto or, with respect to any such unwritten Plan, a summary of all material terms thereof, (ii) the summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments, (iv) a copy of the most recent actuarial report for the Plan, (v) a copy of all material non-routine correspondence with any Governmental Body relating to a Company Plan received or sent within the last three (3) years, (vi) for a Company Plan intended to comply with Section 401(k) of the Code, the three (3) most recent discrimination testing results, and (vii) the most recent Internal Revenue Service determination or opinion letter.

(c) With respect to each Company Plan, except as would not have a Company Material Adverse Effect, (i) all required contributions to, and premiums payable in respect of, such Company Plan have been timely made or, to the extent not required to be made on or before the date hereof, have been properly accrued on the Company’s financial statements in accordance with GAAP, and (ii) there are no Actions pending, or to the Knowledge of the Company, threatened, other than routine claims for benefits.

(d) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has in the past six (6) years sponsored or contributed to, or maintains a Plan that is or was within the past six (6) years, (i) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Sections 3(37) and 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Company Plans obligates the Company or any of its Subsidiaries to provide a current or former employee, officer, director or independent contractor (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law at the sole expense of the participant and coverage through the end of the month of termination of employment or service.

(e) Neither the execution or delivery of this Agreement or any Company Transaction Document, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of some other event (including, but not limited to, a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former officer, director, independent contractor (who is a natural person) or employee of the Company or any of its Subsidiaries, (ii) increase any benefits or compensation otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any Company Plan, (iv) require the Company or its Subsidiaries to set aside any assets to fund any benefits under any Company Plan, (v) limit the ability to amend or terminate any Company Plan or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Section 4999 or Section 409A of the Code.

(f) With respect to each Non-U.S. Plan that is maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, except as would not have a Company Material Adverse Effect, (i) to the extent required to be funded, secured through an insurance policy or book-reserved, the fair market value of the assets of each such funded Non-U.S. Plan, the liability of each insurer for any such Non-U.S. Plan funded through insurance or the book reserve established for any such Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on an ongoing basis (actual or contingent) with respect to all current or former participants under such Non-U.S. Plan according the actuarial assumptions and valuation most recently used to determine employer contributions to such Non-U.S. Plan, (ii) each such Non-U.S. Plan required to be registered has been registered and has been maintained in all material respects in good standing with each applicable Governmental Body, and (iii) no Non-U.S. Plan that is maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries is a defined benefit pension plan.

Section 4.19. Environmental Compliance and Conditions. Except for matters that would not have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and since December 31, 2019 have been, in compliance with all Environmental Laws;

(b) the Company or its Subsidiaries holds, and are and have been in compliance since December 31, 2019 with, all authorizations, licenses and Permits required under Environmental Laws to operate its business as presently conducted;

(c) since December 31, 2019, neither the Company nor its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or Third Party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees arising under any actual or alleged violation of Environmental Laws, and to the Knowledge of the Company, no such Action has been threatened;

(d) neither the Company nor any of its Subsidiaries has disposed of or released any Hazardous Substance at any Company Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any other Environmental Laws;

(e) to the Company’s Knowledge, no Hazardous Substances are present or have been disposed of or released on, at, in or under any real property currently or formerly owned, leased or operated by the Company or its Subsidiaries for which the Company or its Subsidiaries has, or may have, Liability under Environmental Laws; and

(f) neither the Company nor any of its Subsidiaries has assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.20. Employment and Labor Matters.

(a) Since December 31, 2019, neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to, any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body and no employees of the Company or any of its Subsidiaries are represented by a labor union, works council or other employee representative body. Except as would have a Company Material Adverse Effect, since December 31, 2019, there has been no actual or threatened unfair labor practice charges, grievances, strikes, lockouts, work stoppages or other labor disputes against or affecting the Company or its Subsidiaries. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries will incur any notice, consultation or consent obligations with respect to any labor union, works council or other employee representative body in connection with the execution of this Agreement or any Company Transaction Document, or the consummation of the Contemplated Transactions.

(b) (i) Except as would not have a Company Material Adverse Effect, (i) there are no Actions or any disputes (other than routine individual grievances) pending or to the Company’s Knowledge threatened (A) between the Company or any of its Subsidiaries and any of their respective officers, directors, or employees or (B) by or before any Governmental Body affecting the Company or any of its Subsidiaries concerning employment matters, and (ii) as of the date of this Agreement, to the Knowledge of the Company, no labor union, labor organization, works council or group of employees of the Company or its Subsidiaries has made a demand for recognition or certification.

(c) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are, and since December 31, 2019 have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws relating to wages, hours, human rights, immigration, discrimination, pay equity, workers’ compensation, safety and health, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law.

Section 4.21. Healthcare Laws.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold all material Permits, franchises, variances, registrations, exemptions and other governmental authorizations, approvals, and clearances, consents, approvals, and clearances, and have submitted all applicable notices to, all Governmental Bodies, including all authorizations as required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, the regulations of the Drug Enforcement Agency (“DEA”), and any other Governmental Body that regulates the design, development, testing, quality, identity, strength, purity, safety, efficacy, labeling, manufacturing, storage, distribution, import, export, marketing, promotion, advertising, detailing, or sale of the Company’s Products, including any premarket clearance or approval, the practice of medicine, or billing to a federal health care program (any such Governmental Body, a “Company Regulatory Agency”) necessary for the lawful operation of the businesses of the Company or any of its Subsidiaries as currently conducted (the “Company Permits”), and all such Company Permits are valid and in full force and effect. Except as would not have a Company Material Adverse Effect, since December 31, 2019, there has not occurred any material violation of, default under, or event giving to others, including any Governmental Body, any right of termination, revocation, amendment, non-renewal, cancellation, or material adverse modification of, with or without notice or lapse of time or both, any Company Permit. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits, and, since December 31, 2019, no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the termination, revocation, cancellation, non-renewal or material adverse modification of any Company Permit. Except as would not have a Company Material Adverse Effect, since December 31, 2019, neither the Company nor any of its Subsidiaries has (i) received written notice of any pending or threatened Action from the FDA, Company Regulatory Agency or other Governmental Body alleging , or (ii) made any material voluntary or involuntary disclosure to a Governmental Body stating that any operation or activity of the Company or any of its Subsidiaries is in violation in any material respect of any applicable Healthcare Law.

(b) Except as would not have a Company Material Adverse Effect, since December 31, 2019, all of the Company’s and its Subsidiaries’ Products have been designed, manufactured, imported, exported, processed, developed, labeled, stored, tested, marketed, promoted, advertised, detailed, distributed and sold by the Company or any of its Subsidiaries in all material respects in compliance with all applicable requirements under any Company Permit or Healthcare Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other Company Regulatory Agency. Except as would not have a Company Material Adverse Effect, to the Company’s Knowledge, since December 31, 2019, all applications, submissions, notifications and information required to be submitted by the Company or its Subsidiaries in connection with, any and all requests for Company Permits relating to the Company or any of its Subsidiaries when submitted to the FDA or other Company Regulatory Agency, were true, complete and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, notifications and information required under applicable Healthcare Laws have been submitted to the FDA or other applicable Company Regulatory Agency.

(c) Except as would not have a Company Material Adverse Effect, since December 31, 2019, neither the Company nor its Subsidiaries nor, to the Company’s Knowledge, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries), have committed any act, made any statement or failed to make any statement in each case, related to the business of the Company and its Subsidiaries and which, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Except as would not have, a Company Material Adverse Effect, neither the Company nor or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries) has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Body or convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in a debarment, exclusion, disqualification, or ineligibility under applicable Law, including, without limitation, 21 U.S.C. Section 335a and 42 U.S.C. Section 1320a-7, and no Actions that would reasonably be expected to result in such a debarment, exclusion, disqualification, or ineligibility are pending, or to the Knowledge of the Company, since December 31, 2019 threatened against the Company or any of its Subsidiaries, or to the Knowledge of the Company, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries). To the Knowledge of the Company, since December 31, 2019, and except as disclosed in Section 4.21(c) of the Company Disclosure Letter or except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice from the FDA or any other Governmental Body that it is being investigated for data or healthcare program fraud.

(d) Except as would not have a Company Material Adverse Effect, since December 31, 2019, the manufacture of Products by or on behalf of the Company and its Subsidiaries has been and is being conducted in compliance in all material respects with all applicable Laws including the current Good Manufacturing Practices and current Good Tissue Practices. Except as would not have a Company Material Adverse Effect, since December 31, 2019, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of their respective employees or independent contractors, has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Company Regulatory Agency alleging or asserting material noncompliance with any applicable Laws or Company Permits with respect to any Product of the Company or its Subsidiaries. Except as would not have a Company Material Adverse Effect, since December 31, 2019, no manufacturing site owned by the Company, its Subsidiaries, or to the Company’s Knowledge, any of their respective contractors is or has been subject to a shutdown or import or export prohibition imposed or requested by FDA or another Company Regulatory Agency. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, since December 31, 2019, no event has occurred which would reasonably be expected to lead to any Action by any Company Regulatory Agency or any FDA Form 483, warning letter, untitled letter, or other similar correspondence.

(e) Except as would not have a Company Material Adverse Effect, all studies, tests and preclinical and clinical trials being conducted by, or on behalf of, the Company or its Subsidiaries, have been since December 31, 2019 and are being conducted in compliance in all material respects with applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices. Except as would not to have a Company Material Adverse Effect, since December 31, 2019, the Company and its Subsidiaries have not received any written notices, correspondence or other communication from any institutional review board, the FDA or any other Company Regulatory Agency, recommending or requiring the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, since December 31, 2019, no event has occurred which would reasonably be expected to lead to the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries.

(f) Except as would not have a Company Material Adverse Effect, since December 31, 2017, the Company and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notification, field correction, market withdrawal, or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action, in each case relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or Product candidate (“Company Safety Notices”). Except as would not have a Company Material Adverse Effect, as of the date hereof, the Company and its Subsidiaries have no Knowledge of any facts which would reasonably be expected to cause (i) a Company Safety Notice with respect to any Product sold or intended to be sold by the Company or its Subsidiaries; (ii) a material change in the marketing classification or a material change in labeling of any such Products; or (iii) a termination, suspension or material modification of marketing or testing of any such Products. Except as would not have a Company Material Adverse Effect, the Company has not received or otherwise been made aware of any written notices, citations or decisions by any Governmental Body that any of the Products are defective or fail to meet any applicable standards promulgated by any such Governmental Body. Except as would not have a Company Material Adverse Effect, the Company has obtained, in all countries where it is marketing or has marketed any Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of such Products currently marketed by the Company in such countries.

(g) Except as would not have a Company Material Adverse Effect, the Company, its Subsidiaries, and to the Knowledge of the Company, their respective officers, directors, employees and agents (acting on behalf of the business of the Company and its Subsidiaries) are, and at all times since December 31, 2019 have been, in compliance in all material respects with all applicable Healthcare Laws. Except as would not have a Company Material Adverse Effect, there is no civil, criminal, administrative, or other Actions pending, received by or filed since December 31, 2019, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective officers, directors, employees or agents (acting on behalf of the business of the Company and its Subsidiaries) alleging any material violation by the Company or its Subsidiaries of any applicable Healthcare Laws.

(h) Since December 31, 2019, except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has distributed, documented, and reported Product samples in all material respects in accordance with applicable Healthcare Laws.

(i) Except as would not have a Company Material Adverse Effect, since December 31, 2019, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees has received written notice that it is subject to any pending or threatened investigation, claim, or enforcement Action by the FDA, the DEA, U.S. Department of Health and Human Services-Office of Inspector General (“HHS-OIG”), private whistleblowers, or Centers for Medicare & Medicaid (“CMS”), U.S. Department of Veterans Affairs (“VA”), VA Office of Inspector General (“VA OIG”), or U.S. Department of Justice (“DOJ,”), or any other state or non-U.S. equivalent Governmental Bodies pursuant to any Healthcare Laws in connection with the business of the Company and its Subsidiaries.

Section 4.22. Product Defects.

(a) Since January 1, 2019, all Products manufactured and sold by the Company or any of the Company’s Subsidiaries have been provided in conformity with the Company’s and the Company’s Subsidiaries’ applicable contractual commitments, warranties and specifications, except as would not have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, since December 31, 2019, the Company has not received or otherwise been made aware of any written notices, citations or decisions by any Governmental Body that any of the Products are defective or fail to meet any applicable standards promulgated by any such Governmental Body. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has obtained, in all countries where it is marketing or has marketed any Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies in such countries regulating the safety, effectiveness and market clearance of such Products currently marketed by the company in such countries.

Section 4.23. Material Relationships.

(a) Section 4.23(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the ten (10) largest customers (measured by aggregate billings) during the fiscal year ended on December 31, 2022 and (ii) the ten (10) largest direct purchase suppliers (measured by the aggregate amount purchased) of the Company and its Subsidiaries (taken as a whole) during the fiscal year ended on December 31, 2022.

(b) Except as set forth on Section 4.23(b) of the Company Disclosure Letter, since the Company Balance Sheet Date through the date hereof, no material customer or direct purchase supplier of the Company and its Subsidiaries listed on Section 4.23(a) of the Company Disclosure Letter has cancelled or terminated a Company Material Contract or notified the Company or its Subsidiaries in writing of any intention to do any of the foregoing.

Section 4.24. Brokerage. Other than as set forth on Section 4.24 of the Company Disclosure Letter, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company.

Section 4.25. Disclosure. None of the information supplied or to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Company Stockholders, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, at that time and in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which became false or misleading. The portions of the Joint Proxy Statement relating to the Company will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information not supplied by or on behalf of the Company for inclusion or incorporation by reference in the foregoing documents. The representations and warranties contained in this Section 4.25 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to the Company in writing by Parent specifically for use therein.

Section 4.26. Ownership of Parent Class A Common Stock. The Company and its Subsidiaries do not beneficially own, and do not have any interest in, and, in the last three (3) years, have not beneficially owned or had any interest in any shares of Parent Capital Stock, or other securities of Parent or any options, warrants or other rights to acquire any economic interest in, Parent.

Section 4.27. Takeover Statutes; No Rights Agreement.

(a) Assuming the accuracy of Parent’s and Merger Sub’s representation in Section 5.15, the Company Board has taken all action necessary to render Section 203 of the DGCL, all other potentially applicable state anti-takeover statutes and any similar provisions of the Company Organizational Documents inapplicable to the Merger.

(b) There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which the Company is a party or by which it is otherwise bound.

Section 4.28. Fairness Opinion. The Company Board has received an opinion from Bofa Securities, Inc., and as of the date of such opinion and based upon and subject to the matters set forth therein, including the various assumptions and limitations set forth therein, as to the fairness, from a financial point of view, to the Company Stockholders of the Exchange Ratio provided for in the Merger, and such opinion has not been withdrawn, revoked or modified as of the date hereof. A true and complete copy of such opinion shall be provided to Parent promptly after the date hereof.

Section 4.29. NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 7.16(A) AND SECTION 8.03(d), NEITHER THE COMPANY NOR ANY PERSON ON BEHALF OF THE COMPANY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS.

Section 4.30. NON-RELIANCE. NEITHER THE COMPANY NOR ITS SUBSIDIARIES IS RELYING, AND NEITHER THE COMPANY NOR ITS SUBSIDIARIES HAS RELIED, ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER BY OR ON BEHALF OF, PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV, THE CERTIFICATES DELIVERED PURSUANT TO SECTION 7.16(a) AND SECTION 8.03(d), AND THE VOTING AGREEMENT. SUCH REPRESENTATIONS AND WARRANTIES BY PARENT AND MERGER SUB CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF EACH OF PARENT AND MERGER SUB IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS AND THE COMPANY UNDERSTANDS, ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND EACH OF ITS SUBSIDIARIES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHETHER EXPRESS, IMPLIED OR STATUTORY ARE SPECIFICALLY DISCLAIMED BY EACH OF PARENT AND MERGER SUB. NEITHER PARENT NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE COMPANY OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE COMPANY, OR THE COMPANY’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO THE COMPANY IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed in (a) Parent SEC Documents filed with or furnished on or after December 31, 2020 until one (1) Business Day prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Parent to the Company concurrently with this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 5.01. Organization and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Parent and each of its Subsidiaries has all requisite corporate or other entity power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not have a Parent Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership or leasing of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not have a Parent Material Adverse Effect. True and complete copies of the Organizational Documents of Parent have been heretofore made available to the Company.

Section 5.02. Authorization; Valid and Binding Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, and each other Transaction Document to which it is a party (collectively, the “Parent Transaction Documents”), to perform their respective obligations hereunder and thereunder, and to consummate the Merger and the Contemplated Transactions, subject, in the case of the Merger, to the receipt of (a) the affirmative vote of the holders of a majority of the voting power of the shares of Parent Capital Stock present (in person or by proxy) at the Parent Stockholders’ Meeting in favor of the issuance of shares of Parent Class A Common Stock in connection with the Merger (the “Parent Stockholder Approval”) and (b) the written consent of Parent as the sole stockholder of Merger Sub to the adoption of this Agreement and approval of the Merger (the “Merger Sub Stockholder Consent”). The Parent Board has (i) determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable, fair to and in the best interests of, Parent and the Parent Stockholders, (ii) approved and deemed advisable the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger, and the issuance of shares of Parent Class A Common Stock in connection therewith, each on the terms and subject to the conditions set forth herein and (iii) directed that the issuance of shares of Parent Class A Common Stock to the Company Stockholders pursuant to the terms of this Agreement be submitted to a vote at a meeting of the Parent Stockholders and resolved to recommend that the Parent Stockholders approve such issuance. The Merger Sub Board has (i) determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions set forth herein are advisable, fair to and in the best interests of, Merger Sub and its stockholder, (ii) approved and deemed advisable the execution and delivery of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Merger, and (iii) recommended that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Contemplated Transactions, including the Merger. As of the date of this Agreement, such approvals, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn. No Takeover Law applies to this Agreement, any Parent Transaction Document or the Contemplated Transactions. Except for the Parent Stockholder Approval and the Merger Sub Stockholder Consent, no other corporate proceeding, including pursuant to the laws of the State of Delaware or the listing standards of the New York Stock Exchange (“NYSE”), on the part of Parent or Merger Sub is necessary to authorize or adopt this Agreement and each other Parent Transaction Document, or to consummate the Merger and the Contemplated Transactions (except for the filing of the appropriate merger documents, the Registration Statement and Joint Proxy Statement as required by applicable Law). Each of Parent and Merger Sub has duly executed and delivered this Agreement and each other Parent Transaction Document, and, assuming the due authorization, execution and delivery by the Company and any other counterparty thereto, this Agreement and each other Parent Transaction Document constitute their legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by the Enforceability Exceptions.

Section 5.03. Parent Capital Stock.

(a) The authorized capital stock of Parent consists of (w) 500,000,000 shares of Parent Class A Common Stock, (x) 275,000,000 shares of Parent Class B Common Stock, (y) 10,000,000 shares of Parent Class C Common Stock and (z) 85,691,245 shares of Parent Preferred Stock, of which 35,000,000 shares are available for issuance as of the Measurement Date. As of the Measurement Date, there were (i) 77,857,985 shares of Parent Class A Common Stock issued and outstanding, (ii) 22,430,097 shares of Parent Class B Common Stock issued and outstanding, (iii) no shares of Parent Class C Common Stock issued and outstanding, (iv) no shares of Parent Common Stock issued and held in the treasury of Parent, (v) no shares of Parent Preferred Stock issued and held in the treasury of Parent, (vi) 10,308,754 shares of Parent Common Stock subject to outstanding Parent Equity Awards and (vii) 2,619,309 shares of Parent Class A Common Stock reserved and available for issuance under the Parent Equity Plans.

(b) All of the outstanding shares of Parent Capital Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding shares of Parent Capital Stock were issued in compliance with all applicable Laws concerning the issuance of securities. Except as referred to in this Section 5.03 or as set forth on Section 5.03(b) of the Parent Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Parent, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Parent, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require Parent to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Parent, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Parent or (v) bonds, debentures, notes or other indebtedness for borrowed money of Parent having the right to vote on any matters on which Parent Stockholders may vote.

(c) All of the outstanding Parent Equity Awards have been duly authorized by all necessary corporate action and were granted in accordance with the terms of all applicable Parent Equity Plans and applicable Laws.

Section 5.04. Subsidiaries. Section 5.04 of the Parent Disclosure Letter lists all of the Subsidiaries of Parent, and for each Subsidiary the jurisdiction of formation. Each of the Subsidiaries of Parent is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization, except where failure to be so duly incorporated or organized, validly existing and/or in good standing would not have a Parent Material Adverse Effect. All of the outstanding shares of capital stock or equivalent equity interests of each of Parent’s Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by Parent free and clear of all Liens (other than Permitted Liens). None of Parent’s Subsidiaries has any other equity securities authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are no outstanding or authorized options or other rights to acquire from any of Parent’s Subsidiaries, or any obligations of any of Parent’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of any of Parent’s Subsidiaries (collectively, “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Parent Subsidiary Securities to which Parent or its Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

Section 5.05. No Breach. Except as set forth in Section 5.05 of the Parent Disclosure Letter, the execution, delivery and performance of this Agreement or any of the other Parent Transaction Documents by Parent and, subject to obtaining the Parent Stockholder Approval, the consummation of the Contemplated Transactions do not and will not (a) conflict with or violate any of Parent’s Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 5.06 have been obtained and all filings and obligations described in Section 5.06 have been made, conflict with or violate any Law or Order to which Parent, its Subsidiaries or any of its or their properties or assets is subject or (c) with or without the giving of notice or lapse of time or both, conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien (other than any Permitted Lien) upon any assets of Parent or any of its Subsidiaries pursuant to or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other Person pursuant to, the provisions of any material contract of Parent; except, in the case of each of clauses (b) and (c) of this Section 5.05, for any conflicts, violations, consents, approvals, authorizations, breaches, defaults, terminations, cancellations, accelerations, penalties, repayment obligations, special assessments or additional payments, Liens, waivers, filings, exemptions or other actions which would not have a Parent Material Adverse Effect.

Section 5.06. Consents, etc. Except for (a) the applicable requirements of the HSR Act and any other Antitrust Law, (b) applicable requirements of the Exchange Act, (c) the filing of the Registration Statement under the Securities Act, (d) any filings required under state or foreign securities Laws, including any “blue sky” Laws, (e) any filings required by NYSE, (f) the filing of the Certificate of Merger and (g) any filings the failure of which to make would not have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or any of the other Parent Transaction Documents or the consummation of the Contemplated Transactions. Other than as stated above or as set forth on Section 5.06 of the Parent Disclosure Letter, no consent, approval or authorization of any Governmental Body is required to be obtained by Parent or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or any of the other Parent Transaction Documents or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not have a Parent Material Adverse Effect.

Section 5.07. SEC Reports; Disclosure Controls and Procedures.

(a) Parent has timely filed or furnished all reports and other documents with the SEC required to be filed or furnished by Parent since December 31, 2019 (such reports or documents, the “Parent SEC Documents”). No Subsidiary of Parent is required to file or furnish, or files or furnishes any form, report or other document with the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), each as in effect on the date so filed or furnished, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto at such time; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments, and any other adjustments described therein (or with respect to pro forma financial information, subject to the qualifications stated therein)).

(c) Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) reasonably designed to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since December 31, 2019, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

(d) Except as would not have a Parent Material Adverse Effect, since December 31, 2019, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer or auditor of Parent or any of its Subsidiaries has received any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review. To the Knowledge of Parent, there are no SEC inquiries or investigations pending or threatened, in each case regarding any accounting practices of Parent.

(f) Neither Parent nor any of its Subsidiaries is a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s published financial statements or other Parent SEC Documents.

Section 5.08. No Undisclosed Liabilities. Except (a) as and to the extent disclosed, reflected or reserved against on the unaudited consolidated balance sheet of the Parent as of September 30, 2022 (the “Parent Balance Sheet Date”) (or disclosed in the notes to such balance sheet) that is included in the Parent SEC Documents; (b) as incurred after the date thereof in the ordinary course of business consistent with past practice or (c) arising out of or in connection with this Agreement, any Parent Transaction Document or the Contemplated Transactions, Parent, together with its Subsidiaries, does not have any Liabilities required by GAAP to be reflected or reserved against in the consolidated balance sheet of Parent and its Subsidiaries (or disclosed in the notes to such balance sheet) that would have a Parent Material Adverse Effect.

Section 5.09. Absence of Certain Developments. From the Parent Balance Sheet Date to the date hereof, there has not been any Parent Material Adverse Effect. Except as in connection with the Contemplated Transactions, since the Parent Balance Sheet Date, Parent and each of its Subsidiaries have carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither Parent nor its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 6.02(b) if such covenants had been in effect as of the Parent Balance Sheet Date.

Section 5.10. Compliance with Laws.

(a) Parent and its Subsidiaries are and have been since December 31, 2017, in compliance with all Laws, including all Healthcare Laws, applicable to them or any of the properties or other assets or businesses or operations of Parent and its Subsidiaries, except where any noncompliance would not have a Parent Material Adverse Effect.

(b) Except as would not have a Parent Material Adverse Effect, since December 31, 2017, (i) neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Body that (A) alleges any violation or noncompliance or any pending or threatened investigation by any such Governmental Body, of any applicable Law, including any Healthcare Laws, and to Parent’s Knowledge, there is no such investigation or inquiry pending or (B) asserts any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Permits, franchises, variances, registrations, exemptions and other governmental authorizations, approvals, and clearances, consents, approvals, clearances and notices necessary for the lawful operation of the businesses of Parent or any of its Subsidiaries as currently conducted and (ii) neither Parent nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c) Except as would not have a Parent Material Adverse Effect, Parent and each of its Subsidiaries and, to the Knowledge of Parent, each of their respective officers and directors (in their capacities as such) is in compliance in all material respects, and has since December 31, 2019 complied in all material respects with (i) the applicable provisions of Sarbanes Oxley or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE.

(d) Except as would not have a Parent Material Adverse Effect, neither Parent nor its Subsidiaries nor any of the Parent Knowledge Persons (i) are aware of any fact which would reasonably be expected to result in any violation of any Anti-Corruption Law. Except as would not have a Parent Material Adverse Effect, neither Parent, its Subsidiaries nor, to the Knowledge of Parent, any of their respective directors, officers, or employees while acting on behalf of Parent or any of its Subsidiaries has, at any time since December 31, 2017, (i) violated or is in violation of any provision of the FCPA, (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention, (iii) violated or is in violation of any provision of the UK Bribery Act, (iv) violated any Anti-Corruption Law in any other country or jurisdiction where Parent and or Subsidiaries operate, (v) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any Prohibited Payment, (vi) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment or (vii) violated or is in violation of any other Laws regarding use of funds for political activity or commercial bribery.

(e) Except as would not have a Parent Material Adverse Effect, none of Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any of their respective officers, directors or employees acting on their behalf, is currently, or has since December 31, 2017 been: (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaging in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of any licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or Trade Control Laws.

(f) Since December 31, 2017, except as would not have a Parent Material Adverse Effect, none of Parent nor any of its Subsidiaries has, in connection with or relating to the business of Parent or any of its Subsidiaries, received from any Governmental Body or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Body; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.

Section 5.11. Transactions with Affiliates. Since December 31, 2019 through the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K that have not been otherwise disclosed in the Parent SEC Documents filed prior to the date hereof.

Section 5.12. Litigation. There are no, and since December 31, 2019, there have not been, any Actions pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, or to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such, at law or in equity, or before or by any Governmental Body, and Parent and its Subsidiaries are not subject to or in violation of any Order, except, in each case, that would not have a Parent Material Adverse Effect.

Section 5.13. Brokerage. Other than as set forth on Section 5.13 of the Parent Disclosure Letter, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Parent.

Section 5.14. Disclosure. None of the information supplied or to be supplied by or on behalf of Parent in writing for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (b) the Joint

Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Parent Stockholders, or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, at that time and in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Parent Stockholder Meeting which became false or misleading. The portions of the Joint Proxy Statement relating to Parent will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information not supplied by or on behalf of Parent for inclusion or incorporation by reference in the foregoing documents. The representations and warranties contained in this Section 5.14 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Parent in writing by the Company specifically for use therein.

Section 5.15. Ownership of Company Capital Stock. Parent, its Subsidiaries, David Paul and his controlled Affiliates do not beneficially own, and do not have any interest in, and, in the last two (2) years, have not beneficially owned or had any interest in any shares of Company Capital Stock, or other securities of the Company or any options, warrants or other rights to acquire any economic interest in, the Company.

Section 5.16. Takeover Statutes; No Rights Agreement.

(a) Assuming the accuracy of the Company’s representation in Section 5.15, the Parent Board has taken all action necessary to render Section 203 of the DGCL, all other potentially applicable state anti-takeover statutes and any similar provisions of Parent Organizational Documents inapplicable to the Contemplated Transactions.

(b) There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which Parent is a party or by which it is otherwise bound.

Section 5.17. Merger Sub. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the Contemplated Transactions and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the Contemplated Transactions.

Section 5.18. Merger Qualification. To the Knowledge of Parent, there are no facts, agreements, plans or other circumstances, and neither Parent nor Merger Sub has taken or agreed to take any action or failed to take any action, in each case, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.19. NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE PARENT DISCLOSURE LETTER), IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 7.16(a) AND SECTION 8.03(d) AND IN THE VOTING AGREEMENT, NEITHER PARENT NOR ANY PERSON ON BEHALF OF PARENT MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND PARENT HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS.

Section 5.20. NON-RELIANCE. NEITHER PARENT, MERGER SUB NOR ANY OF PARENT’S OTHER SUBSIDIARIES IS RELYING, AND NEITHER PARENT, MERGER SUB NOR ANY OF PARENT’S OTHER SUBSIDIARIES HAS RELIED, ON ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER BY OR ON BEHALF OF, COMPANY OR ANY OF ITS AFFILIATES REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, EXPRESS OR IMPLIED, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER) AND IN

THE CERTIFICATES DELIVERED PURSUANT TO SECTION 7.16(a) AND SECTION 8.03(d). SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS AND EACH OF PARENT AND MERGER SUB UNDERSTANDS, ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND EACH OF ITS SUBSIDIARIES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE WHETHER EXPRESS, IMPLIED OR STATUTORY ARE SPECIFICALLY DISCLAIMED BY THE COMPANY. NEITHER THE COMPANY NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO PARENT OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PARENT OR MERGER SUB, OR PARENT’S OR MERGER SUB’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO PARENT OR MERGER SUB IN CERTAIN “DATA ROOMS” OR MANAGEMENT PRESENTATIONS IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01. Covenants of the Company.

(a) Except (i) as required or prohibited by applicable Law, (ii) for any action taken, or omitted to be taken, in response or pursuant to COVID-19 Measures, (iii) as expressly permitted or required by this Agreement, (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), or (v) as set forth in Section 6.01(a) of the Company Disclosure Letter, from the date hereof until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with Article IX (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) carry on its business in the ordinary course of business consistent with past practice in all material respects, and (B) preserve intact its current business organizations and its relationships with material customers, suppliers, licensors, licensees, distributors, Governmental Bodies and others having business relationships that are material to the Company or its Subsidiaries taken as a whole, provided, that (i) no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.01(b) shall be a breach of this sentence and (ii) the Company’s or any of its Subsidiaries’ failure to take any action prohibited by Section 6.01(b) by virtue of Parent’s failure to consent to such action shall not be deemed to be a breach of this Section 6.01(a).

(b) Without limiting the generality of Section 6.01(a), during the Pre-Closing Period and except (i) as set forth in Section 6.01(b) of the Company Disclosure Letter, (ii) as required or prohibited by applicable Law, (iii) for any action taken, or omitted to be taken, in response or pursuant to COVID-19 Measures, (iv) as expressly permitted or required by this Agreement or (v) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause its Subsidiaries, not to:

(i) (1) declare, set aside, establish a record date for or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any Company Common Stock or Company Subsidiary Securities or other equity securities of the Company or its Subsidiaries or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of Company Common Stock or Company Subsidiary Securities or any Company RSU Awards or Company PRSU Awards with respect thereto, except, in each case, (A) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its owner or owners, (B) any forfeitures or repurchases of unvested Company RSU Awards, Company PRSU Awards or other shares of or awards with respect to Company Common Stock issued pursuant to or granted as awards under the Company Equity Plans in accordance with the terms thereof as in effect as of the date hereof, (C) to satisfy any applicable Tax withholding in respect of the vesting or settlement of any Company RSU Awards or Company PRSU Awards, or (D) in settlement or conversion of any of the

Company Convertible Notes solely to the extent required pursuant to the terms of the corresponding Indenture or any exercise of the Company Call Options or the Company Warrants, in each case, outstanding on the date hereof and in accordance with their respective terms on the date hereof;

(ii) issue, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, sale, pledge, disposition or other encumbrance of, or make or exercise any option to purchase with respect to, (1) any shares of Company Common Stock or any Company Subsidiary Securities, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any phantom equity or similar contractual rights or (4) any rights, warrants or options to acquire any such shares or securities exchangeable or convertible into such shares, except in each case: (A) upon any conversion of the Company Convertible Notes solely to the extent required pursuant to the corresponding Indenture in connection with the exercise of any conversion rights available to the holders thereof, or any exercise of the Company Call Options or Company Warrants, in each case, outstanding on the date hereof in accordance with their respective terms on the date of this Agreement (for the avoidance of doubt, the Company shall not repay any Company Convertible Notes in shares of Company Capital Stock), (B) for issuances of Company Common Stock upon the vesting of Company RSU Awards or Company PRSU Awards (and dividend equivalents thereon, if applicable) outstanding prior to the date hereof or issued after the date hereof in compliance with this Agreement, in each case, in accordance with their respective terms, (C) for issuances of shares of Company Common Stock upon the exercise of purchase rights under the Company ESPP solely for the Offering Period ending April 30, 2023, (D) for transactions solely between or among any of the Company and its wholly owned Subsidiaries, and (E) Permitted Liens;

(iii) except as required by applicable Law or the terms of a Company Plan as in effect as of the date hereof, (A) grant or materially increase the wages, salary, severance, equity or other compensation or benefits with respect to any of the Company’s or any of its Subsidiaries’ officers, directors or employees, other than in the ordinary course of business consistent with past practice, (B) establish, adopt, enter into, amend or terminate any Company Plan, other than (x) the entry into offer letters in the ordinary course of business consistent with past practice or (y) amendment of any Company Plan that is a broad-based welfare benefit plan in the ordinary course of business consistent with past practice and in a manner that does not enhance the benefits under such Company Plan, (C) accelerate the vesting, funding or time of payment of any compensation or other benefit, or (D) enter into any change-of-control, retention or severance agreement with any employee of the Company or any of its Subsidiaries;

(iv) (A) adopt, enter into or amend any collective bargaining agreement or other Contract with any labor union, works council or other employee representative body applicable to the Company or its Subsidiaries or (B) engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of the Company or its Subsidiaries which would constitute a “plant closing” or “mass layoff” under WARN;

(v) except for the hiring or engagement of any individual to whom an offer of employment has been extended on or prior to the date hereof, hire, engage or terminate (other than for cause) any director, officer, Company Employee, consultant (who is a natural person) or independent contractor (who is a natural person) (A) outside of the ordinary course of business or (B) who is or would be an employee at or above the level of vice president;

(vi) other than as expressly permitted or required by this Agreement in furtherance of the Contemplated Transactions, amend, or propose to amend any Company Organizational Document (including by merger, consolidation or otherwise) or the comparable charter or Organization Documents of any of its Subsidiaries or adopt a stockholders’ rights plan or similar plan, or enter into any agreement with respect to the voting of the Company Capital Stock or any Company Subsidiary Securities;

(vii) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of Company Capital Stock or any Company Subsidiary Securities;

(viii) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of the Company or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X;

(ix) make any capital expenditures other than the capital expenditures permitted by Section 6.01(b)(ix) of the Company Disclosure Letter;

(x) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the (A) purchase of inventory from suppliers or vendors in the ordinary course of business consistent with past practice, (B) acquisitions for consideration in an amount not to exceed $2 million in the aggregate or (C) transactions (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries;

(xi) (A) incur, draw upon, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or any derivative financial instruments or arrangements, or enter into any new arrangements to issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), renew or extend any existing credit or loan arrangements, enter into, any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any Contract having the economic effect of any of the foregoing; (B) amend, modify, supplement or terminate any Company Warrant (except as expressly contemplated by this Agreement or in connection with the consummation of the Merger or a refinancing of the Company 2023 Convertible Notes otherwise permitted hereunder), (C) make any loans or advances to any other Person other than in the ordinary course of business consistent with past practice, or (D) make any material capital contributions to, or investments in, any other Person other than in the ordinary course of business consistent with past practice, except, in each case, for (1) any such transactions among the Company and its wholly owned Subsidiaries or to or among any wholly owned Subsidiaries of the Company, and (2) guarantees by the Company or its Subsidiaries in respect of any of the foregoing;

(xii) sell, transfer, license, assign, mortgage, encumber or otherwise abandon, withdraw or dispose of (A) any assets (other than cash and Intellectual Property) with a fair market value in excess of $2 million in the aggregate, or (B) any Company Owned Intellectual Property or Company Exclusively Licensed Intellectual Property, except for, in each case, (x) Permitted Liens, (y) transactions in the ordinary course of business consistent with past practice, and (z) any transaction (1) solely among the Company and one or more of its wholly owned Subsidiaries or (2) solely among the Company’s wholly owned Subsidiaries;

(xiii) pay, discharge, settle, compromise or satisfy any Action that is unrelated to the Contemplated Transactions, other than compromises, settlements or agreements that result solely in monetary obligations involving payment (without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries) by the Company of an amount not greater than $2 million (net of insurance proceeds) in the aggregate;

(xiv) change its fiscal year or change any of its material financial accounting methods or practices in any respect, except as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Body or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization or applicable Law);

(xv) (A) make, change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, or adopt, change or revoke any material method of Tax accounting, in each case, in a manner that is inconsistent with the corresponding position taken, election made or method used, if any, in preparing or filing Tax Returns with respect to periods ending prior to the Closing, except as required by GAAP, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Law) relating to or affecting any material Tax Liability or refund of material Taxes with respect to the Company or any of its Subsidiaries, (C) extend or waive (except for automatically granted extensions and waivers) the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Company or any of its Subsidiaries (other than pursuant to the expiration of an applicable statute of limitations), or (D) settle or compromise any material Tax Liability or refund of material Taxes with respect to the Company or any of its Subsidiaries for an amount materially in excess of amounts reserved therefor, in the case of each of clauses (A), (B) and (C), if such action would result in a material net increase in the Tax liability of the Company and its Subsidiaries (it being agreed and understood that none of clauses (i) through (xiv) nor clause (xvi) through (xix) of this Section 6.01(b) shall apply to Tax compliance matters other than clause (xix) insofar as it relates to this clause (xv));

(xvi) amend or modify in any material respect or terminate, any Company Material Contract, or enter into any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than (a) as set forth on Section 6.01(b) of the Company Disclosure Letter, (b) the expiration of any Company Material Contract in accordance with its terms, or (c) as expressly contemplated by this Agreement;

(xvii) take any action to exempt any Person from any state takeover statute or similar statute or regulation that applies to the Company with respect to a Company Acquisition Proposal, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates or to the extent permitted pursuant to Section 7.04;

(xviii) voluntarily abandon, withdraw, terminate, suspend, abrogate, amend or modify any Company Permit in a manner that would materially impair the operation of the business of the Company and its Subsidiaries, taken as a whole; or

(xix) authorize, agree or commit to take any of the actions described in Section 6.01(b)(i) through Section 6.01(b)(xviii).

Section 6.02. Covenants of Parent.

(a) Except (i) as set forth in Section 6.02(a) of the Parent Disclosure Letter, (ii) as required or prohibited by applicable Law, (iii) for any action taken, or omitted to be taken, in response or pursuant to COVID-19 Measures, (iv) as expressly permitted or required by this Agreement or (v) with the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) carry on its business in the ordinary course of business consistent with past practice in all material respects, and (B) preserve intact its current business organizations and its relationships with material customers, suppliers, licensors, licensees, distributors, Governmental Bodies and others having business relationships that are material to Parent or its Subsidiaries taken as a whole; provided, that (i) no action by Parent or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 6.02(b) shall be a breach of this sentence and (ii) Parent’s or any of its Subsidiaries’ failure to take any action prohibited by any of Section 6.02(b) by virtue of the Company’s failure to consent to such action shall not be deemed to be a breach of this Section 6.02(a).

(b) Without limiting the generality of Section 6.02(a), during the Pre-Closing Period and except (i) as set forth in Section 6.02(b) of the Parent Disclosure Letter, (ii) as required or prohibited by applicable Law, (iii) for any action taken, or omitted to be taken, in response or pursuant to COVID-19 Measures, (iv) as expressly permitted or required by this Agreement or (v) with the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), Parent shall not and shall cause its Subsidiaries not to:

(i) (1) declare, set aside, establish a record date for or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any Parent Capital Stock or any other equity securities of the Company or its Subsidiaries or (2) directly or indirectly redeem, repurchase or otherwise acquire any shares of Parent Capital Stock or Parent Equity Awards with respect thereto, except, in each case, (A) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent solely to its parent, (B) any forfeitures or repurchases of unvested Parent Options and other Parent Equity Awards granted under the Parent Equity Plans and solely in accordance with the terms thereof as in effect as of the date hereof, (C) to satisfy any applicable Tax withholding in respect of the exercise (with respect to Parent Option Awards), vesting, settlement of any Parent Equity Award or (D) as set forth on Section 6.02(b) of the Parent Disclosure Letter;

(ii) issue, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, sale, pledge, disposition or other encumbrance of, or make or exercise any option to purchase with respect to, (1) any shares of Parent Capital Stock or any equity securities of Parent’s subsidiaries, (2) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (3) any phantom equity or similar contractual rights or (4) any rights, warrants or options to acquire any such shares or securities exchangeable into such shares, except in each case: (A) for issuances not to exceed 1% of Parent’s fully diluted shares of capital stock in the aggregate, (B) for grants of Parent Equity Awards in the ordinary course of business consistent with past practice, (C) for issuances of shares of Parent Common Stock in respect of any exercise of Parent Options existing as of the date hereof or granted in compliance with this Agreement, (D) for issuances of Parent Common Stock upon the vesting of Parent Equity Awards (and dividend equivalents thereon, if applicable) outstanding prior to the date hereof or issued after the date hereof in compliance with this Agreement, in each case in accordance with their respective terms), (E) for transactions solely between or among Parent and its wholly owned Subsidiaries, and (F) Liens on any equity securities of Parent’s subsidiaries under Parent’s principal credit facility as of the date hereof;

(iii) other than as expressly permitted or required by this Agreement in furtherance of the Contemplated Transactions, amend, or propose to amend any of Parent’s Organizational Documents (including by merger, consolidation or otherwise) or the comparable charter or organization documents of any of its Subsidiaries or adopt a stockholders’ rights plan or similar plan, or enter into any agreement with respect to the voting of its capital stock;

(iv) effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

(v) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring or recapitalization of Parent or any of its “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X; or

(vi) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person, except for the (A) purchase of inventory from suppliers or vendors in the ordinary course of business consistent with past practice with respect to strategic initiatives in preparation for post-Closing integration, (B) acquisitions for consideration in an amount not to exceed $2 million in the aggregate or (C) transactions (1) solely among Parent and one or more of its wholly owned Subsidiaries or (2) solely among the Parent’s wholly owned Subsidiaries;

(vii) authorize, agree or commit to take any of the actions described in Section 6.02(b)(i) through Section 6.02(b)(vi).

Section 6.03. No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations or give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VII

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.01. Investigation.

(a) Upon Parent’s reasonable advance request to the Company, for the purposes of facilitating the Contemplated Transaction or preparing for the post-Closing integration of the Company and Parent, the Company shall afford to Parent and its Representatives reasonable access during normal business hours during the Pre-Closing Period to the Company’s and its Subsidiaries’ personnel and properties, Contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financial, operating and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request; provided, however, that such access shall be in a manner so as to not unreasonably interfere with the normal business operations of the Company or any of its Subsidiaries. Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be required to afford such access to Parent and its Representatives if, in the reasonable judgment of the Company, it would cause a loss of privilege to the Company or any of its Subsidiaries, would constitute a violation of any applicable Law or a breach of any Contract to which it is a party, would result in the disclosure of any valuations of the Company or Parent in connection with the Contemplated Transactions or portions of the minutes of the meetings of the Company Board or any committee thereof (including any presentations or other materials prepared by or for the Company Board or any committee thereof) where the Company Board or such committee, as applicable, discussed the Contemplated Transactions or any similar transaction between the Company and any other Person, would result in the disclosure of any information in connection with any litigation or similar dispute between the Parties, would expose the Company to violations of Privacy Laws, or would result in the disclosure of any Trade Secrets; provided, in each case, that the Company has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 7.01(a) to Parent and its Representatives, as applicable, that does not cause such loss, constitute such violation or breach or result in such disclosure or exposure, and provided, further that in the event the Company restricts access or information pursuant to the foregoing exceptions, the Company shall provide written notice of the reason for such restriction. Notwithstanding any other provision in this Agreement to the contrary but subject to Section 7.01(c) and Section 7.01(f), promptly following the date hereof, the Company shall use reasonable best efforts to provide Parent with full and complete copies of each Material Contract. Nothing in this Section 7.01(a) shall be construed so as to limit Parent’s ability to exercise any of its rights or remedies pursuant to this Agreement.

(b) Upon the Company’s reasonable advance request to Parent, for the purposes of facilitating the Contemplated Transaction or preparing for the post-Closing integration of the Company and Parent, Parent shall afford to the Company and its Representatives reasonable access during normal business hours during the Pre-Closing Period to Parent’s and its Subsidiaries’ personnel and properties, Contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Law and with such additional financial, operating and other data and information regarding Parent and its Subsidiaries, as the Company may reasonably request, provided, however, that such access shall be in a manner so as to not unreasonably interfere with the normal business operations of Parent or any of its Subsidiaries. Notwithstanding the foregoing, neither Parent nor its Subsidiaries shall be required to afford such access to the Company and its Representatives if, in the reasonable judgment of Parent, it would cause a loss of privilege to Parent or any of its Subsidiaries, would constitute a violation of any applicable Law or a breach of any Contract to which it is a party, would result in the disclosure of any valuations of the Company or Parent in connection with the Contemplated Transactions or portions of the minutes of the meetings of the Parent Board or any committee thereof (including any presentations or other materials prepared by or for the Parent Board or any committee thereof) where the Parent Board or such committee, as applicable, discussed the Contemplated Transactions or any similar transaction between Parent and any other Person, would result in the disclosure of any information in connection with any litigation or similar dispute between the Parties, would expose Parent to violations of Privacy Laws, or would result in the disclosure of any Trade Secrets; provided, in each case, that Parent has used commercially reasonable efforts to find an alternative way to provide the access or information contemplated by this Section 7.01(b) to the Company and its Representatives, as applicable, that does not cause such loss, constitute such violation or breach or result in such disclosure or exposure, and provided, further, that, in the event Parent restricts access or information pursuant to the foregoing exceptions, Parent shall provide written notice of the reason for such restriction. Nothing in this Section 7.01(b) shall be construed so as to limit the Company’s ability to exercise any of its rights or remedies pursuant to this Agreement.

(c) Disclosure of any information pursuant to this Section 7.01 or Section 7.07 may be limited to external counsel for Parent or the Company, as applicable, to the extent the disclosing Party determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws. Disclosure of any information pursuant to this Section 7.01 or Section 7.07 shall be subject to any additional confidentiality or joint defense agreement the parties may mutually determine to enter into.

(d) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall promptly notify the other Party in writing of any occurrence of a Parent Material Adverse Effect or Company Material Adverse Effect, as applicable, provided that the failure to make any such notification shall have not relieve or otherwise have any effect on the obligations of any Party to consummate the Contemplated Transactions.

(e) Notwithstanding anything to the contrary in this Section 7.01, any physical access may be limited by the disclosing Party to the extent the disclosing Party determines in good faith that such limitation is necessary in light of COVID-19 or any COVID-19 Measures, including if providing such access would reasonably be expected to pose a material risk to the general health and safety of employees of the disclosing Party or the applicable Subsidiary thereof. Nothing herein shall authorize any Party or its Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by the other Party or its Subsidiaries. Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from requests for access.

(f) The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Contemplated Transactions, including the information provided pursuant to Section 7.01(a), shall be deemed to be Confidential Information, as such term is defined in, and shall be treated in accordance with, that certain confidentiality letter agreement between Parent and the Company dated as of October 22, 2021 (as it may be amended, the “Confidentiality Agreement”) and, to the extent applicable, that certain Clean Team Agreement between Parent and the Company dated as of January 6, 2023 (as it may be amended, the “Clean Team Agreement”) and shall be used solely to effectuate the Contemplated Transactions, including with respect to planning for integration, or exercising any of the Parties’ rights or remedies under the Merger Agreement or the Voting Agreement. In furtherance of the foregoing, each of Parent and the Company agrees that it will not use any information obtained pursuant to this Section 7.01 for any competitive purpose unrelated to the consummation of the Contemplated Transactions or the exercise of either Party’s rights or remedies under this Agreement and preparation for the post-Closing integration of the Company and Parent.

Section 7.02. Registration Statement; Proxy Statement.

(a) As soon as practicable after the execution of this Agreement, and in any event within 30 days after the date of this Agreement, (i) Parent and the Company shall jointly prepare a joint proxy statement (the “Joint Proxy Statement”) in preliminary form, which shall, subject to Section 7.04 and Section 7.06, contain each of the Parent Board Recommendation and the Company Board Recommendation (unless a Parent Adverse Recommendation Change or a Company Adverse Recommendation Change, as applicable, has occurred in compliance with this Agreement), and (ii) Parent shall prepare and file with the SEC (x) a registration statement on Form S-4, in which the Joint Proxy Statement shall be included and (y) a prospectus relating to the shares of Parent Class A Common Stock to be offered and sold pursuant to this Agreement and the Merger (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). Each of Parent and the Company covenants and agrees that the information provided by it or any of its Subsidiaries for inclusion in the Joint Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at the time that the Joint Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Company Stockholders or when the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent in such efforts, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Contemplated Transactions, including the Merger. In furtherance thereof, Parent and the Company will work together in good faith, including with each Party’s Representatives (including by providing reasonable access to relevant data, schedules and work papers), to prepare financial statements, financial information and such other information as required to be included in the Registration Statement.

(b) Each of Parent and the Company shall reasonably cooperate with each other and provide, and require its Representatives to provide the other party and its Representatives, with all true, correct and complete information regarding the Company or any of its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by the other Party to be included in the Registration Statement. Each of Parent and the Company will use commercially reasonable efforts to cause their respective independent accounting firms to deliver consent letters regarding the inclusion of their opinions with respect to the Company’s or Parent’s, as applicable, financial statements that are included in the Registration Statement, which such consent letter shall be customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(c) Each of Parent and the Company shall use its respective reasonable best efforts to mail the Joint Proxy Statement to its respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall use reasonable best efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of shares of Parent Class A Common Stock pursuant to this Agreement, and each Party shall furnish all information concerning the Company, Parent and the holders of capital stock of the Company and Parent, as applicable, as may be reasonably requested by another Party in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement. No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to the Registration Statement may be made by Parent, or with respect to the Joint Proxy Statement may be made by the Company, Parent or any of their respective Subsidiaries, without providing the Company (in the case of Parent) or Parent (in the case of the Company) a reasonable opportunity to review and comment thereon; provided, however, that the foregoing obligation shall not apply with respect to the Company Annual Meeting Portion, the Parent Annual Meeting Portion and documents filed by a party that are incorporated by reference in the Registration Statement or Joint Proxy Statement; and provided, further, that this approval right shall not apply with respect to information relating to a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change made in compliance with this Agreement. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall advise the other, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other Party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either the Parent Stockholders or the Company Stockholders, as applicable.

Section 7.03. Stockholders’ Meetings.

(a) The Company shall take all action necessary in accordance with applicable Law and the Company Organizational Documents to duly give notice of, convene and hold a meeting of the Company Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Company Stockholder Approval (the “Company Stockholders’ Meeting”). Subject to Section 7.04, the Company will, through the Company Board, recommend that the Company Stockholders adopt this Agreement and will use commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the Company Organizational Documents, the rules of NASDAQ or applicable Law to obtain such approvals. The Company shall not (i) submit at the Company Stockholders’ Meeting any matter for approval of the Company Stockholders other than those required for the Company Stockholder Approval (and other than matters of procedure and matters required by or advisable under applicable Law to be voted on by the Company Stockholders in connection therewith) or (ii) hold a stockholder meeting for any purpose prior to the occurrence of the Company Stockholders’ Meeting; provided that the Company may (x) combine its annual meeting of stockholders with the Company Stockholders’ Meeting and submit such additional matters at the Company Stockholders’ Meeting as it is required to present or has customarily presented at its prior annual meetings (the portion, if any, of the Joint Proxy Statement relating solely to the Company’s annual meeting, the “Company Annual Meeting Portion”) or (y) if the Registration Statement is not declared effective by the date that is twenty five (25) Business Days before the date that is thirteen (13) months after the date the Company held its annual meeting of stockholders in 2022, hold its annual meeting of stockholders prior to the Company Stockholders’ Meeting; provided, further, however, that subject to Section 7.03(c), in no event shall the Company Stockholders’ Meeting be held on a date that is more than 30 days following the date on which the Registration Statement is declared effective under the Securities Act. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as may be reasonably requested by Parent or Merger Sub.

(b) Parent shall take all action necessary in accordance with applicable Law and Parent’s Organizational Documents to duly give notice of, convene and hold a meeting of the Parent Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Parent Stockholder Approval (the “Parent Stockholders’ Meeting”). Subject to Section 7.06, Parent will, through the Parent Board, recommend that the Parent Stockholders approve the proposal to issue the aggregate Merger Consideration in accordance with the provisions of this Agreement and will use commercially reasonable efforts to solicit from the Parent Stockholders proxies in favor of the issuance of the aggregate Merger Consideration and to take all other action necessary or advisable to secure the vote or consent of the Parent Stockholders required by Parent’s Organizational Documents, the rules of NYSE or applicable Law to obtain such approvals. Parent shall not (i) submit at the Parent Stockholders’ Meeting any matter for approval of Parent Stockholders other than those required for the Parent Stockholder Approval (and other than matters of procedure and matters required by or advisable under applicable Law to be voted on by the Parent Stockholders in connection therewith) or (ii) hold a stockholder meeting for any purpose prior to the occurrence of the Parent Stockholders’ Meeting; provided that Parent may (x) combine its annual meeting of stockholders with the Parent Stockholders’ Meeting and submit such additional matters at the Parent Stockholders’ Meeting as it is required to present or has customarily presented at its prior annual meetings (the portion, if any, of the Joint Proxy Statement relating solely to Parent’s annual meeting, the “Parent Annual Meeting Portion”) or (y) if the Registration Statement is not declared effective by the date that is twenty five (25) Business Days before the date that is thirteen (13) months after the date Parent held its annual meeting of stockholders in 2022; provided, further, however, that subject to Section 7.03(c), in no event shall the Parent Stockholders’ Meeting be held on a date that is more than 30 days following the date on which the Registration Statement is declared effective under the Securities Act.

(c) The Company and Parent shall use their commercially reasonable efforts to schedule and hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, as applicable, on the same date and as promptly as practicable after the Registration Statement is declared effective under the Securities Act; provided, that the Company or Parent, as applicable, may, after reasonable consultation with the Company or Parent, as applicable, postpone, recess or adjourn the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, and, if applicable, set a new record date for such meeting, (i) if required by Law, (ii) if there are not sufficient affirmative votes present in person or by proxy at such meeting to obtain the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, and such party shall use commercially reasonable efforts in order to obtain the requisite number of affirmative votes in person or by proxy as of such later date, or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board or the Parent Board, as applicable, has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders or the Parent Stockholders, as applicable, prior to the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable; provided, however, that neither the Company Stockholders’ Meeting nor the Parent Stockholders’ Meeting shall be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of such meeting without the prior written consent of the other Party or on any occasion to a date after the date that is ten (10) Business Days before the End Date (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.04. Non-Solicitation by Company; Company Board Recommendation.

(a) The Company shall not, and shall cause its directors and Subsidiaries not to, and shall instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal; (ii) participate or engage in discussions (except to notify a Person that makes an inquiry or offer with respect to a Company Acquisition Proposal of the existence of the provisions of this Section 7.04 or to clarify whether any such inquiry, offer or proposal constitutes a Company Acquisition Proposal) or negotiations with, or disclose any non-public information or data relating to, the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person that has made or could reasonably be expected to make, or in connection with, a Company Acquisition Proposal; or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to a Company Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement permitted pursuant to this Section 7.04). The Company shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Parent and its Affiliates ) conducted heretofore by the Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to a Company Acquisition Proposal or which could reasonably be expected to lead to a Company Acquisition Proposal, and, in connection therewith, the Company shall immediately discontinue access by any Person (other than Parent and its Affiliates) to any data room (virtual or otherwise) established by the Company or its Representatives for such purpose. Within two (2) Business Days from the date hereof, the Company shall request the return or destruction of all confidential, non-public information provided to Third Parties that have entered into confidentiality agreements with the Company or any Subsidiary thereof or who have otherwise been provided with confidential, non-public information since January 1, 2022 relating to a Company Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, until obtaining the Company Stockholder Approval, the Company and the Company Board may take any actions described in clause (ii) of this Section 7.04(a) with respect to Third Party if, (x) the Company receives a written Company Acquisition Proposal from such Third Party (and such Company Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 7.04(a)) and (y) such proposal constitutes, or the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel that such proposal is or could reasonably expected to lead to, a Company Superior Proposal; provided, that the Company may deliver non-public information to such Third Party pursuant to this sentence only pursuant to an Acceptable Company Confidentiality Agreement with respect to the Company. Nothing contained in this Section 7.04 shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position with respect to a Company Acquisition Proposal pursuant to Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure if the Company Board has determined in good faith after consultation with its outside legal counsel and financial advisor that the failure to do so would be inconsistent with its fiduciary obligations to the Company Stockholders; provided, that this sentence shall not permit the Company Board to make a Company Adverse Recommendation Change, except to the extent permitted by Section 7.04(b) or Section 7.04(c).

(b) Neither the Company Board nor any committee thereof may directly or indirectly (i) withhold, withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by the Company Board or any such committee of the Merger; (ii) propose publicly to recommend, adopt or approve any Company Acquisition Proposal; (iii) fail to include the Company Board Recommendation in the Joint Proxy Statement; or (iv) fail to reaffirm or re-publish the Company Board Recommendation within ten (10) Business Days of being requested by Parent to do so or, if earlier, not later than two (2) Business Days prior to the Company Stockholders’ Meeting (any action described in this sentence being referred to as a “Company Adverse Recommendation Change”); provided, that such ten (10) Business Day period shall be extended for an additional five (5) Business Days following any material modification to any Company Acquisition Proposal occurring after the receipt of Parent’s written request, and Parent shall be entitled to make such a written request for reaffirmation or republication only once for each Company Acquisition Proposal. A “stop, look and listen” disclosure pursuant to Rule 14d-9(f) promulgated under the Exchange Act in connection with a tender or exchange offer shall not constitute a Company Adverse Recommendation Change. A change of the Company Board Recommendation to “neutral” is a Company Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects with the provisions of Section 7.03 and this Section 7.04, in response to a Company Acquisition Proposal that the Company Board has determined in its reasonable discretion is a Company Superior Proposal that has not been withdrawn and did not result from a breach of Section 7.04(a), the Company Board may make such a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(c)(ii); provided, however, that the Company may not make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(c)(ii) in response to a Company Superior Proposal (x) until four (4) Business Days after the Company provides written notice to Parent advising Parent that the Company Board has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, identifying the Person or group making such Company Superior Proposal and including copies of all documents pertaining to such Company Superior Proposal (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice as provided herein, but with respect to any such subsequent notices references to a “four (4) Business Day period” shall be deemed references to a “two (2) Business Day period”); (y) if during such four (4) or two (2) Business Day period (the “Company Notice Period”), Parent proposes any alternative transaction in writing (including any modifications to the terms of this Agreement), unless the Company Board determines in good faith, after good faith negotiations between the Company and Parent (if such negotiations are requested by Parent) during such four (4) or two (2) Business Day Company Notice Period (after consultation with the Company’s outside legal counsel and financial advisor and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Company Superior Proposal) that such alternative transaction proposed by Parent in writing is not at least as favorable to the Company and the Company Stockholders as the Company Superior Proposal and (z) unless the Company Board determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to make a Company

Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the Company Stockholders under applicable Law.

(c) Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may effect a Company Adverse Recommendation Change if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that (i) the Company shall first notify Parent in writing at least four (4) Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of the reasons therefor, (ii) if requested by Parent, the Company shall make its Representatives reasonably available to negotiate with Parent and its Representatives during such four (4) Business Day period following such notice regarding any proposal by Parent to amend the terms of this Agreement, and (iii) the Company Board shall not effect any Company Adverse Recommendation Change unless, after the four (4) Business Day period described in the foregoing clause (ii), the Company Board determines in good faith, after consultation with its outside legal counsel and taking into account any written proposal by Parent to amend the terms of this Agreement during such four Business Day period, that the failure to take such action would continue to be inconsistent with its fiduciary duties under applicable Law.

(d) The Parties agree that in addition to the other obligations of the Company set forth in this Section 7.04, as promptly as practicable after receipt thereof, and in any event within forty-eight (48) hours, the Company shall advise Parent in writing of any request for information or any Company Acquisition Proposal received from any Person and the material terms and conditions of such Company Acquisition Proposal, and the Company shall promptly provide to Parent copies of any written requests, proposals or offers, including proposed agreements, received by the Company in connection with any of the foregoing and the identity of the Person or group making any such request, Company Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall substantially concurrently provide to Parent any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Company Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status of any Company Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof).

Section 7.05. Non Solicitation by Parent. Parent shall not, and shall cause its directors and Subsidiaries not to, and shall instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or take any other action that is reasonably expected to promote, directly or indirectly, any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal; (ii) participate or engage in discussions (except to notify a Person that makes an inquiry or offer with respect to a Parent Acquisition Proposal of the existence of the provisions of this Section 7.05 or to clarify whether any such inquiry, offer or proposal constitutes a Parent Acquisition Proposal) or negotiations with, or disclose any non-public information or data relating to, Parent or any of its Subsidiaries or afford access to the properties, books or records of Parent or any of its Subsidiaries to any Person that has made or could reasonably be expected to make, or in connection with, a Parent Acquisition Proposal; or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, with respect to a Parent Acquisition Proposal (other than an Acceptable Parent Confidentiality Agreement permitted pursuant to this Section 7.05). Parent shall, and shall cause its Subsidiaries to, and shall instruct its and their respective Representatives to, immediately cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than the Company and its Affiliates) conducted heretofore by Parent or any Subsidiary thereof or any of its or their respective Representatives, with respect to a Parent Acquisition Proposal or which could reasonably be expected to lead to a Parent Acquisition Proposal, and, in connection therewith, Parent shall immediately discontinue access by any Person (other than Company and its Affiliates) to any data room (virtual or otherwise) established by Parent or its Representatives for such purpose. Within two (2) Business Days from the date hereof, Parent shall request the return or destruction of all confidential, non-public information provided to Third Parties that have entered into confidentiality agreements with Parent or any Subsidiary thereof or who have otherwise been provided with confidential, non-public information since January 1, 2022 relating to a Parent Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, until obtaining the Parent Stockholder Approval, Parent and the Parent Board may take any actions described in clause (ii) of this Section 7.05 with respect to Third Party if (x) Parent receives a written Parent Acquisition Proposal from such Third Party (and such Parent Acquisition Proposal was not initiated, sought, solicited, knowingly encouraged or facilitated in violation of this Section 7.05) and (y) such proposal constitutes, or the Parent Board determines in good faith after consultation with its financial advisor and outside legal counsel that such proposal is or could reasonably expected to lead to, a Parent Superior Proposal; provided, that Parent may deliver non-public information to such Third Party pursuant to this sentence only pursuant to an Acceptable Parent Confidentiality Agreement with respect to Parent. Nothing contained in this Section 7.05 shall prohibit Parent or the Parent Board from (i) taking and disclosing to the Parent Stockholders a position with respect to a Parent Acquisition Proposal pursuant to Rules 14d-9, 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure if the Parent Board has determined in good faith after consultation with its outside legal counsel and financial advisor that the failure to do so would be inconsistent with its fiduciary obligations to the Parent Stockholders; provided, that this sentence shall not permit the Parent Board to make a Parent Adverse Recommendation Change, except to the extent permitted by Section 7.06(a).

Section 7.06. Parent Board Recommendation.

(a) Neither the Parent Board nor any committee thereof may directly or indirectly (a) withhold, withdraw (or amend, qualify or modify in a manner adverse to the Company) or publicly propose to withdraw (or amend, qualify or modify in a manner adverse to the Company), the approval, recommendation or declaration of advisability by the Parent Board or any such committee of the Merger, (b) propose publicly to recommend, adopt or approve any Parent Acquisition Proposal, (c) fail to include the Parent Board Recommendation in the Joint Proxy Statement, or (d) fail to reaffirm or re-publish the Parent Board Recommendation within ten (10) Business Days of being requested by the Company to do so or, if earlier, not later than two (2) Business Days prior to the Parent Stockholders’ Meeting (any action described in this sentence being referred to as a “Parent Adverse Recommendation Change”), provided, that such ten (10) Business Day period shall be extended for an additional five (5) Business Days following any material modification to any Parent Acquisition Proposal occurring after the receipt of the Company’s written request, and the Company shall be entitled to make such a written request for reaffirmation or republication only once for each Parent Acquisition Proposal. A “stop, look and listen” disclosure pursuant to Rule 14d-9(f) promulgated under the Exchange Act in connection with a tender or exchange offer shall not constitute a Parent Adverse Recommendation Change. A change of the Parent Board Recommendation to “neutral” is a Parent Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, and subject to Parent compliance in all material respects with the provisions of Section 7.03, Section 7.05 and this Section 7.06, in response to a Parent Acquisition Proposal that the Parent Board has determined in its reasonable discretion is a Parent Superior Proposal that has not been withdrawn and did not result from a breach of Section 7.05, the Parent Board may make such a Parent Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(b)(iii); provided, however, that Parent may not make a Parent Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(b)(iii) in response to a Parent Superior Proposal (x) until four (4) Business Days after Parent provides written notice to the Company advising the Company that the Parent Board has received a Parent Superior Proposal, specifying the material terms and conditions of such Parent Superior Proposal, identifying the Person or group making such Parent Superior Proposal and including copies of all documents pertaining to such Parent Superior Proposal (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice as provided herein, but with respect to any such subsequent notices references to a “four (4) Business Day period” shall be deemed references to a “two (2) Business Day period”); (y) if during such four (4) or two (2) Business Day period (the “Parent Notice Period”), the Company proposes any alternative transaction in writing (including any modifications to the terms of this Agreement), unless the Parent Board determines in good faith, after good faith negotiations between Parent and the Company (if such negotiations are requested by the Company) during such four (4) or two (2) Business Day Parent Notice Period (after consultation with Parent’s outside legal counsel and financial advisor and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Parent Superior Proposal) that such alternative transaction proposed by the Company in writing is not at least as favorable to Parent and the Parent Stockholders as the Parent Superior Proposal and (z) unless the Parent Board determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to make a Parent Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the Parent Stockholders under applicable Law.

(b) Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board may effect a Parent Adverse Recommendation Change if the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, that (i) Parent shall first notify the Company in writing at least four (4) Business Days before taking such action of its intention to take such action, which notice shall include a reasonably detailed description of the reasons therefor, (ii) if requested by the Company, Parent shall make its Representatives reasonably available to negotiate with the Company and its Representatives during such four (4) Business Day period following such notice regarding any proposal by the Company to amend the terms of this Agreement, and (iii) the Parent Board shall not effect any Parent Adverse Recommendation Change unless, after the four (4) Business Day period described in the foregoing clause (ii), the Parent Board determines in good faith, after consultation with its outside legal counsel and taking into account any written proposal by the Company to amend the terms of this Agreement during such four Business Day period, that the failure to take such action would continue to be inconsistent with its fiduciary duties under applicable Law.

(c) The Parties agree that in addition to the other obligations of Parent set forth in Section 7.05 and this Section 7.06, as promptly as practicable after receipt thereof, and in any event within forty-eight (48) hours, Parent shall advise the Company in writing of any request for information or any Parent Acquisition Proposal received from any Person and the material terms and conditions of such Parent Acquisition Proposal, and Parent shall promptly provide to the Company copies of any written requests, proposals or offers, including proposed agreements received by the Company in connection with any of the foregoing and the identity of the Person or group making any such request, Parent Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Parent agrees that it shall substantially concurrently provide to the Company any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Parent Acquisition Proposal which was not previously provided to the Company. Parent shall keep the Company reasonably informed, on a reasonably current basis, of the status of any Parent Acquisition Proposals (including the identity of the parties and price involved and any changes to any material terms and conditions thereof).

Section 7.07. Regulatory Approvals; Additional Agreements; Performance of Merger Sub.

(a) As soon as reasonably practicable after the date of this Agreement and in any event within fifteen (15) Business Days, the Company and Parent each shall file, or shall cause to be filed, with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms relating to the Merger and any other Contemplated Transaction. The Company and Parent shall, and shall cause their respective Subsidiaries and Affiliates to, (i) use reasonable best efforts to file, as soon as reasonably practicable after the date hereof, all other filings, notifications, or other documents required to be filed with or as requested by any Governmental Body pursuant to any Antitrust Law with respect to the Merger and any other Contemplated Transaction, and (ii) cooperate with the other Party in determining whether, and promptly preparing and making, any other filings or notifications or other Consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Merger and any other Contemplated Transaction.

(b) Subject to the terms and conditions set forth in this Agreement, Parent and the Company shall use their respective reasonable best efforts to take, or cause to be taken, and to cause their respective directors, executive officers and other Representatives to take, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and any other Contemplated Transaction as soon as reasonably practicable, including (i) obtaining all necessary actions or nonactions, waivers, Consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and making all necessary registrations and filings and taking all steps as may be reasonably necessary to obtain any such Consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any applicable Law; (ii) obtaining all necessary Consents, authorizations, approvals or waivers from third parties; (iii) defending any lawsuit or other legal proceeding, whether judicial or administrative, brought by any Governmental Body or third party challenging this Agreement or seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or any of the other Contemplated Transaction and contesting any Order that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or any of the other Contemplated Transaction, including, resolving any objections of or challenge made by any Governmental Body or third party to the Merger or any other Contemplated Transaction under any Antitrust Law; (iv) refraining from taking any other action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger; and (v) executing and delivering any additional instruments necessary to consummate the Merger and any other Contemplated Transactions. Notwithstanding anything in this Agreement to the contrary, and in furtherance of and consistent with Parent’s reasonable best efforts under this Section 7.07, Parent shall, and shall cause to be taken, all actions and shall do, or cause to be done, all things necessary, proper or advisable to eliminate each and every impediment under any Antitrust Law that is asserted by any Governmental Body, to obtain the consent or cooperation of any other Person, and to permit and cause the satisfaction of the conditions set forth in Section 8.01(e), and Section 8.01(d), in each of the foregoing cases, to permit the Closing to occur as promptly as reasonably practicable and in any event prior to the End Date, including (i) negotiating, making proposals with respect to, committing to or effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, equity securities, rights, product lines, or businesses of the Company, Parent or any of their respective Subsidiaries, (ii) terminating existing relationships, contractual rights or obligations of the Company, Parent or any of their respective Subsidiaries, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual right or obligation of the Company, Parent or any of their respective Subsidiaries, (v) effectuating any other change or restructuring of the Company, Parent or any of their respective Subsidiaries, and (vi) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets of the Company, Parent or any of their respective Subsidiaries or that would impose any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their respective businesses or own such assets or limit or impair the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Common Stock (each, a “Remedy Action”); provided, however, (A) Parent shall not be required to propose, commit to, effect or agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate or other disposition of any business, asset, property or product line of the Company, Parent or any of their respective Subsidiaries that generated total net sales in excess of $40,000,000 (forty million dollars) in the twelve (12) month period ending December 31, 2022, and (B) the Company shall only be required to take or commit to take any action, or agree to any condition or restriction as requested by Parent pursuant to this Section 7.07, if such action, commitment, agreement, condition or restriction is binding on the Company only in the event the Closing occurs. With respect to any Remedy Action, Parent shall consult with the Company and shall consider in good faith any efforts proposed by the Company to mitigate the adverse impact of any Remedy Action on the expected benefits of the Contemplated Transactions.

(c) Subject to and without limiting the generality of anything contained in this Section 7.07 and subject to applicable Laws relating to the sharing of information and the terms and conditions of the Confidentiality Agreement and, to the extent applicable, the Clean Team Agreement, during the Pre-Closing Period, each Party shall (i) give each other Party reasonable advance notice of all meetings (including meetings by telephone or videoconference) with any Governmental Body relating to the Contemplated Transactions, (ii) to the extent not prohibited by such Governmental Body, give the other Party (or the other Party’s outside legal counsel) an opportunity to attend and participate in such meeting and consult with the other Party in advance of any such meeting with any Government Body, in respect of any filing, proceeding, investigation (including the settlement of any investigation), litigation or other inquiry relating to the Merger or any of the other Contemplated Transactions, (iii) to the extent practicable, give the other Party reasonable advance notice of all oral communications with any Governmental Body relating to Antitrust Laws and the Contemplated Transactions, (iv) if any Governmental Body initiates an oral communication relating to Antitrust Laws and the Contemplated Transactions, promptly notify the other Party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under the Antitrust Laws) with a Governmental Body relating to Antitrust Laws and the Contemplated Transactions and (vi) promptly provide each other with copies of all written communications to or from any Governmental Body relating to the Contemplated Transactions. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.07 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside legal counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside legal counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. Neither Party shall commit to or agree with any Governmental Body to (i) stay, toll or extend any applicable waiting period under the HSR Act, (ii) pull and refile or resubmit the Notification and Report Forms pursuant to the HSR Act as applicable to the Merger and any Contemplated Transaction, (iii) not consummate the Merger or any other Contemplated Transaction before an agreed to date, or (iv) any timing agreement, without the prior written consent of the other Party.

(d) In addition and without limiting the foregoing, each Party shall not, and shall cause its Affiliates not to, effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or the acquisition of any assets, licenses, rights, product lines, operations or businesses of any Person that would reasonably be expected to prevent or materially delay the receipt of the Required Regulatory Approval or to otherwise prevent, materially delay, impede or impair the consummation of the Merger by the End Date.

Section 7.08. Employment and Labor Matters.

(a) During the period commencing at the Effective Time and ending on the date that is six (6) months following the Effective Time, Parent shall, or shall cause one of its Subsidiaries to, provide each Company Employee with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages, as applicable, in effect for each such Company Employee immediately prior to the Effective Time, (ii) target cash incentive opportunities that are no less than the target cash incentive opportunities provided to similarly situated employees of Parent, (iii) target long-term incentive opportunities that are no less than the target long-term incentive opportunities provided to similarly situated employees of Parent, and (iv) employee benefits and other compensation (other than severance or termination benefits) that are no less favorable in the aggregate than the employee benefits and other compensation (other than severance and termination benefits) provided to similarly situated employees of Parent. In addition, during the period commencing at the Effective Time and ending on the date that is six (6) months thereafter, Parent shall, or shall cause one of its Subsidiaries to, provide each Company Employee with severance and termination benefits as set forth on Section 7.08(a) of the Company Disclosure Letter.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any Company Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent and its Subsidiaries shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Plan, (ii) use reasonable best efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid under a Company Plan that provides health care benefits during the first plan year in which such employee becomes eligible for the New

Plan, to the same extent that such credit was given under the analogous Company Plan with respect to such plan year, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plan that provides health care benefits, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) If requested by Parent in writing at least ten (10) Business Days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company or one of its Subsidiaries (a “Company 401(k) Plan”) or any other Company Plan (other than the Executive Severance Plan) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. If Parent requests that the Company 401(k) Plan or any other Company Plan (other than the Executive Severance Plan) be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of such resolutions shall be subject to Parent’s reasonable prior review and comment), and (ii) if applicable, Parent shall cause the Company Employees to be eligible to participate, as soon as administratively practicable after the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a “Parent 401(k) Plan”). The Parties shall take any and all actions as may be required, including amendments to any Company 401(k) Plan and/or Parent 401(k) Plan, to permit the Company Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Furthermore, if reasonably requested by Parent, the Company shall take preparatory actions in connection with proposed terminations of other Company Plans (other than the Executive Severance Plan) pursuant to integration planning actions undertaken by the Parties. Without limitation of the foregoing, prior to the Closing, the Company shall take the actions described on Section 7.08(c) of the Company Disclosure Letter.

(d) All material resolutions, notices and other documents issued, adopted or executed in connection with the implementation of this Section 7.08 shall be subject to Parent’s reasonable prior review and comment. Prior to making any material, broad-based, written communications to the employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Merger or the other Contemplated Transactions, each Party shall provide the other Party with a copy of the intended communication, such Party shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(e) With respect to the Company ESPP, the Company shall ensure that (i) no new offering periods under the Company ESPP will commence during the period from the date of this Agreement through the Closing Date, (ii) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the Company ESPP during the current offering period, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement and (iii) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Closing Date. To the extent applicable, no later than five (5) days prior to the Closing Date, in the case of any outstanding purchase rights under the Company ESPP, any then-current offering period under the Company ESPP shall end and each participant’s accumulated payroll deductions shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP. Shares of Company Common Stock held in participants’ Company ESPP account balances immediately prior to the Closing Date shall be treated the same as all other shares of Company Common Stock in accordance with Section 3.01. The Company shall ensure that the Company ESPP shall terminate immediately prior to the Effective Time contingent upon the occurrence of the Closing. As promptly as possible following the purchase of shares of Company Common Stock in accordance with the foregoing, the Company shall return to each participant the funds, if any, that remain in such participant’s account under the Company ESPP after such purchase.

(f) Nothing contained in this Section 7.08, express or implied (i) shall be deemed to be an amendment to any particular Company Plan or other particular employee benefit plan, (ii) shall be construed to require Company, or any of its Subsidiaries to establish, amend, assume, maintain or modify any particular employee benefit plan (including any Plan), program, agreement or arrangement or prohibit Parent, the Company or any of their respective Subsidiaries from amending, modifying or terminating any particular employee benefit plan (including any Plan), program, agreement or arrangement, (iii) is intended to or shall confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees of the Company or its Subsidiaries) any rights as a third-party beneficiary of this Agreement or (iv) shall preclude Parent, the Company or any of their Subsidiaries from terminating the employment of any employee at any time.

Section 7.09. Indemnification of Officers and Directors.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the present and former directors, officers, and employees of the Company or any of its Subsidiaries as provided in the Company Organizational Documents or the Organizational Documents of the Company’s Subsidiaries, and indemnification agreements of the Company and its Subsidiaries in effect as of the date hereof and set forth on Section 7.09(a) of the Company Disclosure Letter shall survive the Merger and shall continue in full force and effect in accordance with their terms. In furtherance of the foregoing, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation and the organizational documents of the Company’s Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers, and employees of Company and/or its Subsidiaries than are currently provided in the Company Organizational Documents and the organizational documents of the Company’s Subsidiaries, which provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six (6) years from the Effective Time, and, in the event that any Action is pending or asserted or made during such period, until the disposition of any such Action, unless such amendment, modification or repeal is required by applicable Law.

(b) Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is or was a current or former director or officer of the Company or any of its Subsidiaries or was serving, at the request or for the benefit of the Company or any of its Subsidiaries, as the case may be, as a director, trustee or officer of any other entity or any Company Plan (each, together with such person’s heirs, successors, or legal representatives, an “Indemnified Party”), against all obligations to pay any threatened, asserted, pending or completed judgment, damages, settlement, losses, liabilities, or fine or penalty, interest and reasonable expenses (including legal expenses and other reasonable expenses that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 7.09) incurred in connection with any Action (such amounts, the “Claim Expenses,” and such claims made against any Indemnified Party, a “D&O Claim”), whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal, by reason of the fact that the Indemnified Party is or was an officer or director of the Company or its Subsidiaries, or an officer, trustee or director of another entity or Company Plan if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement, the Merger or the consummation of any other Contemplated Transactions, including the consideration and approval thereof and the process undertaken in connection therewith), to the fullest extent provided for under applicable Law, the Company Organizational Documents, the organizational documents of the Company’s Subsidiaries and indemnification agreements of the Company and its Subsidiaries.

(c) Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a tail policy or policies under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policy or policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the Effective Time and (ii) will provide coverage and amounts that are at least as protective to such directors and officers as the coverage provided by such existing policies and contain other terms and conditions and contain other terms and conditions that are no less favorable to the covered individuals as the terms and conditions in such existing policies; provided, that the total annual premium for such tail policy or policies shall not be in excess of 300% of the last annual premium paid by the Company prior to the Effective Time (the “Maximum Premium”). In the event the Company does not obtain such tail policy or policies prior to the Effective Time, Parent or the Surviving Corporation shall obtain such tail policy or policies, provided that the total annual premium for such tail policy or policies shall not be in excess of the Maximum Premium; and provided, further, that if such tail policy or policies cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, Parent, or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent shall cause such tail policy or policies (whether obtained by the Company, Parent or the Surviving Corporation) to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) This Section 7.09 shall survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Indemnified Party. The indemnification and advancement provided for in this Section 7.09 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract, or otherwise. If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers all or majority of its properties and assets to any Person, then, and in each such case, Parent shall make proper provision such that the respective successors and assigns of Parent and Surviving Corporation assume the applicable obligations set forth in this Section 7.09.

(e) Each of the Indemnified Parties or other Persons who are beneficiaries under the “tail” policy referred to in this Section 7.09 (and, after the death of any of the foregoing Persons, such Person’s heirs, successors, executors, administrators and representatives) are intended to be third party beneficiaries of this Section 7.09, with full rights of enforcement as if a party thereto. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.09 is not prior to or in substitution for any such claims under such policies.

Section 7.10. Public Disclosure. The initial press release relating to this Agreement shall be a joint press release, and thereafter Parent and the Company shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the Contemplated Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process. The restrictions of this Section 7.10 do not apply to communications (i) in connection with and following a Company Adverse Recommendation Change in compliance with Section 7.04 or a Parent Adverse Recommendation Change in compliance with Section 7.06; (ii) in connection with any Action regarding a dispute between the Parties regarding this Agreement, the Merger or the other Contemplated Transactions; and (iii) if the information contained therein substantially reiterates (or is consistent with) previous releases, public disclosures or public statements made by the Company and/or Parent in compliance with this Section 7.10.

Section 7.11. NYSE Supplemental Listing Application. Parent shall, in accordance with the requirements of NYSE, file with NYSE a Supplemental Listing Application covering the shares of Parent Class A Common Stock to be issued pursuant to this Agreement, as promptly as reasonably practicable after the date of this Agreement. Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock to be issued pursuant to this Agreement to be listed on NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 7.12. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Contemplated Transactions, each of Parent and the Company and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable, and in any event prior to the End Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the Contemplated Transactions.

Section 7.13. Section 16 Matters. Parent shall, prior to the Effective Time, cause the Parent Board to approve the issuance of the Merger Consideration with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Effective Time, the Company Board shall approve the disposition of Company equity securities (including derivative securities) in connection with the Merger by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

Section 7.14. Transaction Litigation. Each of the Company and Parent shall as promptly as reasonably practicable notify the other Party (including by providing copies of all pleadings and any material correspondence with respect thereto) of any Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Each of the Company and Parent shall provide the other Party with the opportunity to participate in the defense of any Transaction Litigation with respect to the first Party or the Contemplated Transactions. For purposes of this Section 7.14, “participate” means that the Company or Parent, as applicable, shall keep the other Party reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation, and the other Party may offer comments or suggestions with respect to such Transaction Litigation which the first Party shall consider in good faith. Prior to the Effective Time, other than with respect to any Transaction Litigation where the parties are adverse to each other or in the context of any Transaction Litigation related to or arising out of a Company Acquisition Proposal or a Parent Acquisition Proposal, neither the Company nor Parent shall compromise, settle, come to an arrangement regarding or agree to comprise, settle or come to an arrangement regarding any Transaction Litigation, without the prior written consent of the other Party, which, with respect to any such settlement that only requires payment of monetary amounts by the Company or Parent, as applicable, shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Section 7.14, (a) in the event of any conflict with any other covenant or agreement contained in Section 7.07 that expressly addresses the subject matter of this Section 7.14, Section 7.07 shall govern and control, and (b) this Section 7.14 shall be in addition to and not limit or otherwise modify the Parties’ respective obligations under Section 7.04, Section 7.05 and Section 7.06.

Section 7.15. Cooperation. Each of Parent and the Company shall, and shall direct its respective Representatives to, use its commercially reasonable efforts, subject to applicable Laws and Section 7.01, to cooperate with the other party in connection with planning the integration of the business operations of Parent and the Company.

Section 7.16. Tax Matters.

(a) For U.S. federal income tax purposes, it is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and this Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”). Each of Parent and the Company shall use reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties shall (i) not take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment and

(ii) report the Merger for all Tax purposes consistent with the Intended Tax Treatment unless otherwise required by a Governmental Body as a result of a “determination” within the meaning of Section 1313(a) of the Code. Each of Parent and the Company shall use its reasonable best efforts and shall cooperate with one another to obtain (x) the opinion of Wachtell, Lipton, Rosen & Katz or another nationally recognized tax counsel reasonably acceptable to the Company (“Company Tax Counsel”), dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (y) any opinion(s) of Company Tax Counsel to be issued in connection with the declaration of effectiveness of the Registration Statement by the SEC regarding the U.S. federal income tax treatment of the Merger. In connection with the foregoing, (i) Parent shall deliver to Company Tax Counsel a duly executed officer’s certificate substantially in the form set forth in Schedule 7.16(a) of the Parent Disclosure Letter (the “Parent Tax Certificate”) and (ii) the Company shall deliver to Company Tax Counsel a duly executed officer’s certificate substantially in the form set forth in Schedule 7.16(a) of the Company Disclosure Letter (the “Company Tax Certificate”), in the case of each of clause (i) and (ii), at such times as counsel shall reasonably request (including in connection with the effectiveness of the Registration Statement and at the Closing). Parent and the Company shall also provide such other information as reasonably requested by Company Tax Counsel for purposes of rendering any opinion described in this Section 7.16(a). Company Tax Counsel shall be entitled to receive such reasonably requested information as Company Tax Counsel shall determine for purposes of rendering such opinion. Company Tax Counsel shall be entitled to rely on the Parent Tax Certificate, the Company Tax Certificate and any other information as Company Tax Counsel shall determine for purposes of rendering such opinion.

(b) The Parties agree that the tax year of the Company for U.S. federal income tax purposes will end at the close of the Closing Date and that the Company will join the U.S. federal consolidated tax return in which Parent is the common parent as of the opening of the next day. Parent shall post a duly completed IRS Form 8937 on its website not later than forty-five (45) days after the Closing Date.

Section 7.17. Payoff Letters. At the written request of Parent, prior to the Closing, the Company shall, and shall cause its Representatives to, use commercially reasonable efforts to cause to be delivered to Parent an executed payoff letter from the administrative agent under the Company Credit Agreement, which payoff letter shall be in a form reasonably acceptable to Parent and (a) set forth the amounts required to be paid in order to pay in full all such amounts outstanding pursuant to the Company Credit Agreement as of the Closing (other than contingent obligations as to which no claim has been asserted) (the “Payoff Amount”) and (b) provide that, upon payment in full of such amounts, the obligations of the Company and its Subsidiaries under the Company Credit Agreement (other than contingent obligations as to which no claim has been asserted) shall be terminated and all Liens on the assets of the Company and the Subsidiaries of the Company securing amounts outstanding under the Company Credit Agreement shall be released (the “Credit Agreement Termination”). Notwithstanding anything to the contrary herein, (x) in no event shall this Section 7.17 require the Company or any of its Subsidiaries to cause the Credit Agreement Termination unless the Closing shall have occurred and (y) Parent shall pay, or shall cause one or more of its Subsidiaries to pay, the Payoff Amount in full on behalf of the Company on the Closing Date.

Section 7.18. Company Convertible Notes. Prior to the Effective Time, within the time periods required by the terms of each Indenture, the Company shall, and shall cause its Representatives to, use commercially reasonable efforts to take all actions required by such Indenture to be performed by the Company at or prior to the Effective Time as a result of the consummation of the Merger, including the giving of any notices that may be required by Parent and the delivery to the trustee, of any documents or instruments required to be delivered at or prior to the Effective Time to such trustee, in each case by such Indenture as a result of the consummation of the Merger; provided, that the Company shall, to the extent practicable, deliver a draft of any such notice or other document to Parent at least three (3) Business Days prior to delivering or entering into such notice or other document in accordance with the terms of the Indentures. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to cooperate with Parent, at Parent’s written request, by using commercially reasonable efforts to (i) execute and deliver (or cause to be executed and delivered, as applicable) at (and subject to the consummation of) the Effective Time one or more supplemental indentures and officer’s certificates (to the extent required by the trustee pursuant to each such Indenture), in each case in form and substance reasonably acceptable to Parent, pursuant to each such Indenture and (ii) cause each the trustee under the Indentures to execute and deliver at the Effective Time any such supplemental indentures, in each case required by the terms of such Indenture as a result of the consummation of the Merger; provided that counsel for the Company shall not be required to deliver any legal opinion under any Indenture.

Section 7.19. Company Call Options; Company Warrants. Prior to the Effective Time, the Company and Parent shall cooperate in good faith to mutually determine, and use commercially reasonable efforts to implement, any necessary, appropriate or desirable elections under, or amendments, adjustments, or waivers to, the Company Call Options and the Company Warrants, in each case in connection with the execution of this Agreement and the consummation of the Merger, in order to allow the Company Call Options and Company Warrants to remain outstanding following the Closing (but exercisable for Parent Common Stock) (subject to the rights of the counterparties thereto); provided, that nothing in this Section 7.19 shall require the Company or Parent to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Company Call Options or Company Warrants prior to the occurrence of the Effective Time or (B) agree to any election, amendment, adjustment, waiver or any other change or modification to any instrument or agreement in connection with any Company Call Options or Company Warrants that is effective prior to the occurrence of the Effective Time.

Section 7.20. Merger Sub Consent. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement and deliver a copy of such consent to the Company.

Section 7.21. Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.22. Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement. Parent shall ensure that Merger Sub duly performs, satisfies and discharges on timely basis each of the covenants, obligations and liabilities of Merger Sub under this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the due and timely performance and satisfaction of each such covenant, obligation and liability.

Section 7.23. Additional Financial Information. From the date of this Agreement through the Closing Date, the Company shall use its commercially reasonable efforts to deliver to Parent, promptly after delivering it to the administrative agent under the Credit Agreement, the monthly cash liquidity report prepared and delivered pursuant to Section 6.02(i) of the Company Credit Agreement.

Section 7.24. Certain Confirmations. From the date of this Agreement through the Closing Date, a duly authorized officer of the Company shall provide a written confirmation to Parent, by no later than the fifth (5th) Business Day after the first day of each month, that the Company has complied in all material respects with its obligations under Section 6.01(b)(xii).

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Conditions to All Parties’ Obligations. The obligations of Parent and the Company to consummate the Contemplated Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Parent and the Company of the following conditions:

(a) The Parent Stockholder Approval shall have been obtained;

(b) The Company Stockholder Approval shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceedings for such purpose shall be pending before the SEC;

(d) The waiting period (and any extension thereof) applicable to the Contemplated Transactions under the HSR Act shall have expired or been terminated (such expiration or termination, the “Required Regulatory Approval”);

(e) There shall be no Order (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered after the date of this Agreement by any Governmental Body enjoining, restraining, preventing or prohibiting the consummation of the Merger and there shall be no Law enacted or promulgated after the date of this Agreement which remains in effect that prohibits or makes illegal the consummation of the Merger; and

(f) The Merger Consideration issuable to the Company Stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.02. Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions as of the Closing Date:

(a) (1) Each of the representations and warranties of the Company contained in Article IV (other than the Company Fundamental Representations and the representations and warranties of the Company contained in Sections 4.03(a), (b) and the last sentence of Section 4.03(d) (Company Capital Stock)) that is (i) qualified as to or by a Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by a Company Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases, except that the word “material” in the definition of “Company Material Contract” shall not be disregarded) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct would not have a Company Material Adverse Effect, and (2) (A) the Company Fundamental Representations shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (B) the representations and warranties of the Company contained in Sections 4.03(a), (b) and the last sentence of Section 4.03(d) (Company Capital Stock) shall be true and correct in all respects (except for de minimis inaccuracies relative to the total fully diluted equity capitalization of the Company), on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

(b) The Company shall be in compliance in all material respects with all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been or occurred any Company Material Adverse Effect; and

(d) The Company shall have delivered to Parent a certificate of the Company executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been satisfied.

Section 8.03. Conditions to the Company’s Obligations. The obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions as of the Closing Date:

(a) (1) Each of the representations and warranties of Parent and Merger Sub contained in Article V (other than the Parent Fundamental Representations and the representations and warranties of Parent contained in Section 5.03(a) and the last sentence of Section 5.03(b)) (Parent Capital Stock)) that is (i) qualified as to or by a Parent Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by a Parent Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct would not have a Parent Material Adverse Effect, and (2) (A) the Parent Fundamental Representations shall be true and correct in all material respects, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (B) the representations and warranties of Parent contained in Section 5.03(a) and the last sentence of Section 5.03(b) (Parent Capital Stock) shall be true and correct in all respects (except for de minimis inaccuracies relative to the total fully diluted equity capitalization of Parent), on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except to the extent any such representation and warranty expressly related to an earlier date (in which case as of such earlier date));

(b) Each of Parent and Merger Sub shall be in compliance in all material respects with all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been or occurred any Parent Material Adverse Effect; and

(d) Parent shall have delivered to the Company a certificate of Parent executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 8.03(a), Section 8.03(b) and Section 8.03(c) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned:

(a) at any time prior to the Effective Time, by the mutual written consent of Parent and the Company;

(b) by Parent:

(i) at any time prior to the Effective Time, if any of the Company’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied (provided, that in the event Parent has the right to terminate the Agreement pursuant to Section 9.01(b)(ii), Parent’s right to terminate this Agreement shall be governed by Section 9.01(b)(ii) and not this Section 9.01(b)(i)), and such breach (A) is incapable of being cured by the Company by or before the End Date or (B) is not cured within thirty (30) days of receipt by the Company of written notice from Parent of such breach describing in reasonable detail such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(b)(i) if any of Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder;

(ii) at any time prior to obtaining the Company Stockholder Approval, if the Company commits an Intentional and Material Breach of Section 7.04 (Company Non-Solicitation; Company Board Recommendation) or the Company Board or any committee thereof (A) makes a Company Adverse Recommendation Change, (B) does not include the Company Board Recommendation in the Joint Proxy Statement or (C) publicly proposes or allows the Company to publicly propose to take any of the actions in clause (A) or (B) of this Section 9.01(b)(ii); or

(iii) at any time prior to obtaining the Parent Stockholder Approval (and subject to Section 9.03(f)), upon written notice to the Company, in order to enter into a definitive agreement with a Third Party providing for a Parent Superior Proposal, if in connection with such Parent Superior Proposal, Parent has complied in all material respects with the applicable requirements of Section 7.05 and Section 7.06 and substantially concurrently with such termination Parent enters into a definitive agreement for a Parent Superior Proposal.

(c) by the Company:

(i) at any time prior to the Effective Time, if any of Parent’s or Merger Sub’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied (provided, that in the case the Company has the right to terminate the Agreement pursuant to Section 9.01(c)(iii), the Company’s right to terminate this Agreement shall be governed by Section 9.01(c)(iii) and not this Section 9.01(c)(i)), and such breach (A) is incapable of being cured by Parent or Merger Sub, as the case may be, by or before the End Date, or (B) is not cured within thirty (30) days of receipt by Parent of written notice from the Company of such breach describing in reasonable detail such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(ii) at any time prior to obtaining the Company Stockholder Approval (and subject to Section 9.03(b)), upon written notice to Parent, in order to enter into a definitive agreement with a Third Party providing for a Company Superior Proposal, if in connection with such Company Superior Proposal, the Company has complied in all material respects with the applicable requirements of Section 7.04 and substantially concurrently with such termination the Company enters into a definitive agreement for a Company Superior Proposal; or

(iii) at any time prior to obtaining the Parent Stockholder Approval, if Parent commits an Intentional and Material Breach of Section 7.05 (Parent Non-Solicitation) or the Parent Board or any committee thereof (A) makes a Parent Adverse Recommendation Change, (B) does not include the Parent Board Recommendation in the Joint Proxy Statement or (C) publicly proposes or allows Parent to publicly propose to take any of the actions in clause (A) or (B) of this Section 9.01(c)(iii).

(d) by either Parent or the Company at any time prior to the Effective time, if:

(i) the Merger violates any Order that has become final and non-appealable having the effect of permanently enjoining or restricting the consummation of the Merger or there shall be enacted or promulgated a Law after the date of this Agreement that makes the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 9.01(d)(i) shall not be available to any Party whose action or failure to act has been the primary cause of such Order or Law or the failure to remove such Order or Law and such action or failure to act constitutes a breach of this Agreement by such Party;

(ii) the Closing has not been consummated by 5:00 p.m., New York time on October 8, 2023 (the “End Date”); provided, that (A) if on the End Date, the conditions to the Closing set forth in Section 8.01(d) or Section 8.01(e) (if the Order or Law relates to Antitrust Laws) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, such conditions shall be reasonably capable of being satisfied on such date) or waived, then the End Date may be extended by either Parent or the Company to 5:00 p.m., New York time on December 8, 2023 by written notice to the other Party on what would otherwise have been the End Date (and all references to the End Date herein shall be as so extended) and (B) if on the End Date (as extended by subclause (A) of this proviso), the conditions to the Closing set forth in Section 8.01(d) or Section 8.01(e) (if the Order or Law relates to Antitrust Laws) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, such conditions shall be reasonably capable of being satisfied on such date) or waived, then the End Date as extended by subclause (A) of this proviso) may be extended by either Parent or the Company to 5:00 p.m., New York time on February 8, 2024 by written notice to the other Party on what would otherwise have been the End Date (and all references to the End Date herein shall be as so extended); provided, further, that the right to terminate this Agreement under this Section 9.01(d)(ii) shall not be available to any Party whose action or failure to act has been the primary cause of the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such Party;

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any adjournment thereof; provided, that the right to terminate this Agreement under this Section 9.01(d)(iii) shall not be available to the Company if its action or failure to act has been the primary cause of the failure to obtain the Company Stockholder Approval on or before such date and such action or failure to act constitutes a breach of this Agreement by the Company; or

(iv) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting or any adjournment thereof; provided, that the right to terminate this Agreement under this Section 9.01(d)(iv) shall not be available to Parent if its action or failure to act has been the primary cause of the failure to obtain the Parent Stockholder Approval on or before such date and such action or failure to act constitutes a breach of this Agreement by Parent.

Section 9.02. Effect of Termination. In the event of the valid termination of this Agreement by either Parent or the Company as provided in Section 9.01, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made and this Agreement shall be of no further force or effect; provided, however, that (a) Section 7.01(f), this Section 9.02, Section 9.03 and Article X (other than Section 10.12, except to the extent that Section 10.12 relates to the specific performance of the provisions of this Agreement that survive termination) shall survive the termination of this Agreement and shall remain in full force and effect (collectively, the “Surviving Provisions”), and (b) no such termination will relieve any Person of any Liability for Fraud or a material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional and Material Breach”). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement or the Clean Team Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms. Nothing shall limit or prevent Parent or the Company from exercising any rights or remedies it may have under Section 10.12 (Specific Performance) in lieu of exercising any right it may have to terminate this Agreement pursuant to Section 9.01 (Termination); provided that if this Agreement is terminated pursuant to Section 9.01, no party shall have any rights or remedies under Section 10.12 (Specific Performance) other than in respect of the Surviving Provisions. In the event of the valid termination of this Agreement by either Parent or the Company as provided in Section 9.01, notwithstanding anything to the contrary herein or in the Confidentiality Agreement, Parent and the Company agree that the Confidentiality Agreement shall be deemed amended such that the Confidentiality Agreement shall expire on the second anniversary of the termination of this Agreement.

Section 9.03. Termination Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 9.01(b)(ii) (Company Non-Solicitation Breach; Company Adverse Recommendation Change), then the Company shall pay the Company Termination Fee to Parent in cash by wire transfer of immediately available funds within two (2) Business Days following such termination;

(b) In the event that this Agreement is terminated by the Company pursuant to Section 9.01(c)(ii) (Company Superior Proposal), then the Company shall pay the Company Termination Fee to Parent in cash by wire transfer of immediately available funds concurrently with such termination and any purported termination pursuant to Section 9.01(c)(ii) (Company Superior Proposal) shall be of no force or effect until such payment is made.

(c) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 9.01(d)(iii) (Company Stockholder Approval), and at the time of termination the Company Board or any committee thereof has not made a Company Adverse Recommendation Change, then the Company shall pay the Company Termination Fee to Parent in cash by wire transfer of immediately available funds not later than two (2) Business Days following such termination.

(d) Subject to clause (b) of Section 9.02, Parent’s right to receive the one-time payment of the Company Termination Fee from the Company as provided in this Section 9.03 shall be the sole and exclusive remedy available to Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives against the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated and Parent receives the Company Termination Fee in accordance with Section 9.03, and, upon such payment of the Company Termination Fee, (i) in no event may Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives seek to recover any other money damages or seek any other remedy based on a claim in Law or equity with respect to any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, the termination of this Agreement, any Liabilities or obligations arising under this Agreement, or any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (ii) none of the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further Liability relating to or arising out of this Agreement or the Contemplated Transactions other than in respect of the Surviving Provisions, the Confidentiality Agreement and the Clean Team Agreement. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the Contemplated Transactions in accordance with Section 10.12 or the payment of the Company Termination Fee or any unpaid portion thereof pursuant to this Section 9.03, but in no event shall Parent be entitled to both (x) equitable relief ordering the Company to consummate the Contemplated Transactions in accordance with Section 10.12 and (y) the payment of the Company Termination Fee pursuant to this Section 9.03. For the avoidance of doubt, under no circumstance shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e) In the event that this Agreement is terminated by the Company pursuant to Section 9.01(c)(iii) (Parent Non-Solicitation; Parent Adverse Recommendation Change), then Parent shall pay the Parent Termination Fee to the Company in cash by wire transfer of immediately available funds within two (2) Business Days following such termination.

(f) In the event that this Agreement is terminated by Parent pursuant to Section 9.01(b)(iii) (Parent Superior Proposal), then Parent shall pay the Parent Termination Fee to the Company in cash by wire transfer of immediately available funds concurrently with such termination and any purported termination pursuant to Section 9.01(b)(iii) (Parent Superior Proposal) shall be of no force or effect until such payment is made.

(g) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 9.01(d)(iv) (Parent Stockholder Approval), then Parent shall pay the Parent Termination Fee to the Company in cash by wire transfer of immediately available funds not later than two (2) Business Days following such termination.

(h) Subject to clause (b) of Section 9.02, the Company’s right to receive the one-time payment of the Parent Termination Fee from Parent as provided in this Section 9.03 shall be the sole and exclusive remedy available to the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives against Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated and the Company receives the Parent Termination Fee in accordance with this Section 9.03, and, upon such payment of the Parent Termination Fee (i) in no event may the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives seek to recover any other money damages or seek any other remedy based on a claim in Law or equity with respect to any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, the termination of this Agreement, any Liabilities or obligations arising under this Agreement, or any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (ii) none of Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further Liability relating to or arising out of this Agreement or the Contemplated Transactions other than in respect of the Surviving Provisions, the Confidentiality Agreement and the Clean Team Agreement. For the avoidance of doubt, the Company may seek specific performance to cause Parent to consummate the Contemplated Transactions in accordance with Section 10.12 or the payment of the Parent Termination Fee pursuant to this Section 9.03, but in no event shall the Company be entitled to both (x) equitable relief ordering Parent to consummate the Contemplated Transactions in accordance with Section 10.12 and (y) the payment of the Parent Termination Fee pursuant to this Section 9.03. For the avoidance of doubt, under no circumstance shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(i) As used in this Agreement, “Company Termination Fee” shall mean $120,000,000 (one hundred and twenty million dollars); provided, however, that (i) in the event the Company Termination Fee becomes payable as a result of the termination of this Agreement (x) by the Company during the Window Shop Period pursuant to Section 9.03(b) in order to enter into a definitive agreement with respect to a Company Superior Proposal by a Company Excluded Party, or (y) by Parent pursuant to Section 9.03(a) in response to a Company Adverse Recommendation Change effected during the Window Shop Period in compliance with Section 7.04(b) with respect to a Company Superior Proposal by a Company Excluded Party then, in the case of either of the immediately preceding clauses (x) or (y), the Company Termination Fee shall mean $75,000,000 (seventy five million dollars); and (ii) in the event the Company Termination Fee becomes payable as a result of the termination of this Agreement by either Party pursuant to Section 9.01(d)(iii) (Company Stockholder Approval) and no Company Adverse Change Recommendation shall have occurred prior to such termination in accordance with Section 7.04(b) or Section 7.04(c), the Company Termination Fee shall mean $60,000,000 (sixty million dollars).

(j) As used in this Agreement, “Parent Termination Fee” shall mean $120,000,000 (one hundred and twenty million dollars); provided, however, that (i) in the event the Parent Termination Fee becomes payable as a result of the termination of this Agreement (x) by Parent during the Window Shop Period pursuant to Section 9.03(f) in order to enter into a definitive agreement with respect to a Parent Superior Proposal by a Parent Excluded Party, (y) by the Company pursuant to Section 9.03(e) in response to a Parent Adverse Recommendation Change effected during the Window Shop Period in compliance with Section 7.06(a) with respect to a Parent Superior Proposal by a Parent Excluded Party or (z) by either Party pursuant to Section 9.01(d)(iv) (Parent Stockholder Approval) and prior to such termination a Parent Adverse Recommendation Change shall have occurred during the Window Shop Period in response to a Parent Superior Proposal by the applicable Parent Excluded Party in compliance with Section 7.06(a), then, in the case of each of the immediately preceding clauses (x), (y) or (z), the Parent Termination Fee shall mean $75,000,000 (seventy five million dollars).

(k) The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the Contemplated Transactions, and that, without these agreements, neither the Company nor Parent would enter into this Agreement; accordingly and notwithstanding anything herein to the contrary, if either Party fails promptly to pay any amount due pursuant to this Section 9.03 (such party, the “Defaulting Party”), and, in order to obtain such payment, the other Party (the “Non-Defaulting Party”) commences a suit which results in a judgment against the Defaulting Party for the payment set forth in this Section 9.03(k), the Defaulting Party shall pay to the Non-Defaulting Party its reasonable and documented out-of-pocket costs and expenses (including such attorneys’ fees) in connection with such suit, together with interest on the Company Termination Fee or the Parent Termination Fee, as applicable, and any applicable Expenses to be paid or reimbursed to Parent under this Section 9.03 from the date payment was required to be made until the date of such payment at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 9.03, it shall not be a defense to either Party’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

ARTICLE X

MISCELLANEOUS

Section 10.01. Expenses. Except as otherwise expressly provided herein, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Contemplated Transactions (whether consummated or not).

Section 10.02. Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by the Company Stockholders or the Parent Stockholders) if, and only if, such amendment or waiver is in writing and signed by Parent, the Company and Merger Sub; provided, however, that after the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of NASDAQ or NYSE, as applicable, requires further approval of the Company Stockholders or the Parent Stockholders without the further approval of such stockholders.

Section 10.03. Waiver.

(a) At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the receipt of the Company Stockholder Approval no waiver shall be made which by applicable Laws or the rules of NASDAQ requires further approval of the Company Stockholders without the further approval of such stockholders.

(b) No Party may waive, and no Party shall be deemed to have waived, any provision of this Agreement without the prior written consent of the other Parties, to the extent any such waiver would give rise to a termination event under the Voting Agreement.

(c) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(d) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 10.04. No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 10.05. Entire Agreement; Counterparts. This Agreement (and the exhibits, annexes and schedules hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Transaction Documents constitute the entire agreement among the Parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement and Clean Team Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Section 10.06. Applicable Law; Jurisdiction.

(a) This Agreement (and any Action arising out of or related hereto or the Contemplated Transactions or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b) The Parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any Actions among any of the Parties arising out of or related to this Agreement, any Transaction Document or the Contemplated Transactions shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The Parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the Contemplated Transactions. The Parties further agree that no Party shall bring suit with respect to any disputes arising out of or related to this Agreement or the Contemplated Transactions in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any Party to obtain execution of a judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any Party in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 10.06(b).

Section 10.07. Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

Section 10.08. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of all other Parties, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

Section 10.09. No Third-Party Beneficiaries. Except for, following the Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 7.09 only, Parent, the Company and Merger Sub agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the preceding sentence, solely in the event the Closing occurs and solely following the Effective Time, the provisions of Article III shall be enforceable by holders of Company Common Stock solely to the extent necessary to receive the Merger Consideration to which such holders are entitled thereunder and the provisions of Section 3.02 shall be enforceable by holders of Company RSU Awards and Company PRSU Awards to the extent necessary to receive the amounts to which such holders are entitled thereunder.

Section 10.10. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided that a notice, demand or communication given by electronic mail shall not be effective unless either (i) a duplicate copy of such electronic mail notice is promptly given by one of the other methods described in this Section 10.10 or (ii) the receiving Party delivers a written confirmation of receipt thereof either by electronic mail or any other method described in this Section 10.10. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent and Merger Sub prior to the Closing Date:

Globus Medical, Inc.

2560 General Armistead Avenue,

Audubon, PA 19403-5214

Attention:	Senior Vice President, General Counsel, and Corporate Secretary
Email:	[Omitted]

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

2929 Arch Street, Suite 1700

Philadelphia, PA 19104

Attention:	Rachael Bushey, Jennifer Porter and Laura Umbrecht
Email:	rbushey@goodwinlaw.com; jporter@goodwinlaw.com;

LUmbrecht@goodwinlaw.com

Notices to the Company:

NuVasive, Inc.

7475 Lusk Boulevard,

San Diego, CA 92121

Attention:	Senior Vice President, General Counsel
Email:	[Omitted]

Section 10.11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by applicable Law.

Section 10.12. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company, Parent, or Merger Sub in accordance with their specific terms or were otherwise breached by the Company, Parent, or Merger Sub and that monetary damages, even if available, would not be an adequate remedy therefor. Except as set forth in Section 9.03, it is accordingly agreed that (a) the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub and to enforce specifically the terms and provisions hereof against Parent or Merger Sub in any court having jurisdiction, this being in addition to any other remedy to which the Company is entitled at law or in equity, including damages in the event of Parent’s or Merger Sub’s Fraud or Intentional and Material Breach of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy or posting any bond or other undertaking and (b) Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof against the Company in any court having jurisdiction, this being in addition to any other remedy to which Parent or Merger Sub is entitled at law or in equity, including damages in the event of the Company’s Fraud or Intentional and Material Breach of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy or posting any bond or other undertaking. The Parties further agree not to oppose the granting of an injunction, specific enforcement or other equitable relief on the basis that any other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties acknowledge that the agreements contained in this Section 10.12 are an integral part of the Contemplated Transactions and that, without these agreements, neither the Company nor Parent would enter into this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

NUVASIVE, INC.

By:	/s/ J. Chris Barry
Name:	J. Chris Barry
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

GLOBUS MEDICAL, INC.

By:	/s/ Daniel Scavilla
Name:	Daniel Scavilla
Title:	Chief Executive Officer and President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

ZEBRA MERGER SUB, INC.

By:	/s/ Daniel Scavilla
Name:	Daniel Scavilla
Title:	Chief Executive Officer and President

[Signature Page to Merger Agreement]

Annex B — Voting Agreement

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of February 8, 2023 (the “Agreement Date”), by and among (i) Globus Medical, Inc., a Delaware corporation (“Parent”), (ii) NuVasive, Inc., a Delaware corporation (the “Company”), and (iii) David Paul and Sonali Paul (collectively, the “Stockholders”). Each of Parent, the Company and the Stockholders are sometimes referred to as a “Party” and collectively as the “Parties”. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Parent, the Company and Zebra Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”).

B. As of the Agreement Date, the Stockholders are the record and/or “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the shares of Common Stock of Parent described on Exhibit A (the “Owned Shares”, and the Owned Shares together with any additional shares of Common Stock that the Stockholders may acquire record and/or beneficial ownership of after the Agreement Date, the “Covered Shares”).

C. As an inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholders enter into this Agreement with respect to the Covered Shares, and the Stockholders desire to enter into this Agreement to induce the Company to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Agreement to Vote the Covered Shares.

1.1. Voting Agreement. Until the earliest to occur of (a) the Effective Time, (b) a Parent Adverse Recommendation Change effected in compliance with Section 7.06 of the Merger Agreement, (c) receipt of the Parent Stockholder Approval, and (d) such date and time as the Merger Agreement shall be validly terminated pursuant to Article IX thereof (as applicable, the “Expiration Time”), at every meeting of Parent’s stockholders at which the approval of the issuance of shares of Parent Class A Common Stock in connection with the Merger (the “Issuance”) is to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Parent’s stockholders by written consent with respect to the Issuance, the Stockholders shall vote (including via proxy) all of the Stockholders’ Covered Shares in accordance with the Parent Board Recommendation.

1.2. Quorum. Until the Expiration Time, at every meeting of Parent’s stockholders (and at every adjournment or postponement thereof), the Stockholders shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

2. Miscellaneous.

2.1. No Transfer of Covered Shares. Until the Expiration Time, the Stockholders agree not to directly or indirectly transfer any Covered Shares, other than (i) with the prior written consent of the Company, (ii) (a) to any member of Stockholders’ immediate family, or to a trust for the benefit of the Stockholders or any member of Stockholders’ immediate family, or otherwise for estate planning purposes, (b) by will or under the laws of intestacy upon the death of Stockholders or (c) pursuant to a qualified domestic order; provided, however, that a Transfer referred to in clauses (ii) of this sentence shall be permitted only if the transferee agrees in a written document, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement.

2.2. Regulatory Support. Until the earlier of the Effective Time and the valid termination of the Merger Agreement, the Stockholders shall use reasonable best efforts to assist and cooperate in obtaining the Required Regulatory Approvals, and shall not take any action which would limit, impair or delay Parent in taking any action or making any commitment or otherwise complying with its obligations as set forth in Section 7.07 of the Merger Agreement; provided, however, that nothing in this provision shall require the Stockholders to divest or agree to any restriction on any Parent Common Stock held by the Stockholders.

2.3. Non-Solicitation. From and after the date hereof until the Expiration Time, the Stockholders will not, and will not permit any entity under such Stockholders’ control to, take any action that Parent is prohibited from taking pursuant to Section 7.05 of the Merger Agreement.

2.4. Termination. This Agreement shall automatically terminate without further action by any of the Parties hereto and shall have no further force or effect as of the Expiration Time, provided that Sections 2.2 and 2.6 shall continue until the earlier of the Effective Time and the valid termination of the Merger Agreement.

2.5. Exclusive Remedy. The Company’s right to receive the one-time payment of the Parent Termination Fee pursuant to the applicable provisions of the Merger Agreement shall be the sole and exclusive remedy available to the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives against Parent or the Stockholders or any of Parent’s respective former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement or any breach of any covenant or obligation of the Stockholders contained herein, and, upon such payment of the Parent Termination Fee, (i) in no event may the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives seek to recover any other money damages or seek any other remedy based on a claim in Law or equity with respect to any breach, termination or failure of or under this Agreement and (ii) none of Parent or the Stockholders or any of Parent’s respective former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further Liability relating to or arising out of this Agreement. The Company expressly waives the right to seek specific performance of the Stockholders’ obligations or covenants under this Agreement and covenants and agrees not to seek any injunction, order or other equitable remedy with respect to the performance of the Stockholders’ obligations hereunder or the voting of the Covered Shares.

2.6. Other Miscellaneous Provisions. The following provisions of the Merger Agreement shall apply mutatis mutandis to this Agreement: Section 10.06 (Applicable Law; Jurisdiction), Section 10.07 (Waiver of Jury Trial), and the last sentence of Section 10.05 (Counterparts).

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

GLOBUS MEDICAL, INC.

By:	/s/ Daniel Scavilla
Name: Daniel Scavilla
Title: Chief Executive Officer and President

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

NUVASIVE, INC.

By:	/s/ J. Chris Barry
Name: J. Chris Barry
Title: Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

/s/ David Paul
David Paul

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

/s/ Sonali Paul
Sonali Paul

[Signature Page to Voting Agreement]

Exhibit A

Stockholder Name	Shares of Parent Class B Common Stock

David Paul and Sonali Paul	20,867,524

[Signature Page to Voting Agreement]

Annex C — Opinion of Goldman Sachs & Co. LLC

Annex C

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

February 8, 2023

Board of Directors

Globus Medical, Inc.

2560 General Armistead Avenue

Audubon, PA 19403-5214

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Globus Medical, Inc. (the “Company”) of the 0.75 shares of Class A common stock, par value $0.001 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $0.001 per share (the “NuVasive Common Stock”), of NuVasive, Inc. (“NuVasive”) (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of February 8, 2023 (the “Agreement”), by and among the Company, Zebra Merger Sub, Inc., a wholly owned subsidiary of the Company, and NuVasive.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, NuVasive and any of their respective affiliates and third parties, including affiliates of Mr. David C. Paul, a significant shareholder of the Company (the “Significant Shareholder”), or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may also in the future provide financial advisory and/or underwriting services to the Company, NuVasive, the Significant Shareholder and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company and NuVasive for the five years ended December 31, 2021; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and NuVasive; certain other communications from the Company and NuVasive to their respective shareholders; certain publicly available research analyst reports for the Company and NuVasive; certain internal financial analyses and forecasts for NuVasive prepared by its management; and certain internal financial analyses and forecasts for the Company standalone and pro forma for the Transaction and certain financial analyses and forecasts for NuVasive, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

Globus Medical, Inc.

February 8, 2023

Page Two

Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and NuVasive regarding their assessment of the past and current business operations, financial condition and future prospects of NuVasive and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of NuVasive Common Stock; compared certain financial and stock market information for the Company and NuVasive with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or NuVasive or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or NuVasive or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or NuVasive, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock or NuVasive Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, NuVasive or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or NuVasive or the ability of the Company or NuVasive to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances,

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

Globus Medical, Inc.

February 8, 2023

Page Three

developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Annex D — Opinion of BofA Securities, Inc.

February 8, 2023

The Board of Directors

NuVasive, Inc.

7475 Lusk Boulevard

San Diego, California 92121

Members of the Board of Directors:

We understand that NuVasive, Inc. (“NuVasive”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among NuVasive, Globus Medical, Inc. (“Parent”) and Zebra Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into NuVasive with NuVasive continuing as the entity surviving the Merger (the “Merger”) and each share of common stock, par value $0.001 per share, of NuVasive (“NuVasive Common Stock”) issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.75 (the “Exchange Ratio”) fully paid and non-assessable shares of Class A common stock, par value $0.001 per share, of Parent (“Parent Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Nuvasive Common Stock of the Exchange Ratio provided for in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to NuVasive and Parent;

(2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of NuVasive furnished to or discussed with us by the management of NuVasive, including certain financial forecasts relating to NuVasive prepared by the management of NuVasive (such forecasts, “NuVasive Forecasts”);

(3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Parent furnished to or discussed with us by the management of Parent, including certain financial forecasts relating to Parent prepared by the management of Parent and approved by the management of NuVasive (such forecasts, “Parent Forecasts”);

(4)	reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the management of NuVasive to result from the Merger;

(5)

discussed the past and current business, operations, financial condition and prospects of NuVasive with members of senior management of NuVasive, and discussed the past and current business, operations, financial condition and prospects of Parent with members of senior managements of NuVasive and Parent;

The Board of Directors

NuVasive, Inc.

(6)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Parent, including the potential effect on Parent’s estimated earnings per share;

(7)

reviewed the trading histories for NuVasive Common Stock and Parent Common Stock and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(8)	compared certain financial and stock market information of NuVasive and Parent with similar information of other companies we deemed relevant;

(9)	reviewed the relative financial contributions of NuVasive and Parent to the future financial performance of the combined company on a pro forma basis;

(10)	reviewed a draft, dated February 8, 2023, of the Agreement (the “Draft Agreement”); and

(11)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of NuVasive and Parent that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the NuVasive Forecasts and Synergies, we have been advised by NuVasive, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of NuVasive as to the future financial performance of NuVasive and other matters covered thereby. With respect to the Parent Forecasts, we have been advised by Parent, and have assumed, with the consent of NuVasive, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future financial performance of Parent. We have relied, at the direction of NuVasive, on the assessments of the management of NuVasive as to NuVasive’s and Parent’s ability to achieve the Synergies and have been advised by NuVasive, and have assumed, that the Synergies will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NuVasive or Parent, nor have we made any physical inspection of the properties or assets of NuVasive or Parent. We have not evaluated the solvency or fair value of NuVasive or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of NuVasive, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on NuVasive , Parent or the contemplated benefits of the Merger. We also have assumed, at the direction of NuVasive, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Exchange Ratio to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, the form or structure, or any terms or other aspects or implications of any related transactions, of any voting or support agreements or any governance or other arrangements, agreements or understandings entered into in connection with or related to the Merger or otherwise. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of NuVasive or any alternative transaction. Our opinion is limited to the fairness, from a financial point

The Board of Directors

NuVasive, Inc.

of view, of the Exchange Ratio to holders of NuVasive Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to NuVasive or in which NuVasive might engage or as to the underlying business decision of NuVasive to proceed with or effect the Merger. We are not expressing any view or opinion as to what the value of Parent Common Stock actually will be when issued or the prices at which NuVasive Common Stock or Parent Common Stock will trade at any time, including following announcement or consummation of the Merger. We are also not expressing any view or opinion with respect to, and we have relied, with your consent, upon the assessment of representatives of NuVasive regarding, legal, regulatory, accounting, tax and similar matters relating to NuVasive or the Merger, as to which matters we understand that NuVasive obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to NuVasive in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, NuVasive has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of NuVasive, Parent and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to NuVasive and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to NuVasive in connection with certain mergers and acquisition transactions, (ii) having acted or acting as an administrative agent, bookrunner and/or arranger for, and/or as a lender under, certain letters of credit, credit facilities and other credit arrangements of NuVasive and/or certain of its affiliates, (iii) having provided or providing certain derivatives, foreign exchange and other trading services to NuVasive and/or certain of its affiliates, and (iv) having provided or providing certain treasury management products and services to NuVasive and/or certain of its affiliates. In addition, we and/or certain of our affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with NuVasive and/or certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit, credit and leasing facilities and

The Board of Directors

NuVasive, Inc.

other credit arrangements of Parent and/or certain of its affiliates, (ii) having provided or providing certain foreign exchange and other trading services to Parent and/or certain of its affiliates, and (iii) having provided or providing certain treasury management products and services to Parent and/or certain of its affiliates.

We further note that, in connection with NuVasive’s issuance in June 2020 of $450 million aggregate principal amount of 1.00% convertible senior notes due 2023 (the “2023 Convertible Notes”), NuVasive entered into separate convertible bond hedge and issuer warrant transactions (collectively, the “Call Spread Transactions”) with four banks, including our affiliate, Bank of America, N.A. (“BANA”), acting as principal for its own account in respect of twenty percent (20%) of the Call Spread Transactions. The Call Spread Transactions consisted of the purchase by NuVasive from those four banks of call options in respect of the number of shares of NuVasive’s Common Stock initially underlying the 2023 Convertible Notes and with an initial strike price equal to the initial conversion price of the 2023 Convertible Notes of approximately $84.1907, and the sale by NuVasive to those four banks of warrants in respect of the same number of shares of NuVasive’s Common Stock and with an initial strike price of $104.8410, in each case subject to certain adjustments. In accordance with the terms of the Call Spread Transactions with BANA, following announcement of the Merger or consummation of the Merger, BANA must, acting in good faith and in a commercially reasonable manner as calculation agent with respect to the issuer warrant transactions described above, adjust the terms of such warrant transactions to account for the economic effect of the announcement on such transactions. BANA may recognize gains in connection with the Call Spread Transactions and its hedging activity as a result of such events.

It is understood that this letter is for the benefit and use of the Board of Directors of NuVasive (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on NuVasive, Parent or the Merger. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of BofA Securities, Inc.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of NuVasive Common Stock.

Very truly yours,

/s/ BofA Securities, Inc.

BOFA SECURITIES, INC.

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